FORWARD-LOOKING STATEMENTS

This offering memorandum contains forward-looking statements, which provide our current expectations or forecasts of future events. These forward-looking statements may be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this offering memorandum and include, without limitation:

•	information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth, liquidity, prospects, strategies and the industry in which we, Bols, a leading producer and marketer of vodka in Poland which we have agreed to acquire, and Bialystok, a leading producer of vodka in Poland which we may acquire, operate, as well as the completion of the acquisitions of Bols and Bialystok and the effect of such acquisitions on us;

•	statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

•	statements about the integration of our acquisitions;

•	information about the effect of Polish regulations on our businesses;

•	other statements about our plans, objectives, expectations and intentions; and

•	other statements that are not historical facts.

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our, Bols’ or Bialystok’s actual results of operations, financial condition and liquidity, the development of the industry in which we, Bols or Bialystok operate, and the effect of the acquisition on us may differ materially from those anticipated in or suggested by the forward-looking statements contained in this offering memorandum. In addition, even if our, Bols’ or Bialystok’s results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this offering memorandum, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause those differences include, but are not limited to:

•	risks relating to the lack of access to the management and legal documents of Bols and Bialystok;

•	our ability to correctly make assumptions and determinations in deciding to acquire Bols and Bialystok;

•	our ability to successfully complete the integration of the businesses of Bols and Bialystok, if acquired, and the effects of those acquisitions;

•	risks related to the fact that the pro forma information contained in this offering memorandum may be materially different than the pro forma information that we will be required to file with the U.S. SEC;

•	potential additional payment to the sellers in the Bols Acquisition if our average share price during the four weeks preceding the first anniversary of the closing of the acquisition of Bols is below $32.59;

•	risks related to the lack of representations and warranties in the acquisition agreement for Bialystok;

•	risks related to anti-monopoly approval;

•	our ability to respond to competitive pressures;

•	risks related to economic conditions and shifts in consumer preferences;

•	our ability to implement our business strategies;

•	our ability to comply with regulations affecting our business and our ability to respond to changes in the regulatory environment;

•	risks related to the seasonality of our business;

•	our ability to respond to manage costs and respond to market changes;

•	our reliance on key short term supply agreements;

•	the costs of raw materials;

•	risks related to exchange rate translation;

•	risks related to investing in emerging markets such as Poland;

•	the possible adverse impact of our substantial leverage and ability to meet significant debt service obligations;

•	other risks relating to our indebtedness and the Notes; and

•	our potential inability to identify factors other than those discussed under the caption “Risk Factors”.

We urge you to read and carefully consider the sections of this offering memorandum entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Industry” and “Business” for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this offering memorandum may not occur.

You should not place undue reliance on these forward-looking statements because they reflect our judgment only as of the date of this offering memorandum. We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this offering memorandum.

MARKET AND INDUSTRY DATA

We operate in an industry in which it is difficult to obtain precise industry and market information. We have generally obtained the market and competitive position data in this offering memorandum from independent industry publications, reports by independent market research firms, from surveys or studies published by third-party sources and other public sources, including:

•	Retail Audit Report of March 2005 (A.C. Nielsen, 2005) (“A.C. Nielsen 2005”);

•	Report: Analysis of spirit market in Poland (Warsaw: CASE-Doradcy, 2005) (“CASE 2005”); and

•	International Wine and Spirits Record Report on Poland (London: IWSR, June 2004) (“IWSR 2004”).

We believe that these industry publications, surveys, studies and publicly available information are reliable. However, we cannot assure you of the accuracy and completeness of such information. We have not independently verified such industry and market data, including data regarding Bols and Bialystok. See “Important Notice Regarding Bols and Bialystok” for a description of our limited access to Bols and Bialystok data.

In addition, in many cases we have made statements in this offering memorandum regarding our industry and our position in the industry based on our good faith belief, our own knowledge and experience and our own investigation of market conditions. We cannot assure you that any of these assumptions are accurate or correctly reflect our position in the industry. None of our internal surveys, estimates or information have been verified by any independent sources, and we cannot guarantee that a third party using different methods to assemble, analyze or compute market data would obtain or generate the same result.

Industry and market data may change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of the industry or markets in which we operate. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that industry and market data in this offering memorandum, and estimates and beliefs based on that data, may not be reliable.

Any reference to a web site contained in this offering memorandum is for information purposes only and does not incorporate by reference the contents of the web site.

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PRESENTATION OF INFORMATION

Financial Statements

Unless otherwise indicated, financial information in this offering memorandum relating to CEDC and its subsidiaries has been prepared in accordance with applicable U.S. law and generally accepted accounting principles in the United States (“U.S. GAAP”). We have also included in this offering memorandum financial information of Bols and Bialystok. The financial information for Bols and Bialystok has been prepared in accordance with Polish Accounting Regulations (“PAR”) unless otherwise indicated. PAR differs in certain respects from U.S. GAAP. For a discussion of certain differences between PAR and U.S. GAAP as they apply or would apply to us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Certain differences between U.S. GAAP and PAR”. You should consult your own professional advisors for an understanding of the differences between U.S. GAAP and PAR. Because we have not completed the acquisitions of Bols and Bialystok, we do not have the same access to or familiarity with the financial information and reporting systems of Bols and Bialystok that we have with our own business. Therefore, you should be careful in placing the same reliance on this information that you would on our own audited information. See “Important Notice Regarding Bols and Bialystok” and “Risk Factors—Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition.”

Our consolidated annual financial statements for Financial Years 2002, 2003 and 2004, prepared in accordance with U.S. GAAP, has been audited in accordance with U.S. GAAS. Our interim financial data for Financial First Quarters 2004 and 2005 are unaudited. The pro forma and financial information contained in this offering memorandum are unaudited.

Non-GAAP Financial Measures—EBITDA

EBITDA, and the related ratios presented in this offering memorandum are supplemental measures of our performance and liquidity that are not required by, or presented in accordance with, U.S. GAAP. Furthermore, EBITDA is not a measurement of our financial performance or liquidity under U.S. GAAP, and you should not consider it as an alternative to net profit, operating profit or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operations as a measure of our liquidity. For a description of the method of calculation for each of these measures, see “Summary Historical and Pro Forma Financial Data”.

We believe that EBITDA facilitates operating performance comparison from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of tangible assets (affecting relative depreciation expense). We also present EBITDA because we believe securities analysts, investors and other interested parties frequently use it to evaluate similar issuers. Finally, we present EBITDA as a supplemental measure of our ability to service our debt.

Nevertheless, EBITDA has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, analysis of our results of operations, as reported under U.S. GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the EBITDA measure does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; and

•	other companies in our industry may calculate the EBITDA measure differently than we do, limiting its usefulness as a comparative measure.

Due to these limitations, you should not consider EBITDA as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the EBITDA measure only supplementally. See “Unaudited Pro Forma Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes appearing elsewhere in this offering memorandum.

Rounding

Certain numerical figures (including percentage amounts) included in this offering memorandum have been subject to rounding adjustments. As a result, amounts in tables may not calculate precisely to the totals shown due to rounding.

Certain Terms Used Herein

In this offering memorandum:

•	“Bialystok” refers to Polmos Bialystok S.A.

•	“Bols” refers to Bols Sp. z o.o.

•	“EURIBOR” refers to the euro interbank offered rate for loans denominated in euros;

•	“Financial First Quarter 2004” refers to the three months ended March 31, 2004;

•	“Financial First Quarter 2005” refers to the three months ended March 31, 2005;

•	“Financial Year 2002” refers to the year ended December 31, 2002;

•	“Financial Year 2003” refers to the year ended December 31, 2003;

•	“Financial Year 2004” refers to the year ended December 31, 2004;

•	“we”, “us,” “our” and CEDC refer to Central European Distribution Corporation and, where appropriate, its subsidiaries; and

•	“WIBOR” refers to the Warsaw inter-bank offered rate for loans denominated in Polish zloty.

CURRENCY PRESENTATION AND EXCHANGE RATE DATA

In this offering memorandum, unless otherwise specified or unless the context otherwise requires, all references to “U.S. dollar”, “dollar”, “U.S.$” or “$” are to the lawful currency of the United States of America (the “United States” or the “U.S.”), all references to “PLN” or “zloty” are to the lawful currency of the Republic of Poland and all references to “euro” or “€” are to the single currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty establishing the European Union. We prepare our financial statements in U.S. dollars but our operations are conducted primarily in Poland and so our functional currency is the zloty. See “Risk Factors—Risks Relating to Our Business—We are exposed to exchange rate risk that could affect our financial results and our ability to make financial projections and comparability of our results between financial periods” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the effects of changes in exchange rates on us. The exchange rate used for conversion of the euro to U.S. dollar as at June 30, 2005, was $1.205 per euro.

The following table sets forth the average exchange rate (expressed in current zloty) quoted by the National Bank of Poland, for each of the last five years, the period from January 1, 2005, through June 30, 2005, and each of the last six months. Such rates are set forth as zloty per U.S. dollar. At June 30, 2005, the rate was PLN 3.35 per dollar.

	zloty per U.S. dollar
Year	High	Low	Period average(1)	Period end
2000	4.71	4.04	4.30	4.15
2001	4.50	3.94	4.08	3.99
2002	4.26	3.84	4.02	3.84
2003	4.09	3.67	3.89	3.74
2004	4.06	2.97	3.54	2.99
2005 (through June 30)	3.38	2.91	3.17	3.35

Month
January 2005	3.16	3.01	3.12	3.12
February 2005	3.14	2.95	2.95	2.95
March 2005	3.22	2.91	3.15	3.15
April 2005	3.30	3.15	3.30	3.30
May 2005	3.35	3.20	3.33	3.33
June 2005	3.38	3.29	3.34	3.35

(1)	The average of the exchange rates on the last business day of each quarter during the applicable period for yearly information and the average of the last business day of each month for monthly information.

The above rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this offering memorandum. Our inclusion of these exchange rates is not meant to suggest that the zloty amounts actually represent such dollar amounts or that such amounts could have been or could in the future be converted into dollars at any particular rate, if at all.

IMPORTANT NOTICE REGARDING BOLS AND BIALYSTOK

THIS OFFERING MEMORANDUM CONTAINS INFORMATION REGARDING TWO BUSINESSES THAT WE ARE IN THE PROCESS OF ACQUIRING, BOLS AND BIALYSTOK. WE HAVE NOT COMPLETED EITHER ACQUISITION AND DO NOT CURRENTLY CONTROL THESE BUSINESSES.

THE INFORMATION ON BOLS CONTAINED IN THIS OFFERING MEMORANDUM HAS BEEN PRODUCED BASED ON INFORMATION MADE AVAILABLE TO US BY THE SELLERS DURING THE ACQUISITION PROCESS. AS WE WILL NOT HAVE CONTROL OF BOLS UNTIL AFTER WE COMPLETE THE ACQUISITION OF BOLS, WE HAVE NOT BEEN ABLE TO VERIFY THE INFORMATION INDEPENDENTLY OR AS COMPLETELY AS WE WOULD WITH MATERIALS PRODUCED FROM OUR OWN INTERNAL SOURCES. WE HAVE HAD ONLY LIMITED ACCESS TO BOLS’ MANAGEMENT TEAM AND LEGAL DOCUMENTS IN CONNECTION WITH THIS ACQUISITION PROCESS.

THE INFORMATION ON BIALYSTOK CONTAINED IN THIS OFFERING MEMORANDUM HAS BEEN DERIVED SOLELY FROM THE PROSPECTUS OF BIALYSTOK DATED MARCH 31, 2005 (THE “BIALYSTOK PROSPECTUS”), IN CONNECTION WITH BIALYSTOK’S INITIAL PUBLIC OFFERING IN POLAND. THE SALE OF BIALYSTOK IS PART OF THE POLISH GOVERNMENT’S PRIVATIZATION PROCESS. PURSUANT TO THE TERMS OF THE PRIVATIZATION PROCESS, BIDDERS, INCLUDING US, WERE ALLOWED LIMITED ACCESS TO BIALYSTOK’S MANAGEMENT AND LEGAL DOCUMENTS. THEREFORE, WE CANNOT ASSURE YOU AS TO THE ACCURACY AND COMPLETENESS OF THIS INFORMATION PROVIDED HEREIN (INCLUDING ANNEX A) RELATING TO BIALYSTOK AS WE HAVE ONLY A LIMITED ABILITY TO VERIFY SUCH INFORMATION.

AFTER WE COMPLETE THE ACQUISITIONS OF BOLS AND BIALYSTOK, WE MAY DISCOVER EITHER NEW MATERIAL INFORMATION ON BOLS AND BIALYSTOK OR THAT CERTAIN INFORMATION ON BOLS AND BIALYSTOK CONTAINED IN THIS OFFERING MEMORANDUM IS INCORRECT OR INCOMPLETE, WHICH MAY MATERIALLY ADVERSELY AFFECT YOUR INVESTMENT IN THE NOTES. IN ADDITION, AS A U.S. SEC REGISTRANT, CEDC WILL BE REQUIRED TO PROVIDE PRO FORMA FINANCIAL AND OTHER INFORMATION TO THE U.S. SEC FOLLOWING THE COMPLETION OF EACH OF THE ACQUISITIONS. THE INFORMATION PROVIDED AT THAT TIME MAY DIFFER, POTENTIALLY MATERIALLY, FROM THE INFORMATION RELATED TO BOLS AND BIALYSTOK PROVIDED HEREIN.

IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD CONSIDER THESE RISKS AS WELL AS THE OTHER RISKS CONTAINED IN “RISK FACTORS”.

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SUMMARY

This summary highlights information contained elsewhere in this offering memorandum. This summary does not contain all of the information you should consider before investing in the Notes. You should read this entire offering memorandum carefully before investing in the Notes, including “Risk Factors,” “Unaudited Pro Forma Consolidated Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the notes to those financial statements included elsewhere in this offering memorandum.

Overview

We are the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. We have agreed to acquire Bols, a leading producer and marketer of premium vodkas and a leading importer of premium spirits and wines in Poland. Upon the completion of the acquisition of Bols, we will become a producer of alcoholic beverages for the first time and will be the third largest producer of vodka in Poland by value. We are also currently in exclusive negotiations with the Polish government to purchase 61% of the outstanding capital stock of Bialystok, the second largest producer of vodka in Poland. If the acquisition of Bialystok is completed, we would, together with our acquisition of Bols, become one of the largest producers of vodka in Poland.

Our Existing Business

We are the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. We operate the largest nationwide next-day alcoholic beverage delivery service with distribution centers and satellite branches located throughout Poland. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products in the following categories:

•	Domestic vodkas and other spirits. We distribute over 100 brands of domestic vodka for most Polish producers including well recognized brands such as Absolwent, Bols Vodka, Staragardzka and Sobieski. Approximately 75.1% of our net sales in Financial Year 2004 were derived from the distribution of domestic vodkas. Our portfolio of domestic spirits also includes whiskies, rums, gins, brandies, cognacs, vermouths and other specialty spirits, representing approximately 5.0% of our net sales in Financial Year 2004. Included in the domestic spirits category are products that we distribute domestically for other importers on a non-exclusive basis, including most leading international brands of imported spirits such as Johnnie Walker, Ballantine’s Finest, Chivas, Jack Daniel’s and Finlandia.

•	Imported spirits. Our portfolio of imported spirits includes vodkas, scotch whiskies, single malt whiskies, rums, tequilas, gins, brandies, cognacs, vermouths and other specialty spirits. We import on an exclusive basis 22 brands of spirits for eight producers including leading international brands such as Sambuca, Camus Cognac and Ouzo. Approximately 1.4% of our net sales in Financial Year 2004 were derived from spirits that we import.

•	Domestic wine. We distribute domestic wine on a non-exclusive basis for most Polish producers. Approximately 6.3% of our net sales in Financial Year 2004 were derived from the distribution of domestic wine. Included in the domestic wine category are products that we distribute domestically for other importers on a non-exclusive basis, including products for leading international producers such as E&J Gallo, Moet & Chandon, Piper Heidsieck, Jacob’s Creek and M. Chapoutier.

•	Imported wine. We import and distribute a variety of red, white and rose wine from France, Italy, Spain, California, Chile, Australia and other regions. We import on an exclusive basis for over 40 leading international producers of wine such as B.Ph. de Rothschild, Concha y Toro, Veuve Clicquot, Ponsardin, Torres, Frescobaldi, Kressmann, J. Moreau & Fils, Trinchero Estate and Sutter Home. Approximately 2.6% of our net sales in Financial Year 2004 were derived from wine that we import.

•	Domestic beer. We distribute domestic beer on a non-exclusive basis for most Polish producers. Approximately 6.9% of our net sales in Financial Year 2004 were derived from the distribution of domestic beer. Included in the domestic beer category are products that we distribute domestically for other importers on a non-exclusive basis.

•	Imported beer. We import on an exclusive basis 15 brands of beer for 10 producers, including leading international brands such as Foster’s, Corona, Bitburger, Guinness, Grolsch and Budweiser. Approximately 1.2% of our net sales in Financial Year 2004 were derived from beer that we import.

In addition to importing and distributing alcoholic beverages, we are the exclusive importer and distributor in Poland for certain tobacco and water products in Poland. Approximately 1.5% of our net sales in Financial Year 2004 were derived from the distribution of these products.

In Financial Year 2004, we generated net sales of $580.7 million and EBITDA of $32.0 million.

The Bols Acquisition and Bols’ Business

The Bols Acquisition.    On June 27, 2005, we entered into a definitive share sale agreement (the “Bols Share Sale Agreement”) with Takirra Investment Corporation (“Takirra”), Rémy Cointreau S.A. (“Rémy”), and Botapol Management B.V. (an indirect subsidiary of Rémy) to acquire 100% of the outstanding capital stock of Botapol Holding B.V. (“Botapol”), which itself owns 100% of the outstanding capital stock of both Bols, its principal operating subsidiary, and Hillcroft Sp. z o.o. (“Hillcroft”) (the “Bols Acquisition”). The purchase price for the Bols Acquisition is $270.0 million, of which up to $5.0 million, to be paid in cash (the “Potential Reimbursable Amount”), is subject to reimbursement if the weighted average of the closing price of our common stock exceeds $36.22 per share over the four weeks immediately preceding the date that is eighteen months after the closing of the Bols Acquisition. The Bols Share Sale Agreement permits us to pay between 45% and 55% of the purchase price in cash and between 45% and 55% of the purchase price in shares of our common stock, but only so long as the maximum number of shares that we issue is less than 20% of our outstanding shares of common stock. Based on the number of shares of common stock outstanding on June 20, 2005 (the date agreed to be used to set the share price), assuming the maximum number of shares of common stock is issued and the number of outstanding shares does not increase, we would issue 3,371,544 shares of our common stock (based on an agreed per share price of $36.22), representing approximately 16.7% of our outstanding shares of common stock as of June 20, 2005, on a pro forma basis after giving effect to the Bols Acquisition, and pay $147.9 million in cash (including the Potential Reimbursable Amount). Since we intend to use the maximum number of shares permissible to finance the Bols Acquisition, we do not expect to require more than this cash amount for the acquisition. In addition, if the weighted average of the closing price of our common stock over the four weeks immediately preceding the first anniversary of the closing date of the Bols Acquisition is below $32.59 per share, we will pay Rémy and Takirra an additional amount in cash equal to the difference multiplied by the total number of shares issued to them in the Bols Acquisition (the “Share Floor Payment Amount”). The closing price of our common stock on July 1, 2005, was $36.72. Subsequent to this offering, CEDC expects to transfer Botapol’s interests in Bols and Hillcroft to Carey Agri and then liquidate Botapol.

We intend to use a portion of the proceeds of this Offering to finance the cash purchase price of the Bols Acquisition. The Bols Acquisition remains subject to approval of the Anti-Monopoly Office, which decision is expected in August 2005. As a result, the gross proceeds from this Offering plus additional amounts necessary to pay a redemption price in cash equal to 101% of the principal amount of the Notes (the “Redemption Premium”), plus accrued and unpaid interest on €126.0 million principal amount of the Notes through October 14, 2005 (the “Bols Accrued Interest”), and accrued and unpaid interest on €184.0 million principal amount of the Notes through December 14, 2005 (the “Bialystok Accrued Interest”) will be placed in escrow and upon receipt of the approval of the Anti-Monopoly Office and concurrently with the closing of the Bols Acquisition, an amount equal to €129.4 million representing the cash portion of the purchase price for the Bols Acquisition (assuming the maximum number of shares are issued based on the outstanding number of shares as of June 20, 2005) plus the portion of the Redemption Premium related to the gross proceeds used for the Bols Acquisition plus the Bols Accrued Interest will be released from escrow. See “Use of Proceeds” for a description of the financing arrangements. If the Bols Acquisition is not completed by September 30, 2005, we will be required to redeem all of the Notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest utilizing the escrowed funds. See “Certain Relationships and Related Party Transactions” for a further description of the Bols Acquisition.

After the Bols Acquisition, Rémy and Takirra will each beneficially own 1,685,772 shares of our common stock, representing approximately 8.3% of our outstanding shares of common stock as of June 20, 2005, on a pro forma basis after giving effect to the Bols Acquisition and assuming the maximum number of shares are issued. Under the Bols Share Sale Agreement, each of Rémy and Takirra has the right to designate one member to our board of directors so long as each owns at least 50% of the original number of shares of our common stock issued to it. Rémy has designated Dominique Hériard Dubreuil, its chairman, and Takirra has designated Markus Sieger. See “Management” for a further description of each designee. Each designee will be appointed to our board of directors at the closing of the Bols Acquisition.

Bols’ Business.    Bols is a leading producer and marketer of premium vodkas with a market share of approximately 12% by value (A.C. Nielsen 2005) and a leading importer of premium spirits and wines in Poland. Bols produces some of Poland’s leading vodka brands such as Bols Vodka and Soplica and has the exclusive right to import Rémy’s portfolio of products in Poland, including international leading brands such as Rémy Martin cognac, Cointreau Liqueur and Metaxa. In connection with the Bols Acquisition, we will acquire the Soplica, Niagara, Boss and Czysta Slaska trademarks. We will also have the exclusive right to use the Bols trademark with respect to vodka in Poland and Russia and have an exclusive right to import all of Rémy’s portfolio of products into Poland. Furthermore, we are currently in the process of negotiating with certain current suppliers of Bols’ non-Rémy imported alcoholic products into Poland. We have no reason to believe that these suppliers will not continue to import their alcoholic products with us after the completion of the Bols Acquisition.

In Financial Year 2004 on a pro forma basis after giving effect to the Bols Acquisition, we generated net sales of $650.3 million and EBITDA of $56.7 million.

The Potential Bialystok Acquisition and Bialystok’s Business

The Potential Bialystok Acquisition.    We are currently in exclusive negotiations with the Polish government to finalize the purchase of 61% of the outstanding capital stock of Bialystok for approximately $317.0 million as part of the government’s privatization of Bialystok (the “Potential Bialystok Acquisition”). We are currently finalizing a share purchase agreement which we believe is in substantially final form (the “Contemplated Purchase Agreement”). The Contemplated Purchase Agreement provides that we are required to deposit with the Ministry of the State Treasury between PLN 50 to 100 million ($15 to $30 million based on an exchange rate as of June 30, 2005) at the time of executing the Contemplated Purchase Agreement (the “Bialystok Deposit”). See “Description of Contemplated Purchase Agreement” for a description of the Contemplated Purchase Agreement. The government has already sold 32% of the outstanding capital stock of Bialystok in the initial public offering of Bialystok in April 2005 and distributed 7% of the outstanding capital stock of Bialystok to current employees of Bialystok.

We intend to use a portion of the proceeds of this Offering to finance a portion of the purchase price of the Potential Bialystok Acquisition. The Potential Bialystok Acquisition remains subject to the approval of the Anti-Monopoly Office, which decision is expected in September 2005. As a result, upon receipt of the approval of the Anti-Monopoly Office and concurrently with the closing of the Potential Bialystok Acquisition, the remainder of the escrowed amount will be released from escrow to finance, in part, the purchase price for the Potential Bialystok Acquisition. See “Use of Proceeds” for a further description of the financing arrangements. If the Potential Bialystok Acquisition is not completed by November 30, 2005, we will be required to redeem €184.0 million principal amount of the Notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest utilizing the escrowed amount. There can be no assurance that the Potential Bialystok Acquisition will occur.

Bialystok’s Business.    Bialystok is a leading producer of domestic vodka and an exporter of vodka products. Bialystok is the second largest producer of vodka in Poland by value with a market share of approximately 20% (A.C. Nielsen 2005). Bialystok produces twenty-four brands of vodka, including Absolwent, which is Poland’s best selling vodka, and Zubrówka, which is Poland’s second leading brand of flavored vodka, each by value. The Zubrówka vodka is unique to Bialystok because it is made with “bison grass”, which only grows at a state-owned park near the Bialystok production facility in Poland, for which Bialystok has the exclusive license to use in vodka production. Bialystok exports Zubrówka to foreign markets such as France and Japan. For more information regarding Bialystok’s business, see “Annex A: Extracts from the Prospectus of Polmos Bialystok S.A. dated March 31, 2005, including financial statements therein”.

If the Potential Bialystok Acquisition is completed, we would become one of the largest producers of vodka in Poland with a market share by value of approximately 32% (A.C. Nielsen 2005). In Financial Year 2004 on a pro forma basis after giving effect to the Bols Acquisition and Potential Bialystok Acquisition, we generated net sales of $709.2 million and EBITDA of $83.2 million.

Our Competitive Strengths

Leading national distributor of alcoholic beverages in Poland.    We are the leading national distributor of alcoholic beverages in Poland, offering one of the broadest portfolios of alcoholic beverages with over 700 brands. We operate in a highly fragmented market served by an estimated 200 distributors, and we believe there is a significant gap in market share between us and our nearest competitor, Alti Plus, which operates regionally and not nationally. We operate the largest nationwide delivery service in Poland, and we provide next day delivery with 14 distribution centers, 86 satellite branches and a fleet of approximately 310 trucks. We believe that we are the leading distributor in each category of alcoholic beverages we distribute in Poland, except for domestic beer.

Leading producer and marketer of domestic vodkas in Poland.    Upon the completion of the Bols Acquisition, we will be a leading producer and marketer of domestic vodkas in Poland. Bols is the third largest producer of vodka in Poland with a market share of approximately 12% by value (A.C. Nielsen 2005) and produces leading vodka brands such as Bols Vodka and Soplica. Bols Vodka is the leading premium vodka brand and the third leading vodka brand overall in Poland by value. Soplica is the tenth leading vodka brand overall in Poland by value. In addition to its production capability, Bols is a leading marketer of alcoholic beverages with an experienced marketing team that has developed the Bols Vodka brand from its introduction in 1995 into the leading premium brand in Poland. If we successfully complete the Potential Bialystok Acquisition, we would be one of the largest producers of vodka in Poland with a combined market share of approximately 32% by value (A.C. Nielsen 2005). Bialystok is the producer of Absolwent, Poland’s leading brand of vodka by value.

Leading importer of alcoholic beverages in Poland.    We are one of the leading importers of spirits, wine and beer in Poland. We currently import on an exclusive basis 22 brands of spirits, wine from over 40 producers and 15 brands of beer, including internationally recognized brands such as Veuve Clicquot and Foster’s. Margins on our import portfolio are on average three to four times higher than margins we realize on products that we distribute for other importers or domestic producers. We believe that the Bols Acquisition will improve our market share of exclusive imported alcoholic beverages since, as part of the Bols Acquisition, we will obtain the right to import on an exclusive basis all of Rémy’s portfolio of alcoholic beverages. In addition, Bols currently has the exclusive rights to import E&J Gallo wines, José Cuervo, Grant’s whisky, Jim Beam bourbon and Jaegermeister bitter. We have no reason to believe that we will not continue to import these alcoholic products after the completion of the Bols Acquisition. We estimate that upon the completion of the Bols Acquisition, our sales of imports should continue to show strong growth.

Competitive advantages over other distributors because of our size of operations.    As the largest national distributor in the distribution business in Poland, we believe that we have competitive advantages over our smaller competitors. We believe that we have stronger negotiating leverage with our domestic suppliers than our competitors because of our large volume of purchases and are thus able to obtain better terms. We also believe that the distribution market in Poland is consolidating and that we are a more attractive acquirer for potential target acquisitions than our competitors because we pay, in part, the purchase price for these acquisitions with shares of our common stock (which have increased substantially in value over the past five years) and continue to employ the existing management team of the acquired company. In addition, because of the size of our operations and the public listing of our shares on the Nasdaq National Market, we believe that we have better access to capital to finance potential acquisitions.

Attractive market dynamics.    We believe that a combination of factors make Poland an attractive market for companies involved in the alcoholic beverages industry.

•	Poland has historically been a large market for vodka consumption. Poland ranks as the fourth largest consumer of vodka in the world by volume (CASE 2005). Total alcoholic beverage consumption in Poland is forecast to grow from approximately 27.7 million liters of pure alcohol in 2003 to 30.3 million liters of pure alcohol in 2008, a compounded annual growth rate of approximately 1.8% (ISWR 2004). Consumption of domestic vodka products and imported spirits for this same period are forecast to grow at an annual compounded growth rate of approximately 1.4% and 18.4%, respectively (ISWR 2004). We believe that this growth rate will result primarily from the expected growth of disposable income in Central and Eastern Europe.

•	Changes to the regulatory environment as a result of Poland’s accession into the European Union have benefited the alcoholic beverage industry. On May 1, 2004, Poland joined the European Union, resulting in the removal of customs borders between Poland and other members of the European Union. As a result, the duty on imported alcoholic products from other members of the European Union was eliminated, reducing prices on our imported alcoholic products and increasing their sales. Our sales of imported products increased by 30% for the six months ended December 31, 2004, compared to the six months ended December 31, 2003.

•	Growth of hypermarket and supermarket chains, which have been the primary threat to alcoholic beverage distributors in Western Europe, has historically been limited in Poland. Hypermarkets and supermarket chains are the primary outlets of modern trade. However, approximately 80% of vodka sales in Poland are made through traditional trade, which consists primarily of smaller stores and provides our primary source of sales. We believe that a significant portion of the sales of vodka in the future will continue to be made in traditional trade in Poland.

Professional and experienced management team.    Our management team has significant experience in the alcoholic beverage industry and in Poland and has managed our business to increase profitability and implement effective internal control over financial reporting. Collectively, our management team has over 35 years of experience in the alcoholic beverage industry and over 40 years of experience in Poland. William Carey, our chairman, chief executive officer and president, was one of the founders of the company and has been a key contributor in the growth and success of our business since its inception. Moreover, Mr. Carey and other members of our management team have improved our profitability, increasing EBITDA by approximately 126% over the last three years. A significant part of this increase was derived from acquisitions of distributors, which our management team has efficiently integrated into our existing operations. In addition, our management team has implemented systems and controls that meet compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Our Business Strategy

Increase our sales and profitability by leveraging our strengths through vertical integration.    We believe that we will be able to significantly improve our sales and profitability by vertically integrating vodka production with our existing distribution business. We intend to leverage our position as the leading distributor in Poland, with a sales force of nearly 350 people and a customer base of over 37,000 outlets to ensure full distribution of Bols and Bialystok brands. This will be accomplished by encouraging our sales force to promote the products of the producers we will own. By owning leading brands of vodka, including Bols Vodka and potentially Absolwent (if the Potential Bialystok Acquisition is completed), Poland’s leading brand of vodka by value, we will be able to provide our customers with preferential pricing and promotional materials on their products. This in turn will strengthen our market position.

Improve profitability by accelerating the growth of sales of our higher margin import business.    We intend to increase our higher margin business by broadening the list of alcoholic products that we import on an exclusive basis, which we believe will strengthen further our proposition to clients as a “one stop shop” source for alcoholic beverages. We also intend to increase our marketing efforts to increase the sales of our higher margin import products. This combination will allow us not only to attract new clients but also to take advantage of the forecasted growth of imported alcoholic beverages in Poland (ISWR 2004).

Continue to increase our distribution market share through targeted acquisitions.    We have a successful track record of acquiring distributors. Over the past six years, we have acquired 15 distributors throughout Poland. We intend to continue increasing our distribution market share in Poland through the acquisition of existing distributors, particularly in regions where we do not have a leading position.

Utilize excess capacity in production facilities.    Bols’ production facility currently operates at approximately 65% capacity and we believe Bialystok is operating at a similar capacity level. We intend to use the excess capacity at these production facilities to broaden our portfolio with new branded products, including economy vodkas. In addition, we intend to use the excess capacities to bottle our own and third party’s spirits and wine. The introduction of economy vodka brands will further our leverage with traditional trade outlets, our primary source of sales where economy vodka represents approximately 39% of sales (A.C. Nielsen 2005).

Realize cost synergies and share best practices between Bols and Bialystok.    We believe that there are synergies to be realized between Bols and Bialystok (assuming the Potential Bialystok Acquisition is completed) in the procurement of raw materials, marketing and production. If the Potential Bialystok Acquisition is completed, we believe that we will be able to realize cost synergies through our increased purchasing power of raw materials and supplies. In addition, if we complete the Potential Bialystok Acquisition, we will commit to invest in the construction of a rectified spirits plant at Bialystok, expected to be completed in 2006. Rectified spirits is one of the key raw materials in the production of vodka. The rectified spirits plant would supply most of the rectified spirits requirements for both Bols and Bialystok at a significant reduction in cost to what we would purchase in the market. Moreover, we will be able to further reduce certain of our selling, general and administrative costs such as transport, fuel and phone by being able to leverage the cost over the larger operation for the new combined entity. We believe that the combination of the Bols and Bialystok operations will provide opportunities for sharing best practices, including marketing and production.

Expand export opportunities if the Potential Bialystok Acquisition is completed.    We believe that certain of Bol’s and Bialystok’s vodka products present growth opportunities for the export sector. Products which are sold for export are generally sold at higher margins than if they were sold domestically. As part of the Bols Acquisition, we will obtain the exclusive right to the Bols trademark with respect to vodka in Poland and Russia. In 2006, we intend to explore opportunities for producing Bols Vodka in Russia. In addition, if the Potential Bialystok Acquisition is completed, we intend to expand the exportation of Bialystok’s Zubrówka vodka (which has a unique flavor based on locally grown “bison grass”), which is already exported and which we believe could attract further demand abroad, particularly in the United States. We have provided Rémy the right of first offer to negotiate an exclusive right to distribute Zubrówka vodka in the United States as part of the Bols Acquisition.

The Financings of the Bols Acquisition and Potential Bialystok Acquisition

This Offering will finance the cash portion of the purchase price for the Bols Acquisition, a portion of the purchase price for the Potential Bialystok Acquisition, and certain fees and expenses. We will place the gross proceeds from this Offering in escrow pending approvals from the Anti-Monopoly Office for the Bols Acquisition and Potential Bialystok Acquisition and closings of the acquisitions, together with additional amounts necessary to pay the Redemption Premium plus the Bols Accrued Interest, and the Bialystok Accrued Interest. In addition to the partial proceeds of this Offering, the Potential Bialystok Acquisition will be financed with proceeds from a contemplated private offering of equity securities to one or more investors (“the Proposed Equity Offering”).

The Bols Acquisition.    We expect to receive the decision of the Anti-Monopoly Office for the Bols Acquisition in August 2005. The Anti-Monopoly Office generally determines that a company with greater than 40% market share is monopolistic. Upon completion of the Bols Acquisition, we would have approximately a 12% share by value of the domestic vodka market. If we do not receive the Anti-Monopoly Office’s approval and complete the Bols Acquisition by September 30, 2005, we will be required to redeem all of the Notes on or prior to October 14, 2005, at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest through the redemption date. Upon receipt of approval from the Anti-Monopoly Office for the Bols Acquisition and concurrently with the closing of the Bols Acquisition, we will release from escrow €129.4 million respresenting (i) the cash portion of the purchase price for the Bols Acquisition and the estimated fees and expenses of the Bols Acquisition, (ii) the pro rata portion of the estimated fees and expenses of this Offering relating to the Bols Acquisition (clauses (i) and (ii) collectively referred to as the “Bols Acquisition Amount”), (iii) the Bols Accrued Interest, and (iv) the Redemption Premium related to the principal amount of the Notes released from escrow. The amount held in the escrow account and released to us in these conditions will be denominated in euros while our cash payment obligations under the Bols Share Sale Agreement are denominated in U.S. dollars. We do not intend to hedge our exchange rate risk on these amounts. Accordingly, any shortfall due to currency fluctuations will be paid by CEDC from its company funds or short term borrowings. Any excess funds remaining after payment of the cash portion of the purchase price for the Bols Acquisition will be used to repay short-term borrowings. We will leave the remaining amount of the proceeds in escrow to finance a portion of the purchase price for the Potential Bialystok Acquisition. The estimated sources and uses of funds in this transaction are set out below:

Sources of funds	($m)	Uses of funds	($m)
Partial release from escrow of Bols Acquisition Amount(1)	151.8	Cash portion of purchase price for the Bols Acquisition(2)	147.9
		Estimated portion of the fees and expenses of this Offering	3.0
		Estimated fees and expenses of the Bols Acquisition	0.9

Total sources of funds	151.8	Total uses of funds	151.8

(1)	Represents an equivalent of €126.0 million (based on the euro exchange rate as of June 30, 2005) and excludes the Bols Accrued Interest and the pro rata portion of the Redemption Premium in escrow.

(2)	Includes the Potential Reimbursable Amount and assumes that 3,371,544 shares of common stock will be issued as the consideration for the equity portion of the purchase price.

The Potential Bialystok Acquisition.    We will finance the purchase price for the Potential Bialystok Acquisition with part of the proceeds from this Offering and proceeds from the Proposed Equity Offering. As part of the Potential Bialystok Acquisition, we are required to pay the Bialystok Deposit to the Polish government on the date of execution of the Bialystok Purchase Agreement. We will finance the Bialystok Deposit by borrowing under our existing credit facilities. If the Potential Bialystok Acquisition is completed, the Bialystok Deposit will be credited towards the purchase price and the related borrowings will be repaid using a portion of the proceeds of the Proposed Equity Offering. If the Potential Bialystok Acquisition is not completed, the Bialystok Deposit will be returned to us, unless we are responsible for the failure of the completion of the Potential Bialystok Acquisition.

We expect to receive the decision of the Anti-Monopoly Office in August or September 2005. As described above, the Anti-Monoply Office generally views the 40% threshold as indicative of anti-competitiveness. If the Potential Bialystok Acquisition is completed, we would have approximately a 32% share by value of the domestic vodka market. If we do not receive the Anti-Monopoly Office’s approval and complete the Potential Bialystok Acquisition by November 30, 2005, we will be required to redeem €184.0 million of the principal amount of the Notes on or prior to December 14, 2005, at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest through the redemption date. Upon receipt of the approval from the Anti-Monopoly Office for the Potential Bialystok Acquisition and concurrently with the closing of the Potential Bialystok Acquisition, we will release from escrow (i) the remaining amount of the gross proceeds from this Offering to finance a portion of the purchase price for the Potential Bialystok Acquisition and the estimated fees and expenses of the Potential Bialystok Acquisition, (ii) the remaining portion of the estimated fees and expenses of this Offering (clauses (i) and (ii) collectively referred to as the “Bialystok Acquisition Amount”), (iii) the Bialystok Accrued Interest, and (iv) the remaining amount of the Redemption Premium. As with the Bols Acquisition, we intend that these escrowed funds will be unhedged and any shortfalls due to currency fluctuations will be paid by CEDC from its company funds or short term borrowings. The estimated sources and uses of funds for the Potential Bialystok Acquisition are set out below:

Sources of funds	($m)	Uses of funds	($m)
Release from escrow of Bialystok Acquisition Amount (1)	221.7	Purchase price for Potential Bialystok Acquisition(2)	317.0
Proposed Equity Offering	108.7	Estimated fees and expenses of Potential Bialystok Acquisition	9.4
		Estimated fees and expenses of Proposed Equity Offering	4.0

Total sources of funds	330.4	Total uses of funds	330.4

(1)	Represents an equivalent of €184.0 million (based on the euro exchange rate as of June 30, 2005) and excludes the Bialystok Accrued Interest and the remaining amount of the Redemption Premium in escrow.

(2)	In connection with the signing of the Contemplated Purchase Agreement, we will be required to provide the Bialystok Deposit of PLN 50-100 million ($15-30 million) which we will fund from borrowings under our existing credit facilities. To the extent that the Bialystok Deposit is credited against the purchase price, we intend to repay these borrowings with the proceeds of the Proposed Equity Offering.

Recent Developments

On April 28, 2005, we acquired Delikates Sp. z o.o., a leading distributor in the Poznan region, for approximately $2.35 million, of which 80% of the purchase price was paid in cash and 20% of the purchase price was paid in shares of our common stock.

Summary Historical and Pro Forma Financial Data

The following table sets forth our summary historical consolidated financial data. The historical consolidated financial data for Financial Years 2003 and 2004 are derived from our audited consolidated annual financial statements, which were audited by PricewaterhouseCoopers Sp. z o.o., our independent registered public accounting firm, and are included elsewhere in this offering memorandum. The historical consolidated financial data for Financial Year 2002 is derived from our audited consolidated annual financial statements, which were audited by Ernst & Young Audit Sp. z o.o., and are included elsewhere in this offering memorandum. The historical consolidated financial data for Financial First Quarters 2004 and 2005 are derived from our unaudited interim financial statements and notes to those financial statements included elsewhere in this offering memorandum. Our consolidated financial statements are prepared in accordance with U.S. GAAP. In the opinion of management, our unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the period presented. Results of operations for the interim period are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

The following table also sets forth financial information that is calculated pro forma for (i) this Offering and the Bols Acquisition (the “Bols Pro Forma”), and (ii) this Offering and the Bols Acquisition and Potential Bialystok Acquisition (the “Bols-Bialystok Pro Forma”). For information regarding the calculation of the pro forma financial data, see “Unaudited Pro Forma Consolidated Data”. The unaudited pro forma information has been prepared solely for purposes of this Offering and does not purport to represent what our consolidated financial position or consolidated results of operations for the periods presented would actually have been if the Bols Acquisition and the Potential Bialystok Acquisition had in fact occurred on the dates assumed, nor does it purport to be representative of the financial position at any future date or results of operations for any future periods. We have not completed either the Bols Acquisition or the Potential Bialystok Acquisition and we have had only limited access to Bols and Bialystok and their management teams. Accordingly, although the pro forma financial data has been prepared using all available information to us, we may have included additional adjustments or modifications to the pro forma information if we were currently controlling those companies and had access to additional information. Finally, the pro forma financial information has not been prepared to, and does not comply with, U.S. SEC requirements for the presentation of pro forma financial information. U.S. SEC rules will require us to file pro forma financial statements after completion of each of the Bols Acquisition and Bialystok Acquisition (assuming that the Potential Bialystok Acquisition is completed). The pro forma financial information we file with the U.S. SEC to comply with these requirements may differ, potentially materially, from the pro forma information included in this offering memorandum. See “Risk Factors—Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition—There may be material differences between the financial statements for the Bols Acquisition and Potential Bialystok Acquisition (if the Potential Bialystok Acquisition occurs) that we will be required to file with the U.S. SEC and the pro forma financial statements contained in this offering memorandum.”

You should read the following table in conjunction with “Unaudited Pro Forma Consolidated Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes to those financial statements included elsewhere in this offering memorandum.

	Central European Distribution Corporation					Bols Pro Forma		Bols-Bialystok Pro Forma
	Year ended December 31,			Three months ended March 31,		Year ended December 31,	Three months ended March 31,	Year ended December 31,	Three months ended March 31,
	2002	2003	2004	2004	2005	2004	2005	2004	2005
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(US$m, except percentages)
Income statement data
Net sales(1)	294.0	429.1	580.7	110.5	150.0	650.3	166.1	709.2	180.0
Cost of goods sold(2)	(255.1)	(372.6)	(506.4)	(96.7)	(130.3)	(521.9)	(133.3)	(542.0)	(135.5)

Gross profit	38.9	56.5	74.3	13.8	19.7	128.4	32.8	167.2	44.5
Operating expenses	(26.3)	(34.3)	(45.9)	(9.7)	(13.0)	(78.1)	(21.1)	(93.7)	(27.4)

Operating income	12.6	22.2	28.4	4.1	6.7	50.3	11.7	73.5	17.1
Interest expense	(1.6)	(1.6)	(2.4)	(0.5)	(0.9)	(14.8)	(3.9)	(32.5)	(8.2)
Interest income	0.1	0.1	0.3	0.0	0.1	0.4	0.1	1.3	0.1
Foreign exchange income/(losses)	(0.2)	(0.1)	(0.0)	(0.0)	(0.1)	0.1	(0.1)	0.0	(0.1)
Other non operating income/(expenses)	0.1	(0.1)	0.2	0.0	(0.1)	(0.5)	(0.3)	1.5	2.5

Income before income taxes	11.1	20.5	26.4	3.7	5.7	35.5	7.5	43.8	11.4
Income taxes	(2.8)	(5.4)	(4.6)	(0.6)	(1.1)	(6.7)	(1.6)	(8.2)	(2.4)

Net income before minority interest	8.3	15.1	21.8	3.1	4.6	28.8	5.9	35.6	9.0
Minority Interests	—	—	—	—	—	—	—	(8.2)	(2.6)
Net income	8.3	15.1	21.8	3.1	4.6	28.8	5.9	27.4	6.4

Balance sheet data (at period end)
Cash and cash equivalents	2.2	6.2	10.5	6.5	12.4	—	26.3	—	85.3
Total assets	130.8	187.5	291.7	165.4	252.9	—	562.5	—	994.6
Total debt	32.9	33.4	44.6	27.4	44.7	—	194.3	—	406.6
Total stockholders’ equity	41.4	83.1	120.3	84.4	122.5	—	244.7	—	350.1
Cash flow data
Net cash used in /provided by operating activities	(1.8)	(8.3)	8.9	10.8	(0.7)	—	—	—	—
Net cash used in investing activities	(14.6)	(5.5)	(9.3)	(1.7)	0.1	—	—	—	—
Net cash used in financing activities	16.0	17.1	0.6	(6.7)	3.1	—	—	—	—
Other financial data
Capital expenditure	0.8	2.3	5.4	2.2	0.8	7.4	1.1	8.7	1.5
EBITDA(3)	14.2	24.2	32.0	4.8	7.7	56.7	13.4	83.2	21.9
EBITDA margin(4)	4.8%	5.6%	5.5%	4.3%	5.1%	8.7%	8.1%	11.7%	12.2%
Pro forma net debt to EBITDA(5)	—	—	—	—	—	3.0	—	3.9	—
EBITDA to pro forma interest expense	—	—	—	—	—	3.8	3.4	2.6	2.7

(1)	Net sales represents total sales net of customer rebates and value added tax.
(2)	Cost of goods sold includes excise tax.

Notes continue on following page

(3)	EBIDTA represents net income plus minority interest, income taxes, interest, realized and unrealized foreign currency transaction losses, net, depreciation and amortization. EBITDA, a measure used by management to measure operating performance, is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating income or cash flow from operations, as an indicator of operating and financial performance. We believe that EBITDA is a relevant measure for assessing operating performance because it eliminates variances caused by the effects of differences in taxation, the amounts and types of capital employed, amortization policies and extraordinary items and is intended to help investors evaluate the performance of our business. Because companies do not calculate EBITDA identically, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

The table below sets forth the calculation of EBITDA:

	Central European Distribution Corporation					Bols Pro Forma		Bols-Bialystok Pro Forma
	Year ended December 31,			Three months ended March 31,		Year ended December 31,	Three months ended March 31,	Year ended December 31,	Three months ended March 31,
	2002	2003	2004	2004	2005	2004	2005	2004	2005
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(US$m)
Net income	8.2	15.1	21.9	3.1	4.6	28.8	5.9	27.4	6.4
Minority interest	—	—	—	—	—	—	—	8.2	2.6
Income taxes	2.8	5.4	4.6	0.6	1.1	6.7	1.6	8.2	2.4
Interest	1.5	1.5	2.1	0.5	0.9	14.4	3.9	31.2	8.1
Realized and unrealized foreign currency transaction losses, net	0.2	0.1	0.0	0.0	0.1	(0.1)	0.1	0.0	0.1
Depreciation	1.5	1.6	2.8	0.6	0.9	6.0	1.5	7.4	1.9
Amortization	—	0.5	0.6	—	0.1	0.9	0.4	0.8	0.4
Minority interest	—	—	—	—	—	—	—	—	—

EBITDA	14.2	24.2	32.0	4.8	7.7	56.7	13.4	83.2	21.9

(4)	We define EBITDA margin to mean EBITDA as a percentage of total revenues.

(5)	Pro forma net debt for the Bols Pro Forma is calculated based on pro forma debt at March 31, 2005, of $194.3 million, net of pro forma cash and cash equivalents of $26.3 million at such date. Pro forma net debt for the Bols-Bialystok Pro Forma is calculated based on pro forma debt at March 31, 2005, of $406.6 million, net of pro forma cash and cash equivalents of $85.3 million at such date.

RISK FACTORS

An investment in the Notes to be issued in this offering includes a high degree of risk. You should carefully consider the risks described below as well as the other information contained in this offering memorandum before making an investment decision. Any of the following risks could materially adversely affect our business, financial condition or results of operations. If that were to happen, we may not be able to pay interest or principal on the Notes when due and you could lose all or part of your original investment.

The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition

We may discover either new material information or that information disclosed herein is incorrect or incomplete after completion of the Bols Acquisition and Potential Bialystok Acquisition, which may materially adversely affect your investment in the Notes.

This offering memorandum contains information regarding two businesses that we are in the process of acquiring, Bols and Bialystok. We have not completed either acquisition and do not currently control these businesses.

The information on Bols contained in this offering memorandum has been produced based on information made available to us by the sellers during the acquisition process. As we will not have control of Bols until after we complete the acquisition of Bols, we have not been able to verify the information independently or as completely as we would with materials produced from our own internal sources. We have had only limited access to Bols’ management team and legal documents in connection with this acquisition process.

The information on Bialystok contained in this offering memorandum has been derived solely from the Bialystok Prospectus, in connection with Bialystok’s initial public offering in Poland. The sale of Bialystok is part of the Polish Government’s privatization process. Pursuant to the terms of the privatization process, bidders, including us, were allowed limited access to Bialystok’s management and legal documents. Therefore, we cannot assure you as to the accuracy and completeness of this information provided herein (included in Annex A) relating to Bialystok as we have only a limited ability to verify such information.

After we complete the acquisitions of Bols and Bialystok, we may discover either new material information on Bols and Bialystok or that certain information on Bols and Bialystok contained in this offering memorandum is incorrect or incomplete, which may materially adversely affect your investment in the Notes. In addition, as a U.S. SEC registrant, CEDC will be required to provide pro forma financial and other information to the U.S. SEC following the completion of each of the acquisitions. The information provided at that time may differ, potentially materially, from the information related to Bols and Bialystok provided herein.

In making your investment decision, you should consider these risks as well as the other risks contained in the “Risk Factors”.

We have no prior experience in the production of vodka.

Upon the completion of the Bols Acquisition, we will become a producer of vodka for the first time. The production of alcoholic beverages is outside of our traditional business of importing and distributing alcoholic beverages in Poland. Entering into a new business involves a number of uncertainties, including a lack of knowledge to manage the production process, and the possibility that the new business will divert management attention and resources from our traditional business. The inability of management to effectively manage and operate this new business could have a material adverse effect on our current business, operating results and financial condition. Moreover, we may not be able to obtain the anticipated or desired benefits of the new business.

We will need to support the Potential Bialystok Acquisition with additional funding and our ability to secure such additional funding is uncertain.

We are contemplating the Proposed Equity Offering to raise required additional financing for the Potential Bialystok Acquisition. We cannot assure you that the Proposed Equity Offering will be completed or, if completed, that it will result in our raising sufficient funds to complete the Potential Bialystok Acquisition. If we do not raise sufficient funds in the Proposed Equity Offering, we would seek to raise debt or equity financing from alternative sources on terms which are acceptable to us. If we are unable to finance the remaining amount of the purchase price for the Potential Bialystok Acquisition, we will not be able to acquire Bialystok, which will affect our ability to implement our business plan and our future operations. In addition, we may forfeit the Bialystok Deposit, which will be funded with drawings under our existing credit facilities, resulting in a loss of the deposit amount and an outstanding debt in that amount which we will have to repay or refinance.

Our assumptions and determinations in deciding to acquire Bols and Bialystok may be incorrect.

In agreeing to the terms and conditions of the purchase agreements for the Bols Acquisition and Potential Bialystok Acquisition, we made certain business assumptions and determinations based on our investigation of the businesses to be acquired, as well as other information then available. These assumptions and determinations involve risks and uncertainties that may cause these assumptions and determinations to be inaccurate. For example, our assumptions as to future capital expenditures and revenue generation in connection with the businesses may prove to be incorrect. Because we have never been a producer of alcoholic beverages, we also may not have made proper assumptions and determinations in relation to the production business. In addition, we may have incorrectly estimated the cost savings and synergies we expect to realize by acquiring Bols and Bialystok. In such cases, the financial success of the proposed transactions may be materially adversely affected, and we may not realize the full benefits that we expect from the proposed acquisitions.

We may experience difficulties and higher costs or unanticipated financial liabilities or losses when we integrate into our operations Bols and Bialystok and other future strategic acquisitions we may pursue as part of our acquisition strategy.

The integration of the businesses of Bols and Bialystok (assuming the Potential Bialystok Acquisition is completed) and other future strategic acquisitions into our operations pose significant management, administrative and financial challenges. These include:

•	diversion of our management’s attention away from other business concerns;

•	integration of the acquired businesses in a cost-effective manner, including the integration of management information and financial control systems, marketing, customer service and product offerings;

•	outstanding or unforeseen legal, regulatory, contractual, labor or other issues arising from the acquisitions;

•	additional capital expenditure requirements;

•	retention of customers;

•	heightened media coverage of any cost reduction measures resulting in head count reductions that may harm our reputation and thus our sales and business relationships;

•	integration of different company and management cultures; and

•	retention, hiring and training of key personnel.

If we cannot successfully integrate the Bols Acquisition and Potential Bialystok Acquisition on a timely and efficient basis, we may incur higher than expected costs and not realize all the anticipated benefits of these acquisitions. Moreover, we might fail to discover certain liabilities of a business, or operating or other problems, prior to completing an acquisition and we may not be able to negotiate a comprehensive indemnification due to the limitations provided for in the relevant purchase agreements or due to the lack of funds or potential future liquidation of the sellers. This could lead to adverse accounting and financial consequences, such as the need to make large provisions against the acquired assets or to write down acquired assets. These difficulties could have a material adverse impact on our business, financial condition and results of operations.

There may be potential material differences between the pro forma financial statements for the Bols Acquisition and Potential Bialystok Acquisition (if the Potential Bialystok Acquisition occurs) that we will be required to file with the U.S. SEC and the pro-forma financial statements contained in this offering memorandum.

The pro forma financial data included herein has been prepared in the manner described under “Unaudited Pro Forma Consolidated Data”. However, the pro forma financial information was not intended to, and does not, comply with the U.S. SEC’s rules regarding the presentation of pro forma financial information. U.S. SEC rules will require us to file with the U.S. SEC financial statements within 75 days after completion of each of the Bols Acquisition and the Bialystok Acquisition (assuming that the Potential Bialystok Acquisition is completed). In order to produce these financial statements in accordance with U.S. SEC requirements, we will be required to prepare and audit consolidated financial statements for Botapol (the parent of Bols that we are acquiring) and Bialystok in accordance with U.S. GAAP. For purposes of the pro forma financial information included in this offering memorandum, we have prepared and audited a U.S. GAAP income statement and balance sheet for Financial Year 2004 for Bols. In addition, we have not finalized the purchase price allocations for the Bols Acquisition. The purchase price allocation for the Bols Acquisition is based on preliminary estimates, the excess of which has been allocated to goodwill. We have not conducted a fair value assessment for the Potential Bialystok Acquisition because we have only limited access to Bialystok. Therefore, we have not determined the purchase price allocation for the Potential Bialystok Acquisition and we have allocated the entire purchase price to goodwill. There can be no assurance that the final allocation of purchase price for the Bols Acquisition will not differ from the preliminary allocation reflected in the unaudited pro forma financial information or the allocation for the Potential Bialystok Acquisition will change from the assumption used. As a result there is a risk that the pro forma financial statements for the Bols Acquisition and Potential Bialystok Acquisition (if the Potential Bialystok Acquisition occurs) for Financial Year 2004 that we will be required to file with the U.S. SEC may differ, potentially materially, from the pro forma financial information for the Bols Acquisition and Potential Bialystok Acquisition contained in this offering memorandum.

We may be required to pay the Share Floor Payment Amount on the first anniversary of the closing of the Bols Acquisition, which could materially adversely affect our results of operations.

Under the Bols Share Sale Agreement, if the weighted average of the closing price of our common stock over the four weeks immediately preceding the first anniversary of closing is below $32.59 per share, we will be required to pay to the sellers in cash the Share Floor Payment Amount. The amount of any such payment could be material. As a result, the requirement to make such a payment could have a materially adverse impact on our results of operations and there is a risk that we may not be able to finance any such payment.

The Contemplated Purchase Agreement contains limited representations and warranties from the Polish government which could affect our ability to seek claims against the Polish government for undisclosed liabilities.

In the Contemplated Purchase Agreement, the Ministry of the State Treasury will make representations to Carey Agri as to the legal status of Bialystok, the scope of its authority to conclude the agreement, its right to sell the Bialystok shares and Bialystok’s capitalization. No other representations and warranties are made by the Ministry of the State Treasury. In particular, no indemnity will be provided by the Ministry for incorrect disclosure or the omission of material provisions in connection with the acquisition process. Accordingly, we will have no recourse to the Ministry of the Treasury if we discover any material liabilities or other problems at Bialystok after completion of the acquisition.

The Contemplated Purchase Agreement contains restrictions that could affect our ability to use Bialystok’s financial resources in the future to repay indebtedness relating to the Potential Bialystok Acquistion.

In the Contemplated Purchase Agreement, we will make certain representations relating to our financing of the Proposed Bialystok Acquisition. In particular, we will represent that our financial plan prepared for purposes of obtaining a loan for the purchase of 61% of the outstanding shares of Bialystok assumes that the debt will be repaid with our own funds, excluding the funds of Bialystok after the completion of the Potential Bialystok Acquisition (if it occurs). We will also represent in the agreement that we will not incur a loan from Bialystok and/or issue financial instruments to Bialystok. Furthermore, we will represent that we will not secure any financing relating to the Potential Bialystok Acquisition with the shares of Bialystok. These provisions restrict the alternatives we have for financing the Potential Bialystok Acquisition and may adversely effect our ability to repay the principal on any indebtedness used to finance the Potential Bialystok Acquisition.

Anti-monopoly regulations could prohibit the Potential Bialystok Acquisition and could threaten our basic business strategy of growing through acquisitions once we reach approximately a 35% to 40% market share.

Under the Polish Anti-Monopoly Act, acquisitions may be blocked or have conditions imposed upon them by the Anti-Monopoly Office, if the Anti-Monopoly Office determines that the acquisition has a negative impact on the competitiveness of the Polish market. It is difficult to predict how the anti-monopoly office will act on an application. Generally, companies that obtain control of 40% or more of their market may face greater scrutiny from the Anti-Monopoly Office than those that control a lesser share. Additionally, several types of reorganizations, mergers and acquisitions and undertakings between business entities, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act, require prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction and members of their governing bodies. If the Potential Bialystok Acquisition is completed, we would have a market share in the vodka production market of approximately 32% by value (A.C. Nielsen 2005). Therefore, the Anti-Monopoly Office may not approve the Potential Bialystok Acquisition or any or all of our future acquisitions, which action could have a material adverse effect on our ability to institute our business plan and grow our business.

Risks Relating To Our Business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverage distribution industry in Poland is intensely competitive and highly fragmented. The principal competitive factors with respect to the products we distribute include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product. To remain competitive, we seek to offer to customers in a region a single source supply of more products than our regional competitors typically offer and to improve the efficiency and management of our operations in order to maintain or increase profit margins.

With respect to individual customers, we face significant competition from various regional distributors, who compete principally on price, in regions where our distribution centers and satellite branches are located. We also face competition from one of the largest, foreign-owned chain stores in Poland that supplies alcoholic beverages to smaller retailers. We expect competition and price competition from these providers to increase in the future. The effect of this competition could materially adversely affect our results of operations. Although hypermarkets and supermarket chains, which have traditionally competed against distributors, have expanded at a slower rate in Poland than in other Western European countries, there is a risk that they will expand rapidly and reduce the size of the distribution market for independent distributors.

After completion of the Bols Acquisition, we will face significant competition from various producers in the vodka production industry. We will compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores, restaurant presence and distributor attention. In Poland, the vodka production industry is dominated by six local companies that control approximately 77% of the market. Of the Polish domestic vodka market, Sobieski has approximately 30% market share, Bialystok has approximately 20% market share, Bols has approximately 12% market share, V&S Luksusowa has approximately 8.5% market share, and Wyborowa S.A. has approximately 4.0% market share, each as measured by value (A.C. Nielsen 2005). We will also compete with numerous multinational producers of alcoholic beverages, some of which may have fewer regulatory burdens, better access to financing, brand development experience, greater personnel resources, greater brand name recognition and experience. We may not be able to effectively compete with these other producers, which may materially adversely affect our results of operations.

Our results are significantly linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are significantly affected by the overall economic trends in Poland, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. In periods of economic slowdown, consumer purchase decisions may be increasingly affected by price considerations, thus creating negative pressure on the sales volume and margins of many of our products. Reduced consumer confidence and spending may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A shift in consumer preferences or a reduction in sales of alcoholic beverages generally could have a material adverse effect on us.

In many countries in Western Europe and the United States, the overall consumption of alcoholic beverages has declined, although certain product and segment lines have experienced increased consumption. We believe these declines have been caused by a variety of factors, including increased awareness of the social cost of excessive drinking, increased concerns about the health consequences of consuming alcoholic beverages; concerns about drinking and driving; a trend toward healthier and lighter, lower calorie beverages such as diet soft drinks, juices and mineral water products; lower expenditures on business and official state entertainment and business gifts in certain markets; and increased national and local taxes on alcoholic beverages. While a number of research studies suggest that various health benefits may result from the moderate consumption of alcohol, other studies conclude or suggest that alcohol consumption does not have any health benefits and may in fact increase the risk of certain illnesses. If unfavorable reports on alcohol consumption gain general and widespread support, they could have the effect of further reducing demand for our products. If this risk materializes in Poland as in Western European countries and the United States, the resulting decline in demand for alcoholic beverages could adversely affect us.

Loss of key management would threaten our ability to implement all of our business strategies.

The management of future growth will require our ability to retain William Carey, our chairman, chief executive officer and president, and Evangelos Evangelou, our chief operating officer. Mr. Carey and Mr. Evangelou have been key personnel in our ability to implement our business plan and grow our business. Mr. Carey was a founder of the company and Mr. Evangelou joined the company in 1998. Through their leadership we have been able to develop the financial and cost controls, information systems and marketing activities needed for us to prosper. If either Mr. Carey or Mr. Evangelou were to leave our company, our business could be materially adversely affected. In addition, upon the completion of the Bols Acquisition, we plan to retain the current management team of Bols. If the Potential Bialystok Acquisition occurs, we also plan to retain the current management team of Bialystok. Because we lack experience managing a vodka production facility, if key personnel of the Bols or Bialystok management teams were to leave, our production business could be materially adversely harmed.

We are subject to extensive government regulation which could materially adversely affect our business.

Our business of importing and distributing alcoholic beverages is subject to extensive regulation by national and local Polish governmental agencies and European Union authorities. These regulations and laws regulate such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, permitted and required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. In particular, advertising of alcoholic products in Poland is extremely restricted and could be further restricted in the future. Any such change could adversely affect our sales. Also, new regulations or requirements or increases in excise taxes (such as the recent increase in January 2005), customs duties, income taxes, property and sales taxes and international tariffs, and changes in laws affecting duty free shopping, could materially adversely affect our business, financial condition and results of operations. In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in Poland. We may incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. We can provide no assurance that there will not be future legal or regulatory challenges to the industry, which could have a material adverse effect on us.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that the applicable Polish governmental agency will renew our permits upon their expiration, our permits may not be renewed. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Additionally, our permits may be revoked prior to their expiration date. Therefore, our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such product or service.

Our business is subject to seasonality which could materially adversely affect our revenues.

Our net sales have been historically seasonal with an average of over 30% of the net sales occurring in the fourth quarter. Our working capital requirements are also seasonal, and are normally highest in the months of December and January. As a result of these factors, our operating results may be inconsistent, varying significantly from quarter to quarter, which makes period to period comparability difficult. Bols and Bialystok also are subject to similar seasonality. Upon completion of the Bols Acquisition and the Potential Bialystok Acquisition (assuming the Potential Bialystok Acquisition occurs), our revenues could be subject to increased variability.

If the Potential Bialystok Acquisition is completed, our ability to manage certain of our costs and respond to market changes could be materially adversely affected.

Most of the employees of Bialystok are members of unions. As a result, we will need to consult and/or seek the consent or advice of these unions to the extent we determine any decision to decrease head counts or change work practices and policies is required. This requirement to seek the union’s consultation and/or consent or advice could have a significant impact on our flexibility in managing costs and responding to markets changes, which could adversely affect our results of operations.

If key short-term supply agreements are unexpectedly terminated, our ability to generate revenue and operating profits would be materially and adversely affected.

Most of our key supply agreements for alcoholic beverages have a term of approximately one year, and several of such agreements may be terminated by either party without cause on relatively short notice. For example, our supply agreements for domestic vodka, which accounted for approximately 75.1% of our net sales in Financial Year 2004, may be terminated with one month prior notice. In Financial Year 2004, we purchased approximately 39% of net sales from Bialystok, Sobieski and V&S Luksusowa. Upon completion of the Bols Acquisition, we will compete directly with the suppliers. Any termination of one or more of these key supply agreements could adversely affect our ability to generate revenue and operating profits.

Changes in the prices of products, raw materials and fuel could have a materially adverse effect on our business.

There have been significant increases in products, raw materials and fuel costs in recent years. Continued high costs or further increases in price and our inability to pass on increases to our customers could reduce our profits and margins and have a material adverse effect on our business. We cannot assure you that shortages or increases in the prices of our products, raw materials or fuel will not have an adverse effect on our financial condition and results of operations.

We are exposed to exchange-rate risk that could affect our financial results and comparability of our results between financial periods.

Because substantially all of our revenues are denominated in zloty, we will be exposed to foreign exchange risk by issuing and selling the Notes, which are denominated in euros, and by incurring other debt in the future (including notes or borrowings to finance other acquisitions) that is not denominated in Polish zloty. If the zloty decreases in value against the currencies in which we have to make payments, we could have increased cash requirements for debt service, higher leverage levels, greater levels of risk in relation to repaying or refinancing such debt when due. If we decided to enter into hedge agreements, we could incur significant costs (including tax costs) in order to hedge these risks. For example, on a pro forma basis after giving effect to the Bols Acquisition and Potential Bialystok Acquisition, a 1% depreciation of the zloty versus the euro would result in an increase cash requirement of PLN 0.9 million ($0.3 million) to service the Notes.

Also, because our functional currency is the Polish zloty while our reporting currency is the U.S. dollar, the translation effects of fluctuations in the exchange rate may materially impact our financial condition and results of operations and may affect the comparability of our results between financial periods.

There are risks associated with investing in emerging markets such as Poland.

Since 1989, Poland has been undergoing transformation from a one-party state with a centrally planned economy to a pluralist democracy with a free market-orientated economy. Changes made in the course of this transformation include the privatization of certain state-owned assets, the removal of exchange controls, the modernization of the Polish banking system and the creation of a modern capital market. Poland’s accession to the European Union on May 1, 2004, has expedited these reforms, the majority of which have been beneficial for non-state owned companies like us. However, Poland is still continuing its reforms to comply with European Union standards as well as other political and economic reforms towards a pluralist democracy with a free market-orientated economy. Any failure of the ongoing political and economic reforms of Poland could have a material adverse affect on our operations.

Risks Relating To Indebtedness and Notes

Our substantial debt could adversely affect our financial condition or results of operations and prevent us from fulfilling our obligations under the Notes.

As a result of the offering of the Notes, we will be highly leveraged and have significant debt service obligations. As of March 31, 2005, on a pro forma basis after giving effect to the Bols Acquistion as described under “Unaudited Pro Forma Consolidated Financial Data”, our total consolidated debt would have been $194.3 million. After giving pro forma effect to the Bols Acquisition and Potential Bialystok Acquisition as described under “Unaudited Pro Forma Consolidated Financial Data”, our total consolidated debt would have been $406.6 million.

See “Unaudited Pro Forma Combined Financial Data” and “Description of Certain Financing Arrangements” for further information about our substantial debt.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our cash and cash equivalents and our capitalization, calculated in accordance with U.S. GAAP as of March 31, 2005, based on the then exchange rate: (i) on an unaudited actual basis, (ii) on a Bols Pro Forma basis and (iii) on a Bols-Bialystok Pro Forma basis.

This table should be read in conjunction with “Use of Proceeds”, “Unaudited Pro Forma Consolidated Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes to the financial statements included elsewhere in this offering memorandum.

	As at March 31, 2005
	CEDC	Bols Pro Forma	Bols-Bialystok Pro Forma
	(unaudited)	(unaudited)	(unaudited)
	(US$m)
Cash and cash equivalents	12.4	26.3	85.3

Short-term debt
Short term bank loans and overdraft facilities	38.2	38.2	38.2
Current portion of existing credit facilities	0.2	0.2	0.2
Current portion of obligations under capital leases	2.8	3.9	3.9

Total Short debt	41.2	42.3	42.3

Long-term debt
Existing credit facilities, less current maturities	1.8	1.8	1.8
Notes offered hereby	—	151.8	373.6
Long term obligations under capital leases	1.6	2.3	2.3
Less unamortized issue costs	—	(4.0)	(13.4)

Total long term debt	3.4	151.9	364.2

Total Stockholders’ equity	122.5	244.7	350.1

Total capitalization	125.9	396.6	714.4

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our historical consolidated financial data for Financial Years 2002 through 2004. The consolidated financial data for Financial Years 2003 and 2004 which are derived from our audited consolidated annual financial statements, which were audited by PricewaterhouseCoopers Sp. z o.o., our independent registered public accounting firm, and are included elsewhere in this offering memorandum. The historical consolidated financial data for Financial Years 2000, 2001 and 2002 are derived from our audited consolidated annual financial statements, which were audited by Ernst & Young Audit Sp. z o.o. The historical consolidated financial data for Financial First Quarters 2004 and 2005 are derived from our unaudited interim financial statements and notes thereto included elsewhere in this offering memorandum. In the opinion of management, our unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the period presented. Results of operations for the interim period are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. Our consolidated financial statements were prepared in accordance with U.S. GAAP.

The following tables also set forth Bols’ historical financial data for Financial Years 2002, 2003 and 2004. This financial data which are derived from Bols’ audited annual financial statements, which were audited by KPMG Audyt Sp. z o.o. and are included elsewhere in this offering memorandum. The table also sets forth unaudited interim data for Bols for Financial First Quarter 2005. Under Polish law, Bols is not required to prepare interim financial statements and as a result no interim Financial data for Bols is available for the corresponding interim period 2004. You should not rely on these results of operations for the interim period as necessarily indicative of the results that might be expected for any other interim period or for an entire year. See “Important Notice Regarding Bols and Bialystok”. Bols’ historical financial data was prepared in accordance with PAR and does not include the financial data for WTK Soplica Sp. z o.o. (“WTK”), a wholly owned subsidiary of Bols which is immaterial to Bols’ business, because PAR does not require the consolidation of a subsidiary that is immaterial. WTK will not be acquired as part of the Bols Acquisition.

For the convenience of the reader, certain zloty amounts relating to Bols’ financial statements for the three months ended March 31, 2005 and for Financial Year 2004 have been translated into U.S. dollars at an exchange rate as of March 31, 2005 and December 31, 2004, respectively). You should not view such translation as a representation that such Polish zloty amounts actually represent such U.S. dollar amounts, or could be or could have been converted into U.S. dollars at the rate indicated or at any other rate.

The following tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the notes thereto, and Bols’ financial statements and the notes thereto all of which are included elsewhere in this offering memorandum.

	Central European Distribution Corporation
	Year ended December 31,					Three months ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
	(US$m)					(US$m)
Income statement data
Net sales	131.2	178.2	294.0	429.1	580.7	110.5	150.0
Cost of goods sold	113.7	154.6	255.1	372.6	506.4	96.7	130.3
Gross profit	17.5	23.6	38.9	56.5	74.3	13.8	19.7
SG&A expenses	14.7	18.8	26.3	34.3	45.9	9.7	12.9
Operating income	2.8	4.9	12.6	22.2	28.4	4.1	6.7
Interest expense	(1.0)	(1.3)	(1.6)	(1.6)	(2.4)	(0.5)	(0.9)
Interest income	0.3	0.1	0.1	0.1	0.3	0.0	0.1
Foreign exchange income/(losses)	(0.5)	(0.0)	(0.2)	(0.1)	(0.0)	(0.0)	(0.1)
Other non operating income/(expenses)	(0.2)	0.1	0.1	(0.1)	0.2	0.0	(0.1)
Income before income taxes	1.5	3.7	11.1	20.5	26.4	3.7	5.7
Income taxes	(0.5)	(1.1)	(2.8)	(5.4)	(4.6)	(0.6)	(1.1)
Net income	1.0	2.5	8.3	15.1	21.8	3.1	4.6

Balance sheet data
Cash and cash equivalents	2.4	2.5	2.2	6.2	10.5	6.5	12.4
Total assets	59.3	69.0	130.8	187.5	291.7	165.4	252.9
Total debt	14.8	15.1	32.9	33.4	44.6	27.4	44.7
Total stockholders’ equity	16.5	20.8	41.4	83.1	120.3	84.4	122.5

Cash flow data
Net cash used in /provided by operating activities	(1.1)	2.7	(1.9)	(8.3)	8.9	10.8	(0.7)
Net cash used in investing activities	(5.6)	(2.4)	(14.6)	(5.5)	(9.3)	(1.7)	0.1
Net cash used in financing activities	6.1	(0.3)	16.0	17.1	0.6	(6.7)	3.1

	Bols
	Year Ended December 31,			Year ended December 31,	Three months ended March 31,	Three months ended March 31,
	2002	2003	2004	2004	2005	2005
	(audited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
	(PLNm)			(US$m)(1)	(PLNm)	(US$m)(2)
Net sales and similar revenues	857.2	794.5	816.7	230.7	164.5	53.5
Operating expenses	(829.9)	(740.1)	(741.7)	(209.5)	(152.5)	(49.6)
Depreciation	(13.0)	(10.2)	(9.1)	(2.6)	(2.0)	(0.6)
Raw materials and supplies used	(76.8)	(82.1)	(86.7)	(24.5)	(16.5)	(5.4)
Purchased services	(39.4)	(40.2)	(36.7)	(10.4)	(6.6)	(2.2)
Taxes and fees	(584.1)	(470.8)	(466.2)	(131.7)	(95.5)	(31.1)
—including excise tax	(583.2)	(469.8)	(464.8)	(131.3)	(95.3)	(31.0)
Wages and salaries	(25.6)	(27.2)	(29.4)	(8.3)	(5.8)	(1.9)
Social security and other benefits	(5.5)	(5.8)	(5.8)	(1.6)	(2.5)	(0.8)
Other expenses	(55.3)	(51.3)	(45.8)	(12.9)	(9.2)	(3.0)
Cost of goods for resale and materials sold	(30.1)	(52.5)	(62.1)	(17.5)	(14.5)	(4.7)
Profit on sales	27.3	54.4	75.0	21.2	12.0	3.9
Other operating income
Profit on disposal of non-financial fixed assets	1.6	1.5	—	—	0.1	0.0
Other operating income	2.7	2.8	7.4	2.1	2.1	0.7
Other operating expenses
Loss on the disposal of non-financial fixed assets	—	—	(0.1)	(0.0)	—	—
Revaluation of non-financial fixed assets	(5.7)	(7.4)	(7.3)	(2.1)	(0.6)	(0.2)
Other operating expenses	(0.8)	(8.9)	(2.0)	(0.6)	(0.9)	(0.3)
Operating profit	25.1	42.3	72.9	20.6	12.6	4.1
Financial income
Interests	2.5	1.1	0.1	0.0	0.0	0.0
Other	—	—	0.8	0.2	0.0	0.0
Financial expenses
Interests	(10.9)	(7.3)	(1.7)	(0.5)	(0.4)	(0.1)
Other	(4.5)	(4.9)	(2.1)	(0.6)	(0.7)	(0.2)
Profit before tax	12.1	31.3	70.0	19.8	11.5	3.7
Income tax	(5.8)	(16.0)	(14.0)	(4.0)	(2.4)	(0.8)
Net profit	6.3	15.3	56.0	15.8	9.1	3.0
Balance sheet data
Cash and cash equivalents	0.6	0.5	2.3	0.8	40.3	12.8
Total assets	354.4	279.6	284.1	95.0	266.0	84.4
Total debt	95.1	55.9	28.3	9.5	5.6	1.8
Total stockholders’ equity	90.0	85.3	107.3	35.9	98.2	31.2
Cash flow data
Net cash used in /provided by operating activities	(22.1)	79.2	74.8	25.0	—	—
Net cash used in investing activities	(9.5)	11.8	(4.1)	(1.4)	—	—
Net cash used in financing activities	31.7	(91.0)	(69.0)	(23.1)	—	—

(1)	The exchange rate used for conversion from zloty to U.S. dollar was PLN 3.54 per dollar for the income statement and PLN 2.99 per dollar for the balance sheet.
(2)	The exchange rate used for conversion from zloty to U.S. dollar was PLN 3.07 per dollar for the income statement and PLN 3.15 per dollar for the balance sheet.

UNAUDITED PRO FORMA CONSOLIDATED DATA

The following unaudited pro forma consolidated financial information is presented to illustrate the estimated effects of (i) this Offering and the Bols Acquisition (the “Bols Transaction”), and (ii) this Offering, the Bols Acquisition and the Potential Bialystok Acquisition (the “Bialystok Transaction”) on our historical financial condition and our results of operations. The unaudited pro forma consolidated financial information gives effect to the Bols Acquisition and the Potential Bialystok Acquisition as if they had occurred as at January 1, 2004, and January 1, 2005, for the pro forma consolidated income statement for the year ended December 31, 2004 and the three month period ended March 31, 2005, respectively, and as at March 31, 2005 for the pro forma consolidated balance sheet information.

Pending the approval of the Anti-Monopoly Office, we expect to acquire Botapol and its wholly owned subsidiaries, Bols and Hillcroft. Botapol is a holding company with no operations. Hillcroft is the owner of the Soplica and Czysta Slaska trademarks. Other than owning these trademarks, Hillcroft has no operations. Hillcroft licenses these trademarks to Bols in consideration of royalty payments. Bols has one immaterial subsidiary, WTK. See “Selected Historical Consolidated Financial Data” for a further discussion of Bols’ relationship with WTK. WTK will not be acquired in the Bols Acquisition.

For purposes of preparing the Botapol unaudited consolidated income statement and balance sheet information set forth below, we have reconciled the unaudited unconsolidated income statement and balance sheet information for Botapol, Bols and Hillcroft for Financial Year 2004 and for the three month period ended March 31, 2005 to U.S. GAAP. The Botapol unaudited unconsolidated income statement and balance sheet information are from Rémy group accounts and have been prepared in accordance with Rémy group accounting principles. The Bols financial information used to prepare the unaudited consolidated income statement and balance sheet information were derived from the audited statutory financial statements of Bols for Financial Year 2004 and the unaudited financial information as of and for the three month period ended March 31, 2005, and reflect accounting policies of CEDC including (i) an adjustment to provide for an excise tax liability exposure relating to a tax control, (ii) an adjustment due to the consolidation of WTK Soplica under U.S. GAAP, and (iii) other adjustments related to the application of CEDC’s group accounting policies. The cumulative effect of these adjustments as of March 31, 2005, is PLN 26.0 million (U.S.$8.3 million).

We next converted the U.S. GAAP reconciled financial amounts discussed above from zloty to U.S. dollar using the exchange rates of (i) PLN 3.54 per dollar for the Financial Year 2004 income statement information (which is the average exchange rate for the period from January 1, 2004 to December 31, 2004), (ii) PLN 2.99 per dollar for the Financial Year 2004 balance sheet information (which is the exchange rate as at December 31, 2004), (iii) PLN 3.07 per dollar for the three month period ended March 31, 2005 income statement information (which is the average exchange rate for the period from January 1, 2005 to March 31, 2005), and (iv) PLN 3.15 per dollar for the three month period ended March 31, 2005, balance sheet information (which was the exchange rate as at March 31, 2005).

For purposes of preparing the Bialystok unaudited financial information, we reconciled the Bialystok historical financial information, which were prepared in accordance with PAR and are included in Annex A of this offering memorandum, to U.S. GAAP and converted the amounts to U.S. dollar using the exchange rates referred to in the preceding paragraphs.

The Bols Acquisition and the Potential Bialystok Acquisition (if it occurs) will be accounted for using the purchase method of accounting. Under U.S. GAAP purchase accounting, assets and liabilities are recorded at their fair values on the date of purchase, and the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as at the purchase date. Any excess of the purchase price over the fair value of the net assets acquired will be allocated to goodwill and other intangible assets. In the case of Bols, we have made purchase price adjustments based on a preliminary valuation of the net assets; however, the purchase price allocation has not been finalized. As a result, there can be no assurance that the final allocation of purchase price will not differ from the preliminary allocation reflected in the unaudited pro forma financial information. In the case of Bialystok, no adjustment to the fair value of assets and liabilities of Bialystok’s businesses has been made for the purposes of the unaudited Bols-Bialystok Pro Forma set forth below due to the limited access to the legal documents and management team of Bialystok. Accordingly, the excess of the purchase price over the book value of the net assets acquired has been allocated to goodwill.

The unaudited pro forma financial information has been prepared, to the extent possible, using our accounting policies as described in our financial statements included elsewhere in this offering memorandum, which are prepared in accordance with U.S. GAAP. It is provided for illustrative purposes only and does not purport to represent what our consolidated financial position or consolidated results of operations for the periods presented would actually have been if the Bols Acquisition and Potential Bialystok Acquisition had in fact occurred on the dates assumed, nor does it purport to be representative of the financial position at any future date or results of operations for any future periods. Our future operating results may differ materially from the pro forma amounts reflected in the pro forma columns due to various factors, including the factor discussed under “Risk Factors—Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition—There may be material differences between the financial statements for the Bols Acquisition and Potential Bialystok Acquisition (if the Potential Bialystok Acquisition occurs) that we will be required to file with the U.S. SEC and the pro forma financial statements contained in this offering memorandum” and the other factors discussed under “Risk Factors”. The unaudited pro forma adjustments reflected in the pro forma financial information and described in the notes thereto are based on preliminary estimates, available information, and assumptions that we believe are reasonable. Such preliminary estimates and currently available information and assumptions may prove to be inaccurate over time. Investors are cautioned against placing undue reliance on this unaudited pro forma information. The unaudited pro forma information has been prepared solely for purposes of this Offering.

In addition, the pro forma financial information should be read in connection with the “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this offering memorandum.

	Three months ended at March 31, 2005
									Bols- Bialystok Pro Forma
	CEDC	Botapol(1)	Pro forma Adjustments		Bols Pro Forma	Bialystok(2)	Pro forma Adjustments
	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)	(unaudited)		(unaudited)
	(US$million)
Net sales	150.0	22.9	(6.9	)(3)	166.1	22.3	(8.4	)(7)	180.0
Cost of goods sold	(130.3)	(10.1)	7.1	(3)	(133.3)	11.6	9.4	(7)	(135.5)

Gross profit	19.7	12.8	0.2		32.8	10.8	1.0		44.5
Operating expenses	(13.0)	(8.6)	0.5	(4)	(21.1)	(6.4)	—		(27.4)

Operating income	6.7	4.2	0.7		11.7	4.4	1.0		17.1
Interest expense	(0.9)	(0.3)	(2.8	)(5)	(3.9)	—	(4.3	)(8)	(8.2)
Interest income	0.1	0.0	—		0.1	0.1	—		0.1
Foreign exchange income/(losses)	(0.1)	(0.0)	—		(0.1)	—	—		(0.1)
Other non operating income/(expenses)	(0.1)	(0.2)	—		(0.3)	2.8	—		2.5

Income before income taxes	5.7	3.7	(2.1)		7.5	7.3	(3.3)		11.4
Income taxes	(1.1)	(0.8)	0.4	(6)	(1.6)	(1.4)	0.6	(9)	(2.4)

Minority interests	—	—	—		—	—	(2.6	) (10)	(2.6)

Net income	4.6	2.9	(1.7)		5.9	5.9	(5.3)		6.5

	Year ended at December 31, 2004
									Bols- Bialystok Pro Forma
	CEDC	Botapol(1)	Pro forma Adjustments		Bols Pro Forma	Bialystok(2)	Pro forma Adjustments
	(audited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)	(unaudited)		(unaudited)
	(US$ million)
Net sales	580.7	95.7	(26.1	)(3)	650.3	88.0	(29.1	)(7)	709.2
Cost of goods sold	(506.4)	(40.6)	25.1	(3)	(521.9)	(48.1)	28.0	(7)	(542.0)

Gross profit	74.3	55.1	(1.0)		128.4	39.9	(1.1)		167.2
Operating expenses	(45.9)	(34.7)	2.6	(4)	(78.1)	(15.6)	—		(93.7)

Operating income	28.4	20.4	1.6		50.3	24.3	(1.1)		73.5
Interest expense	(2.4)	(0.9)	(11.4	)(5)	(14.8)	(0.0)	(17.7	)(8)	(32.5)
Interest income	0.3	0.1	—		0.4	0.9	—		1.3
Foreign Exchange Income/(Losses)	(0.0)	0.1	—		0.1	(0.1)	—		0.0
Other non operating income/(Expenses)	0.1	(0.1)	(0.6)		(0.5)	1.9	—		1.5

Income before income taxes	26.4	19.5	(10.4)		35.5	27.0	(18.8)		43.8
Income taxes	(4.6)	(3.9)	1.8	(6)	(6.7)	(5.1)	3.6	(9)	(8.2)

Minority interests	—	—	—		—	—	(8.2	)(10)	(8.2)
Net income	21.8	15.6	(8.6)		28.8	21.9	(23.4)		27.3

Notes to unaudited pro forma consolidated statements of income

(1)	For purposes of preparing the Botapol unaudited consolidated income statement and balance sheet information set forth below, we have reconciled the unaudited unconsolidated income statement and balance sheet information for Botapol, Bols and Hillcroft for the Financial Year 2004 and for the three month period ended March 31, 2005 to U.S. GAAP. The Botapol unaudited unconsolidated income statement and balance sheet information are from Remy group accounts and have been prepared in accordance with Remy group accounting principles. The Bols financial information used to prepare the unaudited consolidated income statement and balance sheet information were derived from the audited statutory financial statements of Bols for Financial year 2004 and the unaudited financial information as of and for the three month period ended March 31, 2005 and reflect accounting policies of CEDC including (i) an adjustment to provide for an excise tax liability exposure relating to a tax control, (ii) an adjustment due to the consolidation of WTK Soplica under U.S. GAAP, and (iii) other adjustments related to the application of CEDC’s group accounting policies. The cumulative effect of these adjustments as of March 31, 2005 is PLN 26.0 million ($8.3 million.)

We	next converted the U.S. GAAP reconciled financial amounts discussed above from zloty to U.S. dollar using the exchange rates of (i) PLN 3.54 per dollar for the Financial Year 2004 income statement information (which is the average exchange rate for the period from January 1, 2004 to December 31, 2004), (ii) PLN 2.99 per dollar for the Financial Year 2004 balance sheet information (which is the exchange rate as at December 31, 2004), (iii) PLN 3.07 per dollar for the three month period ended March 31, 2005 income statement information (which is the average exchange rate for the period from January 1, 2005 to March 31, 2005), and (iv) PLN 3.15 per dollar for the three month period ended March 31, 2005 balance sheet information (which was the exchange rate as at March 31, 2005).

(2)	For purposes of preparing the Bialystok unaudited financial information, we reconciled the Bialystok historical financial information, which were prepared in accordance with PAR and are included in Annex A of this offering memorandum, to U.S. GAAP and converted the amounts to U.S. dollar using the exchange rates referred to in the preceding paragraphs.

(3)	This adjustment reflects the consolidation adjustment relating to the elimination of intercompany sales and cost of goods sold between Bols and us. The adjustment also reflects the elimination of intercompany profit in inventory as a result of movements in inventory from period to period at CEDC originally from Bols products.

(4)	This adjustment reflects the elimination of the royalties expenses for using the Bols trademark with respect to vodka that was previously paid by Bols to Rémy. According to the trademark agreement signed as a part of the Bols Acquisition, we will receive the exclusive perpetual royalty-free right to use the Bols trademark with respect to vodka in Poland and Russia. This adjustment also reflects the amortization of the intangible asset relating to customer contracts created in connection with the purchase price adjustments.

	March 31, 2005 US$ (in millions)	December 31, 2004 US$ (in millions)
Elimination of royalties	0.7	3.4
Customers contracts amortization	(0.2)	(0.8)

(5)	This adjustment reflects interest expense on $151.8 million principal amount of the Notes issued hereby (representing the proceeds of the Offering to be utilized in connection with the Bols Acquisition as discussed under “Use of Proceeds”) at an assumed annual rate of 7.5%. This interest expense does not include interest on the remainder of the Notes issued in this Offering or the 1% redemption penalty that would be incurred through the release of the escrowed amount if the Potential Bialystok Acquisition does not occur. This adjustment also includes the proportion of the effective interest rate basis amortization of financing costs associated with the Offering of the Notes relating to the Bols Acquisition. If the Potential Bialystok Acquisition is not completed, the remaining amount of the financing costs allocated to the Potential Bialystok Acquisition $9.4 million will be written off.

(6)	This adjustment assumes the Polish tax impact on the adjustments made above, calculated at the Polish statutory tax rate of 19%.

(7)	This adjustment reflects the elimination of intercompany sales and cost of goods sold between Bialystok and us. The adjustment also reflects the elimination of intercompany profit in inventory as a result of movements in inventory from period to period at CEDC originally from Bialystok products.

(8)	This adjustment reflects interest expense on $221.7 million principal amount of the Notes issued hereby (representing the proceeds of the Offering to be utilized in connection with the Potential Bialystok Acquisition as discussed under “Use of Proceeds”) at an assumed annual rate of 7.5%. This interest expense does not include interest on the remainder of the Notes issued in this Offering or the 1% redemption penalty that would be incurred through the release of the escrowed amount if the Potential Bialystok Acquisition does not occur. This adjustment also includes the proportion of the effective interest rate basis amortization of financing costs associated with the Offering of the Notes relating to the Potential Bialystok Acquisition.

This adjustment includes the proportion relating to the Potential Bialystok Acquisition of the effective interest rate basis amortization of financing costs associated with the Notes. If the Potential Bialystok Acquisition is not completed, the remaining amount of the amortization of financing costs will be written off. For purposes of the pro forma calculation, the amount of Notes issued was based upon the residual of the €300 million less the amounts paid for the Bols Acquisition.

(9)	This pro forma adjustment assumes Polish tax impact on the adjustments made above, calculated at the Polish statutory tax rate of 19%.

(10)	This adjustment reflects the 39% participation of the Minority Shareholders in the net result of Bialystok.

	As at March 31, 2005
	CEDC	Botapol	Pro forma Adjustments		Bols Pro Forma	Bialystok	Pro forma Adjustments		Bols- Bialystok Pro Forma

	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)	(unaudited)		(unaudited)
	(US$m)
CURRENT ASSETS

Cash & cash equivalents	12.4	19.2	(5.2)		26.3	59.0	—		85.3
Short-term investments	—	—	—		—	35.6	—		35.6
Trade accounts receivable	103.2	40.1	(13.2	) (1)	130.1	28.7	(10.7)		148.1
Inventories	54.9	11.5	—		66.4	6.2	—		72.6
Prepaid expenses and other current assets	9.7	5.3	(1.2)		13.9	0.5	—		14.4
Deferred income taxes	1.1	—	—		1.1	—	—		1.1

TOTAL CURRENT ASSETS	181.3	76.1	(19.6)		237.8	130.0	(10.7)		357.1
Intangible assets net	53.7	8.2	229.4	(2)	291.3	0.3	299.0	(6)	590.6
Tangible fixed assets net	15.8	13.2	0.1	(2)	29.1	10.4	—		39.5
Deferred income taxes	1.6	2.2	—		3.8	2.3	0.8		6.9
Other assets	0.5	0.0	—		0.5	—	—		0.6

TOTAL ASSETS	252.9	99.7	209.9		562.5	143.0	289.1		994.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	77.1	13.7	(17.9	)(1)	72.9	5.6	(10.7	)(5)	67.7

Short term bank loans and overdraft facilities	38.2	4.1	(4.1)		38.2	—	—		38.2
Current portion of long term debt	0.2	—	—		0.2	—	—		0.2
Current portion of obligations under capital leases	2.8	1.1	—		3.9	—	—		3.9
Income taxes payable	2.0	—	—		2.0	—	—		2.0

Taxes other than income taxes	0.4	30.4	—		30.8	31.7	—		62.5
Other accrued liabilities	6.2	12.0	(0.4)		17.9	76.3	—		94.2

TOTAL CURRENT LIABILITIES	127.0	61.3	(22.4)		165.9	113.6	(10.7)		268.8
Long-term debt, less current maturities	1.8	5.2	142.6	(3)	149.6	—	212.4	(7)	362.0
Long-term obligations under capital leases	1.6	0.6	—		2.3	—	—		2.3
STOCKHOLDERS’ EQUITY	122.5	32.6	89.6	(4)	244.7	29.5	75.9	(8)	350.1
MINORITY INTERESTS	—	—	—		—	—	11.5	(9)	11.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	252.9	99.7	209.9		562.5	143.0	289.1		994.6

Notes to unaudited pro forma consolidated balance sheet

(1)	The adjustment reflects the elimination of intercompany accounts receivables and accounts payables between us and Bols as well as certain other adjustments to accounts payable with respect to Botapol.

(2)	The adjustment reflects purchase accounting as a result of the acquisition of Botapol for consideration of $270.0 million (including the Potential Reimbursable Amount). The purchase price was based on an initial fair value assessment. The adjustment assumes that the entire excess of $237.4 million of the purchase price over the net assets of Botapol of $32.6 million has been allocated as follows:

(US$ million)
Adjustments to Intangible Assets:
Brands rights	59.5
Capitalization of customer contracts	6.6
Goodwill	163.3

229.4
Fixed Assets fair value adjustments	0.1
Elimination of WTK and Botapol liabilities (not to be acquired)	7.9

237.4

(3)	This adjustment reflects the issuance of the Notes offered hereby in amounts sufficient to pay principal, underwriting fees and acquisition fees relating to the Bols Acquisition (the “Bols Acquisition Amounts”), net of estimated pro rata offering expenses of $4.0 million.

(4)	This adjustment reflects as follows:

(US$ million)
Issuance of CEDC shares for the Bols Acquisition(a)	122.2
Elimination of equity of Botapol	(32.6)

Total adjustment	89.6

(a)	Assuming 3,371,544 shares at a share price of $36.22 per share, as fixed on the date of the letter of intent relating to the Bols Acquisition.

(5)	Reflects the elimination of intercompany accounts receivables and accounts payables between CEDC and Bialystok.

(6)	This adjustment reflects the purchase accounting as a result of the acquisition of 61% of Bialystok shares for consideration of $317.0 million. This adjustment assumes that the entire excess of the purchase price over the 61% of the net assets and liabilities of Bialystok of $299.0 million has been allocated to goodwill.

(7)	This adjustment reflects the issuance of the Notes offered hereby in the amount of $221.7 million that shall be used to finance a portion of the purchase price for the Potential Bialystok Acquisition, net of estimated offering expenses of $9.4 million. For purposes of the pro forma calculation, the amount of Notes issued was based upon the residual of the €310 million less the amounts paid for the Bols Acquisition.

(8)	This adjustments reflects as follows:

(US$ million)
The net proceeds from the Proposed Equity Offering	108.7
Elimination of purchased entity equity	(29.5)
Net equity issuance costs	(3.2)

Total adjustment	75.9

(9)	This adjustment reflects the 39% minority interest held by other investors in Bialystok.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

This section contains “forward-looking statements”. Those statements are subject to risks, uncertainties and other factors that could cause our future results of operations or cash flows to differ materially from the results of operation or cash flows expressed or implied in such forward-looking statements. Please see “Forward-Looking Statements”.

In order to provide investors with an overview of the historic results of our business and Bols’ business, this offering memorandum includes, and this analysis discusses (i) our audited consolidated financial statements for Financial Years 2002, 2003 and 2004, and our unaudited interim consolidated financial statements for Financial First Quarters 2004 and 2005, and (ii) audited financial statements of Bols, Botapol’s principal operating subsidiary, for Financial Years 2002, 2003 and 2004. Bols’ audited financial statements are presented in PAR. There are significant differences between U.S. GAAP and PAR. See “—Certain Differences between U.S. GAAP and PAR” for further discussion of these differences.

The following analysis should be read in conjunction with the consolidated financial statements and the notes thereto appearing elsewhere in this offering memorandum.

Overview

We are the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. We have agreed to acquire Bols, a leading producer and marketer of premium vodkas and a leading importer of premium spirits and wines in Poland. Upon the completion of the Bols Acquisition, we will become a producer of alcoholic beverages for the first time and will be the third largest producer of vodka in Poland by value. We are also currently in exclusive negotiations with the Polish government to purchase 61% of the outstanding capital stock of Bialystok, the second largest producer of vodka in Poland. If the acquisition of Bialystok is completed, we would, together with our acquisition of Bols, be one of the largest producers of vodka in Poland.

We operate the largest nationwide next-day alcoholic beverage delivery service with distribution centers and satellite branches located throughout Poland. We distribute over 700 brands of alcoholic beverages consisting of a wide range of domestic and imported spirits, wine and beer. We also distribute tobacco and water products. The table below lists the contribution of each category of products to our net sales.

% of Net Sales—Financial Year 2004
Domestic vodka	75.1%
Domestic spirits	5.0%
Imported spirits	1.4%
Domestic wine	6.3%
Imported wine	2.6%
Domestic beer	6.9%
Imported beer	1.2%
Other products	1.5%

Bols is a leading producer and marketer of premium vodkas and a leading importer of premium spirits and wines in Poland. Bols is the third largest producer of vodka in Poland with a market share of approximately 12% by value (A.C. Nielsen). Bols produces some of Poland’s leading vodka brands such as Bols Vodka and Soplica and imports a wide range of international leading brands such as Rémy Martin cognac, Cointreau Liqueur and Metaxa brandy. Bols has a highly experienced marketing team that developed the Bols Vodka from its introduction in 1995 into the leading premium vodka brand in Poland by value and the third leading vodka brand overall by value. Soplica is targeted at Poland’s mainstream segment and is Poland’s tenth leading vodka brand overall by value.

Significant Factors Affecting Our Results of Operations

As a distributor of alcoholic beverages in Poland, our results of operations are significantly affected by the overall economic trends of Poland, as well as changes in consumer preferences, consumer spending, tax rates and consumer confidence, each of which impacts our volume of sales and the prices of our products. Over the past three years, we have succeeded in increasing our consolidated revenues. This resulted primarily from our acquisitions of distributors. In addition to the acquisitions, our results of operations were affected by the translation effects of fluctuations in the exchange rate of Polish zloty versus U.S. dollar because our functional currency is Polish zloty but our reporting currency is U.S. dollar during the periods covered.

Effect of Acquisitions of Distributors

As part of our strategy to increase distribution capacity, we acquire existing distributors particularly in regions where we do not have a leading position. We acquire successful distributors, which are primarily involved in the vodka distribution business and are among the leading distributors in their regions. Over the past six years, we have acquired 15 distributors throughout Poland. We purchased these distributors with cash and shares of our common stock. The acquisition and integration of these businesses into our operations have had a significant effect on our results of operations. These acquisitions have increased our net sales, costs of goods sold and operating expense. The following table sets forth our acquisitions of distributors for the periods covered in this analysis.

Name of Acquired Distributor	Date of Acquisition
Damianex S.A.	April 22, 2002
Agis S.A.	April 24, 2002
Onufry S.A.	October 15, 2002
Dako Galant Sp. z o.o.	April 5, 2003
Panta Hurt Sp. z o.o.	September 15, 2003
Multi-Ex S.A.	November 15, 2003
Saol Sp. z o.o.	May 21, 2004
Miro Sp. z o.o.	June 6, 2004
Polnis Sp. z o.o.	October 11, 2004

Effect of Exchange Rate Fluctuations

Because our functional currency is the Polish zloty while our reporting currency is the U.S. dollar, the translation effects of fluctuations in the exchange rate has materially impacted our financial condition and results of operations and has affected the comparability of our results between financial periods. Using average National Bank of Poland exchange rates for the full year, the Polish zloty in comparison to the U.S. dollar appreciated by 9% in Financial Year 2004, 2.6% in Financial Year 2003 and 3.7% in Financial Year 2002. The exchange rate for the Polish zloty at March 31, 2005, was 3.15 Polish zloty per U.S. dollar, compared to 3.88 Polish zloty per U.S. dollar at March 31, 2004.

In November 2000, we converted all of our loan obligations to Polish zloty. Accordingly, during the periods under review our operations were not materially exposed to exchange rate risk. However, we will be exposed to foreign exchange risk by issuing and selling the Notes, which are denominated in euros, and by incurring other debt in the future (including notes or borrowings to finance other acquisitions) that is not denominated in Polish zloty. If the Polish zloty decreases in value against the currencies in which we have to make payments, we could have increased cash requirements for debt service, higher leverage levels, greater levels of risk in relation to repaying or refinancing such debt when due, and significant costs (including tax costs) incurred in order to hedge these risks if we decided to enter into hedge agreements. See “Disclosure about Market Risk”.

Effects of Bols Acquisition and Potential Bialystok Acquisition

The acquisitions and integration of the businesses of Bols and Bialystok (assuming the Potential Bialystok Acquisition occurs) into our operations will have a significant effect on our results of operations. The vodka production business is significantly different from the distribution business. In particular, the margins in the vodka production business are significantly higher than the margins in the distribution business. The vodka production business also has higher operating expenses and different working capital needs.

•	Integration and other risks. Upon the completion of the Bols Acquisition, we will become a vodka producer for the first time and, as a result, we may face challenges or extra costs in managing the integration of the acquired businesses. See “Risk Factors—Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition” for further discussion of this and other risks.

•	Different reporting segment. After the completion of the Bols Acquisition, we will be reporting a different segment of business in our financial statements. The margins and factors affecting the production business are different from the distribution business, which will impact our results of operations.

•	Goodwill and other intangibles. We will recognize $229.4 million in intangible assets, including goodwill, in the Bols Acquisition. In accordance with U.S. GAAP, goodwill will not be amortized but instead the recoverability of the goodwill will be assessed at least once a year. Our assessment may result in a recognition of an impairment charge. See “—Goodwill and Intangibles” in this analysis for a further description of goodwill. Other intangibles will be amortized over their effective lives. If the Potential Bialystok Acquisition is completed, we will recognize an additional amount in intangible assets. We do not know at this time the amount of intangible assets that we would recognize. Our consolidated financial information will reflect the impact of these additional intangibles assets and any future impairment charges against goodwill. If we have mispriced the acquisitions we may be required to recognise an impairment in the future. See “Risk Factors—Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition—Our assumptions and determinations in deciding to acquire Bols and Bialystok may be incorrect”.

•	Significant Debt. We will incur significant debt as a result of the Bols Acquisition and Potential Bialystok Acquisition (assuming the Potential Bialystok Acquisition occurs). As a result, our interest expense will significantly exceed our historical levels in future periods.

Our Results of Operations

Financial First Quarter 2005 compared to Financial First Quarter 2004

In order to aid understanding, we have prepared tables which segment the income statement information as presented in the financial statements into those elements of the income statement which relate to operations acquired by us during the reporting period and those which relate to operations owned in both reporting periods. Key definitions are:

•	“Total Operations Q1 2005” means actual reported results for Financial First Quarter 2005.

•	“Operations Acquired” means the eliminations of the amounts generated by the 2005 and the 2004 acquired subsidiaries for the equivalent pre-acquisition period of 2004 (the equivalent pre-acquisition period of 2004 is defined as the period from January 1, 2004, through the date of the acquisition of the entity acquired) so as to present the 2005 continuing operations results for the same year on year periods. “Operations Acquired” include the first quarter results for Miro Sp. z o.o. (acquired June 6, 2004), Saol Sp. z o.o. (acquired May 21, 2004) and Polnis Sp. z o.o. (acquired October 11, 2004). These results have been excluded from continuing operations Q1 2005 to show the impact of a common three month period of ownership in both years.

•	“Continuing Operations Q1 2005” means the amounts in Financial First Quarter 2005 generated by the same subsidiaries owned in 2004 and for the same period of time as in 2004.

•	“Total Operations Q1 2004” means the extract from the income statement for total operations in Financial First Quarter 2004.

	Total operations Q1 2005	Operations acquired	Continuing operations Q1 2005	Total operations Q1 2004
	($ in thousands except percentages)
Net Sales	150,002	19,933	130,069	110,477
Cost of goods sold, including excise taxes	130,321	18,037	112,284	96,711

Gross profit	19,681	1,896	17,785	13,766
Gross margin	13.1%	9.5%	13.7%	12.5%
Operating expense	12,935	1,454	11,481	9,656

Operating income	6,746	442	6,304	4,110
Operating margin	4.5%	2.2%	4.8%	3.7%
Non operating income / (expense)
Interest income	66	10	56	43
Interest expense	(921)	(190)	(731)	(461)
Realized and unrealized foreign exchange losses	(93)	—	(93)	(46)
Other income / (expense), net	(52)	(6)	(46)	20

Income before taxes	5,746	256	5,490	3,666
Pre-tax margin	3.8%	1.3%	4.2%	3.3%
Income tax expense	1,126	60	1,066	556

Net income	4,620	196	4,424	3,110

Net margin	3.1%	1.0%	3.4%	2.8%

Net Sales

Net sales represents total sales net of all customer rebates and value added tax. Total net sales increased by approximately 35.8%, or $39.5 million, from $110.5 million in Financial First Quarter 2004 to $150.0 million in Financial First Quarter 2005. This increase resulted primarily from the effects of the acquisitions in 2004. Total net sales from continuing operations increased by approximately 17.7%, or $19.6 million, from $110.5 million in Financial First Quarter 2004 to $130.1 million in Financial First Quarter 2005. This increase resulted primarily from:

•	increased sales of imported products. The net sales of imported products increased by approximately 41%, or $2.1 million, from $4.9 million in Financial First Quarter 2004 to $7.0 million in Financial First Quarter 2005. This increase resulted primarily the result of Poland’s accession to the European Union on May 1, 2004, which eliminated customs duty for products imported from other European Union countries. This elimination of customs duty reduced the price of the imported products, increasing net sales.

•	the strength of the Polish zloty versus the U.S. dollar in Financial First Quarter 2005 as compared to the strength of the Polish zloty versus the U.S. dollar in Financial First Quarter 2004. The exchange rate for the Polish zloty at March 31, 2005, was 3.15 Polish zloty per U.S. dollar, compared to 3.88 Polish zloty per U.S. dollar at March 31, 2004.

Gross Profit

Total gross profit increased by approximately 43.0%, or $5.9 million, from $13.8 million in Financial First Quarter 2004 to $19.7 million in Financial First Quarter 2005 primarily reflecting the effect of acquisitions.

Gross margin increased from 12.5% in Financial First Quarter 2004 to 13.1% in Financial First Quarter 2005. This increase in gross margin resulted primarily from the sales of vodka purchased during the end of Financial Year 2004 prior to an excise tax increase in January 2005, which were sold in Financial First Quarter 2005 at the higher (post-excise tax increase) prices, as well as increased sales of higher margin imported products. The effect of these sales significantly improved gross profit from continuing operations.

Operating Expenses

Operating expenses consist of selling, general and administrative expenses (“S,G&A”), depreciation, amortization, and bad debt provision. Total operating expenses increased by approximately 34.0%, or $3.3 million, from $9.6 million in Financial First Quarter 2004 to $12.9 million in Financial First Quarter 2005. This increase resulted primarily from the effects of the acquisitions in 2004. As a percent of net sales, operating expenses decreased from 8.7% in Financial First Quarter 2004 to 8.6% in Financial First Quarter 2005.

	Financial First Quarter 2005	Financial First Quarter 2004
	($ in thousands)
S,G&A	11,669	8,884
Depreciation and amortization	1,012	706
Bad debt provision	254	66

	12,935	9,656

S,G&A consists of salaries, warehousing and transportation costs and administrative expenses. S,G&A increased by approximately 31.5%, or $2.8 million, from $8.9 million in Financial First Quarter 2004 to $11.7 million in Financial First Quarter 2005. This increase is in line with the growth in net sales.

Depreciation and amortization increased by approximately 42.9%, or $0.3 million, from $0.7 million in Financial First Quarter 2004 to $1.0 million in Financial First Quarter 2005. This increase resulted primarily from the effect of acquisitions. The increase also reflected our continued investment in information technology systems upgrades and additional trucks.

Bad debt expense increased from $0.1 million in Financial First Quarter 2004 to $0.3 million in Financial First Quarter 2005. Bad debt as a percentage of net sales in Financial First Quarter 2005 was approximately 0.2%, which is consistent with our historical level of bad debt.

Operating Income

Total operating income increased by approximately 63.4%, or $2.6 million, from $4.1 million in Financial First Quarter 2004 to $6.7 million in Financial First Quarter 2005. Operating margin increased from 3.7% for Financial First Quarter 2004 to 4.5% for Financial First Quarter 2005. Operating income from continuing operations increased by approximately 53.7%, or $2.2 million, from $4.1 million in Financial First Quarter 2004 to $6.3 million in Financial First Quarter 2005. Operating margin from continuing operations increased from 3.7% in Financial First Quarter 2004 to 4.8% in Financial First Quarter 2005. These increases were primarily from higher gross profit margins described above.

Interest Expense

Total interest expense increased by approximately 80%, or $0.4 million, from $0.5 million in Financial First Quarter 2004 to $0.9 million in Financial First Quarter 2005. This increase resulted primarily from a combination of higher inventory purchased (primarily with credit) during the end of Financial Year 2004 and Financial First Quarter 2005 to take advantage of the lower prices related to the excise tax increase and higher interest rates in Financial First Quarter 2005, as compared to the inventory purchased and the interest rates in Financial First Quarter 2004.

Income Tax

The total tax charge for Financial First Quarter 2005 was $1.1 million, or 19.6% of pre-tax profits. For Financial First Quarter 2004, the total tax charge was $0.6 million, or 15.2% of pre-tax profits. The primary reason for the variance to the Polish statutory tax rate of 19% was due to an additional provision made for the deferred tax asset in Financial First Quarter 2005.

Financial Year 2004 compared to Financial Year 2003

In order to aid understanding, we have prepared tables which segment the income statement information as presented in the financial statements into those elements of the income statement which relate to operations acquired by us during the reporting period and those which relate to operations owned in both reporting periods. Key definitions are:

•	“Total Operations 2004” means the actual reported results for Financial Year 2004.

•	“Operations Acquired” means the eliminations of the amounts generated by the 2004 and the 2003 acquired subsidiaries for the equivalent pre-acquisition period of 2003 (the equivalent pre-acquisition period for 2003 is defined as the period from January 1, 2003, through the date of the acquisition of the entity acquired) so as to present the 2004 continuing operations results for the same year on year periods.

•	“Continuing Operations 2004” means the amounts for Financial Year 2004 generated by the same subsidiaries owned in 2003 and for the same period of time as in 2003.

•	“Total Operations 2003” means the extract from the income statement for total operations for Financial Year 2003.

	Total Operations 2004	Operations acquired	Continuing operations 2004	Total Operations 2003
	($ in thousands, except percentages)
Net Sales	580,744	105,677	475,067	429,118
Cost of goods sold, including excise taxes	506,413	94,156	412,257	372,638

Gross profit	74,331	11,521	62,810	56,480
Gross margin	12.8%	10.9%	13.2%	13.2%
Operating expenses	45,946	7,241	38,705	34,313

Operating income	28,385	4,280	24,105	22,167
Operating margin	4.9%	4.1%	5.1%	5.2%
Non operating income / (expenses)
Interest income	326	40	286	133
Interest expense	(2,441)	(656)	(1,785)	(1,633)
Realized and unrealized foreign exchange losses	(19)	(5)	(14)	(92)
Other income/(expense), net	193	38	155	(59)

Income before taxes	26,444	3,697	22,747	20,516
Pre-tax margin	4.6%	3.5%	4.8%	4.8%
Income tax expense	4,614	312	4,302	5,441

Net income	21,830	3,385	18,445	15,075

Net margin	3.8%	3.2%	3.9%	3.5%

Net Sales

Total net sales for Financial Year 2004 increased by approximately 35.3%, or $151.6 million, from $429.1 million in Financial Year 2003 to $580.7 million in Financial Year 2004. This increase resulted primarily from the full year effects of the acquisitions in 2003 and the partial year effects of the acquisitions in 2004. Net sales from continuing operations increased by approximately 10.7%, or $45.9 million, from $429.1 million in Financial Year 2003 to $475.1 million in Financial Year 2004. This increase resulted primarily from the appreciation of the Polish zloty against the U.S. dollar by 9% in Financial Year 2004 and improved sales productivity. This increase was offset in part from the downsizing of operations of a subsidiary acquired in April 2003, which was contemplated at the time of the acquisition. Excluding the downsizing, net sales from continuing operations increased by approximately 13.7%.

Gross Profit

Total gross profit increased by approximately 31.6%, or $17.9 million, from $56.5 million in Financial Year 2003 to $74.3 million in Financial Year 2004. Total gross profit from continuing operations increased by approximately 11.2%. Gross margin decreased from 13.2% in Financial Year 2003 to 12.8% in Financial Year 2004. This decrease resulted primarily from the lower gross margins in the acquired businesses. After we acquire a business, we seek to improve the acquired business’ gross margin by changing its portfolio mix to be consistent with ours, including increasing sales of higher margin imported products. It takes time to implement this strategy with the acquired businesses. Gross margin from continuing operations remained constant at 13.2% for Financial Years 2004 and 2003.

Operating Expenses

Total operating expenses increased 33.8%, or $11.6 million, from $34.3 million in Financial Year 2003 to $45.9 million in Financial Year 2004. This increase resulted primarily from the full year effects of acquisitions in 2003 and partial year effects of the acquisitions in 2004. Total operating expenses attributable to continuing operations increased by approximately 12.8% to $38.7 million. This increase was in line with the growth in net sales from continuing operations. As a percentage of total net sales, total operating expenses decreased from 8.0% in Financial Year 2003 to 7.9% in Financial Year 2004. As a percentage of total net sales, total operating expenses attributable to continuing operations was 8.1% in Financial Year 2004.

The table below sets forth the items of operating expenses.

	Financial Year 2004	Financial Year 2003
	($ in thousands)
S,G&A	41,774	31,594
Depreciation	2,801	1,672
Amortization	613	455
Bad debt provision	758	592

	45,946	34,313

S,G&A increased by approximately 32.2%, or $10.2 million, from $31.6 million in Financial Year 2003 to $41.8 million in Financial Year 2004. This increase resulted primarily from the full year effects of acquisitions in 2003 and partial year effects of the acquisitions in 2004. As a percentage of net sales, S,G&A increased slightly from 7.2% to 7.4%.

Depreciation increased by approximately 64.7%, or $1.1 million, from $1.7 million in Financial Year 2003 to $2.8 million in Financial Year 2004. This increase resulted primarily from the full year effects of the acquisitions in 2003 and partial year effect of the acquisitions in 2004 as well as our continued investment in information technology systems upgrades and additional trucks and completion of a new distribution center.

Bad debt expense increased from $0.6 million in Financial Year 2003 to $0.8 million in Financial Year 2004. This increase was less than the rate of sales growth and was achieved through consistent management of the age profile of our trade receivables and diligent review of acquisitions to ensure that all provisions are made as part of the fair value assessment.

Operating Income

Total operating income increased by 28.0%, or $6.2 million, from $22.2 million in Financial Year 2003 to $28.4 million in Financial Year 2004. Operating margin decreased from 5.2% in Financial Year 2003 to 4.9% in Financial Year 2004. This decrease resulted primarily from the increase in depreciation expense and the impact of reduced gross margin as described above. Operating income attributable to continuing operations increased by 8.7%, or $1.9 million, from $22.2 million in Financial Year 2003 to $24.1 million in Financial Year 2004.

Interest Expense

Total interest expense increased by approximately 49.5%, or $0.8 million, from $1.6 million in Financial Year 2003 to $2.4 million in Financial Year 2004. This increase resulted primarily from higher average borrowings, consistent with business growth, and increases in the Polish zloty borrowing rates. The one month WIBOR increased from 5.21% at December 31, 2003, to 6.46% at December 31, 2004.

Income Tax

The total tax charge for Financial Year 2004 was $4.6 million, or 17.4% of pre-tax profits. For Financial Year 2003, the total tax charge was $5.4 million, or 26.5% of pre-tax profits. The reduction in our effective tax rate resulted primarily due to a change in Polish tax rates from 27% in Financial Year 2003 to 19% in Financial Year 2004.

Financial Year 2003 Compared to Financial Year 2002

In order to aid understanding, we have prepared tables which segment the income statement information as presented in the financial statements into those elements of the income statement which relate to operations acquired by us during the reporting period and those which relate to operations owned in both reporting periods. Key definitions are:

•	“Total Operations 2003” means actual reported results for Financial Year 2003.

•	“Operations Acquired” means the eliminations of the amounts generated by the 2003 and the 2002 acquired subsidiaries for the equivalent pre-acquisition period of 2002 (the equivalent pre-acquisition period of 2002 is defined as the period from January 1, 2002, through the date of the acquisition of the entity acquired) so as to present the 2003 continuing operations results for the same year on year periods.

•	“Continuing Operations 2003” means the amounts for Financial Year 2003 generated by the same subsidiaries owned in 2003 and for the same period of time as in 2002.

•	“Total Operations 2002” means the extract from the income statement for total operations for Financial Year 2002.

	Total Operations 2003	Operations acquired	Continuing operations 2003	Total operations 2002
	(in thousands, except percentages)
Net Sales	429,118	100,979	328,139	293,965
Cost of goods sold, including excise taxes	372,638	88,575	284,063	255,078

Gross profit	56,480	12,404	44,076	38,887
Gross margin	13.2%	12.2%	13.4%	13.2%
Operating Expense	34,313	7,241	27,072	26,273

Operating income	22,167	5,163	17,004	12,614
Operating margin	5.2%	5.1%	5.2%	4.3%
Non operating income / (expenses)
Interest income	133	23	110	99
Interest expense	(1,633)	(318)	(1,315)	(1,586)
Realized and unrealized foreign exchange losses	(92)	—	(92)	(178)
Other income/(expense), net	(59)	(71)	(130)	115

Income before taxes	20,516	4,939	15,577	11,064
Pre-tax margin	4.8%	4.9%	4.7%	3.8%
Income tax expense	5,441	854	4,587	2,764

Net income	15,075	4,085	10,990	8,300

Net margin	3.5%	4.0%	3.3%	2.8%

Net Sales

Total net sales for Financial Year 2003 increased by approximately 46.0%, or $135.1 million, from $294.0 million in Financial Year 2002 to $429.1 million in Financial Year 2003. This increase resulted primarily from the full year effects of the acquisitions in 2002 and the partial year effects of the acquisitions in 2003. Net sales from continuing operations increased 11.6%, or $34.2 million, from $294.0 million in Financial Year 2002 to $328.1 million for Financial Year 2003. This increase resulted primarily from increases in sales per existing outlets and sales from new outlets.

Gross Profit

Total gross profit increased by approximately 45.2%, or $17.6 million, from $38.9 million in Financial Year 2002 to $56.5 million in Financial Year 2003. The increase resulted primarily from the full year effects of the acquisitions in Financial Year 2002 and the partial year effects of the acquisitions in Financial Year 2003. Total gross profit from continuing operations increased by approximately 13.3%. Gross margin remained constant at 13.2% for Financial Years 2003 and 2002. Gross margin from continuing operations increased from 13.2% in Financial Year 2002 to 13.4% in Financial year 2003. This increase resulted primarily from the improved product mix achieved in our subsidiaries, including previously acquired companies, following operational reviews and implementation of marketing and sales coverage strategies.

Operating Expenses

Total operating expenses increased 30.4%, or $8.0 million, from $26.3 million in Financial Year 2002 to $34.3 million in Financial Year 2003. This increase resulted primarily from the full year effects of acquisitions in 2002 and partial year effects of the acquisitions in 2003. Total operating expenses attributable to continuing operations increased by approximately 5.5% to $24.7 million. This increase resulted primarily from the growth in operating expenses significantly less than the growth in net sales reflecting improved operating leverage. As a percentage of total net sales, total operating expenses decreased from 8.9% in Financial Year 2002 to 8.0% in

Financial Year 2003. As a percentage of total net sales, total operating expenses attributable to continuing operations was 8.3% in Financial Year 2003. The table below sets forth the items of operating expenses.

	Financial Year 2003	Financial Year 2002
	($ in thousands, except percentages)
S,G&A	31,594	23,367
Depreciation	1,672	1,273
Amortization	455	202
Bad debt provision	592	1,431

	34,313	26,273

S,G&A increased by 35.2%, or $8.2 million, from $23.4 million in Financial Year 2002 to $31.6 million in Financial Year 2003. This increase resulted primarily from the effect of acquisitions.

Depreciation increased by approximately 31.2%, or $0.4 million, from $1.3 million in Financial Year 2002 to $1.7 million in Financial Year 2003. This increase resulted primarily from our investment in additional trucks and warehouse and information technology facilities.

Bad debt expense decreased 58.6%, or $0.8 million, from $1.4 million in Financial Year 2002 to $0.6 million in Financial Year 2003. This decrease was achieved through consistent management of the age profile of our trade receivables and diligent review of acquisitions to ensure that all provisions are made as part of the fair value assessment. As a percentage of sales, bad debt expense was 0.1% in Financial Year 2003 as compared to 0.5% in Financial Year 2002.

Operating Income

Total operating income increased by approximately 75.7%, or $9.6 million, from $12.6 million in Financial Year 2002 to $22.2 million in Financial Year 2003. Operating margin increased from 4.3% in Financial Year 2002 to 5.2% in Financial Year 2003. This increase resulted primarily from improvements in gross margin as well as growth in operating expense substantially less than the growth in net sales. Operating income attributable to continuing operations increased 34.8%, or $4.4 million, from $12.6 million in Financial Year 2002 to $17.0 million in Financial Year 2003.

Interest Expense

Total interest expense remained constant at $1.6 million for Financial Years 2003 and 2002.

Income Tax

The total tax charge for Financial Year 2003 was $5.4 million, or 26.5% of pre-tax profits. For Financial Year 2002, the total tax charge was $2.8 million, or 25.0% of pre-tax profits.

Bols’ Results of Operations

Bols’ Financial Year 2004 compared to Bols’ Financial Year 2003

The financial information below is based upon the audited Polish financial statements of Bols included elsewhere in this offering memorandum. Those financial statements were prepared in accordance with PAR. For a summary of significant differences between U.S. GAAP and PAR, see “—Certain Differences between U.S. GAAP and PAR”.

	Financial Year 2004	% of Net Sales	Financial Year 2003	% of Net Sales
	(zloty in thousands, except percentages)
Net sales, including excise tax	816,741	100%	794,496	100%
Operating expenses	741,715	91%	740,135	93%

Profit on sales	75,026	9%	54,361	7%
Other operating income	7,359	1%	4,285	1%
Other operating expenses	(9,480)	1%	(16,345)	2%

Operating profit	72,905	9%	42,301	5%
Financial income	888	0%	1,105	0%
Financial expenses	(3,774)	0%	(12,140)	2%

Profit before tax	70,019	9%	31,266	4%
Income tax	(14,006)	(2)%	(16,012)	(2)%

Net profit	56,013	7%	15,254	2%

Net Sales

Net sales represents total sales plus excise tax collected and net of customer rebates and value added tax. Excise taxes are collected from customers of spirit producers based upon a fixed value per 100 percent alcohol liter. The full value of these proceeds are subsequently remitted to the Polish government. The total value of excise tax included in both sales and operating expenses was PLN 461.0 million in Financial Year 2004 and PLN 466.9 million in Financial Year 2003. The table below illustrates sales excluding the excise tax.

	Financial Year 2004	Financial Year 2003	Change
	(zloty in thousands, except percentages)
Total Sales	355,643	325,938	29,711
Excise Tax	461,011	466,888	(5,883)
Other	87	1,670	(1,583)

Net Sales	816,741	794,496	22,245

Total sales (excluding excise tax) increased by 9.2%, or PLN 29.7 million, from PLN 325.9 million in Financial Year 2003 to PLN 355.6 million in Financial Year 2004. This increase resulted primarily from increases in sales volume resulting from growth in sales of domestic vodkas and imported alcoholic products and increases in the average price of Bols’ domestic vodkas. Sales of the two top domestic brands of Bols, Bols Vodka and Soplica, as illustrated by the table below, increased by 4% in volume and each had an average price increase of 3.5% in Financial Year 2004.

	Financial Year 2004	Financial Year 2003	% Change
	(liters in thousands, except percentages)
Bols Vodka	18,159	17,325	5%
Soplica	7,334	7,173	2%

Total	25,493	24,498	4%

In addition, sales from imported alcoholic products increased by 51%, or PLN 20.2 million , from PLN 60.1 million in Financial Year 2003 to PLN 39.9 million in Financial Year 2004. This increase resulted primarily from the reduction in the prices of imported alcoholic products due to the decrease in customs duties as a result of Poland’s accession to the European Union on May 1, 2004, as well as changes in consumer preferences in Poland in favor of imported alcoholic products.

Operating Expenses

The following table sets forth our operating expenses as a percentage of sales for the Financial Year 2004 and the Financial Year 2003:

	Financial Year 2004	% of Sales	Financial Year 2003	% of Sales
	(zloty in thousands, except percentages)
Depreciation and amortization	9,076	1%	10,170	1%
Cost of raw materials	86,673	11%	82,059	10%
Purchased services	36,728	4%	40,233	5%
Taxes and charges, including:	466,197	57%	470,800	59%
—excise tax	464,772	57%	469,808	59%
Wages and salaries	29,403	4%	27,233	3%
Social security and other benefits	5,782	1%	5,782	1%
Other expenses	45,802	6%	51,320	6%
Cost of goods for resale	62,054	8%	52,538	7%

Total operating expenses	741,715	91%	740,135	93%

As a percentage of sales, total operating expenses declined from 93% in Financial Year 2003 to 91% in Financial Year 2004. The largest component of operating expenses was excise tax representing 57% of sales in Financial Year 2004 and 59% of sales in Financial Year 2003. The decline in excise tax as a percentage of sales resulted primarily from the increase of imports in Financial Year 2004 since excise tax is only paid for domestically produced sprits and customs duties on imports is recorded under cost of goods for resale.

Depreciation and amortization expense decreased by 10.8%, or PLN 1.1 million, from PLN 10.2 million in Financial Year 2003 to PLN 9.1 million in Financial Year 2004. This decrease resulted primarily from the elimination of goodwill which was fully amortized in Financial Year 2003. The goodwill related to various historical mergers.

Purchased services decreased by 8.7%, or PLN 3.5 million, from PLN 40.2 million in Financial Year 2003 to PLN 36.7 million in Financial Year 2004. This decrease resulted primarily from a reduction in consulting and legal costs.

Wages and salaries increased by 8.1%, or PLN 2.2 million, from PLN 27.2 million in Financial Year 2003 to PLN 29.4 million in Financial Year 2004. This increase resulted primarily from a one off redundancy payment made to a former member of the Bols’ senior management team.

Other expenses decreased by 10.7%, or PLN 5.5 million, from PLN 51.3 million in Financial Year 2003 to PLN 45.8 million in Financial Year 2004. This decrease resulted primarily from a reduction in travel costs and reductions in additional payments made to supermarkets and wholesalers.

Cost of goods for resale represents primarily the full cost of goods sold for imported products. Cost of goods for resale increased by 18.3%, or PLN 9.6 million, from PLN 52.5 million in Financial Year 2003 to PLN 62.1 million in the Financial Year 2004. This increase was consistent with the increase of import of alcoholic products, which was partially offset by the lower customs duties following Poland’s accession to the European Union.

Other Operating Income and Expenses

Other operating income increased by 72.1%, or PLN 3.1 million, from PLN 4.3 million in Financial Year 2003 to PLN 7.4 million in Financial Year 2004. This increase resulted primarily from the re-invoiced costs of the Central European office incurred on behalf of Rémy. In particular, these costs related to increased services rendered in Central European non-Russia region by Bols’ employees in Financial Year 2004 and Financial Year 2003. We will not bear these costs related to the Central European activities of Rémy after completion of the Bols Acquisition.

Other operating expenses decreased by 41.7%, or PLN 6.8 million, from PLN 16.3 million in Financial Year 2003 to PLN 9.5 million in Financial Year 2004. The other operating expenses in Financial Year 2003 were adversely affected by an additional excise tax liability charge of PLN 8.3 million. See “Business—Legal Proceedings”.

Financial Income and Expenses

Financial income represents primarily interest earned from cash held in bank accounts. Financial expenses represent interest paid to banks as well as penalty interest paid to the tax office in Poland related to the additional excise tax liability. Financial expenses decreased by 68.6%, or PLN 8.3 million, from PLN 12.1 million in Financial Year 2003 to PLN 3.8 million in Financial Year 2004. This decrease resulted primarily from interest paid in Financial Year 2003 to the tax office related to dispute on treatment of excise taxes as well as lower average borrowings in Financial Year 2004 as compared to Financial Year 2003.

Income Tax

Income tax as a percent of pre-tax income decreased from 51% in Financial Year 2003 to 20% in Financial Year 2004. This decrease resulted from a reduction in the Polish income tax rate from 27% in Financial Year 2003 to 19% in Financial Year 2004, as well as permanent tax differences. The permanent tax differences relate to costs incurred that are not tax deductible, of which the primary costs were the additional tax penalties made as noted above, amortization of goodwill and advertising costs incurred above a specific limit.

Bols’ Financial Year 2003 compared to Bols’ Financial Year 2002

	Financial Year 2003	% of Net Sales	Financial Year 2002	% of Net Sales
	(zloty in thousands, except percentages)
Net sales, including excise tax	794,496	100%	857,183	100%
Operating expenses	740,135	93%	829,859	97%

Profit on sales	54,361	7%	27,324	3%
Other operating income	4,285	1%	4,372	1%
Other operating expenses	(16,345)	(2)%	(6,575)	(1)%

Operating profit	42,301	5%	25,121	3%
Financial income	1,105	0%	2,460	0%
Financial expenses	(12,140)	(2)%	(15,486)	(2)%

Profit before tax	31,266	4%	12,095	1%
Income tax	(16,012)	(2)%	(5,781)	(1)%

Net profit	15,254	2%	6,314	1%

Net Sales

Total net sales decreased by 7.3%, or PLN 62.7 million, from PLN 857.2 million in Financial Year 2002 to PLN 794.5 million in Financial Year 2003. This decrease resulted primarily from the reduction in the excise tax rate in the fourth quarter of Financial Year 2002 resulting in a decrease in sales revenue of PLN 113.3 million. The table below illustrates sales excluding the excise tax.

	Financial Year 2003	Financial Year 2002	Change
	(zloty in thousands, except percentages)
Total Sales	325,932	272,845	53,087
Excise Tax	466,894	583,153	(116,259)
Other	1,670	1,185	485

Net Sales	794,496	857,183	(62,687)

Total sales (excluding excise tax) increased by 19.5%, or PLN 53.1 million, from PLN 272.8 million in Financial Year 2002 to PLN 325.9 million in Financial Year 2003. This increase resulted primarily from increases in revenues from sales of domestic vodkas and imported alcoholic products and increases in average price of Bols’ domestic vodkas. Although overall sales volume for the top two brands of Bols, Bols Vodka and Soplica, as illustrated by the table below, decreased by less than 1%, this was offset by an average price increase in these brands by 3.1% for the Financial Year 2003 which resulted in increases in revenues.

	Financial Year 2003	Financial Year 2002	% Change
	(liters in thousands, except percentages)
Bols Vodka	17,325	17,713	(2)%
Soplica	7,173	6,958	3%

Total	24,498	24,671	(1)%

In addition, sales from imported alcoholic products increased by 36%, or PLN 10.6 million, from PLN 29.3 million in Financial Year 2002 to PLN 39.9 million in Financial Year 2003. This increase resulted primarily from changing consumer preferences in Poland for more desirable imported brands.

Operating Expenses

The following table sets forth our operating expenses as a percentage of sales for the Financial Year 2003 and the Financial Year 2002.

	Financial Year 2003	% of Sales	Financial Year 2002	% of Sales
	(zloty in thousands, except percentages)
Depreciation & Amortization	10,170	1%	13,017	2%
Cost of raw materials	82,059	10%	76,803	9%
Purchased services	40,233	5%	39,370	5%
Taxes and charges, including:	470,800	59%	584,123	68%
—excise tax	469,808	59%	583,153	68%
Wages and salaries	27,233	3%	25,647	3%
Social security and other benefits	5,782	1%	5,464	1%
Other expenses	51,320	6%	55,329	6%
Cost of goods for resale	52,538	7%	30,106	4%

Total Operating Expenses	740,135	93%	829,859	97%

Total operating expenses decreased by 10.8%, or PLN 89.9 million, from PLN 830.0 million in Financial Year 2002 to PLN 740.1 million in Financial Year 2003. This decrease resulted primarily from the reduction in the excise tax rate in the fourth quarter of Financial Year 2002, which was partially offset by increases in cost of raw materials and cost of goods sold for resale described below.

Depreciation and amortization expense decreased by 21.5%, or PLN 2.8 million, from PLN 13.0 million in Financial Year 2002 to PLN 10.2 million in Financial Year 2003. This decrease resulted primarily from lower amortization of goodwill which became fully amortized in May 2003.

Cost of raw materials increased by 6.9%, or PLN 5.3 million, from PLN 76.8 million in Financial Year 2002 to PLN 82.1 million in Financial Year 2003. This increase resulted primarily from the costs associated with upgrading packaging for Bols Vodka.

Wages and salaries increased by 6.2%, or PLN 1.6 million, from PLN 25.6 million in Financial Year 2002 to PLN 27.2 million in Financial Year 2003. This increase resulted primarily from overall salary increases, additional costs for temporary labor and the establishment of a new senior management position.

Other expenses decreased by 7.2%, or PLN 4.0 million, from PLN 55.3 million in Financial Year 2002 to PLN 51.3 million in Financial Year 2003. This decrease resulted primarily from the reduction in costs of advertising services.

Cost of goods for resale increased by 74.4%, or PLN 22.4 million, from PLN 30.1 million in Financial Year 2002 to PLN 52.5 million in Financial Year 2003. This increase primarily reflected increases in sales of imported products described above.

Other Operating Income and Expenses

Other operating expenses increased by 147.0%, or PLN 9.7 million, from PLN 6.6 million in Financial Year 2002 to PLN 16.3 million in Financial Year 2003. This increase resulted primarily from an additional charge recognized in connection with the excise tax dispute with the tax office of PLN 8.3 million as disclosed above. See “Business—Legal Proceedings”.

Financial Income and Expenses

Financial income decreased by 56.0%, or PLN 1.4 million, from PLN 2.5 million in Financial Year 2002 to PLN 1.1 million in Financial Year 2003. This decrease resulted primarily from lower interest rates in Financial Year 2003. Financial expenses decreased by 21.9%, or PLN 3.4 million, from PLN 15.5 million in Financial Year 2002 to PLN 12.1 million in Financial Year 2003. This decrease resulted primarily from lower average borrowings and lower interest rates.

Income Tax

The Polish statutory tax rate was 28% for Financial Year 2002 and 27% for Financial Year 2003. The difference in the effective rates reported and the statutory rate are due to permanent tax differences, primarily goodwill amortization, certain advertising costs and penalty interest which are non tax deductible.

Our Liquidity and Capital Resources

Overview

During the periods under review, our primary sources of liquidity were cash flows generated from operations, credit facilities and proceeds from equity offerings. Our primary uses of cash were to fund our working capital requirements, service indebtedness, finance capital expenditures and fund acquisitions. The following table sets forth selected information concerning our consolidated cash flow during the periods indicated.

	Financial Year 2004	Financial Year 2003	Financial Year 2002
	($ in thousands)
Cash flow from operating activities	8,861	(8,252)	(1,850)
Cash flow from investing activities	(9,337)	(5,519)	(14,645)
Cash flow from financing activities	635	17,130	16,018

Net cash flow from operating activities

Net cash flow from operating activities represents net cash from operations, return on investments, servicing of finance and taxation. Net cash flow from operating activities increased to $8.9 million in Financial Year 2004 as compared to a net cash usage from operating activities of $8.3 million in Financial Year 2003 and $1.9 million in Financial Year 2002.

Net cash flow from operating activities is affected by our use of “cash on delivery” (“COD”) for purchases of goods from suppliers. We pay for a significant amount of goods supplied to us on a COD basis. Normal trade terms from our Polish vodka suppliers are 60 days however, some of these suppliers offer us significant discounts if we pay for goods on a COD basis. We use our existing credit facilities to finance our short-term COD vodka purchase requirements. The COD discounts offered are considerably in excess of the effective rate we would pay for 60-day borrowings under our bank facilities. In periods when we increase the use of COD, as a percentage of total inventory purchases our working capital needs increase, resulting in a decrease in our net cash flow from operating activities. During Financial Years 2003 and 2002, we increased the level of inventory purchased on a COD basis, which resulted in an increased amount of cash used for working capital funding.

The increase in cash flow in Financial Year 2004 resulted primarily from an increase in our operating profit and a stabilization of the level of COD purchasing of inventory.

Our working capital needs are typically at their highest in December due to strong seasonal sales. In addition, in December 2004 we purchased additional supplies of vodka to take advantage of an anticipated increase in excise tax (and resulting price increase in domestic vodka) in January 2005. The increase in our working capital requirements in December 2004 partially offset the increased cash flow from operations from increased profits and stabilization of COD purchasing.

Net cash flow from investing activities

Net cash flow from investing activities represents cash used for capital expenditure and financial investment and cash movements resulting from acquisitions and dispositions.

Net cash outflow from investing activities was $9.3 million in Financial Year 2004 as compared to a net cash outflow from investing activities of $5.5 million in Financial Year 2003. The change between Financial Year 2003 and Financial Year 2004 resulted primarily from an increased investment in information technology facilities and additional trucks and the completion of a new distribution center. Also, we spent $5.4 million in Financial Year 2004 on acquisitions of distributors as compared to spending of $3.9 million Financial Year 2003.

Net cash outflows from investing activities was $5.5 million in Financial Year 2003 as compared to a net cash outflow from investing activities of $14.6 million in Financial Year 2002. This decrease in cash outflows resulted primarily from a reduction in cash used for acquisitions. Net cash used for acquisitions was $3.9 million in Financial Year 2003 as compared to $14.2 million in Financial Year 2002. Excluding cash used in acquisitions, net cash used for investing activities increased from $0.5 million in Financial Year 2002 to $1.6 million in Financial Year 2003, reflecting an increased level of investment in additional trucks and warehouses.

Net cash flow from financing activities

Net cash flow from financing activities represents cash used for servicing indebtedness, borrowings under credit facilities and cash inflows from private placements and exercise of options.

Net cash flow from financing activities decreased to $0.6 million in Financial Year 2004 as compared to $17.1 million in Financial Year 2003. In Financial Year 2004, we received funds solely from the exercises of options.

Net cash flow from financing activities increased to $17.1 million in Financial Year 2003 as compared to $16.0 million in Financial Year 2002. In Financial Year 2003, we received funds from private placements of our common stock amounting to $19.3 million, offset by payment of outstanding debt under our existing credit facilities. In Financial Year 2002, we received funds from private placements of our common stock amounting to $7.4 million and increased borrowings under our existing credit facilities.

Our Future Liquidity and Capital Resources

Our primary uses of cash in the future will be to fund our working capital requirements, service indebtedness, finance capital expenditures and fund acquisitions, if any. We expect to fund these requirements in the future with cash flows from our operating activities, cash on hand and, subject to satisfaction of certain conditions to borrowing, borrowings from our working capital facility under our existing credit facilities. We have available under our existing credit facilities approximately $66.7 million. See “Description of Certain Financing Arrangements”. As of March 31, 2005, our total indebtedness (i) on an actual basis was $40.2 million, (ii) on a pro forma basis after giving effect to the Bols Acquisition was $194.3 million, and (ii) on a pro forma basis after giving effect to the Bols Acquisition and Potential Bialystok Acquisition was $406.6 million.

Financing Arrangements

Existing Credit Facilities

As at March 31, 2005, we had total debt outstanding under existing credit facilities in the Polish zloty equivalent of approximately $40.2 million. The credit facilities are available at the subsidiary level and not at the parent company level for working capital purposes only. In order to fund working capital and other liquidity requirements, we also have available non-committed credit lines with various banks and credit institutions. As of March 31, 2005, the amount of available, unutilized and uncommitted credit facilities was the Polish zloty equivalent of approximately $26.5 million. These existing credit facilities are subject to renewal on an annual basis.

Notes

The Indenture contains certain customary events of default and customary covenants, limitations and requirements with respect to indebtedness, restricted payments, dividends and other payments affecting our subsidiaries, transactions with affiliates, liens, asset sales, sale and leaseback transactions, consolidations and mergers, and the provision of financial statements and reports.

Proposed Equity Offering

We are currently contemplating conducting the Proposed Equity Offering to raise approximately $108.7 million to finance, in part, the Potential Bialystok Acquisition. If we are unable to complete the Proposed Equity Offering, we will need to find another source of financing to complete the Potential Bialystok Acquisition. See “Risk Factors – Risks to the Bols Acquisition and the Potential Bialystok Acquisition. – We will need additional financing to complete the Potential Bialystock Acquisition and our ability to secure such additional funding is uncertain.”

We currently believe that our operating cash flow and available cash, together with borrowings under our existing credit facilities, will be sufficient to fund our working capital needs, anticipated capital expenditure and debt service requirements for at least the next several years, although we cannot assure you that will be case.

Capital Expenditure

Our capital expenditure on tangible fixed assets for Financial Years 2004, 2003, and 2002 was $5.4 million, $2.3 million and $0.8 million, respectively. Capital expenditure in Financial Year 2004 resulted primarily from investment in information technology systems upgrades and additional trucks and completion of a new distribution center. Capital expenditure in Financial Year 2003 resulted primarily from investment in our fleet of trucks as part of our plan to update the fleets of several of our subsidiaries.

We have estimated that capital expenditure for 2005, 2006 and 2007 for our existing business combined with Bols’ business will be approximately $5.0 million per year. Future capital expenditure is expected to be used for our continued investment in information technology, trucks, and routine improvements to the Bols production facility.

Assuming that the Potential Bialystok Acquisition is completed, we have estimated that capital expenditure for Financial Years 2005, 2006 and 2007 will be approximately $10 million to $12 million per year. For all three years, the capital expenditure is planned for our continued investment in information technology, trucks, and routine improvements to the production facilities of Bols and Bialystok. As a condition of the Potential Bialystok Acquisition, we have also agreed to invest in a rectified spirits plant which would be expected to be completed during Financial Year 2006, at an estimated cost of approximately $4.5 million. Included in our estimated capital expenditure for Financial Years 2005 and 2006 is the estimated capital expenditure with respect to the rectified spirits plant.

A substantial portion of these future capital expenditure amounts are discretionary, and we may adjust spending in any period according to our results. We currently intend to finance all of our capital expenditure through cash generated from operating activities.

Contractual Obligations

The following table summarizes contractual obligations on a pro forma basis after giving effect to this Offering and the Bols Acquisition.

	Pro forma payments due by period
	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	(unaudited)
	($ in thousands)
Long-term debt obligations	375.5	(1)	0.2	0.4	0.4	374.5
Short-term debt obligations	38.2		38.2	—	—	—
Operating leases	6.4		1.1	2.5	2.5	0.4
Capital leases	6.2		4.0	2.2	—	—

Total	426.4		43.5	5.1	2.9	374.9

(1)	Includes indebtedness of the Notes (based on the euro exchange rate as of June 30, 2005)

In addition, if the Potential Bialystok Acquisition is completed we will be obliged to invest approximately $4.5 million in a rectified spirits plant.

Disclosure about Market Risk

Foreign Currency Exchange Risk

Translation Risks

Our operations are conducted primarily in Poland and our functional currency is the Polish zloty and the reporting currency is the U.S. dollar. Our financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable and receivable, inventories, bank loans, overdraft facilities and long-term debt. All of the monetary assets represented by these financial instruments are located in Poland. Consequently, they are subject to currency translation risk when reporting in U.S. Dollars.

If the U.S. dollar increases in value against the Polish zloty, the value in U.S. Dollars of assets, liabilities, revenues and expenses originally recorded in Polish zloty will decrease. Conversely, if the U.S. dollar decreases in value against the Polish zloty, the value in U.S. dollars of assets, liabilities, revenues and expenses originally recorded in Polish zloty will increase. Thus, increases and decreases in the value of the U.S. dollar can have an impact on the value in U.S. dollar of our non-U.S. dollar assets, liabilities, revenues and expenses, even if the value of these items has not changed in their original currency.

Transaction Risk

Our commercial foreign exchange exposure mainly arises from the purchase of imported alcoholic beverage in currencies other than our functional currency of the Polish zloty. Thus, accounts payable for imported beverages are billed in various currencies and we are subject to short-term changes in the currency markets for product purchases. We also operate a bonded warehouse where the inventory acquired from foreign suppliers is recorded in its source currency. Therefore, any currency movement on trade payables resulting from either a strengthening or weakening of the Polish zloty against a foreign supplier’s currency is often compensated for by an opposite movement relating to inventories recorded in the imported currency. Because substantially all of our operations are conducted in Poland using the local currency, the impact of fluctuations in the exchange rate of the zloty versus the U.S. dollar on transactions using a currency different from the zloty has been minimal. Below is a table indicating the respective trade payables, trade receivables and imported inventory in U.S. Dollars (USD), British Pounds Sterling (GBP) and Euro (EUR).

	Financial Year 2004		Financial Year 2003
Trade Payables	Local Currency	USD Equivalent	Local Currency	USD Equivalent
USD	303,613	303,613	97,087	97,087
GBP	30,509	58,886	12,717	22,672
EUR	2,151,001	2,934,034	1,087,493	1,371,395

Total		3,296,533		1,491,154

Inventories	Local Currency	USD Equivalent	Local Currency	USD Equivalent
USD	627,999	627,999	271,035	271,035
GBP	—	—	23,062	41,115
EUR	496	677	506,512	638,743

Total		628,676		950,893

Trade Receivables	Local Currency	USD Equivalent	Local Currency	USD Equivalent
USD	2,947	2,947	7,007	7,007
GBP	—	—	24,245	43,224
EUR	9,173	12,512	54,322	68,503

Total		15,459		118,734

In addition, because substantially all of our revenues are denominated in Polish zloty, we will be exposed to foreign exchange risk by issuing and selling the Notes, which is denominated in euros, borrowing under the Senior Facilities Agreement that is not denominated in Polish zloty, and by incurring other debt in the future (including notes or borrowings to finance other acquisitions) that is not denominated in Polish zloty. If the Polish zloty decreases in value against the currencies in which we have to make payments, we could have increased cash requirements for debt service, higher leverage levels, greater levels of risk in relation to repaying or refinancing such debt when due, and significant costs (including tax costs) incurred in order to hedge these risks if we decided to enter into hedge agreements.

Interest Rate Risk

We may have an exposure to interest rate movements through our bank deposits and indebtedness. In Financial Year 2004, we used derivative financial instruments (forward foreign currency contracts) to hedge transactions denominated in foreign currencies in order to reduce the currency risk associated with fluctuating exchange rates. The duration of the hedge contract typically did not exceed six months. At March 31, 2005, we had no open derivative contracts.

Because all of our debts are at floating rates, changes in interest rates may impact our net interest expense, positively by way of a reduction in base rates and adversely should base rates increase. Our sensitivity to interest rate movements is expressed in the table below.

	Financial Year 2004	Financial Year 2003
	(US$ in thousands, except percentages)
Average bank debt	30.1	25.6
Percentage subject to variable interest rates	100%	100%
Impact on net interest charge from 1% change in base rates	300.6+/–	256.1+/–

Statement on Inflation

We do not believe inflation had a significant impact on our results of operation. Inflation in Poland was 3.5% in Financial Year 2004, 1.7% in Financial Year 2003, and 1.1% in Financial Year 2002.

Seasonality

Our net sales have been historically seasonal with an average over 30% of the net sales occurring in the fourth quarter as a result of increased alcoholic beverages consumption during the Christmas holidays. During Financial Year 2004, net sales in the fourth quarter were 33% of the full year, compared to 32.6% for the fourth quarter of Financial Year 2003. The table below demonstrates the movement and significance of seasonality in income statement.

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2004	2003	2004	2003	2004	2003	2004	2003
	(in thousands except percentages)
Net Sales	110,477	79,468	133,004	105,122	145,831	104,844	191,432	139,684
Seasonality	19.0%	18.5%	22.9%	24.5%	25.1%	24.4%	33.0%	32.6%
Gross Profit	13,766	10,483	16,636	13,616	18,306	13,486	25,624	18,895
Gross Margin	12.5%	13.2%	12.5%	13.0%	12.6%	12.9%	13.4%	13.5%
Operating Income	4,110	3,140	5,891	5,148	6,407	4,929	11,977	8,950
Net Income	3,110	1,917	4,516	3,459	5,096	3,604	9,108	6,095

Acquisitions during the year, did not have a significant impact on the seasonality trends shown above.

Our working capital requirements are also seasonal, and are normally highest in the months of December and January. Liquidity then normally improves as collections are made on the seasonally higher fourth quarter receivables.

We believe that Bols and Bialystok have similar seasonality and working capital requirements as us, with a significant portion of their sales occurring in the fourth quarter each year working capital requirements highest in the months of December and January.

Critical Accounting Policies and Estimates

General

Our discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of net sales, expenses, assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Provisions for Doubtful Debts

We make general provision for doubtful debt based on the aging of its trade receivables. Where circumstances require, we will make specific provision for any excess not provided for under the general provision.

Inventory

Because of the nature of the products supplied by us, great attention is paid to inventory rotation. Where goods are estimated to be obsolete or unmarketable they are written down to a value reflecting the saleable value in their relevant condition.

During the fourth quarter of 2002, we changed our inventory valuation methodology to better reflect the impact of volume related supplier discounts and the costs associated with storage and handling. The basis of the adjustment is to reduce inventory and thereby reduce operating profit by the amount of volume related supplier bonuses deemed to be within closing inventory. Against this an allocation of overheads which are attributable to inventory receipt and storage is added to inventory and thereby increases operating profit.

Goodwill and Intangibles

Acquired goodwill is no longer amortized as required by FASB 142. Instead we assess the recoverability of our goodwill at least once a year or whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) for individual business units may not be sufficient to support the recorded goodwill. If undiscounted cash flows are not sufficient to support the goodwill, an impairment charge would be recognized to reduce the carrying value of the goodwill based on the expected discounted cash flows of the business unit. No such charge has been considered necessary through the date of the accompanying financial statements. Intangibles (trademarks) are amortized over 10 years.

The calculation of the impairment charge for goodwill requires use of estimates. Factoring in a deviation of +/- 10% for estimated gross profit of the acquired entities, or the discount rate as compared to managements estimate, there would still be no need for an impairment charge of goodwill.

Purchase Price Allocation

We account for our acquisition under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, and allocate the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The determination of the values of the assets acquired and liabilities assumed, as well as associated asset useful lives, will require management to make estimates. We have not yet conducted a purchase price allocation in connection with the Potential Bialystok Acquisition. See “Unaudited Pro Forma Consolidated Data”.

Due to the numerous variables associated with our judgments and assumptions relating to the valuation of the assets acquired and liabilities assumed, both the precision and reliability of the resulting estimates are subject to uncertainty.

Recently issued accounting pronouncements

In December 2004, the FASB issued FASB Statement No. 123(R), “Share Based Payments”, a revision of the prior FASB Statement No. 123, “Accounting for Stock Based Compensation”. This statements requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. The statement offers a number of possibilities for implementation. The U.S. SEC has provided an extension of this to allow implementation during the first quarter of 2006. We have elected to implement the modified prospective application, which will require us to begin to recognize the impact of the change in January 2006 and will not restate any prior periods. The expected impact during 2006 is approximately $850,000, based upon current market conditions. Management is still in process of evaluating what forms of compensation may be introduced in future periods in lieu of the existing option program.

Certain Differences between U.S. GAAP and PAR

The financial statements and financial data included in this offering memorandum of Bols and Bialystok were prepared in accordance with PAR, which differs in certain respects to U.S. GAAP. We cannot assure you that the differences described below would be the most significant differences, in accounting principles had the financial statements of Bols and Bialystok been prepared in accordance with U.S. GAAP. In addition, we cannot estimate the net effect that applying U.S. GAAP would have on their results of operations or financial position, or any component thereof, in any of the presentations of financial information of Bols and Bialystok in this offering memorandum. However, the effect of such differences may be material. The following paragraphs summarize certain differences but does not include all differences that exist between PAR and U.S. GAAP. No attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements or the notes thereto. You should consult your own professional advisors for an understanding of the differences between PAR and U.S. GAAP and how those differences might affect the financial statements contained in this offering memorandum. Set forth below is a description of certain differences between U.S. GAAP and PAR as they apply to Bols and Bialystok.

Excise Tax

According to U.S. GAAP sales are presented net of excise tax for an entity required to pay excise tax to the government. The value of excise tax is generally invoiced to and collected from the end customer and subsequently remitted to the government. According to PAR, the sales and operating expenses reported by an entity includes the amount of excise tax collected. The impact of this difference is to report a grossed up level of sales and operating expenses according to PAR as compared to U.S. GAAP.

Consolidated Financial Statements

Under U.S. GAAP an entity should consolidate its subsidiaries if it has the ability to govern the financial and operating policies to obtain economic benefits from its activities of that subsidiary, regardless if the parent holds a majority of the ownership or voting rights of that entity. In addition, under U.S. GAAP a dual consolidation decision model is required. All consolidation decisions should be evaluated under variable interest and traditional consolidation models. Based on the requirements of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” variable interest entities (“VIE”) in which a parent does not have a controlling voting interest but absorbs the majority of the VIE’s expected losses or returns must also be consolidated. The consolidation of a special purpose entity (“SPE”) is required by its primary beneficiary only when the SPE meets the definition of a VIE and the primary beneficiary has a variable interest in the entity that will cause it to absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. PAR focuses only on the concept of the power to control in determining whether a parent/subsidiary relationship exists. The concept of SPE is not regulated by PAR and PAR does not require the consolidation of subsidiaries that are immaterial.

Business Combinations and Accounting for Goodwill and Intangible Assets

For U.S. GAAP reporting purposes, effective January 1, 2002, we adopted Financial Accounting Standards SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under this statement, goodwill and intangible assets with indefinite useful lives are not amortized but rather tested at least annually for impairment. The test for impairment of goodwill is a two-step process that identifies potential impairment and then measures the amount of such impairment to be recorded in the financial statements. An intangible asset must be recognized separately from goodwill if it represents contractual or legal rights or is capable of being separated or divided and sold, transferred, licensed, rented or exchanged. The test for impairment of intangible assets with indefinite useful lives consists of comparing the fair value of the intangible asset with its carrying amount, recognizing any excess carrying value as an impairment loss. Intangible assets with finite useful lives continue to be amortized over such useful lives. Under PAR, goodwill still continues to be amortized over a period not exceeding five years. If justified, the entity may extend such a period to twenty years. Amortization charges will be recognized as other operating expenses, on a straight-line basis. PAR requires the use of permanent diminution in value concept rather than annual testing for impairment. There are no specific guidelines on diminution testing of goodwill. In determining an amortization period, in PAR, the economic useful life of a given asset is taken into account. There are strict limits for an amortization period although it is normally no longer than 20 years.

Transactions Between Entities Under Common Control

In U.S. GAAP specific rules exist for accounting for combinations of entities under common control. Such transactions are generally recorded at predecessor cost, reflecting the transferor’s carrying amount of the assets and liabilities transferred. The use of predecessor values or fair values depends on a number of individual criteria. Effective January 1, 2002, based on the Financial Accounting Standards SFAS No. 141, “Business Combinations” uniting of interest method is prohibited. Under PAR, a business combination of entities under common control is accounted for using the uniting of interests method if: the business combination relates to companies which are subsidiaries of the same parent and if, as at the business combination date, the parent or its subsidiaries hold a 100% interest in the combining companies.

State Treasury Dividend

Under U.S. GAAP the obligatory charges to be paid as a certain percentage of the net profit by the State Treasury owned companies are accounted for as a profit distribution. In accordance with PAR, such payments to the State Treasury are recognised as an obligatory charge in the income statement.

BUSINESS

Overview

We are the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. We have agreed to acquire Bols, a leading producer and marketer of premium vodkas and a leading importer of premium spirits and wines in Poland. Upon the completion of the acquisition of Bols, we will become a producer of alcoholic beverages for the first time and will be the third largest producer of vodka in Poland by value. We are also currently in exclusive negotiations with the Polish government to purchase 61% of the outstanding capital stock of Bialystok, the second largest producer of vodka in Poland. If the acquisition of Bialystok is completed, we would, together with our acquisition of Bols, become one of the largest producers of vodka in Poland.

Our Existing Business

We are the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. We operate the largest nationwide next-day alcoholic beverage delivery service with distribution centers and satellite branches located throughout Poland. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products in the following categories:

•	Domestic vodkas and other spirits. We distribute over 100 brands of domestic vodka for most Polish producers including well recognized brands such as Absolwent, Bols Vodka, Staragardzka and Sobieski. Approximately 75.1% of our net sales in Financial Year 2004 were derived from the distribution of domestic vodkas. Our portfolio of domestic spirits also includes whiskies, rums, gins, brandies, cognacs, vermouths and other specialty spirits, representing approximately 5.0% of our net sales in Financial Year 2004. Included in the domestic spirits category are products that we distribute domestically for other importers on a non-exclusive basis, including most leading international brands of imported spirits such as Johnnie Walker, Ballantine’s Finest, Chivas, Jack Daniel’s and Finlandia.

•	Imported spirits. Our portfolio of imported spirits includes vodkas, scotch whiskies, single malt whiskies, rums, tequilas, gins, brandies, cognacs, vermouths and other specialty spirits. We import on an exclusive basis 23 brands of spirits for nine producers including leading international brands such as Sambuca, Camus Cognac and Ouzo. Approximately 1.4% of our net sales in Financial Year 2004 were derived from spirits that we import.

•	Domestic wine. We distribute domestic wine on a non-exclusive basis for most Polish producers. Approximately 6.3% of our net sales in Financial Year 2004 were derived from the distribution of domestic wine. Included in the domestic wine category are products that we distribute domestically for other importers on a non-exclusive basis, including products for leading international producers such as E&J Gallo, Moet & Chandon, Piper Heidsieck, Jacob’s Creek, and M. Chapoutier.

•	Imported wine. We import and distribute a variety of red, white and rose wine from France, Italy, Spain, California, Chile, Australia and other regions. We import on an exclusive basis for over 40 leading international producers of wine such as B.Ph. de Rothschild, Concha y Toro, Veuve Clicquot, Ponsardin, Torres, Frescobaldi, Kressmann, J. Moreau & Fils, Trinchero Estate and Sutter Home. Approximately 2.6% of our net sales in Financial Year 2004 were derived from wine that we import.

•	Domestic beer. We distribute domestic beer on a non-exclusive basis for most Polish producers. Approximately 6.9% of our net sales in Financial Year 2004 were derived from the distribution of domestic beer. Included in the domestic beer category are products that we distribute domestically for other importers on a non-exclusive basis.

•	Imported beer. We import on an exclusive basis 15 brands of beer for 10 producers, including leading international brands such as Foster’s, Corona, Bitburger, Guinness, Grolsch and Budweiser. Approximately 1.2% of our net sales in Financial Year 2004 were derived from beer that we import.

In addition to importing and distributing alcoholic beverages, we are the exclusive importer and distributor in Poland for certain tobacco and water products in Poland. Approximately 1.5% of our net sales in Financial Year 2004 were derived from the distribution of these products.

In Financial Year 2004, we generated net sales of $580.7 million and EBITDA of $32.0 million.

The Bols Acquisition and Bols’ Business

The Bols Acquisition.    On June 27, 2005, we entered into Bols Share Sale Agreement with Takirra, Rémy, and Botapol (an indirect subsidiary of Rémy) to acquire 100% of the outstanding capital stock of Botapol, which itself owns 100% of the outstanding capital stock of both Bols, its principal operating subsidiary, and Hillcroft. The purchase price for the Bols Acquisition was $270.0 million, (including the Potential Reimbursable Amount) is subject to reimbursement if the weighted average of the closing price of our common stock exceeds $36.22 per share over the four weeks immediately preceding the date that is eighteen months after the closing of the Bols Acquisition. The Bols Share Sale Agreement permits us to pay between 45% and 55% of the purchase price in cash and between 45% and 55% of the purchase price in shares of our common stock, but only so long as the maximum number of shares that we issue is less than 20% of our outstanding shares of common stock. Based on the number of shares of common stock outstanding on June 20, 2005, assuming the maximum number of shares of common stock is issued and the number of outstanding shares does not increase, we would issue 3,371,544 shares of our common stock (based on an agreed per share price of $36.22), representing approximately 16.7% of our outstanding shares of common stock as of June 20, 2005, on a pro forma basis after giving effect to the Bols Acquisition, and pay $147.9 million in cash (including the Potential Reimbursable Amount). In addition, if the weighted average of the closing price of our common stock over the four weeks immediately preceding the first anniversary of the closing date of the Bols Acquisition is below $32.59 per share, we will pay Rémy and Takirra an additional amount in cash equal to the difference multiplied by the total number of shares issued to them in the Bols Acquisition (the “Share Floor Payment Amount”). The closing price of our common stock on July 1, 2005, was $36.72. Subsequent to this Offering, CEDC expects to transfer its interest in Bols and Hillcroft to Corey Agri and then liquidate Botapol.

We intend to use a portion of the proceeds of this Offering to finance the cash purchase price of the Bols Acquisition. The Bols Acquisition remains subject to approval of the Anti-Monopoly Office, which decision is expected in August 2005. As a result, the gross proceeds from this Offering will be placed in escrow and upon receipt of the approval of the Anti-Monopoly Office and concurrently with the closing of the Bols Acquisition, an amount equal to €126.0 million representing the cash portion of the purchase price for the Bols Acquisition (assuming the maximum number of shares are issued based on the outstanding number of shares as of June 20, 2005) and certain fees and expenses. See “Use of Proceeds” for a description of the financing arrangements. If the Bols Acquisition is not completed by September 30, 2005, we will be required to redeem all of the Notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest utilizing the escrowed funds. See “Certain Relationships and Related Party Transactions” for a further description of the Bols Acquisition.

After the Bols Acquisition, Rémy and Takirra will each beneficially own 1,685,772 shares of our common stock, representing approximately 8.3% of our outstanding shares of common stock as of June 20, 2005, on a pro forma basis after giving effect to the Bols Acquisition and assuming the maximum number of shares are issued. Under the Bols Share Sale Agreement, each of Rémy and Takirra has the right to designate one member to our board of directors so long as each owns at least 50% of the original number of shares of our common stock issued to it. Rémy has designated Dominique Hériard Dubreuil, its chairman, and Takirra has designated Markus Sieger. See “Management” for a further description of each designee. Each designee will be appointed to our board of directors at the closing of the Bols Acquisition.

Bols’ Business.    Bols is a leading producer and marketer of premium vodkas with a market share of approximately 12% by value (A.C. Nielsen 2005), and a leading importer of premium spirits and wines in Poland. Bols produces some of Poland’s leading vodka brands such as Bols Vodka and Soplica and has the exclusive right to import Rémy’s portfolio of products in Poland, including international leading brands such as Rémy

Martin cognac, Cointreau Liqueur and Metaxa. In connection with the Bols Acquisition, we will acquire the Soplica, Niagara, Boss and Czysta Slaska trademarks. We will also have the exclusive right to use the Bols trademark with respect to vodka in Poland and Russia and have an exclusive right to import all of Rémy’s portfolio of products into Poland. Furthermore, we are currently in the process of negotiating with certain current suppliers of Bols’ non-Rémy imported alcoholic products into Poland. We have no reason to believe that these suppliers will not continue to import their alcoholic products with us after the completion of the Bols Acquisition.

In Financial Year 2004 on a pro forma basis after giving effect to the Bols Acquisition, we generated net sales of $650.3 million and EBITDA of $56.7 million.

The Potential Bialystok Acquisition and Bialystok’s Business

The Potential Bialystok Acquisition.    We are currently in exclusive negotiations with the Polish government to finalize the purchase of 61% of the outstanding capital stock of Bialystok for approximately $317.0 million as part of the government’s privatization of Bialystok. We are currently finalizing the Contemplated Purchase Agreement, which we believe is in substantially final form. The Contemplated Purchase Agreement provides that we will deposit an amount between PLN 50 to 100 million ($15-30 million based on the exchange rate as of June 30,2005) with the Polish Treasury at the time of executing the Contemplated Purchase Agreement. See “Description of Bialystok Purchase Agreement” for a description of the Contemplated Purchase Agreement. The government has already sold 32% of the outstanding capital stock of Bialystok in the initial public offering of Bialystok in April 2005 and distributed 7% of the outstanding capital stock of Bialystok to current employees of Bialystok.

We intend to use a portion of the proceeds of this Offering to finance a portion of the purchase price of the Potential Bialystok Acquisition. The Potential Bialystok Acquisition remains subject to the approval of the Anti-Monopoly Office, which decision is expected in September 2005. As a result, upon receipt of the approval of the Anti-Monopoly Office and concurrently with the closing of the Potential Bialystok Acquisition, the remainder of the escrowed amount will be released from escrow to finance, in part, the purchase price for the Potential Bialystok Acquisition. See “Use of Proceeds” for a further description of the financing arrangements. If the Potential Bialystok Acquisition is not completed by November 30, 2005, we will be required to redeem €184.0 million principal amount of the Notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest utilizing the escrowed amount. There can be no assurance that the Potential Bialystok Acquisition will occur.

Bialystok’s Business.    Bialystok is a leading producer of domestic vodka and an exporter of vodka products. Bialystok is the second largest producer of vodka in Poland by value with a market share of approximately 20% (A.C. Nielsen 2005). Bialystok produces twenty-four brands of vodka, including Absolwent, which is Poland’s best selling vodka, and Zubrówka, which is Poland’s second leading brand of flavored vodka, each by value. The Zubrówka vodka is unique to Bialystok because it is made with “bison grass”, which only grows at a state-owned park near the Bialystok production facility in Poland, for which Bialystok has the exclusive license to use in vodka production. Bialystok exports Zubrówka to foreign markets such as France and Japan. For more information regarding Bialystok’s business, see “Annex A: Extracts from the Prospectus of Polmos Bialystok S.A. dated March 31, 2005, including financial statements therein”.

If the Potential Bialystok Acquisition is completed, we would become one of the largest producers of vodka in Poland with a market share by value of approximately 34% (A.C. Nielsen 2005). In Financial Year 2004 on a pro forma basis after giving effect to the Bols Acquisition and Potential Bialystok Acquisition, we generated net sales of $709.2 million and EBITDA of $83.2 million.

Our Competitive Strengths

Leading national distributor of alcoholic beverages in Poland.    We are the leading national distributor of alcoholic beverages in Poland, offering one of the broadest portfolios of alcoholic beverages with over 700 brands. We operate in a highly fragmented market served by an estimated 200 distributors, and we believe there is a significant gap in market share between us and our nearest competitor, Alti Plus, which operates regionally and not nationally. We operate the largest nationwide delivery service in Poland, and we provide next day delivery with 14 distribution centers, 86 satellite branches and a fleet of approximately 310 trucks. We believe that we are the leading distributor in each category of alcoholic beverages we distribute in Poland, except for domestic beer.

Leading producer and marketer of domestic vodkas in Poland.    Upon the completion of the Bols Acquisition, we will be a leading producer and marketer of domestic vodkas in Poland. Bols is the third largest producer of vodka in Poland with a market share of approximately 12% by value (A.C. Nielsen 2005) and produces leading vodka brands such as Bols Vodka and Soplica. Bols Vodka is the leading premium vodka brand and the third leading vodka brand overall in Poland by value. Soplica is the tenth leading vodka brand overall in Poland by value. In addition to its production capability, Bols is a leading marketer of alcoholic beverages with an experienced marketing team that has developed the Bols Vodka brand from its introduction in 1995 into the leading premium brand in Poland. If we successfully complete the Potential Bialystok Acquisition, we would be one of the largest producer of vodka in Poland with a combined market share of approximately 32% by value (A.C. Nielsen 2005). Bialystok is the producer of Absolwent, Poland’s leading brand of vodka by value.

Leading importer of alcoholic beverages in Poland.    We are one of the leading importers of spirits, wine and beer in Poland. We currently import on an exclusive basis 23 brands of spirits, wine from over 40 producers and 15 brands of beer, including internationally recognized brands such as Veuve Clicquot and Foster’s. Margins on our import portfolio are on average three to four times higher than margins we realize on products that we distribute for other importers or domestic producers. We believe that the Bols Acquisition will improve our market share of exclusive imported alcoholic beverages since, as part of the Bols Acquisition, we will obtain the right to import on an exclusive basis all of Rémy’s portfolio of alcoholic beverages. In addition, Bols currently has the exclusive rights to import E&J Gallo wines, Grant’s whisky, Jim Beam bourbon and Jaegermeister bitter. We have no reason to believe that we will not continue to import these alcoholic products after the completion of the Bols Acquisition. We estimate that upon the completion of the Bols Acquisition, our sales of imports should continue to show strong growth.

Competitive advantages over other distributors because of our size of operations.    As the largest national distributor in the distribution business in Poland, we believe that we have competitive advantages over our smaller competitors. We believe that we have stronger negotiating leverage with our domestic suppliers than our competitors because of our large volume of purchases and are thus able to obtain better terms. We also believe that the distribution market in Poland is consolidating and that we are a more attractive acquirer for potential target acquisitions than our competitors because we pay, in part, the purchase price for these acquisitions with shares of our common stock (which have increased substantially in value over the past five years) and continue to employ the existing management team of the acquired company. In addition, because of the size of our operations and the public listing of our shares on Nasdaq National Market, we believe that we have better access to capital to finance potential acquisitions.

Attractive market dynamics.    We believe that a combination of factors make Poland an attractive market for companies involved in the alcoholic beverages industry.

•	Poland has historically been a large market for vodka consumption. Poland ranks as the fourth largest consumer of vodka in the world by volume (CASE 2005). Total alcoholic beverage consumption in Poland is forecast to grow from approximately 27.7 million liters of pure alcohol in 2003 to 30.3 million liters of pure alcohol in 2008, a compounded annual growth rate of approximately 1.8% (ISWR 2004). Consumption of domestic vodka products and imported spirits for this same period are forecast to grow at an annual compounded growth rate of approximately 1.4% and 18.4%, respectively (ISWR 2004). We believe that this growth rate will result primarily from the expected growth of disposable income in Central and Eastern Europe.

•

Changes to the regulatory environment as a result of Poland’s accession into the European Union have benefited the alcoholic beverage industry. On May 1, 2004, Poland joined the European Union, resulting in the removal of customs borders between Poland and other members of the European Union. As a result, the duty on imported alcoholic products from other members of the European Union was eliminated, reducing prices on our imported alcoholic products and increasing their sales. Our sales of imported products increased by 30% for the six months ended December 31, 2004, compared to the six months ended December 31, 2003.

•	Growth of hypermarket and supermarket chains, which have been the primary threat to alcoholic beverage distributors in Western Europe, has historically been limited in Poland. Hypermarkets and supermarket chains are the primary outlets of modern trade. However, approximately 80% of vodka sales in Poland are made through traditional trade, which consists primarily of smaller stores and provides our primary source of sales. We believe that a significant portion of the sales of vodka in the future will continue to be made in traditional trade in Poland.

Professional and experienced management team.    Our management team has significant experience in the alcoholic beverage industry and in Poland and has managed our business to increase profitability and implement effective internal control over financial reporting. Collectively, our management team has over 35 years of experience in the alcoholic beverage industry and over 40 years of experience in Poland. William Carey, our chairman, chief executive officer and president, was one of the founders of the company and has been a key contributor in the growth and success of our business since its inception. Moreover, Mr. Carey and other members of our management team have improved our profitability, increasing EBITDA by approximately 126% over the last three years. A significant part of this increase was derived from acquisitions of distributors, which our management team has efficiently integrated into our existing operations. In addition, our management team has implemented systems and controls that meet U.S. and international standards including compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Our Business Strategy

Increase our sales and profitability by leveraging our strengths through vertical integration.    We believe that we will be able to significantly improve our sales and profitability by vertically integrating vodka production with our existing distribution business. We intend to leverage our position as the leading distributor in Poland, with a sales force of nearly 350 people and a customer base of over 37,000 outlets to ensure full distribution of the Bols and Bialystok brands. This will be accomplished by encouraging our sales force to promote the products of the producers we will own. By owning the leading brands of vodka, including Bols Vodka and potentially Absolwent (if the Potential Bialystok Acquisition is completed), Poland’s leading brand of vodka by value, we will be able to provide our customers with preferential pricing and promotional materials on their products. This in turn will strengthen our market position.

Improve profitability by accelerating the growth of sales of our higher margin import business.    We intend to increase our higher margin business by broadening the list of alcoholic products that we import on an exclusive basis, which we believe will strengthen further our proposition to clients as a “one stop shop” source for alcoholic beverages. We also intend to increase our marketing efforts to increase the sales of our higher margin import products. This combination will allow us not only to attract new clients but also to take advantage of the forecasted growth of imported alcoholic beverages in Poland (ISWR 2004).

Continue to increase our distribution market share through targeted acquisitions.    We have a successful track record of acquiring distributors. Over the past six years, we have acquired 15 distributors throughout Poland. We intend to continue increasing our distribution market share in Poland through the acquisition of existing distributors, particularly in regions where we do not have a leading position.

Utilize excess capacity in production facilities.    Bols’ production facility currently operates at approximately 65% capacity and we believe Bialystok is operating at similar capacity level. We intend to use the excess capacity at these production facilities to broaden our portfolio with new branded products, including economy vodkas. In addition, we intend to use the excess capacities to bottle our own and third party’s spirits and wine. The introduction of economy vodka brands will further our leverage with traditional trade outlets, our primary source of sales where economy vodka represents approximately 39% of sales (A.C. Nielsen 2005).

Realize cost synergies and share best practices between Bols and Bialystok.    We believe that there are synergies to be realized between Bols and Bialystok (assuming the Potential Bialystok Acquisition is completed) in the procurement of raw materials, marketing and production. If the Potential Bialystok Acquisition is completed, we believe that we will be able to realize cost synergies through our increased purchasing power of raw materials and supplies. In addition, if we complete the Potential Bialystok Acquisition, we will commit to invest in the construction of a rectified spirits plant at Bialystok, expected to be completed in 2006. Rectified spirits is one of the key raw materials in the production of vodka. The rectified spirits plant would supply most of the rectified spirits requirements for both Bols and Bialystok at a significant reduction in cost to what we would purchase in the market. Moreover, we will be able to further reduce certain of our selling, general and administrative costs such as transport, fuel and phone by being able to leverage the cost over the larger operation for the new combined entity. The combination of operations will provide opportunities for sharing best practices, including market and production.

Expand export opportunities if the Potential Bialystok Acquisition is completed.    We believe that certain of Bol’s and Bialystok’s vodka products present growth opportunities for the export sector. Products which are sold for export are generally sold at higher margins than if they were sold domestically. As part of the Bols Acquisition, we will obtain the exclusive right to the Bols trademark with respect to vodka in Poland and Russia. In 2006, we intend to explore opportunities for producing Bols Vodka in Russia. In addition, if the Potential Bialystok Acquisition is completed, we intend to expand the exportation of Bialystok’s Zubrówka vodka (which has a unique flavor based on locally grown “bison grass”), which is already exported and which we believe could attract further demand abroad, particularly in the United States. We have provided Rémy the right of first offer to negotiate, an exclusive right to distribute Zubrówka vodka in the United States as part of the Bols Acquisition.

Our Existing Business Activities

We began our distribution business in 1990. In February 1991, we received our first import license. In 1993, we began to implement a direct next-day delivery system in Warsaw. We replicated this Warsaw model in the cities of Krakow (1993), Wroclaw (1994), Szczecin (1994), Gdynia (1994), Katowice (1995), Torun (1995) and Poznan (1996). We have increased our distribution capacity through organic growth and by acquiring successful leading distributors primarily involved in the vodka distribution business and expanding such distributors’ branch networks, particularly in regions where we neither distributed directly nor had a leading position. Over the past six years, we have acquired 15 distributors located throughout Poland, with our most recent acquisition being Delikates Sp. z o.o. in April 2005. We distribute imported and domestic spirits, wine, beer and other products. In addition to our distribution activities, we also import on an exclusive basis many leading international brands of alcoholic beverages.

Products and Brands

Domestic Vodkas and Other Spirits

The distribution of domestic vodkas accounts for the largest part of our net sales. Approximately 75.1% of our net sales in Financial Year 2004 were derived from the distribution of domestic vodkas. We distribute over 100 brands of domestic vodkas for most Polish producers. The table below lists the main brands of domestic vodka that we distribute, representing 41.0% of our net sales in Financial Year 2004.

Brand	Segment
Wyborowa Bols Sobieski Smirnoff Luksusowa Absolwent Zubrówka Soplica Zoladkowa	Premium Premium Premium Premium Mainstream Mainstream Mainstream Mainstream Mainstream

Our portfolio of domestic spirits also includes whiskies, rums, gins, brandies, cognacs, vermouths and other specialty spirits, which represented approximately 5.0% of our net sales in Financial Year 2004. We distribute on a non-exclusive basis most of the other leading international brands of imported spirits such as Johnnie Walker, Ballantine’s Finest, Chivas, Jack Daniel’s and Finlandia.

Imported Spirits

The distribution of imported spirits accounted for approximately 1.4% of our net sales in Financial Year 2004. Our portfolio of imported spirits includes vodkas, scotch whiskies, single malt whiskies, rums, tequilas, gins, brandies, cognacs, vermouths and other specialty spirits. We import on an exclusive basis 22 brands for eight producers such as Sambuca, Camus Cognac and Ouzo.

Domestic Wine

The distribution of domestic wine accounted for approximately 6.3% of our net sales in Financial Year 2004. We distribute on a non-exclusive basis for most producers of domestic wine and on a non-exclusive basis for most other leading international wine producers such as E & J Gallo, Moet & Chandon, Piper Heidsieck, Jacob’s Creek , and M. Chapoutier.

Imported Wine

The distribution of imported wine accounted for approximately 2.6% of our net sales in Financial Year 2004. We import wine from France, Italy, Spain, California, Chile, Australia and other regions including a variety of red, white and rose wines. We import on an exclusive basis for over 40 leading international producers such as B.Ph. de Rothschild, Concha y Toro, Veuve Clicquot, Ponsardin, Torres, Frescobaldi, Kressmann, J. Moreau & Fils, Trinchero Estate and Sutter Home. We import wine through a wholly-owned subsidiary, The Cellars of Fine Wines, which works directly with the suppliers of the wine brands.

Domestic Beer

The distribution of domestic beer accounted for approximately 6.9% of our net sales in Financial Year 2004. In the past few years, we increased the volume of domestic beer we distributed (although as a percentage of net sales, sales of domestic beer decreased in Financial Year 2004 compared to Financial Year 2003). This increase in the volume of domestic beer we distributed was primarily the result of our customers’ orders in certain regions. Consistent with our strategy to increase sales of high margin alcoholic products, we have no present plans to increase the distribution of beer nationally since beer has had traditionally lower margins than spirits and wine. We distribute most brands of domestic beer.

Imported Beer

The distribution of imported beer accounted for approximately 1.2% of our net sales in Financial Year 2004. We import on an exclusive basis approximately 15 brands of imported beer for 10 producers such as Amsterdam, Bitburger, Guinness, Grolsch and Budweiser.

Other Products

We are the exclusive importer and distributor of certain tobacco and water products in Poland. Our sales of these products accounted for approximately 1.5% of our net sales in Financial Year 2004.

Supply

Our distribution agreements for spirits are generally for terms of one to three years with termination provisions permitting either party to terminate the agreements upon 90 days’ prior written notice. Our distribution agreements for domestic vodkas are generally for one year terms with automatic one-year renewal provisions. These agreements may be terminated for convenience by either party upon one month’s prior written notice. Our suppliers generally extend us credit for a period of 50 to 60 days; however, we purchase a significant portion of our inventory on a COD basis because of the discount offered to us by them if we pay COD. In Financial Year 2004, we purchased spirits representing approximately 49% of our net sales from Bols, Bialystok, Sobieski and V&S Luksusowa. Bols supplied 10% of our net sales in Financial Year 2004, and Bialystok supplied 19% of our net sales in Financial Year 2004.

Our distribution agreements with domestic beer suppliers generally have a minimum purchase requirement and are for terms of one to three years with automatic renewal provisions. These agreements also provide that the agreement may be terminated at the end of the applicable term upon prior written notice. Our domestic beer suppliers extend us credit for a period of 14 to 28 days. In Financial Year 2004, we purchased beer representing approximately 6% of our net sales from Zywiec, Kompania Piwowarska, and Carlsberg.

Our distribution agreements with wine suppliers are generally for terms of one to three years with termination provisions permitting either party to terminate the agreements upon three to six months’ prior written notice. Our wine suppliers extend us credit for a period of 50 to 70 days.

Distribution System

Distribution Centers and Satellite Branches

We operate a decentralized distribution system. We have 14 distribution centers and 86 satellite branches located throughout Poland. The distribution centers and satellite branches receive orders from customers and provide delivery services to them. The satellite branches are assigned to a specific distribution center, to which it provides monthly reports on inventory, purchases and sales. The distribution centers, in turn, provide overall managerial and accounting services for their assigned satellite branches. Compared to the satellite branches, the distribution centers have offices and larger warehouses and administrative and accounting personnel. We are in the process of modernizing our distribution centers with more modern facilities. Of the 14 distribution centers, we have modernized 5 distribution centers and plan to modernize another distribution center in 2005 and two more distribution centers in 2006. Our distribution centers average 2,713 square meters.

Delivery Process

Products imported from countries outside of the European Union enter our distribution network through our customs warehouse in Warsaw. We store these imported products at the customs warehouse without paying customs duties until such time as we distribute them. From the customs warehouse, the products are transferred to our consolidation warehouse, which is located at the same location, and shipped directly to the distribution centers located outside of Warsaw. Products imported from countries in the European Union enter our tax registered warehouse, if they are subject to excise tax, or our consolidation warehouse directly if they are not subject to excise tax. Products that enter our tax registered warehouse are transferred to our consolidation warehouse after the excise taxes are paid.

Once these products enter our consolidation warehouse, we transport these products to customers upon receipt of orders from them. Orders are taken primarily by our sales force as further described below. Customers generally place orders with the sales people or by fax directly to the applicable distribution center or satellite branch. The products are generally delivered within twenty-four hours of receipt of the order. The products are transported by our fleet of approximately 310 trucks, except during peak periods, such as summer holidays, Christmas and Easter when we use independent contractors to supplement our fleet. These contractors are usually small family-run businesses with which we have had relationships for several years. We assign our trucks to specific routes. When a customer orders products, the truck assigned to that customer will make the delivery. If the assigned truck is unavailable or the order is too large for the assigned truck, we will have another truck or trucks make the delivery.

We own a majority of our truck fleet and lease the remainder. The term for the leased trucks are generally for three to five years, and we treat these as capital leases. At the end of the term, we have the option to purchase the trucks, which we generally exercise. As a result, we replace our fleet every three to five years on an ongoing basis.

Products we purchase from local producers enter our distribution network upon delivery by the producers to our distribution centers or satellite branches. The producer transports the products directly to one of our distribution centers or satellite branches. We receive the products and enter them into our inventory system within 24 hours of our receipt. After they are entered into our inventory system, the products are ready for transport to customers.

Customers

Our customers are primarily off-trade outlets, where alcoholic beverages are purchased but not consumed at the premises. These outlets consist of locally-owned stores, other distributors, hypermarkets, supermarkets and gas stations. A small percentage of our customers are on-trade outlets, where alcoholic beverages are purchased and consumed at the premises. These outlets consist of bars, night clubs, hotels and restaurants. Approximately 95% of our total net sales were through off-trade outlets and approximately 5% of our net sales were through on-trade outlets in Financial Year 2004. The table below lists these off-trade and on-trade outlets’ contributions to our net sales.

Off-trade Outlets
Locally-owned shops	71%
Hypermarkets	15%
Other distributors	6%
Gas Stations	3%

On-trade Outlets
Bars, nightclubs, hotels and restaurants	5%

Total	100%

Sales

We sell alcoholic products through our sales force and retail outlets that we lease. We employ approximately 350 sales people who are assigned to one of our 14 distribution centers and 86 satellite branches. Each distribution center and satellite branch has a sales manager, who meets with the sales people twice a week to review products and payments. Our sales people are assigned to specific routes. They meet with key account customers at least once per week. For other accounts they will either call or meet at least once every seven to ten days with those customers. Sales people work on a daily pre-order system and work primarily on commissions.

In addition to collecting orders from customers, sales people are expected to identify new customers and implement marketing promotions for our suppliers. To achieve these results, sales people will visit potential customers and make presentations on our company and portfolio of products. Sales people will also coordinate and implement marketing promotions of our suppliers by designing the promotion at the customers’ premises in accordance with our suppliers’ marketing programs, or alternatively, assisting with the designs or ensuring that the designs in place comply with these marketing programs. With respect to petrol stations owned by bp and Shell, we have the right to design their displays that relate to alcoholic beverages, including arrangements of alcoholic beverages on the stations’ shelves.

We also sell alcoholic products directly to the public through leased retail outlets. We currently lease six retail outlets. These retail outlets are primarily located in Warsaw. Through these retail outlets, we sell both imported and domestic alcoholic beverages.

Marketing

We have a marketing department, consisting of approximately 10 people, which manages the marketing support of the brands we import exclusively into Poland. We managed a combined marketing budget of approximately $2.5 million in Financial Year 2004, of which we contributed approximately 50% and the brand owners contributed the remaining portion. Due to the legal restraints on advertising in Poland, our primary tool for marketing is to market customers visiting on-trade outlets and the retail outlets that we lease by providing marketing materials such as posters and other promotional materials.

Competition

The alcoholic beverage distribution industry in Poland is intensely competitive and highly fragmented. We compete primarily with other distributors and indirectly with hypermarkets. We compete with various regional distributors in all regions where our distribution centers and satellite branches are located. Competition with these regional distributors is greatest with respect to domestic vodka brands. We address this regional competition, in part, through offering our customers a greater variety of alcoholic beverages than the regional competitors offer. In addition, as an early entrant in the post-Communist market in Poland, we have over 15 years experience in introducing, developing and refining sales, marketing, and customer service in the diverse and rapidly developing Polish economy. We believe this experience gives us a competitive advantage. We expect increased competition in our distribution business, primarily from Alti Plus and Heineken. Heineken has a significant distribution system, but it is principally a distributor of beer. In addition to Heineken we may also experience increased competition in the future from SAB and Carlsberg in the imported beer category.

We also expect increasing competition from hypermarkets and supermarket chains. Growth of hypermarket and supermarket chains, which have been the primary threat to alcoholic beverage distributors in Western Europe because they purchase directly from suppliers, however, has been limited in Poland. We believe that the growth of hypermarkets and supermarkets will continue to be constrained by the poor transportation infrastructure in Poland as well as various socio-economic factors such as smaller average living spaces which limit consumers ability to buy in bulk. See “Risk Factors—Risks Relating to our Business—We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.”

Bols’ Business Activities

The following discussion of the business of Bols is based on the information we have obtained in connection with the acquisition process. We have not yet acquired Bols and accordingly, do not have as thorough an understanding of its business as we do of our own distribution business. See “Risk Factors—Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition”. We may discover either new material information or that information disclosed herein is incorrect or incomplete after completion of the Bols Acquisition and Potential Bialystok Acquisition, which may materially adversely affect your investment in the Notes.

Bols is a leading producer and marketer of premium vodkas and a leading importer of premium spirits and wines in Poland.

Products and Brands

Domestic Vodkas

The production and sale of its five brands of domestic vodka is the largest part of Bols’ revenue. Approximately 78% of Bols’ net sales was derived from the production and sale of its five brands of domestic vodka in Financial Year 2004. Its two major brands are Bols Vodka, Poland’s leading premium vodka brand and third leading vodka brand overall, and Soplica, Poland’s tenth leading vodka brand overall, each by value. Bols recently launched two economy vodka brands, Boss and Czysta Slaska.

In Financial Year 2004, on a pro forma basis after giving effect to the Bols Acquisition, approximately 77% of our net sales was derived from the sales of domestic vodka.

Imported Spirits

The importing of spirits accounted for approximately 13% of Bols’ net sales in Financial Year 2004. Bols’ portfolio of imported spirits includes whiskies, brandies, cognacs, tequila and other specialty spirits. Bols imports on an exclusive basis six brands of Rémy, which are Rémy Martin, Metaxa, St. Rémy, Bols Liqueur, Cointreau Liqueur and Passoa Liqueur. Bols also imports on an exclusive basis four brands for other producers, which are Grant’s, José Cuervo, Jim Beam and Jaegermeister. In connection with the Bols Acquisition, Rémy has agreed to provide us an exclusive right to import all of Rémy’s portfolio of products into Poland.

In Financial Year 2004, on a pro forma basis after giving effect to the Bols Acquisition, approximately 6% of our net sales was derived from the sales of imported spirits.

Imported Wine

The importing of wine accounted for approximately 9% of Bols’ net sales in Financial Year 2004. Bols imports wine from California, France and other regions. Of the imported wine, E & J Gallo has been the fast growing wine product in the wine category, growing at an average rate of 56% over the past five years compared to 15% for the wine category generally over the same period.

In Financial Year 2004, on a pro forma basis after giving effect to the Bols Acquisition, approximately 3% of our net sales was derived from the sales of imported wine.

Supply

The basic raw materials used in the production of spirits include rectified spirits and packaging materials such as bottles, labels, caps and cartons. Bols’ agreements with the suppliers of these raw materials are generally negotiated with indefinite terms, subject to each party’s right of termination upon six months’ prior written notice. The prices for these raw materials are negotiated every year, except for rectified spirits which are negotiated every six months. Bols has several suppliers for each raw material in order to minimize the effect on its business if a supplier terminates its agreement with Bols or if disruption in supply of raw materials occurs for any other reason. In general, fluctuations in the prices of raw materials have not had a material adverse effect on the operating results of our production business.

If the Potential Bialystok Acquisition is completed, we have agreed to construct a rectified spirits plant. The rectified spirits plant is expected to supply most of Bols’ rectified spirits requirements.

Production

Bols’ production facility is a modern 10,000 square meter facility located in Oborniki, Poland (three hours by train from Warsaw). The facility has five lines of production and produces and bottles vodka and other spirits products. At the facility, Bols produces and bottles Bols Excellence, Bols Vodka, Soplica vodka, Niagara vodka, Boss vodka, Cysta Slaska vodka and Bols Fusion (a beer-based flavored drink). The facility has been awarded ISO 9002, ISO 9001, ISO 14001 and HACCP certifications.

Customers

All of Bols’ customers are off-trade outlets. At 27% of their net sales, we are Bols’ largest customer. The table below lists these off-trade outlets’ contributions to Bols’ net sales.

Off-trade Locations
Distributors	73.8%
Hypermarkets and supermarkets	14.6%
Cash & Carry	11.6%

Total	100%

Sales

Bols employs approximately 150 sales people who are assigned to one of its seven sales regions in Poland. The sales people are responsible for receiving orders, identifying new accounts and offering promotional materials. The sales people receive orders and mainly relay them to distributors to fill the orders. The sales people also seek new customers for Bols’ portfolio of products by meeting with potential customers and making presentations on Bols’ portfolio of products. In addition, the sales people will visit customers and offer them promotional materials for Bols products. They will assist the customer in the design, and at times, be responsible for the design of the promotional materials.

Upon completion of the Bols Acquisition, we expect to be able to share best practices in sales, making our combined sales group more effective.

Marketing

Bols has a highly experienced marketing group, which manages the marketing support of the brands it produces and imports exclusively into Poland. In Financial Year 2004, Bols managed a marketing budget of approximately $21.5 million. Bols’ primary tools for marketing are:

•	On-trade marketing. Bols markets its products to customers at on-trade outlets by providing marketing materials such as posters and through promotional activities such as taste tests. Bols believes that on-trade marketing is its most effective marketing tool and, as such, allocates to it approximately 15% of its marketing budget.

•	Direct marketing. Bols directly contacts targeted segments of the population to inform them of its products and promotional events. Bols obtains relevant targeting information through various promotions and events and its internet web site.

•	Consumer promotions in retail. Bols employs similar methods of marketing in retail outlets as it does in on-trade locations.

•	Public relations. For its premium products, Bols engages in public relations to promote and protect its brand name.

•	Sponsoring and event marketing. Bols sponsors events such as beach parties or concerts to promote its brand name.

Upon completion of the Bols Acquisition, we expect to benefit from Bols’ marketing experience and skills to increase our sales of imported alcoholic beverages. See “Summary—Our Business Strategy”.

Competition

After completion of the Bols Acquisition, we will face significant competition from various producers in the vodka production industry. We will compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores and on-trade presence. In Poland, the alcoholic beverage production industry is dominated by five local companies that control approximately 75% of the market. According to A.C. Nielsen research, by value, Sobieski has approximately 29.9% market share, Bialystok has approximately 20% market share, Bols has approximately 12.1% market share, V&S Luksusowa has approximately 8.5% market share, and Wyborowa S.A. has approximately 4.0% market share. We will also compete with numerous multinational producers of alcoholic beverages, some of which may have fewer regulatory burdens, better access to financing, more comprehensive product offerings, greater personnel resources, greater brand name recognition and experience.

Bialystok’s Business Activities

For a description of Bialystok’s business activities, see “Annex A: Extracts from the Prospectus of Polmos Bialystok S.A. dated March 31, 2005, including financial statements therein”. We have not yet acquired Bialystok and have had only a limited opportunity to assess its business. See “Risk Factors—Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition—We may discover either new material information or that information disclosed herein is incorrect or incomplete after completion of the Bols Acquisition and Potential Bialystok Acquisition, which may materially adversely affect your investment in the Notes.”

In Financial Year 2004, on a pro forma basis after giving effect to the Bols Acquisition and Potential Bialystok Acquisition, we generated net sales of $709.2 million and EBITDA of $83.2 million.

Properties

Our existing properties

Headquarters; Sales Offices and Warehouses.    We have entered into leases for our Warsaw headquarters and most of our other thirteen distribution centers and 86 satellite branches. The amount of warehouse space leased for each distribution center averages 2,713 square meters. The amount of office and storage space leased for each satellite branch averages 368 square meters. The monthly lease payments average $9,384 for the distribution centers and $3,006 for the satellite branches. For our headquarters in Warsaw, we pay approximately $96,000 per month ($54,930 for the customs, tax and consolidation warehouse and $41,070 for the office space for our headquarters) (for which the payments are denominated in Polish zloty). The Warsaw lease expires on May 1, 2010, and neither party may terminate the lease except for material breaches. The Warsaw facility is approximately 9,765 square meters of warehouse and 2,230 square meters of office space which is currently used for our headquarters. We believe the warehouse facility has sufficient space to permit us to expand for the next two to three years without any further significant capital expenditure.

Retail Outlets.    We have entered into a long term or indefinite term lease agreement with each of our six retail outlets. Each of the lease agreements may be terminated upon three to six months’ prior written notice. We have obtained agreements from the landlords to waive their rights to terminate the leases for a period of three years, provided that we are performing our obligations under these leases. Lease payments, which are denominated in Polish zloty, average $2,421 per month.

Bols’ Properties

Bols owns production and warehouse facilities located in Oborniki. The production facility is comprised of 2,597 square meters for production and 360 square meters for promotion packing. Bols owns four warehouses that are each 754 square meters.

Bols has entered into leases for two offices located in Warsaw. The first office is for approximately 326 square meters with monthly payment of approximately $12,000 per month until June 2006, and $19,000 per month thereafter. The term of this lease ends in July 2010. This office is primarily used by Rémy for its Central

European operations. After the completion of the Bols Acquisition, the lease of this office either will be transferred to Rémy or an affiliate of Rémy or the amounts we pay for this office will be fully reimbursed by Rémy.

The second office space leases for approximately 730 square meters with monthly payment of approximately $24,500 per month. The term of this lease ends in February 2006. After completion of the Bol’s Acquisition, we will continue to lease this office for the remainder of the term.

Bialystok’s Properties

Bialystok owns its production facility. The facility is approximately 24,800 square meters of space. For a further description of Bialystok’s properties, see “Annex A: Extracts from the Prospectus of Polmos Bialystok S.A. dated March 31, 2005, including financial statements therein”.

Employees

We currently employ approximately 2,000 full-time employees. Substantially all employees are located in Poland. Polish labor law requires that certain benefits be provided to employees, such as the number of vacation days, terms of maternity leave and retirement bonuses. The law also restricts us from terminating employees without cause and requires in most instances a severance payment of one to three months’ salary. We are also required to contribute monthly payments up to 19.83% of an employee’s salary to the governmental health and pension system. Our employees are not unionized, and we have had no significant employee relations issues.

Bols employs approximately 340 full-time employees. Bols’ employees are not unionized. Bols has had no significant employee relations issues.

Bialystok employs approximately 400 full-time employees. The majority of such employees are members of a union. See “Risk Factors—Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition—If the Potential Bialystok Acquisition is completed, our ability to manage costs and respond to market changes could be materially adversely affected.” For a further description of Bialystok’s employees, see “Annex A: Extracts from the Prospectus of Polmos Bialystok S.A. dated March 31, 2005”.

Intellectual Property

Upon the completion of the Bols Acquisition, we will own or have an exclusive license to various intellectual property rights, and in particular trademarks, which are considered to be of material importance to the success of our business in developing brand identification and maintaining consumer loyalty. We will own the trademarks for Bols’ Soplica, Niagara, Czysta Slaska and Boss vodkas. We will have an exclusive, perpetual, royalty-free license in Poland and Russia for the Bols trademark with respect to vodka. If the Potential Bialystok Acquisition is completed, we would also own the trademarks to Poland’s best-selling vodka Absolwent and the flavored vodka Zubrówka as well as other brands.

We intend to implement a policy to actively protect these intellectual property rights both in Poland and abroad through the use of external trademark counsels, the registration of trademarks and other intellectual property rights, and the use of anti-counterfeit packaging devices.

Regulation and Taxes

European Union

With the accession of Poland to the European Union on May 1, 2004, Poland adopted the customs rules and regulations of the European Union. As a result, the customs borders between Poland and other members of the European Union (the “Member States”) were removed, and Poland was granted inclusion in the European

Union’s customs agreements with countries outside of the European Union. This has provided us with preferential tariff measures for imported products from non-Member States. In Financial Year 2004, we imported approximately 15% of our import portfolio from non-Member States.

Import/Export Licenses and Permits

Prior to May 1, 2004, the Ministry of Economy and Labor required numerous permits and licenses with respect to, and imposed quotas on, imported alcoholic beverages and cigars. From May 1, 2004, the Ministry of Economy and Labor has not required permits or licenses nor imposed quotas, except for import permits for imported wine from non-Member States which are issued by the Agricultural Market Agency and must be renewed every four months. The Agricultural Market Agency is a Polish agency that acts under European Union legislation and reports imported wine statistics to the central European Union register. The Agricultural Market Agency granted to us our import permit in May 2004, and thereafter, the Agricultural Market Agency has renewed our permit every four months and we expect that such periodic renewal will continue.

Generally, no export licenses are required for the exportation of alcoholic beverage other than wine. With respect to wine, export licenses are required only if a company desires to obtain an export refund, which are refunds for the difference between prices for wine outside of the European Union and prices for wine in the European Union. The Agricultural Market Agency issues these export licenses.

Polish Norms

We must comply with a set of rules, usually referred to generally as “Polish Norms,” which are regulations regarding standards for packaging, storing, labeling and transportation of alcoholic beverages and cigars. The Polish Normalization Committee establishes these norms and, as of May 1, 2004, these norms complied with European Union standards. As such, a certificate from European Union-based producers of products we import is acceptable to the local Polish Health Authorities without further requirements.

Wholesale Permits

Permits from the Minister of Economy and Labor or the Voivodship executive officer (for alcoholic products with alcohol content of 18% or less) and appropriate health authorities are required to operate our wholesale distribution business. We are required to have permits for the wholesale trade for three of our product lines: beer, wine and spirits. The permit for beer is issued for two years. The permit for spirits is issued for one year. The permit for wine is issued for two years. The permits require that we sell our products only to those who have appropriate permits to re-sell the products. A permit may be revoked or not renewed if we fail to observe applicable laws for alcohol wholesalers, fail to follow the requirements of the permit, or introduce into the Polish market alcohol products that have not been approved for trade. Furthermore, we must comply with rules of general applicability with regard to packaging, labeling and transportation of products. We have obtained separate permits for each of our subsidiaries. We expect that these permits will be renewed when they expire.

Customs Warehouse

All products imported by us from countries outside of the European Union must enter our customs warehouse, where they are stored until we transport the products to clients or to our other warehouses. At the time of transportation, the products are cleared by Polish Customs Agents. As of May 1, 2004, products sourced from European Union that are not subject to an excise tax enter our consolidation warehouse directly without any additional customs procedures. European Union sourced products that are subject to an excise tax enter our tax registered warehouse, which is described below, where the excise tax is accounted for. Once the excise tax is accounted for, the products enter the consolidation warehouse where they are prepared for distribution.

A permit from the Director of the Regional Customs Chamber and the approval of health authorities is required to operate the customs warehouse (see “Business—Regulation and Taxes—Health Requirements”). We received our current permit on December 28, 1998, for an unspecified period of time. The continued effectiveness of the permit is conditioned on our compliance with the requirements of the permit which are, in general, the proper payment of customs duties and maintenance of applicable insurance policies.

Tax Registered Warehouse

A permit from the Director of the Regional Customs Office is required to operate our tax registered warehouse. Our tax registered warehouse stores and registers European Union sourced products that are subject to excise tax such as beer, wine and spirits (under the supervision of the Council of the European Union Directives on the General Arrangements for Products Subject to Excise Duty). After registration of a product, we, along with the Regional Customs Office, prepare the documentation for the amount of excise tax to be paid by the date the taxes are due to the Polish Ministry of Finance. After documentation, the products enter the consolidation warehouse for distribution. We received our permit from the Regional Customs Office on April 29, 2004, and it is valid until April 30, 2007. We believe that if we continue to make accurate and timely payments of our required excise tax payments, the Regional Customs Office will reissue this permit to us as required.

Health Requirements

The approval of the local health authorities is required to operate our warehouses. We are required to maintain proper sanitation and proper storage of alcoholic beverages and cigars. Similar regulations apply to the transportation of alcoholic beverages and cigars, and our drivers must themselves submit health records to the appropriate authorities. For all products sourced outside of the European Union, we are required to receive proper health permits at the time the products are imported into Poland. We have been in compliance for all of our imported products with the applicable regulations of the European Union regarding standards and health requirements.

Advertising Ban

In 2001, the government introduced significant changes to the Alcohol Awareness Law by separating regulations with respect to beer from regulations with respect to other alcoholic beverages. Previously, the government had implemented a ban on advertising on all alcoholic beverages. According to the 2001 regulations, “above-the-line advertising and promotion” for alcoholic beverages with less than 18% alcohol content are permitted but are limited to the following: billboard advertising, provided that 20% of the surface of the billboard contains health warnings with respect to alcohol consumption; advertising in the press is limited to the inside of a publication (no front or back cover advertising is permitted); television advertising is only permitted between the hours of 8:00 p.m. and 6:00 a.m.; and no advertising may be associated with sexual attractiveness, relaxation, health, or sport, nor may it incorporate children in any way. No above-the-line activities, even limited activities, are permitted for other alcoholic beverages.

For “below-the-line advertising and promotion” for all alcoholic beverages, the government permits direct mail campaigns, promotions such as game contests, the packaging of gifts with an alcoholic beverage (i.e., a free glass is attached to a bottle of spirits) and other similar promotions. However, incentive promotions must be conducted within the alcohol section of each store. In the on-premise outlets, below-the-line activities are permitted.

We strictly comply with the government regulations regarding above-the-line and below-the-line advertising and promotion. To date, we have not been notified of any violation of these regulations.

Regulation of Retail Sales

We operate six retail outlets for alcoholic beverages under the name “Fine Wine and Spirits”. Under Polish law, each of these outlets must have a retail permit to sell alcoholic beverages. These permits are valid from one to three years and are renewable. Also, each outlet must obtain a certificate from the local health authorities permitting it to sell alcoholic beverages. We have the required retail permits for our outlets and required certificates from the local health authorities for each of our retail outlets.

Production

Companies conducting business activities related to the manufacture or bottling of spirits requires entry in the register maintained by the Minister of Agriculture and Rural Development. Entry in the register is the basis for performing such business activities for an unspecified term. To be granted entry in the register, a company must implement a quality control system for the product or bottling of spirits; possess a facility that includes production, storage, social and sanitary spaces, and marks technology lines, routes of raw and ready material, and workstations; and appoint a person responsible for quality control of spirits. Bols has already obtained entry in the register. The Minister of Agriculture is responsible for compliance with the conditions of a regulated business activity.

In addition to entry in the register, permits are required to sell alcoholic products to distributors and wholesalers. There are three types of permits: permit relating to alcoholic beverages of less than 4.5% and beer, permit relating to wine, and permit relating to alcohol with greater than 18% alcoholic content. These permits are granted with a specified term and are renewable. Bols has all three types of permits. Its permit relating to alcoholic beverages of less than 4.5% and beer expires July 15, 2005. Its permit relating to wine expires January 17, 2007. Its permit relating to alcohol with greater than 18% alcoholic content expires January 15, 2006.

For discussion of Bialystok’s permits, see “Annex A: Extracts from the Prospectus of Polmos Bialystok S.A. dated March 31, 2005, including financial statements therein”.

Anti-monopoly regulations

Under the Polish Anti-Monopoly Act, acquisitions may be blocked or have conditions imposed upon them by the Anti-Monopoly Office, if the Anti-Monopoly Office determines that the acquisition has a negative impact on the competitiveness of the Polish market. The current body of Polish anti-monopoly law is not well established and, therefore, it is difficult to predict how the Anti-Monopoly Office will act on an application. Generally, companies that obtain control of 40% or more of their market may face greater scrutiny from the Anti-Monopoly Office than those that control a lesser share. Additionally, several types of reorganizations, mergers and acquisitions and undertakings between business entities, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act, require prior notification to the anti-monopoly office. Sanctions for failure to notify include fines imposed on parties to the transaction and members of their governing bodies. See “Risk Factors—Risks Relating to the Bols Acquisition and Potential Bialystok Acquisition—Anti-monopoly regulations could threaten our basic strategy of growing through acquisitions once we reach approximately a 35% to 40% market share.”

Environmental Matters

We are subject to a variety of laws and regulations relating to land use and environmental protection. While we are subject to possible costs, such as clean-up costs, fines and third-party claims for property damage or personal injury due to violations of or liabilities under environmental laws and regulations, we believe that we are in substantial compliance with applicable requirements.

Seasonality

Our distribution business is subject to seasonality, with a significant portion of our net sales occurring in the last three months of the year. We believe that Bols’ and Bialystok’s productions businesses are also subject to similar seasonality. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation”.

Legal Proceedings

From time to time we are involved in legal proceedings arising in the normal course of our business. We are not currently involved in or aware of any pending or threatened proceedings that we reasonably expect, either individually or in the aggregate, will result in a material adverse effect on our consolidated financial condition or results of operations.

The taxing authorities of Poland claimed that Bols underpaid its excise tax for part of 2002 by PLN 8.3 million for failure to reduce its vodka price by a sufficient amount in consideration of the excise tax reduction applied to Bols. Bols paid the PLN 8.3 million PLN plus interest and penalty, but is currently disputing the validity of the charge. If Bols fails to prevail in this dispute, the taxing authorities may also seek additional payment of excise taxes for part of 2003 for the same reasons it sought payment for part of 2002. We believe that if so charged, the additional excise tax payment will be approximately PLN 10 million, although a higher amount may be assessed by the taxing authorities. We and Rémy have entered into a Tax Deed dated June 27, 2005, providing for Rémy to indemnify us in the event the taxing authorities seek such payment of this excise tax (or portion thereof) from us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Share Purchase Agreement for Bols Acquisition

On June 27, 2005, we and our subsidiary, Carey Agri, entered into the Bols Share Sale Agreement with Takirra, Rémy, and Botapol (an indirect, wholly-owned subsidiary of Rémy) to acquire 100% of the outstanding capital stock of Botapol, which itself owns 100% of the outstanding capital stock of both Bols, Poland’s third largest distiller, and Hillcroft.

The purchase price for the Bols Acquisition is $270.0 million, of which up to $5.0 million, to be paid in cash, (i.e., the Potential Reimbursable Amount”), is subject to reimbursement if the weighted average of the closing price of our common stock exceeds $36.22 per share over the four weeks immediately preceeding the date that is eighteen months after the closing of the Bols Acquisition. The Bols Share Sale Agreement permits us to pay between 45% and 55% of the purchase price in cash and between 45% and 55% of the purchase price in shares of our common stock, but only so long as the maximum umber of shares that we issue is less than 20% of our outstanding shares of common stock. Based on the number of shares of common stock outstanding on June 20, 2005, assuring the maximum number of shares of common stock is issued and the number of outstanding shares does not increase, we would issue 3,371,544 shares of our common stock (based on an agreed per share price $36.22), representing approximately 16.7% of our outstanding shares of common stock as of June 20, 2005, on a pro forma basis after giving effect to the Bols Acquisition, and pay $147.9 million in cash (including the Potential Reimbursable Amount).

In addition, if the weighted average of closing price of our common stock over the four weeks immediately preceding the first anniversary of closing is below US$32.59 per share, then we will be obligated to pay the sellers an additional amount equal to the difference.

The share purchase agreement for the Bols Acquisition contains customary representations and warranties and indemnification provisions that survive for 60 months in the case of taxes and 18 months in all other cases.

The Bols Acquisition is subject to the receipt of Polish anti-monopoly approvals and is expected to close in August 2005.

If the Bols Acquisition is not completed by September 30, 2005, the Notes will be mandatorily redeemed utilizing the escrowed funds. See “Summary—The Financings of the Bols Acquisition and Potential Bialystok Acquisition.”

Right to Appoint Directors

In connection with the Bols Acquisition, we have granted Rémy and Takirra each the right to designate one member to our board of directors so long as each owns 50% of the original number of shares of our common stock issued to them. Rémy has indicated that it will designate Dominique Hériand Dubreuil, its chairman, and Takirra has indicated that it will designate Markus Sieger. For more information on the designees, see “Management”.

Registration Rights Agreement

Upon closing of the Bols Acquisition, we will sign a registration rights agreement with Takirra and a subsidiary of Rémy. The form of registration rights agreement has already been negotiated and provides Rémy’s subsidiary and Takirra, at their expense, with two demand registration rights and unlimited “piggyback” registration rights in relation to the shares of common stock that we will issue to them in connection with the Bols Acquisition. In the registration rights agreement, Rémy’s subsidiary and Takirra will agree (subject to customary exceptions) to a lock-up period of one year from closing of the Bols Acquisition during which they will not sell the shares of our common stock and to a standstill provision thereafter not to sell more than three per cent of our total outstanding shares of common stock at any time to any single person or group of related persons without our prior written consent. In connection with an underwritten demand registration, we have agreed to cause our senior management to participate in any management presentations and road shows relating to the offering of shares under such underwritten demand registration.

Trademark License Agreement

Upon closing of the Bols Acquisition, we will sign a trademark license agreement with a subsidiary of Rémy, pursuant to which we will be granted an exclusive perpetual royalty-free license to use the Bols trademark in connection with the manufacturing, marketing and use of Bols vodka in Poland and Russia. This license agreement contains customary representations, covenants and indemnity provisions. The license agreement also allows Rémy’s subsidiary to terminate the license agreement if we ever sell our rights to the trademark to a person engaged in the business of producing and/or selling alcoholic beverages which competes directly with the business of Rémy.

Distribution Agreement

Upon closing of the Bols Acquisition, we will also sign a distribution agreement with CLS Rémy Cointreau, pursuant to which we will obtain an exclusive right to import and distribute all of Rémy’s international portfolio of products in Poland, including leading international brands such as Rémy Martin cognac and Cointreau Liqueur. This distribution agreement obligates us to purchase certain minimum amounts of the Rémy portfolio based on our annual forecasts and also obligates us to use our best endeavors to promote the Rémy brands and to increase the sales of the Rémy brands in Poland.

We also have the right to become the exclusive distributor of Bols vodka in all other Western and Eastern European countries outside of Poland and Russia. In the case of jurisdictions where no Rémy distribution agreement currently exists, we will be able to exercise this right during the 12 months after closing of the Bols Acquisition. In the case of jurisdictions where a Rémy distribution agreement currently exists, we will be able to exercise this right during the 12 months after expiration of the existing distribution agreement. The terms of these distribution arrangements will be mutually agreed to between us and Rémy at the appropriate time.

In addition, if we are successful in acquiring a majority interest in Bialystok, we have agreed to grant Rémy the first right to negotiate with us to become our exclusive distributor of Zubrowka vodka in the United States. The terms of this distribution agreement will be mutually agreed to between us and Rémy at the appropriate time.

Other

During the first three months of Financial Year 2004, we retained Richard Roberts to provide consulting services. For these services, we paid a monthly fee to Mr. Roberts of $5,000, or $15,000 during the year.

In January 2005, we entered into a rental agreement for a facility located in the North of Poland, for which Evangelos Evangelou, our chief operating officer, has a 33% ownership. The monthly rental to be paid by us for this location is approximately $18,000 per month and relates to facilities to be shared by two of our subsidiaries.

DESCRIPTION OF CONTEMPLATED BIALYSTOK PURCHASE AGREEMENT

Bialystok Purchase Agreement

We are currently negotiating on an exclusive basis with the Polish government to finalize the Potential Bialystok Acquisition. Although we believe the existing current draft of the Contemplated Purchase Agreement is in substantially final form, we cannot assure you that the agreement in that form will be executed by the parties or, if it is executed by the parties, on what date it will be executed. In addition, while we believe that the material terms provided for in the Contemplated Purchase Agreement will not change prior to the date the agreement is executed by the parties, there can be no assurance that that will be the case.

Under the Contemplated Purchase Agreement, Carey Agri, with the participation of CEDC, will purchase from the Ministry of the State Treasury 61% of Bialystok’s outstanding capital stock for a total purchase price of approximately $317.0 million. CEDC will also be a party to the agreement and a joint obligor with Carey Agri. The purchase and sale of the 61% of Bialystok’s outstanding capital stock under the Contemplated Purchase Agreement will become effective upon receipt of approval from the Anti-Monopoly Office and approval from the Polish Securities and Stock Exchange Commission.

As provided for in the Contemplated Purchase Agreement, we are required to deposit with the Ministry of the State Treasury between PLN 50 to 100 million ($15 to $30 million based on an exchange rate as of June 30, 2005). This deposit will be credited towards the total purchase price if the closing occurs. If the closing does not occur within six months from the execution date of the agreement, we will forfeit the deposit to the Ministry of the State Treasury if the failure to complete the Potential Bialystok Acquisition is the direct result of our actions, including our inability to fund the purchase.

In the Contemplated Purchase Agreement, the Ministry of the State Treasury represents to Carey Agri as to the legal status of Bialystok, Bialystok’s capitalization, the scope of the authority of the Minister of the State Treasury to conclude the agreement, and the right to sell the Bialystok shares. No other representations and warranties are made by the Ministry of the State Treasury.

The Contemplated Purchase Agreement provides for representations and warranties to be made by Carey Agri that, in addition to matters with respect to legal status, consents and approvals and no defaults, specify that Carey Agri has sufficient funds to perform its obligations under the Agreement and that the financial plan of Carey Agri and CEDC and its subsidiaries (the “CEDC Group”) provides for the repayment of any loans for the purchase of the Bialystok shares to be made from the CEDC Group’s own funds (which does not include Bialystok for these purposes). Carey Agri also represents in the Contemplated Purchase Agreement that neither it nor any CEDC Group entity shall incur any loan from Bialystok nor use its shares or assets for security for any loans used to purchase the Bialystok shares and, with respect to Bialystok paying dividends, to consider the expectations of the minority shareholders of Bialystok, Bialystok’s investment needs and the need for Bialystok to maintain positive cash flow.

The Contemplated Purchase Agreement also provides for Carey Agri to make certain investment commitments in amounts to be agreed upon, and during the five year period after the closing of the Potential Bialystok Acquisition, to render technical support and pass on necessary know how to Bialystok.

Until investment commitments and certain other obligations of Carey Agri are fulfilled, CEDC will undertake not to sell any shares in Carey Agri for at least five years following the acquisition.

The Contemplated Purchase Agreement also sets forth requirements regarding maintaining Bialystok as a Warsaw Stock Exchange listed company for three years after closing. This requirement may be satisfied by CEDC listing on the Warsaw Stock Exchange, provided that the market value of the free float shares is at least PLN 300 million.

The Contemplated Purchase Agreement provides for certain guarantees of employment of current employees, but the employment matters may be the subject of the “social package” and collective bargaining agreement. Representatives of CEDC have commenced discussions with representatives of the union members with respect to these social matters.

DESCRIPTION OF CERTAIN FINANCING ARRANGEMENTS

General

The following is a brief description of the material terms of certain financing arrangements that comprise our current and anticipated material financing arrangements and those of our subsidiaries.

As of March 31, 2005, on a pro forma basis after giving effect to this Offering and the Bols Acquisition, our total indebtedness was $194.3 million. As of March 31, 2005, on a pro forma basis after giving effect to this Offering, the Bols Acquisition and Potential Bialystok Acquisition, our total indebtedness was $406.6 million.

Existing Long Term Facility

Fortis Bank Polska S.A. has provided a PLN 7.0 million term credit facility to Damianex S.A. As of March 31, 2005, the outstanding amount was PLN 6.3 million. The credit was granted to finance an office and warehouse building in Przeworsk. The final repayment date is December 31, 2013. Interest is payable monthly at the rate of one-month WIBOR plus a margin of 1.25%. The credit is secured with a mortgage on real estate in Przeworsk, in an amount of PLN 3.5 million, a corporate guarantee issued by Carey Agri and other forms of security under the Framework Agreement. The borrower will be charged an early repayment fee amounting to 1% of the earlier repaid amount if the earlier repayment is made within the first two years of the financing. The same covenants as to the revolving credit facilities apply to the term credit facility with Damianex S.A.

Existing Credit Facilities

As of March 31, 2005, we had total debt outstanding under existing credit facilities in the Polish zloty equivalent of $38.2 million. The credit facilities are available at the subsidiary level for working capital purposes of the subsidiaries and not at the parent company level. In order to fund working capital and other liquidity requirements, we also have available non-committed credit lines with various banks. As of March 31, 2005, the amount of available, unutilized and uncommitted credit facilities was $26.5 million. We are in the process of obtaining any consents required under existing credit facilities in connection with this Offering. We believe there is no reason that these consents will not be obtained prior to closing of the Offering.

Bank BPH S.A.

Bank BPH S.A. has made available revolving credit facilities for working capital purposes to Carey Agri, Polskie Hurtownie Alkoholi sp. z o.o., Astor sp. z o.o., Damianex S.A., Przedsiebiorstwo Dystrybucji Alkoholi Agis S.A., Onufry S.A.g Dako-Galant Przedsiebiorstwo Handlowo Produkcyjne Sp. z o.o., Panta-Hurt Sp. z o.o., Saol Dystrybucja Sp. z o.o. and Polnis-Dystrybucja Sp. z o.o. As of June 30, 2005, the total debt outstanding under these revolving credit facilities was PLN 36.1 million and the amount of available, unutilized and uncommitted under these credit facilities was PLN 77.4 million.

All credit facilities will mature on November 30, 2005, and are renewed annually. The credit is available: (i) in the form of an overdraft; (ii) in tranches; and (iii) in the form of guarantees issued by the bank. Interest is payable monthly at the rate of one-month WIBOR plus a margin of 0.70% (for tranches) and 0.75% (for the overdraft).

The credit facilities are secured with blank promissory notes, the transfer of ownership of inventory for security, the assignment of receivables from agreements with customers and insurance policies, cross-guarantees (poreczenia) of other subsidiaries and irrevocable powers of attorney to the bank account.

Additionally, in connection with credit facilities granted to the subsidiaries, on January 19, 2005, CEDC issued a Letter of Comfort to Bank BPH under which CEDC is obliged:

(a)	to maintain an equity ratio not lower than 16%. If the equity ratio falls below this level, CEDC must increase its own funds to maintain the ratio;

(b)	not to pay dividends to CEDC’s stockholders in an amount exceeding 15% of CEDC’s net profit, without the bank’s written consent;

(c)	to maintain the current shareholding of the borrowers, in particular to maintain CEDC’s shareholding at the level not lower than 51%;

(d)	to inform the bank of any planned acquisition of other entities as well as of decisions regarding mergers with other entities and changes in legal status;

(e)	to provide the bank with CEDC’s quarterly financial statements and reports containing information on credit, loans and other obligations (including the names of lenders and the purpose of the financing), immediately when they are ready, but not later than 30 days following the end of each quarter.

The credit agreements with Bank BPH are the same form for all subsidiaries and include the following material provisions:

(a)	the borrowers are not allowed to encumber their assets without the bank’s prior consent; if the borrower does encumber its assets without the bank’s consent, the bank will be entitled to demand additional security, and, if the borrower does not grant such additional security, the bank will be entitled to terminate the credit agreement;

(b)	the borrowers are obliged to inform the bank quarterly of any and all obligations incurred as a result of loans, credit, guarantees and others, as well as of all encumbrances over its assets;

(c)	the borrowers are obliged to notify the bank of any planned acquisitions of other entities;

(d)	the borrowers may not, without the bank’s prior written consent, make or allow any organizational changes in the borrowers, including liquidation, merger with another entity, reorganization or subscribe for or undertake to subscribe for shares in another company;

(e)	the bank may request additional security for the credit facilities if, among other provisions, CEDC’s equity ratio falls below 16% or in any other situation where, in the bank’s opinion, the timely repayment of the credit is threatened or the value of the security is decreased;

(f)	the bank may terminate the agreement if there is an adverse change in the financial standing of the borrower, the guarantors (i.e., other subsidiaries) or CEDC; and

(g)	the borrowers are obliged to treat their obligations towards the bank at least at equal ranking with other secured and unsecured obligations.

The following events shall, among other things, constitute an event of default under the credit agreements:

(a)	a default under the credit agreement, security agreement or other agreements to which the borrower is a party;

(b)	direct or indirect changes in the ownership structure of the borrower, in particular if CEDC’s shareholding falls below 51%;

(c)	CEDC does not fulfill at least one of its obligations under the Letter of Comfort;

(d)	in the bank’s opinion, the financial standing of the borrower, CEDC or the guarantor of the facility is adversely affected or if their assets are threatened in a manner which may threaten the timely fulfillment of their obligations.

Fortis Bank Polska S.A.

Fortis Bank Polska S.A. has made available revolving credit facilities for working capital purposes to Carey Agri, MTC Sp. z o.o., Astor Sp. z o.o., Multi-Ex S.A., Miro Sp. z o.o., Saol Dystrybucja Sp. z o.o. and Delikates Sp. z o.o. As of June 30, 2005, the total debt outstanding under these revolving credit facilities was PLN 54.9 million, and the amount of available, unutilized and uncommitted under these credit facilities was PLN 69.1 million. PLN 50.0 million of these facilities has been provided for the purpose of financing part of the Bialystok Deposit. The remaining amount of the Bialystok Deposit will be financed by the credit facility provided by BRE Bank S.A.

All credits are issued on the basis of a Framework Agreement on Granting Credit and Guarantees (the “Framework Agreement”) dated as of March 26, 2001, as amended, between the bank and Carey Agri. Under the Framework Agreement, the bank is obligated to grant credit and guarantees to Carey Agri and other CEDC subsidiaries up to PLN 93.0 million. The credit facilities are guaranteed by Carey Agri and guarantees are secured with blank promissory notes, fixed assets financed from the credit and the the transfers of ownership of inventory. The Framework Agreement is concluded for an unspecified period of time and may be terminated upon two weeks’ notice.

In most cases the credit facilities are renewed annually. Interest is payable monthly at the rate of one-month WIBOR plus a margin of 0.9% (except for MTC Sp. z o.o., for which the figure is 0.75%, and Carey Agri International-Poland Sp. z o.o., for which the figure is 1.25%).

The credit agreements with Fortis Bank Polska S.A. are drafted in the same form for all subsidiaries and include the following material provisions:

(a)	the borrowers are not allowed, without the bank’s prior written consent: (i) to conclude other credit, loan, leasing or factoring agreements; (ii) to grant loans or any type of guarantees for third-party debts; or (iii) to issue promissory notes;

(b)	the borrowers are not allowed to encumber their assets without the bank’s prior consent;

(c)	the borrowers are obliged to inform the bank quarterly of any events which influence their legal, economic or financial situation, including indebtedness towards third parties and any guarantees issued to third parties;

(d)	the combined financial indebtedness of the group of the borrowers cannot exceed a value equal to four times of EBTIDA (EBTIDA means a profit of the group of borrowers before interest from facilities, income taxes and amortization);

(e)	the combined short-term financial indebtedness of the group borrowers cannot exceed 75% of trade receivables (excluding intra-group receivables).

The following events shall, among other things, constitute an event of default under the credit agreements:

(a)	a default under a credit agreement, security agreement or other agreement to which the borrower is a party;

(b)	changes in the ownership structure of the borrower which in the bank’s opinion may adversely affect the borrower’s creditworthiness; and

(c)	a decrease in the value of the security established in favor of the bank.

Kredyt Bank S.A.

Kredyt Bank S.A. made available two revolving credit facilities for working capital purposes to MTC Sp. z o.o. As of June 30, 2005, the total debt outstanding under these revolving credit facilities was PLN 6.9 million, and the amount of available, unutilized and uncommitted under these credit facilities was PLN 6.1 million.

The credit facilities and guarantees are secured with a blank promissory note counter-signed (guaranteed) by Carey Agri and an irrevocable power of attorney to a bank account.

The credit facilities are renewed annually or semi-annually. Interest is payable monthly at the rate of one-month WIBOR plus a margin of 0.50% (for PLN 9,000,000) and 0.55% (for PLN 4,000,000).

The credit agreements include the following material provisions:

(a)	the borrower is not allowed, without the bank’s prior written consent: (i) to dispose of any of its assets, except in the ordinary course of business; (ii) to make any material changes in its activity; (iii) to merge with another entity; (iv) to issue any guarantees for the benefit of and for the obligations of affiliated entities;

(b)	the borrower is not allowed to encumber its assets for an amount exceeding PLN 20,000,000 (including any encumbrances for the benefit of the bank);

(c)	the borrower is not allowed to incur loans or credit for an amount exceeding PLN 16,000,000 (including existing credit);

(d)	the borrower shall maintain the equity ratio at a level not lower than 30% and the interest coverage ratio at a level not lower than 4.0;

(e)	the borrower is obliged to treat its obligations towards the bank at least with equal ranking with other obligations.

Bank Handlowy w Warszawie S.A.

Bank Handlowy w Warszawie S.A. issued a revolving credit facility for working capital purposes to MTC Sp. z o.o. As of June 30, 2005, the total debt outstanding under these revolving credit facilities is PLN 5.2 million, and the amount of available, unutilized and uncommitted under these credit facilities is PLN 2.8 million. The credit is secured with the assignment of receivables from MTC Sp. z o.o.’s customers and a registered pledge on an inventory. The final repayment date is December 31, 2005. Interest is payable monthly at the rate of one-month WIBOR plus a margin of 0.50%. The borrower is not allowed to make any repayments of the shareholder’s loan granted by CEDC until the final repayment of the credit. Additionally, the borrower may not encumber any of its assets without the bank’s written consent.

The revolving credit facility has been issued on the basis of a Framework Agreement on Different Forms of Credit Transactions entered into between Bank Handlowy w Warszawie S.A. and MTC Sp. z o.o. dated December 20, 2004 (the “BH Framework Agreement”). The BH Framework Agreement contains a material adverse change clause enabling Bank Handlowy w Warszawie S.A. to terminate and accelerate all agreements entered with Bank Handlowy w Warszawie S.A. The material adverse change clause includes all events that in according to Bank Handlowy w Warszawie S.A.’s opinion may have a material negative impact on economic (financial or other) situation of the borrower or on the borrower’s activities and its ability to perform its obligations under any facility or similar agreement concluded by the borrower with any other financial institution.

BRE Bank S.A.

BRE Bank S.A. has provided to Carey Agri a credit facility of PLN 50.0 million for the purpose of financing part of the Bialystok Deposit. As of June 30, 2005, no amount has been drawn. The remaining amount of the Bialystok Deposit will be financed by the credit facilities provided by Fortis Bank Polska S.A. as discussed above.

Bols’ Credit Facility

Bols has an overdraft credit agreement with BRE Bank S.A. for a total of PLN 50 million available until January 30, 2006. As of March 31, 2005, the total debt outstanding under these revolving credit facilities was PLN 0 million, and the amount of available, unutilized and uncommitted under these credit facilities is PLN 50.0 million. Interest is WIBOR for monthly deposits plus 0.50%. The credit is secured with a blank promissory note and a global assignment of receivables under agreements for the delivery of products and commercial services.

We believe there is no reason why we will not be able to obtain any required consent or waiver under this agreement in connection with this Offering.

BOLS Sp. z o.o.

FINANCIAL FIRST QUARTER 2005

Bols Sp. z o.o.

Profit and loss account

(all numerical data in thousand zlotys)

March 31, 2005
Net sales and similar revenues
—including from subsidiaries and affiliates	1,663
Net revenues from product sales	146,544
Change in product inventories	(311)
Net revenues from sale of goods for resale and raw materials	18,254

164,487

Operating expenses
Depreciation	(1,968)
Cost of raw materials and supplies used	(16,500)
Purchased services	(6,637)
Taxes and dues	(95,464)
—including excise tax	(95,296)
Wages and salaries	(5,795)
Social security and other benefits	(2,484)
Other expenses by kind	(9,196)
Cost of goods for resale and raw materials sold	(14,457)

(152,501)

Profit on sales	11,986

Other operating income
Profit on disposal of non-financial fixed assets	58
Other operating income	2,080

2,138

Other operating expenses
Loss on the disposal of non-financial fixed assets	—
Revaluation of non-financial fixed assets	(618)
Other operating expenses	(892)

(1,510)

Operating profit	12,614

Financial income
Interests	29
—including from subsidiaries and affiliates	6

29

Financial expenses
Interests	(433)
Other	(711)

(1,144)

Gross profit	11,499

Income tax	(2,435)

Net profit	9,064

Bols Sp. z o.o.

Balance Sheet

(all numerical data in thousand zlotys)

March 31, 2005
ASSETS
Fixed assets	50,103
Intangible fixed assets
Other intangible assets	1,624
Tangible fixed assets
Tangible assets	39,167
land (including land perpetual usufruct)	825
buildings, premises and civil and water engineering structures	14,016
plant and machinery	13,572
transport vehicles	9,299
other tangible assets	1,455
Tangible assets under construction	2,311
Prepayments on tangible assets under construction	—

41,478

Long-term investments
Long-term financial assets
in related entities	—
in other entities	10
10
Long-term deferred settlements
Deferred tax assets	6,991

Current assets	215,883
Inventories
Materials	8,105
Semi-finished goods and work in process	191
Finished products	11,058
Goods for resale	16,466
Prepayments on inventories	268

36,088

Short-term receivables
Receivables from related entities	7,274
accounts receivables	7,261
other	13
Receivables from other entities	121,790
accounts receivables	119,040
taxes, subsidies, customs duties, social securities and health insurance etc. amounts receivable	2,126
other	624

129,064

Short-term investments
Short-term financial assets
in other entities	111
cash and cash equivalents	40,309

40,420

Short-term prepaid expenses	10,311

TOTAL ASSETS	265,986

Bols Sp. z o.o.

Balance Sheet

(all numerical data in thousand zlotys)

March 31, 2005
EQUITY AND LIABILITIES
Equity
Share capital	44,901
Capital reserves	5,681
Miscellaneous reserves	684
Accumulated profit from previous years	54,022
Net profit	(7,059)

98,229

Liabilities and provisions on liabilities
Provisions on liabilities
Deferred income tax liability	1,300
Long-term liabilities
To other entities	—
other financial liabilities	2,000
Short-term liabilities
Towards related entities	5,722
accounts payable	5,720
other	2
To other entities	144,102
credits and loans	—
other financial liabilities	3,552
accounts payable	24,365
taxes, customs duties, social insurance and other benefits payable	95,437
accrued payroll	378
other	20,370
Special funds	81

149,905

Accrued liabilities and deferred income
Other deferred settlements	—
—short-term	14,552

14,552

TOTAL EQUITY AND LIABILITIES	265,986

BOLS Sp. z o.o.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED

December 31, 2004

BOLS Sp. z o.o.

EXECUTIVE BOARD’S STATEMENT

Pursuant to provisions of Art. 52 par. 2 of the Accounting Act dated September 29, 1994 (uniform text in the Journal of Laws of 2002 no. 76 item 694 as amended) Executive Board of Bols Sp. z o.o. presents financial statements comprising:

1)	Introduction to financial statements;

2)	Balance sheet drafted as of December 31, 2004 on the side of assets and of liabilities and equity stating amount of PLN 284,062 thousand;

3)	Profit and loss account for the period from January 1, 2004 to December 31, 2004 stating net profit of PLN 56,013 thousand;

4)	Statement of changes in equity for the period from January 1, 2004 to December 31, 2004 stating an increase in equity by PLN 22,013 thousand;

5)	Cash flow statement for the period from January 1, 2004 to December 31, 2004 stating an increase in net cash amounting to PLN 1,704 thousand; and

6)	Notes to the financial statements.

Jean Noel Reynaud Chairman of the Executive Board

Maciej Dabrowiecki Executive Director

Grzegorz Swiderki Executive Director

Maria Piotrowiak Person responsible for the account-keeping

Oborniki Wlkp., April 15, 2005

OPINION OF INDEPENDENT STATUTORY AUDITOR

For Shareholders Meeting of Bols Sp. z o.o.

We have audited enclosed financial statements of Bols Sp. z o.o., with registered offices in Oborniki Wielkopolskie, ul. Kowanowska 48, comprising introduction to financial statements, balance sheet as at December 31, 2004 stating the amount of 284,062 thousand zlotys on the side of assets and liabilities, profit and loss account for the financial year closed on that date stating net profit of 56,013 thousand zlotys, statement of changes in equity for the financial year closed on that date stating an increase in equity by 22,013 thousand zlotys, cash flow statement for the financial year closed on that date stating net cash inflow of 1,704 thousand zlotys and notes to financial statements.

Reliability, correctness and clarity of the enclosed financial statement as well as of the accounting ledgers are the responsibility of the head of the entity. It was our duty to audit and express our opinion regarding reliability, correctness and clarity of these financial statements and regarding the correctness of accounting ledgers constituting the basis for the financial statements.

We have audited the financial statements in compliance with the International Standards of Auditing Financial Statements issued by the International Federation of Accountants, chapter 7 of the Accounting Act of September 29, 1994 (Journal of Laws of 2002, no. 76 item 694 as amended) and professional standards of statutory auditors issued by the National Council of Statutory Auditors in Poland. These regulations require the audit to be planned and conducted in a way providing reasonable certainty allowing us to express an opinion regarding the financial statements. Audit comprised random verification of accounting evidence and entries from which the amounts and information contained in the financial statements were obtained. The audit also comprised evaluation of applied accounting principles, material estimates made by the head of the entity and evaluation of general presentation of the financial statements. We are convinced that our audit constitutes a sufficient basis to express our opinion.

In our opinion the audited financial statements of Bols Sp. z o.o. was prepared on the basis of correctly managed accounting ledgers and in all essential aspects it clearly and reliably presents assets and financial condition of the Company as at December 31, 2004 as well as the financial result and cash flows for the financial year closed on that date, in compliance with accounting principles defined in the Accounting Act of September 29, 1994 and it complies with regulations of the law and provisions of the Company’s Articles of Association influencing the content of the financial statements.

Without objections against the correctness and reliability of the audited financial statements we would like to point out contingent liability presented in note number 18 to the financial statements in the amount of 22 million zlotys concerning excise tax for the 1st quarter of 2003. Realisation of this liability will depend on decision of Customs Chamber that inspected excise tax settlements for the 1st quarter of 2003 at the turn of 2004 and 2005. The dispute concerns price decrease calculation methodology that constituted necessary condition for 30% excise tax relief in the period from October 2002 and March 2003. We would like to point out that if the Customs Chamber, which at the turn of 2004 and 2005 inspected excise tax settlements for the 1st quarter 2003, issues an unfavourable decision for the Company, which will be confirmed by further instances in appellation proceedings, Bols Sp. z o.o. will be forced to pay excise tax resulting from this decision plus interest. Due to complexity of the aforementioned issue and lack of comparable situations in the past jurisprudence of tax authorities and administrative courts concerning this matter there are significant doubts concerning the final outcome and consequences of the proceedings. Management Board and the Company’s legal counsellors claim that price decrease calculation methodology adopted by the Company complies with the Regulation of the Minister of Finance dated March 22, 2002 concerning excise tax (Journal of Laws no. 27 item 269 of 2002 as amended). Bearing the above in mind the Management Board decided not to post a provision for potential excise tax liability.

In addition, in compliance with the provisions of the Accounting Act of September 29, 1994 we hereby state that the report on Company’s activities includes information, mentioned in art. 49 par. 2 of the aforementioned act and that it complies with information contained in the financial statements.

Statutory auditor no. 90061/7541, Marek Gajdzinski, Management Board member	On behalf of KPMG Audyt Sp. z o.o.: ul. Chłodna 51, 00-867 Warsaw Statutory auditor no. 90061/7541, Marek Gajdzinski, Management Board member
Warszawa, April 15, 2005

For Shareholders of Bols Sp. z o.o.

We have audited enclosed financial statements of Bols Sp. z o.o., with registered offices in Oborniki Wielkopolskie, comprising introduction to financial statements, balance sheet as at December 31, 2003 stating the amount of 279,551 thousand zlotys on the side of assets and liabilities, profit and loss account for the financial year closed on that date stating net profit of 15,254 thousand zlotys, statement of changes in equity for the financial year closed on that date stating a decrease in equity by 4,745 thousand zlotys, cash flow statement for the financial year closed on that date stating net cash outflow of 57 thousand zlotys and notes to financial statements.

Drafting of financial statements is the responsibility of the head of the entity. It was our duty to audit and express our opinion regarding reliability, correctness and clarity of these financial statements and regarding the correctness of accounting ledgers constituting the basis for the financial statements.

We have audited the financial statements in compliance with the International Standards of Auditing Financial Statements issued by the International Federation of Accountants, chapter 7 of the Accounting Act of September 29, 1994 (Journal of Laws of 2002, no. 76 item 694 as amended) and professional standards of statutory auditors issued by the National Council of Statutory Auditors in Poland. These regulations require the audit to be planned and conducted in a way providing reasonable certainty allowing us to express an opinion regarding the financial statements. Audit comprised random verification of accounting evidence and entries from which the amounts and information contained in the financial statements were obtained. The audit also comprised evaluation of applied accounting principles, material estimates made by the head of the entity and evaluation of general presentation of the financial statements. We are convinced that our audit constitutes a sufficient basis to express our opinion.

In our opinion the audited financial statements of Bols Sp. z o.o. was prepared on the basis of correctly managed accounting ledgers and in all essential aspects it clearly and reliably presents assets and financial condition of the Company as at December 31, 2003 as well as the financial result and cash flows for the financial year closed on that date, in compliance with accounting principles defined in the Accounting Act of September 29, 1994 and it complies with regulations of the law and provisions of the Company’s Articles of Association influencing the content of the financial statements.

In addition, in compliance with the provisions of the Accounting Act of September 29, 1994 we hereby state that the report on Company’s activities includes information, mentioned in art. 49 par. 2 of the aforementioned act and that it complies with information contained in the financial statements.

Statutory auditor no. 90027/2766, Zofia Poplawska, Management Board member

On behalf of KPMG Audyt Sp. z o.o.:

ul. Chłodna 51, 00-867 Warsaw

Statutory auditor no. 90027/2766,

Zofia Popławska, Management Board member

On behalf of KPMG Audyt Sp. z o.o.:

ul. Chłodna 51, 00-867 Warsaw

Robert de Virion, Director

Poznan, April 16, 2004

OPINION OF INDEPENDENT STATUTORY AUDITOR

BOLS Sp. z o.o.

BALANCE SHEET

(all numerical data in thousand zlotys)

	Note	December 31, 2004	December 31, 2003
ASSETS

Fixed assets		51,150	51,163

Intangible fixed assets	1
Other intangible assets		1,839	2,925

Tangible fixed assets	2
Tangible assets:		40,679	40,054
Land (including land perpetual usufruct)		829	872
Buildings, premises and civil and water engineering structures		14,223	14,868
Plant and machinery		14,274	15,138
Transport vehicles		9,920	8,041
Other tangible assets		1,433	1,135
Tangible assets under construction		1,774	67
Prepayments on tangible assets under construction		—	28

		42,453	40,149

Long-term investments	3
Long-term financial assets
in related entities	3.2	1,505	3,009
in other entities	3.3	10	10

		1,515	3,019

Long-term deferred settlements
Deferred tax assets	13.3	5,343	5,070

Current assets		232,912	228,388

Inventories	4
Materials		11,740	14,185
Semi-finished goods and work in process		201	55
Finished products		9,110	6,362
Goods for resale		14,683	9,752
Prepayments on inventories		18	180

		35,752	30,534

Short-term receivables
Receivables from related entities	5.1	2,007	1,096
Trade receivables		1,987	1,088
Other		20	8
Receivables from other entities	5.2	192,417	195,710
Trade receivables		189,019	191,877
Taxes, subsidies, customs duties, social and health insurance receivables		2,664	1,569
Other		734	2,264

		194,424	196,806

Short-term investments
Short-term financial assets
in other entities	6.1	138	77
Cash and cash equivalents	6.2	2,252	548

		2,390	625

Short-term prepaid expenses	7	346	423

TOTAL ASSETS		284,062	279,551

BOLS Sp. z o.o.

BALANCE SHEET

(all numerical data in thousand zlotys)

	Note	December 31, 2004	December 31, 2003
EQUITY AND LIABILITIES

Equity

Share capital	8.1	44,901	44,901
Capital reserves		5,681	16,708
Miscellaneous reserves		684	684
Accumulated profit from previous years		—	7,719
Net profit		56,013	15,254

		107,279	85,266
Liabilities and provisions on liabilities

Provisions on liabilities
Deferred income tax liability	13.3	1,347	927

Long-term liabilities
To other entities	9.1
Other financial liabilities		2,523	3,391

Short-term liabilities
Towards related entities		4,677	2,762
Accounts payable	10	4,575	2,548
Other		102	214
To other entities:		160,708	181,289
Credits and loans		21,845	50,045
Other financial liabilities		3,892	2,495
Accounts payable	10	33,067	28,830
Taxes, customs duties, social insurance and other benefits payable		101,772	99,791
Accrued payroll		101	107
Other		31	21
Special funds		133	443

		165,518	184,494

Accrued liabilities and deferred income
Other deferred settlements
—short-term	11	7,395	5,473

TOTAL EQUITY AND LIABILITIES		284,062	279,551

Jean Noel Reynaud Chairman of the Executive Board	Grzegorz Swiderski Executive Director

Maciej Dabrowiecki Executive Director	Maria Piotrowiak Person responsible for account-keeping

Oborniki Wlkp., April 15, 2005

BOLS Sp. z o.o.

PROFIT AND LOSS ACCOUNT

(all numerical data in thousand zlotys)

	Note	December 31, 2004	December 31, 2003
Net sales and similar revenues	12
—including from subsidiaries and affiliates		6,244	5,137
Net revenues from product sales		743,346	735,631
Change in product inventories		86	1,670
Net revenues from sale of goods for resale and raw materials		73,309	57,195

		816,741	794,496

Operating expenses
Depreciation		(9,076)	(10,170)
Raw materials and supplies used		(86,673)	(82,059)
Purchased services		(36,728)	(40,233)
Taxes and fees		(466,197)	(470,800)
—including excise tax		(464,772)	(469,808)
Wages and salaries		(29,403)	(27,233)
Social security and other benefits		(5,782)	(5,782)
Other expenses by kind		(45,802)	(51,320)
Cost of goods for resale and materials sold		(62,054)	(52,538)

		(741,715)	(740,135)

Profit on sales		75,026	54,361

Other operating income
Profit on disposal of non-financial fixed assets		—	1,476
Other operating income		7,359	2,809

		7,359	4,285

Other operating expenses
Loss on the disposal of non-financial fixed assets		(133)	—
Revaluation of non-financial fixed assets		(7,310)	(7,448)
Other operating expenses		(2,037)	(8,897)

		(9,480)	(16,345)

Operating profit		72,905	42,301

Financial income
Interests		137	1,103
—including from subsidiaries and affiliates		7	1,082
Income from investments sold		341	—
Other		410	2

		888	1,105

Financial expenses
Interests		(1,697)	(7,265)
—including to subsidiaries and affiliates		—	(382)
Other		(2,077)	(4,875)

		(3,774)	(12,140)

Profit before tax		70,019	31,266

Income tax	13	(14,006)	(16,012)

Net profit		56,013	15,254

Jean Noel Reynaud Chairman of the Executive Board	Grzegorz Swiderski Executive Director

Maciej Dabrowiecki Executive Director	Maria Piotrowiak Person responsible for account-keeping

Oborniki Wlkp., April 15, 2005

BOLS Sp. z o.o.

STATEMENT OF CHANGES IN EQUITY

(all numerical data in thousand zlotys)

	December 31, 2004	December 31, 2003
Equity at the beginning of the period	85,266	90,012

Share capital—opening balance	44,901	44,901

Share capital at the end of the year	44,901	44,901

Reserve capital at the beginning of the period	16,708	2,895
Changes in reserve capital increases
—appropriation of profit from previous years decreases	7,719	27,499
—dividend payment	(18,746)	(13,686)

Reserve capital—closing balance	5,681	16,708
Miscellaneous reserves—opening balance	684	684

Miscellaneous reserves—closing balance	684	684

Accumulated profit from previous years at the beginning of the period	22,973	41,532
Decreases	(22,973)	(33,813)
—appropriation of profit from previous years	(7,719)	(27,499)
—dividend payment	(15,254)	(6,314)

Accumulated profit from previous years at the end of the period	—	7,719

Net result
Net profit	56,013	15,254

Equity at the end of the period	107,279	85,266

Equity as adjusted for the proposed appropriation of profit	107,279	70,012

Jean Noel Reynaud Chairman of the Executive Board	Grzegorz Swiderski Executive Director

Maciej Dabrowiecki Executive Director	Maria Piotrowiak Person responsible for account-keeping

Oborniki Wlkp., April 15, 2005

BOLS Sp. z o.o.

CASH FLOW STATEMENT

(all numerical data in thousand zlotys)

	Note	December 31, 2004	December 31, 2003
Cash flows from operating activities
Net profit		56,013	15,254
Total adjustments:
Depreciation		9,076	10,170
(Profit)/Loss on foreign exchange differences		—	1,466
Interests and share in profits (dividends)		1,648	3,723
(Income)/loss on investment activities	14.1	(208)	(927)
Change in provisions		420	(197)
Change in inventories		(5,218)	(6,043)
Change in receivables		1,625	62,578
Change in short-term liabilities, excluding loans and borrowings	14.2	7,881	(10,836)
Change in provisions and prepayments		1,726	3,970
Other adjustments		1,845	—

		18,795	63,904

Net operating cash flow		74,808	79,158

Cash flow from investing activities
Inflows		2,091	26,285
Disposal of intangible assets and tangible fixed assets		2,091	1,467
From financial assets, including:
in related entities		—	24,818

Outflows		(6,154)	(14,527)
Acquisition of intangible assets and tangible fixed assets	14.3	(6,093)	(14,450)
Other investment expenses		(61)	(77)

Net investment cash flow		(4,063)	11,758

Cash flows from financing activities
Inflows		—	—

Outflows		(69,041)	(90,973)
Dividends and other payments towards owners		(34,000)	(20,000)
Repayment of credits and loans		(28,200)	(59,728)
Financial lease liabilities payments		(5,193)	(4,219)
Interests		(1,648)	(7,026)

Net financial cash flow		(69,041)	(90,973)

Total net cash flow		1,704	(57)

Balance sheet change in cash and cash equivalents		1,704	(57)

Cash and cash equivalents at the beginning of year		548	605

Cash and cash equivalents at the end of period		2,252	548

—including restricted funds		—	—

Jean Noel Reynaud Chairman of the Executive Board	Grzegorz Swiderski Executive Director

Maciej Dabrowiecki Executive Director	Maria Piotrowiak Person responsible for account-keeping

Oborniki Wlkp., April 15, 2005

BOLS Sp. z o.o.

NOTES TO FINANCIAL STATEMENTS

1.    Intangible assets

Change in intangible assets

	Goodwill	Other intangible assets	Total
Gross value
OB 01.01.2004	22,794	9,370	32,164
Increases	—	1,250	1,250

CB 12.31.2004	22,794	10,620	33,414

Amortization
OB 01.01.2004	(22,794)	(5,351)	(28,145)
Increases	—	(2,336)	(2,336)

CB 12.31.2004	(22,794)	(7,687)	(30,481)

Revaluation
OB 01.01.2004	—	(1,094)	(1,094)

CB 12.31.2004	—	(1,094)	(1,094)

Net value
OB 01.01.2004	—	2,925	2,925

CB 12.31.2004	—	1,839	1,839

2.    Tangible fixed assets

2. 1    Change in tangible fixed assets

	Land (including land perpetual usufruct)	Buildings, premises, civil and water engineering structures	Plant and machinery	Transport vehicles	Other tangible fixed assets	Total

Gross value
OB 01.01.2004	1,259	18,443	27,897	10,458	2,554	60,611
Increases	—	175	2,217	5,729	711	8,832
Decreases	—	—	(128)	(3,158)	(36)	(3,322)

CB 12.31.2004	1,259	18,618	29,986	13,029	3,229	66,121

Depreciation
OB 01.01.2004	(387)	(3,575)	(12,759)	(2,417)	(1,419)	(20,557)
Increases	(43)	(820)	(3,078)	(2,397)	(402)	(6,740)
Decreases	—	—	125	1,705	25	1,855

CB 12.31.2004	(430)	(4,395)	(15,712)	(3,109)	(1,796)	(25,442)

Net value
OB 01.01.2004	872	14,868	15,138	8,041	1,135	40,054

CB 12.31.2004	829	14,223	14,274	9,920	1,433	40,679

BOLS Sp. z o.o.

2. 2    Tangible assets under construction

Cost of producing tangible assets amounted to PLN 10,539 thousand (2003—PLN 19,542 thousand). Tangible assets worth PLN 8,832 thousand (2003—PLN 19,908 thousand) were transferred from tangible assets under construction to tangible fixed assets.

2. 3    Tangible assets in financial lease

Net value of tangible assets used by the Company on the basis of financial lease agreements, stated as at December 31, 2004 as Company's assets totals PLN 9,554 thousand (2003—PLN 7,412 thousand).

3.    Long-term investments

3. 1    Change in long-term investments

	Long-term financial assets	Other long-term assets	Total
Gross value

OB 01.01.2004	3,023	—	3,023.0
Increases	—	—	—

Internal transfers	—	—	—
Decreases	(1,504)	—	(1,504.0)

CB 12.31.2004	1,519	—	1,519.0

Revaluation

OB 01.01.2004	(4)	—	(4.0)

CB 12.31.2004	(4)	—	(4.0)

Net value

OB 01.01.2004	3,019	—	3,019.0

CB 12.31.2004	1,515	—	1,515.0

3. 2    Long-term financial assets in affiliated entities

	December 31, 2004	December 31, 2003
Shares or stocks	1,505	3,009

3. 3 Long-term financial assets in other entities

	December 31, 2004	December 31, 2003
Shares or stocks	10	10

4.    Inventories

Inventories were stated in the balance sheet in net amounts, i.e. less revaluation write-downs amounting to PLN 3,066 thousand (2003—PLN 3,385 thousand).

BOLS Sp. z o.o.

5.    Short-term receivables

5. 1    Age structure of short-term trade accounts receivable from affiliated entities

	December 31, 2004	December 31, 2003
Maturity:
Less than 12 months	1,987	1,088

Gross receivables	1,987	1,088
Receivables revaluation write-down	—	—

Net receivables	1,987	1,088

5. 2    Age structure of short-term trade receivables from other entities

	December 31, 2004	December 31, 2003
Maturity:
Less than 12 months	196,345	196,402

Gross receivables	196,345	196,402
Receivables revaluation write-down	(7,326)	(4,525)

Net receivables	189,019	191,877

5. 3    Short-term receivables revaluation write-downs

	Affiliated entities	Other entities
OB 01.01.2004	—	7,885

Increases	2,202	18,500
Utilisation	—	(2,120)
Reversal	—	(12,974)

CB 12.31.2004	2,202	11,291

6.    Short-term investments

6. 1    Short-term financial assets in other entities

	December 31, 2004	December 31, 2003
Granted loans	138	77

6. 2    Cash and cash equivalents

	December 31, 2004	December 31, 2003
Cash in hand and in banks	2,247	195
Other cash and cash equivalents	5	353

	2,252	548

BOLS Sp. z o.o.

7.    Short-term prepaid expenditures

	December 31, 2004	December 31, 2003
Insurances	181	123
Rent	6	107
Subscriptions	29	24
Concessions	85	79
Marketing services	36	61
Bank guarantee commissions	4	10
Other	5	19

	346	423

8.    Share capital

8. 1    Ownership structure of initial capital

Shareholder	Number of shares	Share value	% stake
Botapol Holding B.V.	44,901	44,901	100.0%

8. 2    Proposed appropriation of profit or adjustment of loss for the financial year

Company’s Executive Board proposes to use the profit for the financial year 2004 in the amount of PLN 56,013 thousand to increase revenue reserves.

9.    Long-term liabilities

9. 1    Age structure of long-term liabilities to other entities

	Other	Total
Maturity:
1 to 3 years	2,523.0	2,523.0

9. 2    Collateral established on the Company's assets

	December 31, 2004	December 31, 2003
Tangible assets (loan collateral)	7,102	7,220
Tangible assets (used on the basis of financial lease contract)	9,554	7,412
Receivables	51,679	173,000

	68,335	187,632

Collateral of current bank account credit granted to the Company comprises global transfer of receivables from eight selected retail chains, value of receivables from these contractors equalled PLN 51,679 thousand as at December 31, 2004.

10.    Short-term liabilities

Short-term trade accounts payable to affiliated entities amounting to PLN 4,575 thousand mature within 12 months after the balance sheet date. Short-term trade accounts payable to other entities amounting to PLN 33,067 thousand mature within 12 months after the balance sheet date.

BOLS Sp. z o.o.

11.    Accrued liabilities

Short-term accrued liabilities

	December 31, 2004	December 31, 2003
Accrual for unused holiday	1,821	1,767
Accrual for financial year closure expenses	284	236
Accrual for bonuses	2,030	1,935
Uninvoiced services	2,999	1,509
VAT on lease agreements	209	—
Other	52	26

	7,395	5,473

12.    Sales revenues structure

	December 31, 2004	December 31, 2003
Product sale revenues
Domestic	741,708	730,738
Export	1,638	4,893

	743,346	735,631

Goods and supplies sale revenues
Domestic	72,735	54,279
Export	574	2,916

	73,309	57,195

13.    Corporate income tax

13. 1    Corporate income tax structure

	December 31, 2004	December 31, 2003
Current income tax	13,859	10,885
Restated income tax for previous years	—	1,473
Change in deferred income tax	147	3,654

	14,006	16,012

BOLS Sp. z o.o.

13. 2    Corporate income tax calculation for the financial year

	December 31, 2004	December 31, 2003
Gross profit	70,019	31,266

Expenses other than costs of income:
Bad debt provision	20,702	14,377
Accrual for discounts	6,819	9,552
Depreciation of leased tangible assets	2,221	2,278
Established accrual for bonuses	2,030	1,935
Inventory revaluation write-downs	1,575	2,226
Accrual for vacations	1,541	1,490
Net book value of sold cars
Bought from the lessor	1,160	—
Representation and advertising expenses exceeding the limit	857	1,567
Costs related to year 2003	438	—
Medical services—Medicover	326	—
Accrual for financial year closure expenses	284	236
Unpaid mandate contracts	277	131
Unrealised foreign exchange loss	183	300
Membership fees (voluntary)	137	67
Established provision for credit card expenses	123	188
Travelling expenses of Supervisory Board members	115	40
Subsidies	96	55
Depreciation and insurance of cars exceeding EUR 20 thousand	86	100
Accounting depreciation of new tangible assets	82	105
Depreciation of cars bought from lessor	69	—
Penalty interests on liabilities towards the state budget	48	2,063
Pollution emission fee	11	25
Spirit utilisation shortage above limit—excise	6	41
Unpaid bank commission	5	—
Decisions of tax authorities	—	8,331
Goodwill depreciation	—	1,942
Tangible assets under construction written off	—	416
Calculated but unpaid interests	—	10
Other expenses	63	85

	39,254.0	47,560.0

Amounts decreasing tax base:
Reversed bad debt provision	(12,974)	(9,294)
Reversed accrual for discounts	(9,552)	(12,741)
Leasing instalment reconciliation	(4,016)	(3,299)
Reversed accrual for bonuses	(1,935)	(1,581)
Reversed provisions for inventories	(1,893)	(278)
Utilisation of receivables revaluation write-downs	(1,738)	(6,533)
Reversed holiday accrual	(1,487)	(1,417)
Net tax value of sold cars
Bought from the lessor	(778)	—
Tax depreciation of new tangible assets	(511)	(2,772)
Reversed provisions for year closure expenses	(236)	(245)
Reversed provisions for credit card expenses	(188)	(156)
Paid mandate contracts for previous years	(131)	(147)

BOLS Sp. z o.o.

	December 31, 2004	December 31, 2003
Not deductible VAT on lease instalments	(47)	—
Tax depreciation of cars bought from lessor	(30)	(78)
Paid bank commissions, charged in previous years	(8)	—
Paid interests on trade liabilities, charged in previous years	(3)	—
Reversed provision for freight costs	—	(140)

	(35,527)	(38,681)
Amounts increase the tax base:
Realised foreign exchange differences from previous years	127	88
Received interests on granted WTK loan	—	3,006
Received interests on granted BS&T loan	—	124

	127	3,218
Revenues other than taxable revenues:
Unrealised foreign exchange gains	513	127
Unrealised foreign exchange differences in previous years	300	2,843
Interests charged on granted loans	20	13
Reimbursement according to Customs Office decision	—	13

	833	2,996
Taxation basis	73,040	40,367
Donations	(96)	(52)

Taxable income	72,944	40,315

Income tax for the financial year	13,859	10,885

13. 3    Deferred income tax

	December 31, 2004	December 31, 2003
Temporary negative differences:
Bad debt provision—other entities	10,004	7,885
Bad debt provision—affiliated entities	2,202	—
Accrual for discounts	6,819	9,552
Inventory revaluation write-down	3,066	3,385
Accrual for bonuses	2,030	1,935
Holiday accrual	1,821	1,767
Intangible assets revaluation write-down	1,094	1,094
Provision for financial year closure expenses	284	236
Mandate contracts—lack of payment	277	131
Tangible assets under construction revaluation write-down	213	213
Unrealised foreign exchange losses	183	300
Provision for credit card expenses	123	188
Unpaid interests on trade liabilities and commissions	3	—

	28,119	26,686

Temporary positive differences:
Interests accrued on receivables although not received	101	81
Accelerated depreciation of brand new tangible assets 30%	3,526	3,097
Foreign exchange gains resulting from valuation	513	127
Financial lease	2,950	1,576

	7,090	4,881

Deferred income tax assets stated in the balance sheet	5,343	5,070

Income tax provision stated in the balance sheet	1,347	927

BOLS Sp. z o.o.

14.    Analysis of cash and cash equivalents for the cash flow statement

14. 1    (Income)/loss on investments

	December 31, 2004	December 31, 2003
(Income)/loss on the sale of tangible fixed assets and intangible assets	133.0	(1,476.0)
Revaluation of tangible assets under construction	—	549.0
Income on sale of investments	(341.0)	—

	(208.0)	(927.0)

14. 2    Change in short-term liabilities (excluding credits and loans)

	December 31, 2004	December 31, 2003
Change in short-term liabilities	(18,976.0)	(70,385.0)
Change in credits and loans	28,200.0	60,092.0
Change in liabilities resulting from issuing of debentures	—	—
Change in financial liabilities	(1,397.0)	(473.0)
Change in liabilities resulting from the purchase of tangible fixed assets and investments	54.0	(70.0)

	7,881.0	(10,836.0)

14. 3    Acquisition of intangible assets and tangible fixed assets

	December 31, 2004	December 31, 2003
Increases in intangible asset value	(1,250.0)	(646.0)
Revaluation of tangible assets under construction	—	(549.0)
Tangible asset increases	(8,832.0)	(19,908.0)
Change in tangible assets under construction	(1,707.0)	915.0
Increases resulting from financial lease	5,722.0	5,692.0
Change in liabilities resulting from the purchase of tangible fixed assets	(54.0)	70.0
Change in prepayments on tangible assets under construction	28.0	(24.0)

	(6,093.0)	(14,450.0)

15.    Employment

Average employment in the financial year

	Women	Men	Total
Staff	102	210	312
Labour	32	20	52

	134	230	364

16.    Remuneration, loans and benefits of similar nature for executive and supervisory board members

Remuneration of the members of the board of directors amounted to PLN 3,382 thousand in the financial year (2003—PLN 1,651 thousand). In the years 2003—2004 no remuneration was paid to the members of the Supervisory Board.

BOLS Sp. z o.o.

17.    Transactions with affiliated entities

a)    Settlements and loans balance as at the balance sheet date

	Receivables	Liabilities	Granted loans		Received loans
WTK Soplica	1	1	350	*	—
Bols International Export Licences	2	—	—		—
Bols Hungary KFT	1,322	18	—		—
Maxxium Czech	38	—	—		—
Maxxium Danmark A/S	—	144	—		—
Maxxium Norge A/S	10	—	—		—
CLS Remy Cointreau	532	202	—		—
Bols Distilleries	75	355	—		—
Champagnes P.&C. Heidsieck	2	2	—		—
UNIPOL B.V.	—	1,835	—		—
Remy Amerique Inc.	1	—	—		—
RC ONE	—	2,014	—		—
Bols Sports&Travel	24	106

	2,007	4,677	350		—

*	Nominal value of granted loan. Balance sheet value of the loan is PLN 0.

b)    Revenues from internal transactions

	Product and service sale revenues	Goods and supplies sale revenues	Interests	Other revenues
WTK Soplica	—	—	7	—
CLS Remy Cointreau	513	—	—	—
Bols Distilleries	—	35	—	—
Bols International Export Licences	292	3	—	—
Bols Hungary KFT	3,654	371
Maxxium Czech	437	2
Maxxium Danmark A/S	842	2
Maxxium Norge A/S	—	19
Maxxium Finland	41	33	—	—

	5,779	465	7	—

c)    Costs of internal transactions

	Purchased services	Purchased goods and supplies	Interests	Other costs
Bols International Export Licences	—	8,580
Maxxium Czech	—	17
CLS Remy Cointreau	248	333
UNIPOL B.V.	10,189	—	—	—
RC ONE	1,009	2,876	—	—
Bols Hungary KFT	18	16	—	—

	11,464	11,822	—	—

BOLS Sp. z o.o.

18.    Contingent liabilities

In the year 2003 the Company received a decision of the Tax Inspection Office (UKS) concerning payment of additional excise tax for the period from October 1 to December 31, 2002 in the amount of 8.1 million zlotys. According to UKS, the Company failed to comply with the obligation to decrease sale prices by 20% during that period, which constituted a condition for a 30% excise tax decrease from October 1, 2002. The Company appealed against the UKS decision to the Customs Chamber since it did not agree with the sale price calculation method used by UKS. According to the Company, the criterion for a 20% price decrease was fulfilled if average prices in a given month were 20% lower. According to UKS, the obligation to decrease prices by 20% applies to all sale transactions. The Customs Chamber decision of September 3, 2004 upheld the decision of UKS. The Company appealed to the Voivodship Administrative Court (WSA) against the decision of the Customs Chamber. Appellation proceedings may take several years since the case is complicated. The Company disclosed the consequences of the UKS decision in the financial statements for the year 2003.

The obligation to decrease sale prices by 20% was also valid in the period from January to March 2003. The Customs Office inspected that period at the turn of 2004 and 2005. By the date of these financial statements the Company had not received a decision concerning the inspection of excise tax for the first quarter of 2003.

In case of an unfavourable decision of the Customs Office concerning the inspection of excise tax for the first quarter of 2003, the Company will be forced to pay additional excise tax for the period from January 1 to March 31, 2003 estimated at an amount from 10 million zlotys to 22 million zlotys. The amount of the liability depends on whether the Customs Office takes into account discounts granted by the Company after March 31, 2003 in the amount from 10 million zlotys to 22 million zlotys, that were was not disclosed in the financial statements as at December 31, 2004. According to the Company’s Executive Board the price decrease calculation methodology used by the Company complies with the Regulation of the Minister of Finance of March 22, 2002 concerning excise tax (Journal of Laws No. 27 item 269 of 2002 as amended).

Meanwhile, the Executive Board points out that the provisions of the aforementioned Regulation do not clearly specify the price decrease calculation method, which constitutes the condition for excise tax decreasing by 30%. Taking into account the above and having obtained the opinion of the Company’s legal councillors, the Executive Board decided not to establish a provision for potential liability resulting from excise tax in the amount up to 22 million zlotys.

Jean Noel Reynaud Chairman of the Executive Board	Grzegorz Swiderski Executive Director

Maciej Dabrowiecki Executive Director	Maria Piotrowiak Person responsible for account-keeping

Obornike Wlkp., April 15, 2005

BOLS Sp. z o.o.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED

December 31, 2003

BOLS Sp. z o.o.

EXECUTIVE BOARD’S STATEMENT

Pursuant to provisions of Art. 52 par. 2 of the Accounting Act dated September 29, 1994 (uniform text in the Journal of Laws of 2002 no. 76 item 694 as amended) Executive Board of Bols Sp. z o.o. presents financial statements comprising:

1)	Introduction to financial statements;

2)	Balance sheet drafted as of December 31, 2003 on the side of assets and of liabilities and equity stating amount of PLN 279,551 thousand;

3)	Profit and loss account for the period from January 1, 2003 to December 31, 2003 stating net profit of PLN 15,254 thousand;

4)	Statement of changes in equity for the period from January 1, 2003 to December 31, 2004 stating a decrease in equity by PLN 4,746 thousand;

5)	Cash flow statement for the period from January 1, 2003 to December 31, 2003 stating a decrease in net cash amounting to PLN 57 thousand; and

6)	Notes to the financial statements.

Stefan Laux Chairman of the Executive Board

Piotr Bardzik Executive Director

Maciej Dabrowiecki Executive Director

Maria Piotrowiak Person responsible for the account-keeping

Oborniki Wlkp., April 16, 2004

BOLS Sp. z o.o.

BALANCE SHEET

(all numerical data in thousand zlotys)

	Note	December 31, 2003	December 31, 2002
ASSETS
Fixed assets		51,163	68,308
Intangible fixed assets	1
Goodwill		—	1,941
Other intangible assets		2,925	4,565

		2,925	6,506
Tangible fixed assets	2
Tangible assets:		40,054	27,168
Land (including land perpetual usufruct)		872	91
Buildings, premises and civil and water engineering structures		14,868	12,423
Plant and machinery		15,138	7,926
Transport vehicles		8,041	5,701
Other tangible assets		1,135	1,027
Tangible assets under construction		67	982
Prepayments on tangible assets under construction		28	4

		40,149	28,154
Long-term investments	3
Long-term financial assets
in related entities	3.2	3,009	24,717
in other entities	3.3	10	10

		3,019	24,727
Long-term deferred settlements
Deferred tax assets	13.3	5,070	8,921
		5,070	8,921

Current assets		228,388	286,074
Inventories	4
Materials		14,185	10,649
Semi-finished goods and work in process		55	292
Finished products		6,362	7,271
Goods for resale		9,752	5,603
Prepayments on inventories		180	676

		30,534	24,491
Short-term receivables
Receivables from related entities	5.1
Trade receivable		1,088	650
Other		8	102
Receivables from other entities	5.2
Trade receivable		191,877	250,854
Taxes, subsidies, customs duties, social and medical insurance, and other benefits receivable		1,569	5,685
Other		2,264	1,006

		196,806	258,297
Short-term investments
Short-term financial assets
in related entities	6.1	—	2,028
in other entities	6.2	77	—
cash and cash equivalents	6.3	548	605

		625	2,633
Short-term prepaid expenses	7	423	653

TOTAL ASSETS		279,551	354,382

Balance sheet must be analyzed with notes to financial statements, which constitute an integral part of the financial statements.

BOLS Sp. z o.o.

BALANCE SHEET

(all numerical data in thousand zlotys)

	Note	December 31, 2003	December 31, 2002
EQUITY AND LIABILITIES
Equity
Share capital	8.1	44,901	44,901
Capital reserves		16,708	2,895
Miscellaneous reserves		684	684
Accumulated profit from previous years		7,719	35,218
Net profit		15,254	6,314

		85,266	90,012
Liabilities and provisions on liabilities		194,285	264,370
Provisions on liabilities
Deferred income tax liability	13.3	927	1,125
		927	1,125
Long-term liabilities
To other entities
Other financial liabilities	9.1	3,391	2,781

Short-term liabilities
Towards related entities		2,762	24,145
Accounts payable	10	2,548	4,099
Other		214	20,046
To other entities		181,289	230,339
Credits and loans		50,045	90,305
Other financial liabilities		2,495	2,022
Accounts payable	10	28,830	36,796
Taxes, customs duties, social insurance and other benefits payable		99,791	101,070
Accrued payroll		107	146
Other		21	—
Special funds		443	395

		184,494	254,879
Accrued liabilities and deferred income
Other deferred settlements
—short-term	11	5,473	5,585

TOTAL EQUITY AND LIABILITIES		279,551	354,382

Stefan Laux Chairman of the Board of Executives	Piotr Bardzik Executive Director

Maciej Dabrowiecki Executive Director	Maria Piotrowiak Persons responsible for accounting ledgers

Oborniki Wlkp., April 16, 2004

BOLS Sp. z o.o.

PROFIT AND LOSS ACCOUNT

(all numerical data in thousand zlotys)

	Note	December 31, 2003	December 31, 2002
Net revenues and net revenue equivalents, including:	12
—from associated entities		5,137	2,870
Net revenues from product sales		735,631	812,760
Change in product inventories		1,670	1,185
Net revenues from sale of goods for resale and raw materials		57,195	43,238

		794,496	857,183

Operating expenses
Depreciation		(10,170)	(13,017)
Raw materials and supplies used		(82,059)	(76,803)
Purchased services		(40,233)	(39,370)
Taxes and fees, including:		(470,800)	(584,123)
—excise tax		(469,808)	(583,153)
Wages and salaries		(27,233)	(25,647)
Social security and other benefits		(5,782)	(5,464)
Other expenses by kind		(51,320)	(55,329)
Cost of goods for resale and raw materials sold		(52,538)	(30,106)

		(740,135)	(829,859)

Profit on sales		54,361	27,324

Other operating income
Profit on disposal of non-financial fixed assets		1,476	1,635
Other operating income		2,809	2,737

		4,285	4,372

Other operating expenses
Revaluation of non-financial fixed assets		(7,448)	(5,749)
Other operating expenses		(8,897)	(826)

		(16,345)	(6,575)

Operating profit		42,301	25,121
Financial income
Interest, including:		1,103	2,458
—from associated entities		1,082	1,948
Other		2	2

		1,105	2,460

Financial expenses
Interest, including:		(7,265)	(10,943)
—towards affiliated entities		(382)	(887)
Other		(4,875)	(4,543)

		(12,140)	(15,486)

Profit before tax		31,266	12,095

Income tax	13	(16,012)	(5,781)

Net profit		15,254	6,314

Stefan Laux	Piotr Bardzik
Chairman of the Board of Executives	Executive Director

Maciej Dabrowiecki	Maria Piotrowiak
Executive Director	Persons responsible for accounting ledgers

Oborniki Wlkp., April 16, 2004

BOLS Sp. z o.o.

STATEMENT OF CHANGES IN EQUITY

(all numerical data in thousand zlotys)

	December 31, 2003	December 31, 2002
Equity at the beginning of the period	90,012	83,698

Share capital—opening balance	44,901	44,901

Share capital at the end of the year	44,901	44,901

Reserve capital at the beginning of the period	2,895	2,895
Changes in reserve capital increases due to:
—appropriation of profit from previous years	27,499	—
Decreases due to:
—dividend payment	(13,686)	—

Reserve capital—closing balance	16,708	2,895

Miscellaneous reserves—opening balance	684	684

Miscellaneous reserves—closing balance	684	684

Accumulated profit from previous years at the beginning of the period	41,532	35,218
Increases due to:
—appropriation of profit from previous years	(27,499)	—
Decreases due to:
—dividend payment	(6,314)	—

Accumulated profit from previous years at the end of the period	7,719	35,218

Net result
Net profit	15,254	6,314

Equity at the end of the period	85,266	90,012

Equity as adjusted for the proposed appropriation of profit	70,012	90,012

Stefan Laux	Piotr Bardzik
Chairman of the Board of Executives	Executive Director

Maciej Dabrowiecki	Maria Piotrowiak
Executive Director	Persons responsible for accounting ledgers

Oborniki Wlkp., April 16, 2004

BOLS Sp. z o.o.

CASH FLOW STATEMENT

(all numerical data in thousand zlotys)

	Note	December 31, 2003	December 31, 2002
Cash flows from operating activities
Net profit		15,254	6,314
Total adjustments:
Depreciation		10,170	13,017
Foreign exchange losses		1,466	2,496
Interests and share in profits (dividends)		3,723	8,342
Income on investments	14.1	(927)	(1,537)
Change in provisions		(197)	651
Change in inventories		(6,043)	(6,340)
Change in receivables		62,578	(44,791)
Change in short-term liabilities, excluding loans and borrowings	14.2	(10,836)	(317)
Change in provisions and prepayments		3,970	(95)
Other adjustments		—	181

		63,904	(28,393)
Net operating cash flow		79,158	(22,079)

Cash flow from investing activities
Inflows		26,285	4,166
Disposal of intangible assets and tangible fixed assets		1,467	4,166
From financial assets, including:
in related entities		24,818	—

Outflows		(14,527)	(13,646)
Acquisition of intangible assets and tangible fixed assets	14.3	(14,450)	(10,942)
For financial assets, including:		—	(2,704)
in related entities		—	(2,704)
in other entities
—long-term loans granted		—	—
Other investment expenses		(77)	—

Net investment cash flow		11,758	(9,480)

Cash flows from financing activities
Inflows
Credits and loans		—	44,195

Outflows		(90,973)	(12,447)
Dividends and other payments towards owners		(20,000)	—
Repayment of credits and loans		(59,728)	—
Financial lease liabilities payable		(4,219)	(3,044)
Interests		(7,026)	(9,403)

Net financial cash flow		(90,973)	31,748

Total net cash flow		(57)	189

Balance sheet change in cash and cash equivalents		(57)	189

Cash and cash equivalents at the start of year		605	416

Cash and cash equivalents at the end of the year, including:		548	605

—restricted spending		—	—

Stefan Laux	Piotr Bardzik
Chairman of the Board of Executives	Executive Director

Maciej Dabrowiecki	Maria Piotrowiak
Executive Director	Persons responsible for accounting ledgers

Oborniki Wlkp., April 16, 2004

BOLS Sp. z o.o.

NOTES TO FINANCIAL STATEMENTS

1.    Intangible assets

Change in intangible assets

	Goodwill	Other intangible assets	Total
Gross value

OB 01.01.2003	22,794	8,724	31,518
Increases	—	646	646

CB 12.31.2003	22,794	9,370	32,164

Amortization

OB 01.01.2003	(20,853)	(3,065)	(23,918)
Increases	(1,941)	(2,286)	(4,227)

CB 12.31.2003	(22,794)	(5,351)	(28,145)

Revaluation

OB 01.01.2003	—	(1,094)	(1,094)

CB 12.31.2003	—	(1,094)	(1,094)

Net value

OB 01.01.2003	1,941	4,565	6,506

CB 12.31.2003	—	2,925	2,925

2.    Tangible fixed assets

2. 1    Change in tangible fixed assets

	Land (including land perpetual usufruct)	Buildings, premises, civil and water engineering structures	Plant and machinery	Transport vehicles	Other tangible fixed assets	Total
Gross value

OB 01.01.2003	434	15,252	18,531	10,905	2,109	47,231
Increases	825	3,191	9,589	5,858	445	19,908
Decreases	—	—	(223)	(6,305)	—	(6,528)

CB 12.31.2003	1,259	18,443	27,897	10,458	2,554	60,611

Depreciation

OB 01.01.2003	(343)	(2,829)	(10,605)	(5,204)	(1,082)	(20,063)
Increases	(44)	(746)	(2,377)	(2,439)	(337)	(5,943)
Decreases	—	—	223	5,226	—	5,449

CB 12.31.2003	(387)	(3,575)	(12,759)	(2,417)	(1,419)	(20,557)

Net value

OB 01.01.2003	91	12,423	7,926	5,701	1,027	27,168

CB 12.31.2003	872	14,868	15,138	8,041	1,135	40,054

BOLS Sp. z o.o.

2. 2    Tangible assets under construction

Cost of producing tangible assets amounted to PLN 19,542 thousand (2002—PLN 12,627 thousand). Tangible assets worth PLN 19,908 thousand (2002—PLN 3,852 thousand) were transferred from tangible assets under construction to tangible fixed assets. Company created revaluation write-down for tangible assets under construction in the amount of PLN 549 thousand.

3.    Long-term investments

3. 1    Change in long-term investments

	Long-term financial assets	Other long-term investments	Total
Gross value
OB 01.01.2003	24,731	—	24,731
Decreases	(21,708)	—	(21,708)

CB 12.31.2003	3,023	—	3,023

Revaluation
OB 01.01.2003	(4)	—	(4)

CB 12.31.2003	(4)	—	(4)

Net value
OB 01.01.2003	24,727	—	24,727

CB 12.31.2003	3,019	—	3,019

3. 2    Long-term financial assets in affiliated entities

	December 31, 2003	December 31, 2002
Shares or stocks	3,009	3,009
Granted loans	—	21,708

	3,009	24,717

3. 3    Long-term financial assets in other entities

	December 31, 2003	December 31, 2002
Shares or stocks	10	10

4.    Inventories

Inventories were stated in the balance sheet in net amounts, i.e. less revaluation write-downs amounting to PLN 3,385 thousand (2002—PLN 1,437 thousand).

5.    Short-term receivables

5. 1    Age structure of short-term trade accounts receivable from affiliated entities

	December 31, 2003	31 December 31, 2002
Maturity:
Less than 12 months	1,088	650

BOLS Sp. z o.o.

5. 2    Age structure of short-term trade accounts receivable from other entities

	December 31, 2003	December 31, 2002
Maturity:
Less than 12 months	196,402	257,863

Gross receivables balance	196,402	257,863
Receivables revaluation write-down	(4,525)	(7,009)

Net receivables balance	191,877	250,854

5. 3    Short-term receivables revaluation write-downs

Other entities
OB 01.01.2003	10,769
Increases	14,376
Utilisation	(7,966)
Reversal	(9,294)

CB 12.31.2003	7,885

6.    Short-term investments

6. 1    Short-term financial assets in affiliated entities

	December 31, 2003	December 31, 2002
Granted loans	—	2,028

6. 2    Short-term financial assets in other entities

	December 31, 2003	December 31, 2002
Granted loans	77	—

6. 3    Cash and cash equivalents

	December 31, 2003	December 31, 2002
Cash in hand and in banks	195	286
Other cash and cash equivalents	353	319

	548	605

7.    Short-term prepaid expenditures

	December 31, 2003	December 31, 2002
Insurances	123	429
Rent	107	—
Subscriptions	24	19
Concessions	79	79
Marketing services	61	113
Bank guarantee commissions	10	12
Other	19	1

	423	653

BOLS Sp. z o.o.

8.    Initial capital

8. 1    Ownership structure of initial capital

Shareholder	Number of shares	Share value	% stake
Botapol Holding B.V.	44,901	44,901	100.0%

8. 2    Proposed appropriation of profit or adjustment of loss for the financial year

Company's Executive Board proposes to use the profit for the financial year 2003 to pay dividend to the shareholder.

9.    Long-term liabilities

9. 1    Age structure of long-term liabilities to other entities

	Other financial liabilities	Other	Total
1 to 3 years	3,391	—	3,391
9. 2 Collateral established on the Company's assets

	December 31, 2003	December 31, 2002
Tangible assets	7,220	7,220
Receivables	173,000	173,000

	180,220	180,220

10.    Short-term liabilities

Short-term trade accounts payable to affiliated entities amounting to PLN 2,548 thousand are mature within 12 months after the balance sheet date.

Short-term trade accounts payable to other entities amounting to PLN 28,830 thousand are mature within 12 months after the balance sheet date.

11.    Accrued liabilities

Short-term accrued liabilities

	December 31, 2003	December 31, 2002
Accrual for unused vacations	1,767	1,695
Accrual for costs of closing the financial year	236	245
Accrual for individual discounts (trade)	—	140
Accrual for bonuses	1,935	1,563
Uninvoiced services	1,509	1,537
Other	26	405

	5,473	5,585

BOLS Sp. z o.o.

12. Sales revenues structure
	December 31, 2003	December 31, 2002
Product sale revenues
Domestic	730,738	810,119
Export	4,893	2,641

	735,631	812,760

Goods and supplies sale revenues
Domestic	54,279	41,610
Export	2,916	1,628

	57,195	43,238

13.    Corporate income tax

13. 1    Corporate income tax structure

	December 31, 2003	December 31, 2002
Current income tax	10,885	6,323
Restatement of income tax for previous years	1,473	—
Change in deferred income tax	3,654	(542)

	16,012	5,781

BOLS Sp. z o.o.

13. 2    Corporate income tax calculation

	December 31, 2003	December 31, 2002
Gross income Profit	31,266	12,095

Expenses not recognised as costs of income:
Unpaid mandate contracts	131	147
Bad debt provision	14,377	5,074
Representation and advertising expenses exceeding the 0.25% limit	1,567	1,971
Penalty interests on liabilities towards the state budget	2,063	90
Subsidies	55	206
Goodwill depreciation	1,942	4,559
Depreciation and insurance of cars exceeding EUR 20 thousand	100	38
Travelling expenses of Supervisory Board members	40	25
Membership fees (voluntary)	67	30
Provision for inventories	2,226	675
Spirit utilisation shortage above limit—excise	41	12
Accrual for financial year closure expenses	236	245
Accrual for vacations	1,490	1,369
Accrual—individual discount	5,397	6,716
Accrual—retrospective discount—chains	2,660	1,335
Sold car insurance	—	10
Established provision for bonuses	1,935	1,581
Established provision for credit card expenses	188	156
Other expenses	85	86
New tangible assets depreciation acc. to accounting principles	105	2
Depreciation of tangible assets—leasing	2,278	2,728
Established provision for warehouse discount	—	605
Established provision for assortment discount	—	107
Established provision for monthly discount	1,495	3,978
Established provision for freight of goods	—	140
Pollution emission fee	25	19
Unrealised foreign exchange differences—balance sheet valuation	300	2,843
Tangible assets under construction written off	416	—
Decisions of tax authorities	8,331	—
Charged and unpaid interests	10	—

	47,560	34,747
Amounts decreasing tax base:
Reversed accruals for year closure expenses	(245)	(251)
Reversed accrual for vacations	(1,417)	(988)
Reversed accrual for retrospective discount	—	(5,628)
Reversed accrual for retrospective discount—chains	(1,335)	(1,078)
Reversed accrual for individual discount	(6,716)	(4,573)
Reversed accruals—sale invoice adjustments	—	(1,694)
Paid interests on credits and loans	—	(132)
Probable receivables	(6,533)	(2,355)
Unpaid mandate contracts	(147)	(163)
Reversed provisions for inventories	(278)	(660)
Reversed accrual for bonuses	(1,581)	(1,313)
Reversed accrual for credit card expenses	(156)	(192)
Leasing instalment reconciliation	(3,299)	(2,389)
Depreciation of bought leased cars	(78)	(100)

BOLS Sp. z o.o.

	December 31, 2003	December 31, 2002
Depreciation of brand new tangible assets	(2,772)	(481)
Reversal of bad debt provision (payment)	(9,294)	—
Reversed provision for freight of goods	(140)	—
Reversed accrual for monthly discount	(3,978)	—
Reversed accrual for assortment discount	(107)	—
Reversed accrual for warehouse discount	(605)	—

	(38,681)	(21,997)
Amounts increase the tax base:
Realised foreign exchange differences from previous years	88	—
Interests received from granted loan WTK Soplica	3,006	—
Received interests on granted BS&T loan	124	—

	3,218	—
Revenues other than taxable revenues:
Interests charged on granted loans	13	1,969
Unrealised foreign exchange differences from previous year	2,843	88
Foreign exchange gains from balance sheet valuation	127	—
Reimbursement according to Customs Office decision	13	—

	2,996	2,057
Taxation basis	40,367	22,788
Donations	(52)	(205)
Taxable income	40,315	22,583

Income tax	10,885	6,323

13. 3    Deferred tax

	December 31, 2003	December 31, 2002
Temporary negative differences:
Accrual for unused vacations	1,767	1,694
Bad debt provision	7,885	10,769
Accrualfor financial year closure expenses	236	245
Accrualfor discounts	9,552	12,881
Accrualfor bonuses	1,935	1,563
Provisionsfor inventories	3,385	1,437
Provisionsfor tangible assets under construction	213	213
Provisionsfor intangible assets	1,094	1,094
Mandatecontracts—lack of payment	131	147
Unrealisedforeign exchange differences	300	2,843
Other—credit cards	188	156

Total temporary negative differences	26,686	33,042

Temporary positive differences:
Interestsaccrued on receivables although not received	81	3,198
Accelerateddepreciation of brand new tangible assets 30%	3,097	479
Foreignexchange gains resulting from valuation	127	88
Difference between net book value and taxable value of tangible assets in financial lease	1,576	401

Total temporary positive differences	4,881	4,166

Income tax assets stated in the balance sheet	5,070	8,921

Income tax provision stated in the balance sheet	927	1,125

BOLS Sp. z o.o.

14.    Analysis of cash and cash equivalents for the cash flow statement

14. 1    Income from investments

	December 31, 2003	December 31, 2002
Proceeds from the sale of tangible fixed assets and intangible assets	(1,476)	(1,537)
Revaluation of tangible assets under construction	549	—

	(927)	(1,537)

14. 2    Change in short-term liabilities (excluding credits and loans)

	December 31, 2003	December 31, 2002
Change in short-term liabilities	(70,385)	48,987
Change in credits and loans	60,092	(47,760)
Change in financial liabilities	(473)	(2,022)
Change in liabilities resulting from the purchase of tangible fixed assets and investments	(70)	478

	(10,836)	(317)

14. 3    Acquisition of intangible assets and tangible fixed assets

	December 31, 2003	December 31, 2002
Increases in intangible asset value	(646)	(4,552)
Increases resulting from financial lease	5,692	2,167
Tangible asset increases	(19,908)	(8,848)
Revaluation of tangible assets under construction	(549)	(2,263)
Change in tangible assets under construction	915	3,036
Change in liabilities resulting from the purchase of tangible fixed assets	70	(478)
Change in prepayments on tangible assets under construction	(24)	(4)

	(14,450)	(10,942)

15.    Employment

Average employment in the financial year

	Women	Men	Total
Staff	94	217	311
Labour	41	26	67

	135	243	378

16.    Remuneration, loans and benefits of similar nature for executive and supervisory board members

In the financial year the remuneration of the Executive Board totalled PLN 1,651 thousand (2002—PLN 1,859 thousand) and remuneration of the Supervisory Board totalled PLN 0 thousand (2002—PLN 223 thousand).

BOLS Sp. z o.o.

17.    Contingent liabilities

In the year 2003 the Company received a decision of the Tax Inspection Office (UKS) concerning payment of additional excise tax for the period from October 1 to December 31, 2002 in the amount of 8.1 million zlotys. According to UKS, the Company failed to comply with the obligation to decrease sale prices by 20% during that period, which constituted a condition for a 30% excise tax decrease from October 1, 2002. The Company appealed against the UKS decision since it does not agree with the sale price calculation method used by UKS. The Company disclosed the consequences of the UKS decision in these financial statements. It should be stressed, however, that the obligation to decrease sale prices by 20% was also valid in the period from January to March 2003. Therefore it should be expected that if the appeal against the UKS decision is waived the Company will be forced to pay additional excise tax for that period in the amount from 10 million zlotys to 22 million zlotys. This liability is not disclosed in the financial statements.

18.    Transactions with affiliated entities

a)    Settlements and loans balance as at the balance sheet date

	Receivables	Liabilities	Granted loans	Received loans
Bols Sports & Travels	—	214	—	—
Unipol BV	—	1,720	—	—
Bols Int.	—	594	—	—
Champagnes P.&Heid.	—	13	—	—
CLS Remy Cointreau	—	120	—	—
Bokma Holandia	—	102	—	—
Remy Amerique Inc	—	(1)	—	—
Bols Distil.	88	—	—	—
Bols Hungary KFT	405	—	—	—
Maxium Czechy	450	—	—	—
Maxium Dania	16	—	—	—
Bols Int. Exp. Lic.	129	—	—	—
Other	8	—	—	—

	1,096	2,762	—	—

b) Revenues from internal transactions

	Product and service sale revenues	Goods and supplies sale revenues	Interests	Other revenues
Bols Int. Export	449	43	—	—
Bols Hungary	859	1,045	—	—
Maxium CZ	1,222	136	—	—
Maxium Danmark	969	59	—	—
Maxium Sweden	215	3	—	—
Maxium Norw.	82	17	—	—
Bols Distil.	—	37	—	—
WTK Soplica	—	—	1,082	—

	3,796	1,340	1,082	—

BOLS Sp. z o.o.

c) Costs of internal transactions

	Purchased services	Purchased goods and supplies	Interests	Other costs
Bols Int.	—	5,641	—	—
Botapol Holding BV	—	—	382	—
Champagnes P. & Heidsieck	—	842	—	—
CLS Remy Cointreau	—	982	—	—
GIE Remy Cointreau	720	—	—	—
Bokma Nederland	125	—	—	—
Unipol BV	10,108	—	—	—

	10,953	7,465	382	—

Stefan Laux Chairman of the Board of Executives	Piotr Bardzik Executive Director

Maciej Dabrowiecki Executive Director	Maria Piotrowiak Persons responsible for accounting ledgers

Oborniki Wlkp., April 16, 2004

ANNEX A: EXTRACTS FROM THE PROSPECTUS OF POLMOS BIALYSTOK S.A. DATED

MARCH 31, 2005, AND FINANCIAL STATEMENTS THEREIN

CHAPTER I—SUMMARY AND RISK FACTORS

1.	Key Information on the Issuer

1.1.	Scope and Nature of the Issuer’s Business

The Issuer has been the leading producer of spirits in Poland since the early 1990s, and since 1998—the largest one. The Company’s market success and expansion from a regional to nationwide producer of spirits was achieved through launching new brands, particularly the Absolwent vodka (1995), and obtaining the rights to the Zubrówka trademark (1999).

Although the total consumption of alcohol from legal sources in Poland did not change materially in 1992–2002 and, according to the GUS data, stayed flat at 250–275m litres (of 100o spirit equivalent), there was a fundamental change in the consumption structure. The consumption of spirits products dropped over twofold—from 135m litres in 1992 to 65m litres in 2002, while the consumption of beer rose nearly twofold—from 81m litres in 1992 to 149m litres in 2002. With a considerably stable total level of consumption, the share of the spirits products in the total consumption also halved—from 53.6% in 1992 to 24.5% in 2002, whereas the share of beer was twice as large, having risen from 32.5% to 56.1%.

The situation on the vodka market underwent a significant change in Q4 2002. After the excise tax was lowered, consumption of alcohol from legal sources in Poland increased from 65m litres in 2002 to 92m litres in 2003 (GUS data). The spirits markets continued to grow also in 2004. According to ACNielsen—an independent market research company, which regularly publishes reports on the market of spirits products in Poland—the retail sales of vodka in December 2003–November 2004 increased by 7%, year on year.

The vast majority of spirits products consumed in Poland are manufactured by domestic producers. The import of spirits products to Poland is insignificant. In terms of quantity, the share of imported products in the consumption of spirits products is, according to the GUS data, approx. 4.0%.

According to the Company’s estimates, based on such data as ACNielsen research, the largest share in the Polish market of spirits (over 27%) in 2003 was enjoyed by the Belvedere SA group. That year, the Issuer ranked second, with an approximately 19% market share. According to the Company’s estimates, Polmos Białystok SA had an approximately 20.6% market share in 2004. This means that its market share grew by between one and two percentage points during the year.

The market of spirits products is characterised by moderate seasonality. As alcohol sales grow particularly in the period before Christmas, the Issuer usually generates the highest sales in the fourth quarter.

1.2.	Key Products and Markets

The Issuer’s key products are white spirits (with Absolwent as the leading brand) and flavoured spirits (Zubrówka is the leading brand in this category).

Production volume and structure (100° spirit equivalent)

	2004		Jan-Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
White spirits	16,563	82.0%	11,684	81.5%	13,637	82.0%	12,396	83.0%	13,803	85.7%
Flavoured spirits	3,648	18.0%	2,656	18.5%	2,986	18.0%	2,536	17.0%	2,305	14.3%
Total	20,211	100.0%	14,340	100.0%	16,623	100.0%	14,932	100.0%	16,108	100.0%

Source: Company.

Value and structure of production output (by technical cost of production)

	2004		Jan-Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
White spirits	135,813	80.6%	95,909	80.7%	111,229	80.1%	99,358	81.5%	103,907	84.5%
Flavoured spirits	32,693	19.4%	22,906	19.3%	27,607	19.9%	22,527	18.5%	19,127	15.5%
Total	168,506	100.0%	118,815	100.0%	138,836	100.0%	121,885	100.0%	123,034	100.0%

Source: Company.

The Issuer sells its products mainly on the Polish market. The share of exports in the sales revenue (less the excise tax on domestic sales) amounted in the recent years to 5% – 8%.

The Company’s customers on the Polish market are wholesalers, supermarket chains and discount stores. Export sales are executed through the agency of trading companies (sales to Western European countries are handled by Wyborowa SA, owned by the French Pernod Ricard Group—the third spirits concern in the world in terms of trading volume, according to the Drinks International magazine; and to Japan—by PPS POLMOS of Warsaw SA) or carried out directly by the Company (the US, Taiwan, Australia, the Czech Republic and duty-free zones).

A decisive bulk of domestic sales concerns white spirits which accounted for approximately 84% of total revenue on domestic sales in 2004. Meanwhile, export sales include mainly flavoured spirits—comprising 94% of total revenue on export sales in the same period.

In recent years, a factor which has had a material effect on the Issuer’s sales was the reduction of the excise tax by 30% as of October 1st 2002. It led to a drop in sales volume in 2002. Thereafter, in 2003 and 2004, the volume of sales demonstrated clear growth.

Volume of domestic and export sales (100o spirit equivalent)

	2004		Jan-Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
Domestic sales	19,565	96.7%	13,680	96.8%	16,050	95.7%	14,100	94.6%	15,369	96.5%
Export sales	674	3.3%	458	3.2%	717	4.3%	809	5.4%	556	3.5%
Total	20,239	100.0%	14,138	100.0%	16,767	100.0%	14,909	100.0%	15,925	100.0%

Source: Company.

Value of product sales in Poland and abroad

	2004		Jan-Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
Domestic sales	1,151,225	98.7%	804,727	98.6%	951,993	98.1%	1,009,072	98.1%	1,176,756	98.9%
Export sales	15,430	1.3%	11,016	1.4%	18,145	1.9%	19,538	1.9%	12,781	1.1%
Total	1,166,655	100.0%	815,743	100.0%	970,138	100.0%	1,028,610	100.0%	1,189,536	100.0%

Source: Company.

1.3.	Plans and Forecasts Relating to Factors with a Material Bearing on the Issuer’s Future Results

The key factors which may have a bearing on the Issuer’s future results include:

1.3.1.	State Fiscal Policy

The key factor for the Issuer’s business is the government’s policy concerning the rates of the excise tax on spirits. The increase of the excise tax rate from the beginning of 2005, and possible future changes in this tax, resulting, for example, from the need to balance the state budget, may lead to a drop in demand for the Issuer’s products because of the resulting higher prices or may reduce the profitability of the Issuer’s business if the Issuer does not fully transfer the higher excise tax into its prices.

It is worth to note, though, that the rates of the excise tax on spirits in Poland are twofold higher than the minimum EU excise tax rates, and the plans to standardise the excise tax in all the EU member states may lead to the reduction of the excise tax on spirits in Poland, which would probably positively affect the demand.

1.3.2.	Growing Competition

The alcoholic beverages market should see growing competition on the part of private entities which either started their production in new plants, or are modernising and restructuring privatised, former state-owned companies which belonged to the Polmos Union, as well as on part of importers which will take advantage of deregulation in trade and capital flows following Poland’s accession to the European Union.

1.3.3.	Unfair Competition

A significant part of the supply on the Polish spirits market comes from illegal sources, i.e. from illegal imports or illegal production of alcohol evading excise tax. The share of illegal sources in the total supplies depends on the excise tax rates and it increases in proportion to the growth of these rates. A possible increase in the excise tax may, thus, indirectly expose the Issuer to a growing competition on the part of the entities engaged in illegal trade in alcohol.

Unfair competition also takes the form of attempts to market products of other manufacturers which infringe the Issuer’s registered trademarks.

1.3.4.	Situation in the Segment of Alcohol Distribution

The financial standing of some of the entities active in the segment of the wholesale and retail trade in alcoholic beverages is rather poor, which results in problems with uncollectible accounts. Further consolidation is likely in the segment of alcohol distribution, which, on the one hand, will increase the safety of trade, but on the other, affect the Issuer in a negative way by strengthening the negotiating position of its main customers.

1.3.5.	Change of the Wealth of the Polish Population

It is difficult to say whether the economic revival in Poland is to last or whether the high budget deficit will lead to an increase in taxes, adversely affecting the business environment and the pace of the economic growth. The Issuer’s revenue depends on the amount the Poles’ incomes and their purchasing power. The Issuer, as the producer of alcoholic beverages from the medium price segment, is particularly sensitive to changes of the wealth of its customers, who may choose the products either from the popular segment or opt for illegal sources.

1.3.6.	Changes in the Pattern of Alcohol Consumption

The increasing wealth of the Polish population and the influence of cultural patterns which come from more developed countries affect the pattern of alcohol consumption in Poland. While the consumption of strong spirits is gradually decreasing, the consumption of wine, beer and low alcohol-content beverages is growing, especially among younger consumers. These trends are likely to continue in the years to come.

1.3.7.	Market Position and Brand Recognition

For a number of years, the Company has enjoyed a leading position on the Polish spirits market. The Issuer’s key brands are among the most popular and best recognised products on the market. This factor will continue to have a bearing on the Issuer’s results.

1.3.8.	Cost Advantage over Competition

Thanks to its market position and scale of production, the Company may implement its strategy of cost leadership. The strategic low-cost position allows the Company to achieve an edge over existing competitors—thanks to the possibility of selling the products at low prices, and over emerging competitive companies—by creating higher entry barriers. It also strengthens the Company’s position in relations with customers by giving it greater flexibility in negotiations, and in relations with suppliers, as the Company can negotiate lower prices of supplies thanks to the large scale of production.

1.3.9.	Developed Distribution Network. Good Relations with Customers

The Issuer cooperates with several dozen of wholesalers, including the largest operators, which provides the Company with uninterrupted access to the nationwide distribution networks of these undertakings. The Company maintains good relations with customers and ensures extensive availability of the Issuer’s products. By offering each customer an individual approach, the Issuer strengthens customer loyalty.

1.3.10.	High Quality Products

The Products offered by the Issuer are of a high quality, a fact confirmed by ISO 9001:2000 and HACCP certificates obtained by the Issuer in February 2004 (the Company obtained the ISO 9001 in 1997), as well as numerous prizes and awards won by its products at domestic and international fairs and expositions and in various contests, including the Gold Medal at the Medal Monde Selection in Brussels in 2004 and the Gold Medal at the MTP Polagra in 2000 awarded to Zubrówka; and the Silver Medal at Medal Monde Selection in Brussels in 2004 and the Gold Medal at MTP Polagra in 1998 won by Absolwent.

1.3.11.	Very Good Financial Standing

Thanks to its particularly good financial standing, the Issuer is able to finance its investment plans, development of new products and expansion on new markets with its own funds.

1.4.	Issuer’s Development Prospects and Strategy

In its operations, Polmos Białystok SA is guided by the needs of its customers, care for its employees, and shareholders’ expectations.

The Company has assumed the following strategic objectives:

•	to remain at the helm of the domestic market,

•	to expand sales on foreign markets,

•	to strive for high product quality.

One of the Issuer’s strategic objectives is to maintain its position at the helm of the Polish market. The strong market position is a source of Issuer’s competitive edge. Expansion is the only way to maintain that position in the era of heightened domestic and international competition.

The Issuer will continue to develop and enhance its system of merchandisers, whose task is to ensure the Company’s products are optimally displayed and marketed at individual sales outlets, to reinforce producer’s market renown and to provide the Company with market feedback. By monitoring market trends and competitors’ behaviour on an on-going basis through its marketing staff and merchandisers, the Company will be able to better understand customers’ preferences and competitors’ reactions, which will serve as a basis for the formulation of the Issuer’s market policy.

A very important strategic objective for the Company is to develop its export sales, relying on strong recognition of the Zubrówka brand on foreign markets. The Company plans to support its existing international renown with marketing activities, by taking part in international trade shows as well as other promotional campaigns.

The strategy regarding Polmos Białystok SA’s market offering aims at ensuring a fully comprehensive range of products in line with the customers’ expectations. The Company offers spirits in all price segments, but judging by sales volumes, the most significant of the offered white spirits is Absolwent; while in the flavoured spirits segment it is Zubrówka. Constant improvement of packaging quality and ensuring high quality of Polmos Białystok’s flagship products is designed to gain customers’ confidence and trust. In response to increased competition in the segment of inexpensive spirits, the Company adjusted the price of Ludowa to the new market situation. However, due to low margins offered by this product, the Company does not intend to intensify expansion in this market segment. Along with continuous improvement and promotion of key products, Polmos Białystok SA is launching new products.

Polmos Białystok SA maintains good relationships with distributors, wholesalers and retail chains. Given high price sensitivity of spirits, the Company employs a strategy of medium prices, using a comprehensive system of discounts to reward the most loyal distributors purchasing the largest volumes of products.

To ensure that its offering continues to be attractive in the long term, the Company must continually attend to product quality within the frameworks of the quality assurance systems it has implemented (ISO 9001:2000 and the HACCP system), constantly enhance the product’s aesthetic features and graphic design, continue work on new products, protect its trademarks, and develop products which reflect preferences of specific customer groups.

The Issuer is implementing a cost leadership strategy by harnessing economies of scale, specialisation and budgeting. The strategic low-cost position allows the Company to achieve an edge over existing competitors—thanks to the possibility of selling the products at low prices, and over new market entrants—by creating higher entry barriers. It also strengthens the Company’s position in relations with customers by giving it greater flexibility in negotiations, and in relations with suppliers, as the Company can negotiate lower prices of supplies thanks to the large scale of production.

The Issuer seeks to promote its employees’ potential through the development of an internal training system and by helping a greater percentage of its employees to participate in external training programmes. The Company uses a project teams system to resolve issues relating to the implementation of new products, new technologies as well as during seasonal fluctuations in demand. In order to create a positive image, the Company has taken steps to strengthen the relations between the Company’s employees and Polmos Białystok. Employees are informed of the Company’s objectives and the planned paths to achieve them. Furthermore, employees are accountable for their tasks.

In order to align the structure of the Company’s fixed assets with future changes in its environment, the Issuer is implementing a five-year investment plan, which provides for a number of projects to improve production output, modernise the worn-out production assets and vehicles, improve product quality and lower costs, as well as enlarge warehouse space for packaging and finished products, improve working conditions and develop new products.

The most important investment task is the construction of the Company’s own spirits rectification installation, or perhaps—in line with another option the Issuer is considering—to assume equity control over Polmos Torun SA, its main supplier of neutral spirits.

1.5.	Management Staff

Jan Małachowski	President of the Executive Board—Chief Executive Officer

Sergiusz Gwozdziej	Member of the Executive Board—Technical Director

Henryk Wnorowski	Member of the Executive Board—Trade Director

Bogusław Wojtach	Member of the Executive Board—Chief Financial Officer—Chief Accountant

1.6.	Shareholders Holding at Least 5% of the Total Vote at the General Shareholders Meeting

As at the date of this Prospectus, all shares in Polmos Białystok SA were held by the State Treasury of the Republic of Poland, represented by the Minister of State Treasury, which thus held 100% of the votes at the Company’s General Shareholders Meeting.

2.	Factors Posing High Risk to Investors Acquiring the Issuer Shares

2.1.	Risk Factors Related to the Issuer’s Business and Environment

2.1.1.	Risk Related to Instability of the Regulatory Environment

The Polish legislation relating to business activities, including the tax legislation, is highly unstable. Risks related to changes in the regulations, unclear legal solutions and inconsistent application of laws may render both day-to-day operations and tax planning more difficult, and as a consequence may adversely affect the Issuer’s operating results.

2.1.2.	Risk Related to Possible Increase in Excise Tax Rates

Changes in the excise tax applicable to alcoholic beverages are of particular importance to the Issuer’s operations. Any increase in the rate might cause a decline either in demand for the Issuer’s products (due to higher product prices) or in its margins (if the higher excise rate is financed by the Issuer).

2.1.3.	Risk Related to Unfair Competition and Trademarks

A significant part of the supply on the Polish spirits market comes from illegal sources, i.e. from illegal imports or illegal production of alcohol evading excise tax. The share of illegal sources in the total supplies depends on the excise tax rates and it increases in proportion to the growth of these rates. This phenomenon is detrimental to the financial performance of legal alcohol producers, including the Issuer.

Unfair competition also takes the form of attempts to market products of other manufacturers which infringe the Issuer’s registered trademarks. The measures which the Issuer is forced to take in order to prevent sale of fake products include: holograms, double excise bands, stylised bottles with imprints, polished caps, production date imprints on each product unit, and label collection competitions.

Domestic and foreign competitors of Polmos Białystok SA may endeavour to register trademarks similar to those of the Issuer (i.e. Zubrówka) in or outside of Poland.

Competitors of Polmos Białystok may also undertake steps with a view to preventing subsequent (i.e. in subsequent countries) or new registrations of trademarks owned by the Issuer both in and outside of Poland, by challenging attempted registrations. Moreover, foreign competitors may also attempt to have registrations of the Company’s trademarks cancelled. The related disputes, should any arise, concerning the Issuer’s trademarks may entail risk of the Issuer losing specific market or of the Issuer incurring additional costs (i.e. costs of court disputes).

Investors are advised to note that following Poland’s accession to the European Union, legal regulations on community trademark (CTM) came into effect in Poland. Community trademarks, registered at the Office for Harmonization of the Internal Market (in Alicante), provide additional legal protection trademarks throughout the European Community (irrespectively of the protection under national registrations), whereas national trademarks are protected exclusively in the (individual) countries of registration. Community trademarks registered before the date of enlargement of the European Union, as well as those registered after that date but in respect of which application for registration was filed before the EU enlargement, are not only valid in the new EU Member States but also they cannot be invalidated due to third parties’ rights under national registration in such countries. It must be noted that, in accordance with the Accession Treaty, rights obtained in good faith under Polish (national) registrations of trademarks before Poland’s accession to the European Union remain valid.

Therefore, the Issuer may be exposed to the risk related to various conflicts of interest, disputes or doubts with its competitors with respect to the use of given trademarks. The Company’s application for registration of a trademark in e.g. France or Germany may be rejected on the ground that the same or similar trademark has already been registered in such country (national registration) or at the OHIM (CTM registration). Furthermore, the Company’s trademark may be refused CTM registration (at OHIM) if the same or similar trademark has already been registered at the Office or at any EU Member State (national registration). To avoid the risk, the

Issuer registers its trademarks in particular countries (national registrations) and takes steps to have its key trademarks registered under the international systems of trademark protection (at OHIM or under the Madrid Agreement). Through filing objections, the Issuer is also working on preventing registration of competitive trademarks that are similar to its own.

The Issuer’s trademarks and relevant disputes are discussed in Section 13 and Section 20.2.5 of Chapter V in this Prospectus.

2.1.4.	Risk of Claims under Copyright

After several years, in March 2005 claims regarding the Issuer’s alleged infringement of copyright to the graphic design of labels were again filed by private individuals. The claims regard the copyright to the graphic mark of the Zytniówka Czysta Wódka label and copyright to the graphic design of the Absolwent vodka.

The claim on the label of Absolwent was filed in 2001 and 2002. The Issuer rejected the claim on infringement of copyright to the graphic design of Absolwent as totally groundless, as the Company had purchased the copyright under an agreement with the publishing house owner who in 1994 ad 1995, as part of his business activity and following the Issuer’s guidelines, prepared the design and was paid for it.

The claim concerning the graphic mark of the Zytniówka Czysta Wódka label was lodged in 2001. At that time the Issuer rejected the claim as totally groundless, because the Issuer had never questioned or used anybody’s copyright to the design, but only introduced ready labels—purchased at the publishing house run by the person filing the claim—into trading.

The Issuer knows of any reason to change its standing in any of the above cases. Thus, it maintains its stance.

In the Issuer’s opinion, the claims should not have any material bearing on its business or financial standing. However, the possibility of other similar claims being filed cannot be ruled out.

2.1.5.	Risk Related to Financial Situation of Distributors

The financial standing of some of the entities active in the segment of the wholesale and retail trade in alcoholic beverages is rather poor. Excessive number of unprofitable wholesalers and retailers of alcoholic beverages in relation to market size entails risk of a growing number of uncollectible accounts. The Issuer secures that risk by using various forms of commercial payment guarantees, including blank promissory notes, security (deposit) mortgages, and registered pledges, and by encouraging its customers to pay in cash by offering discounts in return.

2.1.6.	Risk Related to Activities of Domestic Competitors

The spirits industry is characterised by a growing competition on the part of private entities which either started their production in new plants, or are modernising and restructuring privatised, former state-owned companies which belonged to the Polmos Union. The price competition is especially strong in the popular segment. This forces the Issuer to take measures aimed at enhancing attractiveness and diversification of its products.

2.1.7.	Risk Related to Cooperation with Suppliers

The Issuer cooperates with a relatively small group of long-term suppliers for the basic materials required in production, including rectified spirit. Furthermore, the Issuer believes that there is a wide range of opportunities available for securing alternative supply sources. Nevertheless, there can be no assurance that any potential non-performance or undue performance by a supplier under concluded trade agreements will not lead to temporary disruptions in production or deterioration in the commercial terms of supplies.

2.1.8.	Risk Related to Possible Loss or Expiry of Licences Held by the Issuer

The Issuer conducts its business under licences for production and wholesale of alcoholic beverages and for the operation of a tax bonded warehouse. In addition, the Issuer has been exempted from the obligation to provide an excise tax security deposit for bonded warehouse production. There can be no assurance that the licences will not be revoked or will be extended, in particular the licence to operate the bonded warehouse and the excise tax security deposit exemption applicable to bonded warehouse production, if the Issuer is found in breach of the terms of the licences and permits. For a description of the licences held by the Issuer, see Section 12 of Chapter V of this Prospectus.

2.1.9.	Risk Related to Customers’ Stronger Negotiating Position

The consolidation processes taking place among wholesale customers and the growing share of hypermarket chains among the Company’s customers means that their position in negotiations of commercial terms is becoming stronger.

2.1.10.	Risk Related to General Economic Situation and Wealth of the Population

It is difficult to say whether the economic revival in Poland is to last or whether the high budget deficit will lead to an increase in taxes, adversely affecting the business environment and the pace of the economic growth.

The level of the Issuer’s revenue depends on the income of the Polish population. The Issuer, as the producer of alcoholic beverages mainly in the medium price segment, is particularly sensitive to changes of the wealth of its customers, who may choose the products either from the popular segment or opt for illegal sources.

2.1.11.	Risk Related to Regulatory Restrictions on Advertising of Alcoholic Products

The Polish laws limiting the freedom of advertising alcoholic products, including strong alcoholic products in particular, make it difficult to market new products and brands and to build and maintain market image of existing products, which weakens loyalty among consumers. On the other hand, these regulations also represent a entry barrier for new players—the Issuer’s potential competition.

2.1.12.	Risk Related to Changes in Consumer Preferences and Patterns of Alcoholic Beverages Consumption

As the Polish population becomes more affluent and assumes the cultural patterns of the more developed countries, the percentage share of spirits consumption in total alcohol consumption is most likely to go down while that of wine and beer will rise. This process will be further stimulated by the availability of significantly more opportunities to organise promotional and advertising campaigns for alcoholic beverages with a lower alcohol content (wine and beer) as compared to those available to spirits producers.

The market is also likely to see growth in the segment of low alcohol-content beverages, in particular among younger consumers.

As a result of these changes, the Issuer must commit capital expenditure to developing new products and to enhancing its existing product mix. In the long term, this will be the key factor strengthening market competition.

2.1.13.	Risk Related to Changes in Foreign Exchange Rates

The strengthening of the złoty in relation to the euro and the U.S. dollar adversely affects the profitability of exports of the Issuer’s products. Possible future fluctuations of the exchange rates will influence the prices of exported products and profitability of exports.

2.1.14.	Risk Related to Increased Competition on Domestic Market Following Poland’s Accession to the European Union

Poland’s accession to the European Union entailed liberalisation of imports of alcohol by individuals, abolition of customs duties on imported spirits, and liberalisation of capital flows between the EU member states. The changes may result in increased competition on part of foreign companies. On the other hand, opening of the Polish market creates new opportunities for economic development, including exports, yet it is rather difficult to predict the long-term impact of these changes on the market and on the Issuer’s customers.

2.1.15.	Risk Related to Anti-Concentration Regulations

The Issuer’s development strategy provides for the construction of an own spirits rectification plant, or the acquisition of Polmos Torn SA—the Issuer’s main supplier of neutral spirits at present. Pursuant to the provisions of the Polish Anti-Trust and Consumer Protection Act, any plan to assume equity control over that undertaking by the Issuer must be reported to the President of the Anti-Trust and Consumer Protection Authority. The President of the Anti-Trust and Consumer Protection Authority may, by way of a decision, prohibit the concentration, and thus obstruct implementation of the Issuer’s plans.

2.1.16.	Risk Related to the Possibility of a Change in the Issuer’s Development Strategy After the Sale of a Material Block of Shares to a Strategic Investor

Since the Company is concurrently selling some of the Shares in a public offering and some by way of a trade sale (Section 3.8.1 in Chapter III of this Prospectus), there is a risk that after a material block of the Issuer shares is sold to a strategic investor through, changes will be made in the development strategy of Polmos Białystok SA, in particular with respects to particular solutions regarding the Issuer’s distribution system and product mix. Nevertheless, the Issuer’s Executive Board believes that the possible acquisition of control over the Company by a trade investor is unlikely to lead to a change in the following strategic objectives: to remain at the helm of the domestic market, to expand sales on foreign markets, and to strive for high product quality.

2.1.17.	Risk Related to Provisions of the Additional Protocol No. 3 of March 11th 2005 to the Company Collective Bargaining Agreement

On March 11th 2005, the Issuer and Komisja Zakładowa NSZZ Solidarnosć (a trade union at the Company) signed the Additional Protocol No. 3 to the Company Collective Bargaining Agreement No. U-CDXXVI of July 16th 2003. The Protocol ensures a number of guarantees to the Company employees, such as guarantee of employment (up to six years following the effective date of the Protocol; the guarantee does not cover the Issuer’s Executive Board), guarantee of payment (retaining the existing elements constituting the pay as well as bonuses and benefits, and guarantee of pay rise) and social guarantees. The provisions of the Protocol will come into effect as of the date of first sale of the Shares on the WSE and becomes ineffective as of the date of signing social package with the Issuer’s “strategic investor”. Pursuant to the Protocol, the Collective Bargaining Agreement and additional protocols may not be terminated throughout the entire period of employment guarantees. When the Protocol comes into effect, the Company may be exposed to the risk that during the Protocol effective period the Executive Board’s freedom to decide on the employment volume, remuneration system or social benefits at the Company may be limited. For a description of the Additional Protocol No. 3, see Section 2.6 of Chapter VII in this Prospectus.

2.2.	Risk Factors Related to Investing in the Shares

2.2.1.	Regulations on Acquisition of Significant Blocks of Shares

The regulations in force in Poland concerning the acquisition of significant blocks of shares, may limit the possibility of taking control over the Issuer. Once the Shares are admitted to public trading and the Issuer becomes a public company, any acquisition of the Shares which results in reaching or exceeding 25%, 33% or 50% share in the total vote at the General Shareholders Meeting will require approval of the Polish SEC. The

Polish SEC must also be notified every time an investor reaches or exceeds 5% or 10% of the total vote at the General Shareholders Meeting. Furthermore, prior to the acquisition of the Shares as a result of which a shareholder holds the rights to more than 50% of the total vote at the Issuer’s General Shareholders Meeting, the acquiring shareholder is obliged to announce a tender offer for the Shares at a price not lower than the average market price of the Shares in the six months directly preceding the day of the tender offer—if the Shares were traded on the regulated stock exchange market, or to sell a number of the Shares that would leave the shareholder with not more than 50% of the total vote at the General Shareholders Meeting.

Any investor who acquires in public trading, within a 90-day period, securities representing more than 10% of the total vote at the General Shareholders Meeting, is required to announce a tender offer for sale of the Shares, unless the Shares are to be acquired on the primary market. Any exercise of voting rights conferred by shares acquired in breach of the above obligation has no legal force.

Under the Polish Anti-Trust and Consumer Protection Act, an acquisition of shares representing more than 25% of the total vote at the General Shareholders Meeting requires the prior consent of the President of the Polish Anti-Trust and Consumer Protection Authority. This requirement applies if the aggregate sales of the two undertakings (the acquiring company and the target) exceed the equivalent of EUR 50,000 thousand.

The above restrictions may materially limit a shareholder’s ability to assume control over the Company or to sell the Shares on attractive terms to an undertaking which would like to take over the Issuer. For a detailed description of the legal restrictions see Section 2.6 of Chapter III of this Prospectus.

2.2.2.	Non-Admission of the Shares to Stock-Exchange Trading

Pursuant to the WSE Rules, the Shares may fail to be admitted to stock-exchange trading. When adopting a resolution on admission of shares to stock-exchange trading, the WSE Executive Board considers in particular such factors as an issuer’s current and projected financial standing, including its profitability, liquidity and ability to service debt, as well as other factors which have a bearing on the Issuer’s financial results, its development prospects, and in particular feasibility of its investment plans within the context of financing sources, experience and qualifications of its management and supervisory staff, terms and conditions under which the shares were issued, and their compliance with the rules governing public trading on a stock exchange, as well as the safety of stock-exchange trading and the interests of its participants.

As at the date of this Prospectus, the Issuer’s Executive Board is not aware of any factors on the grounds of which the WSE may refuse to admit the Shares to stock-exchange trading. However, such a risk cannot be ruled out.

2.2.3.	Risk of Exchange Rate Fluctuations and Limited Liquidity of Shares

The capital market, and stock-exchange trading in particular, is characterised by fluctuations in currency exchange rates and frequent changes in trading volume. Anyone investing in the Shares should take into consideration the risk of such exchange rate fluctuations and of limited liquidity of the Shares.

2.2.4.	Exclusion from or Suspension of Trading in the Shares

Pursuant to the WSE Rules, the Executive Board of the Stock Exchange may suspend trading in securities for up to three months at an issuer’s request, or if it determines that the best interest and safety of market participants necessitate such suspension, or if the issuer violates the regulations in force on the WSE. Furthermore, in certain situations defined in the WSE Rules, the Executive Board of the Stock Exchange may exclude securities from stock-exchange trading. There can be no assurance that such a situation will not occur with respect to the Shares in the future.

2.2.5.	Decision on Exclusion of the Shares from Public Trading

If a public company fails to fulfil obligations following from the Polish Securities Act, in particular the disclosure requirements, the Polish SEC may impose a fine of up to PLN 500 thousand or issue a decision to exclude the non-compliant company’s shares from stock-exchange trading, or impose the two penalties jointly. There can be no assurance that such a situation will not occur with respect to the Shares in the future.

2.2.6.	Risk Related to the Rules Governing Acquisition of the Shares

Given the rules governing acquisition of the Shares, in the event of significant demand for the Offered Shares, the purchase orders and Subscription Orders submitted for the Shares may be materially reduced. For detailed information on the rules governing acquisition of the Shares, see Section 2.10.4 and 2.10.5 of Chapter III of this Prospectus.

2.2.7.	Risk Related to Future Supply of Employee Shares and Farmer Shares

Pursuant to the Commercialisation and Privatisation Act, the State Treasury will make available, free of charge, up to 15% of the Issuer’s share capital as disclosed in the relevant register as at the Company’s registration date to eligible employees (Employee Shares), and up to 15% of the Issuer’s share capital as disclosed in the relevant register as at the Company’s registration date to eligible farmers (Farmer Shares). In the case of the Issuer, in connection with the changes in the value of share capital, which occurred upon the Company’s registration date, and given the limitations on the maximum value of the Shares which may be made available to eligible farmers under the Commercialisation and Privatisation Act (the maximum value of Shares per eligible individual), the Employee Shares and Farmer Shares will jointly account for 7% of all the Issuer Shares as at the date of this Prospectus.

Under Art. 38.3 of the Commercialisation and Privatisation Act, the Shares acquired free of charge from the State Treasury by the eligible persons cannot be sold for two years as of the date on which the State Treasury disposes of the first Shares on general terms, and the Shares acquired by members of the Company’s Executive Board are subject to a similar lock-up for three years as of the date on which the State Treasury disposes of the first Shares on general terms. There can be no assurance that upon the lapse of the two-year statutory lock-up and after the Employee Shares and Farmer Shares are introduced to stock-exchange trading, the persons who acquired the Shares free of charge will not want to realise profit by selling the Shares. Thus, the supply of the Shares may materially increase in a short period, leading to a drop in their market price on the WSE. On the other hand, the introduction of Employee Shares and Farmer Shares to stock-exchange trading will mean greater liquidity for the Company Shares and an opportunity for investors to increase their equity interests in the Company.

2.2.8.	Risk Related to Restrictions on Investment Funds under Articles of Association

Due to restrictions under the Articles of Association on certain investment funds, particularly American funds, related to prohibition of investing in securities of companies producing intoxicating substances—including alcohol—to which the Issuer belongs, certain investment funds will not acquire the Shares. Therefore, the liquidity of the investment in Shares may be slightly reduced.

2.2.9.	Risk Related to Simultaneous Sale of Shares through Public Offering and Trade Sale

As some of the Shares are to be sold through a public offering and some through a trade sale (see Section 3.8.1 of Chapter III of the Prospectus), there is a risk of selling no or only a part of the Shares, either through the public offering or through the trade sale.

In the event of executing the public offering prior to the trade sale, particularly if the demand for the Offered Shares is large, the Selling Shareholder may decide to increase the number of the Offered Shares by way of transferring some or all of the Shares for Sale, except the Employee Shares and the Farmer Shares, to the Offered Shares. In such a case, the number of Shares offered for sale through the trade sale will be reduced or the trade sale will not be carried out.

In the event of executing the trade sale prior to the public offering, the Selling Shareholder may decide to increase the number of Shares to be offered through the trade sale above 51%. In such a case, the number of the

Offered Shares will be reduced or the Selling Shareholder will decide to cancel the Offering and no public offering of Shares will be carried out.

2.2.10.	Risk Related to Offering Cancellation

In line with Section 2.10.6 of Chapter III of the Prospectus, the Selling Shareholder may resolve to cancel the Offering before the allotment date of the Offered Shares. In such a case, the relevant information will be published in the form of a current report filed with the Polish SEC, the WSE and PAP. Unused funds paid for Shares will be returned without interest or compensation.

3.	Key Financial Data

Key financial data of Polmos Białystok SA (PLN ‘000)

Item	2004	Jan–Sep 2004	2003	2002	2001
Sales revenue	1,168,862	817,526	973,522	1,031,804	1,194,490
Sales revenue less the excise tax	307,952	215,568	267,293	249,168	231,030
Operating profit (loss)	86,073	54,464	54,838	63,220	45,098
Pre-tax profit (loss)	95,624	67,617	64,603	75,624	60,094
Net profit (loss)	65,467	46,134	36,714	46,686	36,888
Total assets	457,203	403,376	399,607	357,089	341,546
Liabilities and provisions for liabilities	379,842	135,098	139,490	125,556	149,864
Long-term liabilities	0	0	0	0	141
Short-term liabilities	361,710	116,679	117,684	102,338	125,603
Shareholders’ equity (net assets)	77,361	268,278	260,117	231,533	191,682
Share capital	119,000	169,000	169,000	54,000	54,000
Number of shares outstanding	11,900,000	16,900,000	16,900,000	5,400,000	5,400,000
Earnings (loss) per ordinary share (PLN)*)	5.50	3.64	2.17	8.65	6.83
Dividend declared or paid per share (PLN)	—	—	1.95	1.19	1.07

*)	The ratios for the period January–September 2004 were made comparable with the data for full calendar years by multiplying the period’s profit by 4/3.
Source: Financial statements and comparable financial data of polmos Białystok SA contained in Chapter VIII of the Prospectus.

The reduction of the shareholders’ equity in the fourth quarter of 2004 resulted from the reduction of share capital and the retirement of the Company shares under the Resolution of the Issuer’s Extraordinary General Shareholders Meeting on reduction of share capital from PLN 169,000 thousand to PLN 119,000 thousand of August 18th 2004.

In mid-2005, the Company expects to pay a compensation of PLN 210,250 thousand to the State Treasury for the retirement of shares in connection with the reduction of the Issuer’s share capital effected under the said Resolution. Therefore, the balance sheet as at the end of December 2004 shows the Issuer’s liability towards the State Treasury as the shareholder entitled to the compensation for the retired shares. This resulted in a significant rise in the value of liabilities compared to the balance as at the end of September 2004.

The other reason for the increase in short-term liabilities was the rise in current tax liabilities on very high sales revenue achieved by the Company in December 2004. These liabilities were paid in January 2005.

Due to a very high level of liquid assets held by Polmos Białystok, there is no threat to the Issuer’s ability to pay the liabilities in a timely manner.

4.	Profitability and Liquidity Ratios

The profitability and liquidity ratios were computed based on the Issuer’s financial statements and comparable financial data disclosed in Chapter VIII of this Prospectus.

The material deterioration of the debt/equity ratio as at the end of 2004 results from a change in the structure of the Company’s shareholders’ equity and liabilities (for a description, see Section 3 above). In mid-2005, following the payment of compensation to the State Treasury for retirement of shares, the debt/equity ratio will most probably go down to below 200%.

Financial ratios of Polmos Białystok SA

Item	2004	Jan-Sep 2004	2003	2002	2001
ROE	38.8%	23.3%	14.9%	22.1%	20.4%
ROA	15.3%	15.3%	9.7%	13.4%	11.1%
Sales margin	5.6%	5.6%	3.8%	4.5%	3.1%
Dividend payout ratio	—	—	89.9%	13.7%	15.7%
Debt-equity ratio	491.0%	50.4%	53.6%	54.2%	78.2%

•	ROE (return on equity)—describes the effectiveness and profitability of the use of the company’s shareholders’ equity; it is computed as the ratio of the net financial result to the average shareholders’ equity in the period. The values of the ratio computed for the period January–September 2004 were made comparable with the values computed for full calendar years by dividing the denominator of the fraction by 4/3.

•	ROA (return on assets)—describes the effectiveness of the use of the company’s assets; it is computed as the ratio of the net financial result to the average total assets for the period. The values of the ratio computed for the period January–September 2004 were made comparable with the values computed for full calendar years by dividing the denominator of the fraction by 4/3.

•	Sales margin—describes the profitability of the company’s sales; it is computed as the ratio of the net financial result to sales revenue for the period.

•	Dividend payout ratio—indicates what proportion of the net profit was allocated by the company to dividend for a given financial year; it is computed as the ratio of the amount allocated to dividend to the net profit for a given financial year.

•	Debt-equity ratio—indicates the extent of the indebtedness in relation to the company’s shareholders’ equity; it is computed as the ratio of the aggregate total liabilities and provisions for liabilities to total shareholders’ equity as at the and of period.

5.	Issuer’s Rating

Neither the Issuer nor the securities issued by the Issuer have been assigned any rating by a specialist rating agency.

6.	Objective of the Offering. Use of Proceeds

The objective of the Offering is the implementation of the Company’s privatisation strategy adopted by the Selling Shareholder by way of sale of a portion or all the Shares in a public offering addressed to institutional and retail investors.

In the Offering, the Issuer will not sell new shares nor will it receive any proceeds from the issue. The proceeds obtained by the Selling Shareholder from the sale of the Shares will be a revenue of the State Treasury.

7.	Key Factors with a Bearing on the Selling Price of the Shares

The Selling Shareholder will determine the Selling Price based on the recommendations of the Offeror and Advisers, on the results of the bookbuilding process in the Institutional Offering and demand in the Retail Offering. The Selling Price will be published in the form of a current report filed with the Polish SEC, the WSE and PAP on or before the date of preparation of the initial allotment list in the Institutional Offering.

In the course of the Offering, within the Price Range determined by the Selling Shareholder, a bookbuilding process for the Shares will be conducted among Institutional Investors, during which investors will place subscription orders for the Shares. The Selling Shareholder shall determine the Price Range based on the recommendations of the Offeror and the Advisers, and the Price Range will be published in the form of a current report filed with the Polish SEC, the WSE and PAP prior to the commencement of the bookbuilding process in the Institutional Offering, and prior to the commencement of the subscription period in the Retail Offering.

The Price Range may also account for the following factors:

•	the process of negotiations concerning the trade sale of the Shares (see Section 3.8.1 in Chapter III of this Prospectus),

•	valuation of the Company by the Advisers,

•	forecast of the Company’s future financial results and growth prospects,

•	assessment of the stock market conditions and of growth prospects for the capital market,

•	values of selected ratios for peer-group companies listed on regulated markets,

•	risk factors for investors.

The price of the Offered Shares in the Institutional Offering will equal the Selling Price. The price of the Offered Shares in the Retail Offering will equal the Selling Price less a discount, if any, as described in Section 2.10.4.3.1 in Chapter III of this Prospectus.

8.	Financial Data: Issuer’s Book Value and Liabilities

As at February 28th 2005, the net book value of Polmos Białystok SA stood at PLN 82,658 thousand.

As at February 28th 2005, the Company’s total liabilities and provisions for liabilities amounted to PLN 286,502 thousand.

Chapter V—Issuer’s Business

1.	Introduction

According to the Issuer’s own estimates based on the GUS data (Polish Central Statistics Office) and a research by ACNielsen, an independent market research company, which regularly publishes reports on the market of spirits products in Poland, the Issuer has been the leading producer of spirits in Poland since the early 1990s, and since 1998—the largest one. The Company’s market success and expansion from a regional to nationwide producer of spirits was achieved through launching new brands, particularly the Absolwent vodka (1995), and obtaining the rights to the Zubrówka trademark (1999).

Value and structure of the Issuer’s revenue

	2004		Jan–Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
Revenue on sales of products	1,166,655	95.9%	815,743	96.3%	970,138	95.9%	1,028,610	96.2%	1,189,537	96.7%
Revenue on sales of goods for resale and materials	2,207	0.2%	1,783	0.2%	3,384	0.3%	3,194	0.3%	4,953	0.4%
Other operating income	28,333	2.3%	15,592	1.8%	27,260	2.7%	24,061	2.3%	18,792	1.5%
Financial income	19,112	1.6%	14,376	1.7%	10,786	1.1%	13,184	1.2%	17,322	1.4%
Total	1,216,307	100.0%	847,494	100.0%	1,011,569	100.0%	1,069,049	100.0%	1,230,604	100.0%

Source:	Company accounts.

The Issuer derives revenue from sales of products (mainly white and flavoured vodkas), sales of goods for resale and materials, other operating income, and financial income.

The largest part of the revenue (over 95%) is generated by sales of the Company products in Poland and abroad.

Other operating income (mainly release of provisions for accounts receivable) and financial income (mainly interest income on deposits and proceeds from disposal of short-term securities), accounted for from 1.1% to 2.7% of the total revenue in the years covered by the analysis.

The share of revenue on sale of goods for resale and materials was marginal (below 0.5%).

2.	Key products

The Company’s offering comprises a wide range of white and flavoured vodkas—a total of 24 products—in different price segments (from economy to premium brands), offered in different volumes: from 0.05 litre to 3 litres.

The Issuer’s key products are:

White vodkas

•	Absolwent

•	Batory

•	Lider

•	Ludowa

•	Palace Vodka.

Flavoured vodkas

•	flavoured Absolwent (banana flavour, lemon, apricot flavour, cranberry flavour)

•	Cytrynówka Słodka

•	Imbirowa Indyjska

•	Winiak Pałacowy

•	Zubrówka

•	Nalewka Pałacowa Miodowa (launched in 2005)

•	Nalewka Palacowa Wisniowa (launched in 2005)

Moreover, in 2004 the Company launched Absolwent Mixt—low-alcohol drinks.

White spirits products have a dominant share in production and sales, however the share of flavoured spirits in the value of sales has been increasing year on year, driven mainly by the rising domestic and export sales of Zubrówka.

Production volume and structure (100° spirit equivalent)

	2004		Jan–Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
White spirits	16,563	82.0%	11,684	81.5%	13,637	82.0%	12,396	83.0%	13,803	85.7%
Flavoured spirits	3,648	18.0%	2,656	18.5%	2,986	18.0%	2,536	17.0%	2,305	14.3%
Total	20,211	100.0%	14,340	100.0%	16,623	100.0%	14,932	100.0%	16,108	100.0%

Source:	Company.

Value and structure of production output (by technical cost of production1)

	2004		Jan–Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
White spirits	135,813	80.6%	95,909	80.7%	111,229	80.1%	99,358	81.5%	103,907	84.5%
Flavoured spirits	32,693	19.4%	22,906	19.3%	27,607	19.9%	22,527	18.5%	19,127	15.5%
Total	168,506	100.0%	118,815	100.0%	138,836	100.0%	121,885	100.0%	123,034	100.0%

Source:	Company

3.	Environment

3.1.	Volume and Structure of Consumption of Spirits Products in Poland

According to a 2002 research by ACNielsen, approx. 80% of adults in Poland buy alcohol. The most frequently purchased products are beer and vodka, which in aggregate account for approx. 90% of the value of retail sales of all alcoholic beverages. Wines account for approximately 7% of the sales, while the outstanding 3% is represented by liqueurs, gin, whisky and brandy.

Although the total consumption of alcohol from legal sources (vodkas, wine and beer) did not change materially in 1992–2002 and, according to the GUS data, stayed flat at 250–275m litres (of 100° spirit equivalent), there was a fundamental change in the consumption structure. The consumption of spirits products dropped over twofold—from 135m litres in 1992 to 65m litres in 2002, while the consumption of beer rose nearly twofold—from 81m litres in 1992 to 149m litres in 2002. With a considerably stable total level of consumption, the share of the spirits products in the total consumption also halved—from 53.6% in 1992 to 24.5% in 2002, whereas the share of beer was twice as large, having risen from 32.5% to 56.1%.

This change was caused by a reduction in the excise tax for spirits products in October 2002, and the ensuing sharp rise in the consumption of spirits products from legal sources: from 65m litres in 2002 to 92m litres in 2003 (GUS data). The spirits markets continued to grow also in 2004. According to ACNielsen, the retail sales of vodka in December 2003–November 2004 increased by 7%, year on year.

[1]	technical cost of production does not include selling costs (incl. excise) or general and administrative expenses

Most probably, the reduction in the excise tax and the ensuing decrease in prices for spirits products from legal sources contributed to a considerable drop in the consumption of alcohol from illegal sources (produced domestically or imported illegally). It should be noted that the rise in sales of legally produced alcohol was the highest in the lowest price segment, which is an alternative for illegal products. According to ACNielsen, the sales of spirits in the economic segment increased from 4.4m litres in October–November 2002 to 9.5m litres in October–November 2003, and 10.7m litres in the same period in 2004.

As reliable data is not readily available, the actual volume of illegal consumption remains unknown. According to the 2002 estimates of the State Agency for Prevention of Alcohol-Related Problems and Euromonitor International (from the period prior to the excise tax reduction) alcohol from illegal sources accounted for as much as 30% of the spirits market. The scale of illegal trading in alcohol was similarly estimated by the sector’s representatives—members of Krajowa Rada Przetwórstwa Spirytusu (Polish Board of Spirit Producers).

According to the GUS data, in 2002 the average consumption of spirits products from legal sources amounted to 1.7 litres of 100° spirit equivalent per capita, and in 2003 it was 2.4 litres.

3.2.	Sources of Supply

The vast majority of spirits products consumed in Poland are manufactured by domestic producers.

The import of spirits products to Poland is insignificant. In terms of quantity, the share of imported products in the consumption of legal spirits products was, according to the GUS data, 4.1% in 2003. The import of strong alcohols adds variety to the consumption structure, as its major proportion is represented by cognac, brandy, whisky, gin, liquors, and rum.

According to the same source, the EU countries are undisputed leaders in terms of spirits imports to Poland. In 2003, Great Britain took the first position (with a 27% share in the value of imports), followed by Germany (13%), Finland (12%), and France (11%).

Poland’s accession to the European Union contributed to the growth in market’s interest in imported spirits. The share of imported spirits in the volume of spirits sales increased from 0.8% in November 2003 to 1.6% in November 2004 (source: ACNielsen).

In 2001–2003, the domestic market for spirits products was as follows:

Market of spirits products in Poland (thousand of hl of 100° spirit equivalent)

Item	2003	2002	2001
Production	93.6	71.6	67.9
Import	3.6	2.3	2.0
Export	9.5	7.0	5.6

Source: GUS.

These figures are slightly different from the GUS data on consumption of spirits products, as the table does not account for the changes in stocks of products.

3.3.	Main Polish Producers and the Issuer’s Estimated Market Share

In Poland, spirits products are produced by several Polish companies, once members of the POLMOS group, now mostly privatised, as well as by foreign companies that entered the Polish market recently. According to the Company’s estimates, based on such data as ACNielsen research, the largest share in the Polish market of spirits (over 27%) in 2003 was enjoyed by the Belvedere SA group. Belvedere SA operates in Poland as Sobieski Dystrybucja Sp. z o.o., which acquired e.g. Fabryka Wódek Gdanskich in Starogard Gdanski (currently Destylarnia Sobieski SA), Destylarnia Polmos w Krakowie SA and, in 2004, also Polmos Łancut SA. The second position, with an approx. 19% market share, is held by Polmos Białystok. It should be pointed out, however, that Polmost Białystok is an undisputed leader among independent producers of spirits in Poland—a positioned won thank to the sales of its flagship product—the Absolwent vodka. The market share of Bols Sp. z o.o. was 12%, Polmos Zielona Góra, controlled by Vin & Spirit—6.9%, Polmos Lublin SA, owned by Jabłonna SA—6.5%, and Wyborowa SA, controlled by Pernod Ricard—5.4%.

Based on the Issuer’s own estimates, in 2004 the Issuer’s share in the Polish spirits market was approx. 20.6%. Thus, the Company increased its market share by 1–2 percentage points. It is a direct consequence of the strong growth of the Company’s domestic sales in 2004. The Issuer’s domestic sales rose by 21%, year-on-year, and clearly outperformed the entire Polish market of spirits products, whose growth in 2004 was only a few percent, based on ACNielsen research published in the Rynki Alkoholowe monthly in January 2005.

3.4.	Market Segmentation

The Polish spirits market is divided into four segments:

Economy segment—comprising such brands as Starogardzka, Krakowska, Polowa, Czysta, Ojczysta, Prezydent, Z Czerwona Kartka, or the Issuer’s Ludowa;

Mainstream segment, with such brands as Absolwent, Luksusowa, Soplica, Zubrówka, Zoładkowa Gorzka, Polska;

Premium segment, which comprises such brands as Bols, Sobieski, Wyborowa, Smirnoff, Eristoff, Kron, or Batory and Palace Vodka, produced by the Issuer;

Top premium and imported vodkas, comprising such brands as Finlandia, Absolut, Chopin, and Królewska.

According to ACNielsen research, in terms of volume, the top segment accounts for less than 2% of the total sales of spirits, while the premium segment’s share is less than 20%.

The mainstream segment, the largest in volume terms, had a share of nearly 60% until mid-2002; however, after the excise tax reduction (October 2002) the share started to shrink, and in mid-2004 the share of spirits from this segment in the total sales volume amounted to less than 45%. On the other hand, the sales in the economy segment rose sharply, from nearly 15% in the first half of 2002 to 27–32% in the first quarter of 2003, and 36% in October–November 2004.

4.	Key Markets

The Issuer sells its products mainly on the Polish market. The share of exports in the sales revenue (less the excise tax on domestic sales) amounted to 5.6% in 2001, 7.9% in 2002, 6.8% in 2003 and 5.0% in 2004.

Geographical structure of the Issuer’s sales revenue

	2004		Jan–Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
Domestic sales (less excise tax)	292,458	95.0%	204,532	94.9%	249,072	93.2%	229,547	92.1%	218,203	94.4%
Export, including:	15,494	5.0%	11,037	5.1%	18,220	6.8%	19,622	7.9%	12,827	5.6%
France	6,781	2.2%	4,880	2.3%	7,216	2.7%	7,385	3.0%	5,360	2.3%
US	1,929	0.6%	1,466	0.7%	930	0.3%	673	0.3%	468	0.2%
Japan	2,207	0.7%	1,288	0.6%	2,486	0.9%	2,179	0.9%	2,673	1.2%
Duty free zones	1,559	0.5%	1,228	0.6%	1,943	0.7%	1,871	0.8%	1,232	0.5%
Germany	320	0.1%	243	0.1%	2,164	0.8%	5,246	2.1%	903	0.4%
Other countries	2,698	0.9%	1,932	0.9%	3,481	1.3%	2,267	0.9%	2,190	0.9%
Total	307,952	100.0%	215,569	100.0%	267,292	100.0%	249,169	100.0%	231,030	100.0%

Source: Company.

While white spirits prevail in domestic sales (see Section 6 of this Chapter of the Prospectus), the export sales are dominated by Zubrówka (sold as Grasovka on some markets) which accounts for approx. 95% of the exports. The share of white spirits, in particular the Absolwent brand, is considerable only in sales to duty free zones.

A drop in exports to the German market is related to a court dispute with Underberg AG (see Section 20.2.5.2, Chapter V of this Prospectus). The exclusive rights to distribute Zubrówka and Grasovka on most European markets are held by Pernod Ricard SA (jointly with its subsidiary undertakings: Agros Holding SA and Agros Trading Sp. z o.o.). Zubrówka is exported to Japan market through the agency of PPS Polmos w Warszawie SA. The US, Czech, Australian and Thai markets, as well as duty free shops, are served directly by the Company.

5.	Seasonality of Production and Markets

The market of spirits products is characterised by moderate seasonality. As alcohol sales grow particularly in the period before Christmas, the Issuer usually generates the highest sales in the fourth quarter.

Over the last few years, the changes in the excise tax rate (its increase in February 2001 and reduction in October 2002) had greater effect on fluctuations in demand than the usual seasonal factors. The sales plunged immediately before the change in excise tax rates, to rebound well over the figures recorded in the fourth quarter of 2001 and 2003.

The chart below presents fluctuations in the volume of the Issuer’s sales of spirits products, expressed in thousands of litres of 100o spirit equivalent, in consecutive quarters in January 2001–December 2004.

Source: Company.

The seasonality of the Issuer’s operations also translates into changes in the production output in individual quarters of the year. These changes reflect fluctuations in sales. The differences between the scale of changes in sales (in thousands of litres) and the changes in production (in value terms), at the technical costs of production, may result from minor time shifts between production and sales as well as from the fact that the rise in production and sales of Ludowa vodka (economy segment) translates to a certain extent into a drop in the purchase costs of neutral spirit, as this vodka is produced from cheaper ordinary spirit, whereas other products are made of more expensive premium spirit.

Similarly to sales, the changes in the excise tax rate have had a markedly visible effect on the volume of demand and, as a consequence, the production output.

The chart below presents fluctuations in the Issuer’s production output, expressed in terms of the technical cost of production, in consecutive quarters in January 2001–December 2004.

Source: Company.

The average value of Company’s stock is PLN 4–4.5m (at the technical costs of production) and—similarly to production and sales—the stick is not subject to considerable seasonal fluctuations. The stock always falls at the end of December, after the period of stronger pre-Christmas sales.

Furthermore, fluctuations in the stock appear usually in connection with downtimes connected with process line upgrades as well as with summer-holiday overhaul periods. On account of the summer-holiday overhaul downtimes, at the end of June the stock is usually above average, to fall below average in July, when the upgraded process lines are stopped.

Incidental fluctuations of the stock also take place at times when the excise tax rate changes. Before an expected rise in the excise tax rate, as in January 2001, the stock diminishes, and immediately after the rise the sales decrease and the stock is rebuilt. A reverse situation precedes an expected reduction in the excise tax rate, as was the case in September 2002, when the sales dropped dramatically and the stock increased, while October 2002 saw a dramatic rise in sales and a related drop in the value of the stock.

6.	Sales Revenue

In 2001–2003, the Issuer sold 15–17m litres of spirits products (100° spirit equivalent) per year, with domestic sales being lower in 2002 than in 2001, mainly as a result of a 9.8% fall in the sales of white vodkas in Poland, which could not be offset by the stronger sales of flavoured vodkas (domestic market—up by 3.9%; export sales—up by nearly 50%).

The October 2002 reduction of the excise tax rate boosted the domestic demand for legal alcohol. In 2003, the volume of Polmos Białystok’s domestic sales rose by 13.8% which, given the simultaneous 11.4% drop in exports, resulted in total sales being higher by 2.4%. The growth of flavoured spirits sales was stronger than the growth of white spirits sales, therefore the share of flavoured spirits in the Issuer’s domestic sales gained 1.6 percentage points.

In 2004, the trends continued. The domestic sales rose by 21.9%, as the Issuer managed to reverse the downward trend in the sales of Absolwent and to significantly increase the sales of Ludowa, Zubrówka, Palace Vodka and Batory. However, despite the expansion on the US market, exports continued to fall, mainly as a result of suspended sales in Germany (see Section 4 of this Chapter).

Volume of domestic and export sales (100° spirit equivalent)

	2004		Jan–Sep 2004		2003		2002		2001
Item	‘000 litres	%	‘000 litres	%	‘000 litres	%	‘000 litres	%	‘000 litres	%
Domestic sales	19,566	96,7%	13,680	96,8%	16,051	95,7%	14,101	94,6%	15,369	96,5%
white spirits	16,603	82.0%	11,630	82.3%	13,732	81.9%	12,282	82.4%	13,619	85.5%
flavoured spirits	2,963	14.7%	2,050	14.5%	2,319	13.8%	1,819	12.2%	1,750	11.0%
Exports	674	3.3%	458	3.2%	717	4.3%	809	5.4%	556	3.5%
white spirits	44	0.2%	24	0.2%	45	0.3%	35	0.2%	38	0.2%
flavoured spirits	630	3.1%	435	3.1%	671	4.0%	774	5.2%	518	3.3%
Total sales	20,239	100.0%	14,138	100.0%	16,767	100.0%	14,909	100.0%	15,925	100.0%
white spirits	16,647	82.2%	11,653	82.4%	13,777	82.2%	12,316	82.6%	13,657	85.8%
flavoured spirits	3,593	17.8%	2,485	17.6%	2,990	17.8%	2,593	17.4%	2,268	14.2%

Source: Company.

In 2003, the value of the Issuer’s sales fell significantly following the 30% reduction of the excise tax rate, which brought about a corresponding decrease in the prices of spirits products on the domestic market. In 2004, though, the value of the domestic sales rose nearly as much as the sales volume.

White spirits prevail in the Company’s domestic sales—approx. 83%–84% in 2003–2004. With respect to exports, the main position is occupied by flavoured spirits—nearly 95% of the sales value in the same period.

Value of product and service sales in Poland and abroad

	2004		Jan–Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
Domestic sales	1,151,224	98.7%	804,727	98.6%	951,993	98.1%	1,009,072	98.1%	1,176,756	98.9%
white spirits	965,032	82.7%	676,581	82.9%	805,323	83.0%	872,896	84.9%	1,038,138	87.3%
flavoured spirits	186,192	16.0%	128,146	15.7%	146,670	15.1%	135,849	13.2%	138,315	11.6%
services	0	0.0%	0	0.0%	0	0.0%	327	0.0%	303	0.0%
Exports	15,430	1.3%	11,016	1.4%	18,145	1.9%	19,538	1.9%	12,781	1.1%
white spirits	928	0.1%	527	0.1%	779	0.1%	724	0.1%	745	0.1%
flavoured spirits	14,503	1.2%	10,489	1.3%	17,366	1.8%	18,814	1.8%	12,036	1.0%
Total sales	1,166,655	100.0%	815,743	100.0%	970,138	100.0%	1,028,610	100.0%	1,189,537	100.0%
white spirits	965,960	82.8%	677,107	83.0%	806,102	83.1%	873,620	84.9%	1,038,883	87.3%
flavoured spirits	200,695	17.2%	138,635	17.0%	164,036	16.9%	154,663	15.0%	150,351	12.6%
services	0	0.0%	0	0.0%	0	0.0%	327	0.0%	303	0.0%

Source: Company.

The Company’s customers on the Polish market are wholesalers, supermarket chains and discount stores. Export sales are executed through the agency of trading companies (sales to Western European countries are handled by Wyborowa SA, owned by the French Pernod Ricard Group—the third spirits concern in the world in terms of trading volume, according to the Drinks International magazine; and to Japan—by PPS POLMOS of Warsaw SA) or carried out directly by the Company (the US, Taiwan, Australia, the Czech Republic and duty-free zones).

7.	Sources of Supplies

The key raw materials and other production inputs supplied to the Issuer by other entities include: rectified spirit (share in total material costs—approx. 40%), bottles (approx. 28%), labels (almost 9%), caps (almost 10%), cardboard boxes (approx. 4%) and sweetgrass—a necessary ingredient for the production of Zubrówka (share in total material costs—approx. 1%). Nearly all raw materials and other production inputs are purchased from Polish suppliers.

Rectified Spirit

Most of the neutral spirit purchased by the Company is luxury spirit; however, due to the considerable increase in the sales of the Ludowa vodka (economy brand), made of ordinary spirit, luxury spirit’s share in the total purchases of spirits dropped from 94% in 2001 to 84.5% in 2004.

Over the last four years, the Company purchased from 14.8m to 20.5m litres of spirit per year, with the upward trend resulting from the significant growth of sales in 2003–2004. In 2004, the total value of spirits purchased by the Company was PLN 62,434 thousand.

For a number of years, the Company’s main supplier has been Polmos Torun, whose supplies accounted for approx. 65%–70% of the total value of rectified spirit purchased by the Company in particular years. Other significant suppliers include Zakład Badawczo-Rozwojowy Polmos SA of Konin and Jantur Nieszawa sp. z o.o., both with over 10% shares in rectified spirit supplies. Other producers supply insignificant quantities of rectified spirit.

Bottles

Over the last four years, Polmos Białystok purchased from 92m to 118m of bottles of various capacities per year. In 2004, the total value of bottles purchased by the Company was PLN 52,683 thousand.

The Company buys bottles mainly from four producers of glass packaging, including Owens–Illinois Polska SA of Jarosław (over 80% of the supplies in value terms in particular years), Huta Szkła Sieraków SA of Sieraków Wielkopolski, Huta Stoelzle Czestochowa SA, and Huta Szkła Czechy SA of Trabki near Pilawa. Small quantities of bottles are purchased from several other suppliers. These purchases concern non-typical bottles.

Labels

Over the last four years, the Issuer purchased annually from 93m to 123m labels. In 2004, the total value of labels purchased by the Company was PLN 12,064 thousand. Since 2002, the printing house Cezar Sp. z o.o. of Białystok, with the main share in label supplies (99.9%) also in 2001, has been the Company’s sole supplier of labels.

Bottle caps

Over the last four years, the Company bought from 96m to over 118m of caps per year. In 2004, the total value of caps purchased by the Issuer was PLN 12,739 thousand. The Company’s main caps supplier is DGS sp. z o.o. of Włocławek, with an approx. 70% share in the total value of the bottle caps purchased by the Company. Other significant suppliers include AIDA of Wrocław (since 2002) and BAGO of Józefów (since 2003).

Cardboard boxes

Polmos Białystok purchases every year about 5.3m–7.5m of cardboard boxes. In 2004, the total value of cardboard box supplies was PLN 5,662 thousand. Currently, most of the Company’s demand for cardboard boxes is satisfied by two companies: Amerpol Białystok sp. z o.o. (53% of the value of the total supplies) and Werner Kenkel sp. z o.o. of Krzycko (36%). In previous years, SAOL s.c. of Chrzanów was also a significant supplier, with a 25%–38% share in the total supplies.

Sweetgrass

The Company purchases sweetgrass in the form of sweetgrass hay (which is a raw material for the production of the macerate used for the manufacture of Zubrówka) and in the form of select sweetgrass blades, used as a decoration in bottles of Zubrówka. In 2001–2004, Polmos Białystok purchased annually from nearly 3 tonnes to 5.6 tonnes of sweetgrass. In 2004, the total value of sweetgrass supplies was PLN 1,597 thousand. Currently the Company buys sweetgrass from three suppliers, but most of the supplies come from RUNO

Hajnówka sp. z o.o. (55% of the total value of sweetgrass purchased by the Company in 2004 and over 90% in the previous years), and Drozd Fasty Sergiusz Kowalczyk (38% of the total value of sweetgrass purchased by the Company in 2004).

8.	Dependence on Customers and Suppliers

The Issuer is not dependent on any customer or supplier.

8.1.	Customers

One of the processes seen on the alcohol wholesale market is the acquisition of smaller companies by stronger players. What follows is the concentration of the customer base, also observed in the structure of the Issuer’s customers. Polmos Białystok’s largest customers include the steadily increasing number of companies of the CEDC Group (Central European Distribution Corporation). Although none of the CEDC companies accounts for more than 10% of the Issuer’s sales, the CEDC Group’s total share in Polmos Białystok’s sales was 12.3% in 2001, 25.5% in 2002, 31.5% in 2003, and 31% in 2004; for each of the years, these numbers include Polmos Białystok’s total annual sales to the companies acquired by the CEDC Group during the year.

There are no links between the Issuer and CEDC or CEDC companies, other than commercial agreements and agreements on the sale of claims.

ALTI PLUS SA is another customer accounting for more than 10% of the Issuer’s sales (10.9% in 2003 and 13.7% in 2004).

There are no links between the Issuer and ALTI PLUS SA other than the commercial cooperation agreement described in Section 9.2 (i) of Chapter V of this Prospectus.

Given their sizes and nature of business, companies from the CEDC Group and ALTI PLUS SA (the largest independent alcohol distributor) should offer a wide range of products in order to achieve success on the market. In particular, they should offer products manufactured by key producers, or else retail customers may turn to the competition. Thus, given its market position, the Issuer is an attractive partner for the wholesalers, which strengthens its negotiating position and reduces the risk of dependence on CEDC or ALTI PLUS SA.

8.2.	Suppliers

Although the group of the Issuer’s key suppliers is relatively unchanging and not very numerous, the Company is not usually bound to those suppliers by any long-term agreement. Orders are placed on a case-by-case basis. The only exception is the main bottle supplier: Owens–Illinois Polska SA of Jarosław, with whom the Issuer cooperates under commercial agreement.

As a large and financially sound customer, the Issuer is a valued business partner, therefore, even if most of the supplies of a given product come from one source, there is no risk of interruptions, and even if such occur, finding alternative suppliers would not be a material problem.

Out of the Issuer’s suppliers, only Polmos Torun SA’s and Owens–Illinois Polska SA’s supplies accounted for more than 10% of the total cost of supplies at Polmos Białystok (excluding the excise tax) in particular years.

The share of supplies from Polmos Torun SA in Polmos Białystok’s total expenses (excluding the excise tax) was 20% in 2001, 17.1% in 2002, 17% in 2003, and 18.6% in 2004.

There are no links between the Issuer and POLMOS Torun SA other than the supplies of neutral spirit under the Issuer’s individual orders.

The share of supplies from Owens–Illinois Polska SA in Polmos Białystok’s total expenses (excluding the excise tax) was 14.6% in 2001, 15.5% in 2002, 15.7% in 2003, and 19.9% in 2004.

There are no links between the Issuer and Owens–Illinois Polska SA other than the agreement for the supplies of bottles.

9.	Significant Agreements

Given the nature of the Issuer’s business, it has been assumed that the size of its shareholders’ equity does not constitute a criterion which would enable proper assessment of the significance of agreements executed with customers buying the Issuer’s products. The Issuer’s shareholders’ equity is too small in relation to the sales revenue, including the excise tax (the excise tax, being a material component of the selling price of alcohol, artificially inflates the value of the Issuer’s sales), therefore the criterion of 10% of the shareholders’ equity would be too low a benchmark. In the case of agreements with the customers, the significance criterion is at least 10% of the Issuer’s sales revenue for the last four quarters.

In the case of agreements with suppliers and insurance agreements, the significance criterion is the value of the shareholders’ equity. The value of these agreements is not artificially inflated by the excise tax, as in the case of agreements with customers. Therefore, if the value of such agreements were to be compared with the Issuer’s sales revenue, then the adopted significance criterion would be too high and, as a result, none of the agreements would be classified as significant.

For framework agreements, long-term agreements, or agreements concluded for an unspecified period, the agreement value is assumed to be the value provided for in the agreement or—where no such value is defined—the value of supplies under the agreement. The value of agreements concluded for an unspecified period is assumed to equal the value of services (supplies) provided over the last three years.

Except for retail chains, cooperation with the majority of Polish customers is based on a standard commercial cooperation framework agreement, whose form has been drawn up by the Issuer, or on the basis of individual orders. The standard commercial cooperation agreement defines the general terms of cooperation, including: the manner of placing orders, terms of supplies, rules for handling complaints and reselling returnable packaging. In each of the cases specified above (except for the retail chains), the Issuer sells its products based on individual orders and at producer prices, while detailed terms of sale, such as discounts, rebates or payment dates, are provided for in the uniform General Terms of Sale and additional quarterly sales targets set for the customers by the Issuer’s Executive Board. Customers buying the Issuer’s products under standard cooperation agreements and customers buying the products based on individuals orders are granted relevant discounts and rebates, depending on the value of sales to particular customers during a given period as well as achievement of the quarterly sales targets set by the Issuer’s Executive Board. The companies whose cooperation with the Issuer is based on individual orders include MTC Sp. z o.o. of Białystok, Polskie Hurtownie Alkoholi Sp. z o.o. of Zielona Góra, and Przedsiebiorstwo Dystrybucji Alkoholi Agis SA of Torun. In the last three financial years, the value of the Issuer’s supplies to MTC Sp. z o.o., and Polskie Hurtownie Alkoholi Sp. z o.o. exceeded 10% of the Issuer’s sales revenue for the last four quarters.

Significant agreements are divided into:

•	agreements with suppliers,

•	agreements with customers,

•	insurance agreements.

9.1	Significant Agreements with Suppliers

(i)    Agreement with Owens-Illinois Polska SA for supplies of glass bottles

Agreement date:	December 18th 2002

Annex 1 of March 15th 2005 on 2005 volume of supplies and price of bottles

Parties:	The Issuer and Owens-Illinois Polska SA

Subject matter:	Production and supply of glass bottles used by the Issuer, including bottles for the Absolwent, Pałacowa, and Zubrówka brands

Key terms:

The agreement was concluded for an unspecified period but may be terminated at 12 months’ notice. Should the parties fail to agree on the prices, the agreement may be terminated at six months’ notice, in accordance with the procedure provided for thereunder. In the event of design changes or no demand for specific products (bottles), the Issuer agrees to cover the costs of unused forms in proportion to their wear and tear.

The other terms of agreement, the size of supplies, and dates of settlements have been withheld from publication.

Significance criterion:

The value of the agreement exceeds 10% of the Issuer’s shareholders’ equity.

9.2.	Significant Agreements with Customers

(i)    Commercial cooperation agreement with ALTI PLUS SA

Agreement date:	January 2nd 2000

Parties:	The Issuer and ALTI PLUS Spółka Akcyjna

Subject matter:	Terms of commercial cooperation consisting in sale of the Issuer’s spirits products

Key terms:

The agreement is a framework agreement. It is a standard commercial cooperation agreement (prepared in line with the standard agreement form drawn up by the Issuer) and its terms are substantially the same as those used in agreements with other customers. The agreement does not specify the financial terms; Issuer’s products are supplied at producer prices, each time based on individual orders. The agreement was concluded for an unspecified period but may be terminated at one month’s notice. The Issuer may terminate the agreement with immediate effect in certain circumstances, e.g. if it becomes aware of the buyer’s insolvency or if the buyer breaches contractual provisions and such a breach poses a threat to the Issuer’s financial interest.

Significance criterion:

Value of the agreement (value of supplies in the last three financial years) exceeds 10% of the Issuer’s sales revenue for the last four quarters.

(ii)    Commercial cooperation agreement with CAREY AGRI INTERNATIONAL POLAND Sp. z o.o.

Agreement date:	September 16th 1996

Parties:	The Issuer and CAREY AGRI INTERNATIONAL POLAND Sp. z o.o.

Subject matter:	Terms of commercial cooperation consisting in sale of the Issuer’s spirits products

Key terms:

The agreement is a framework agreement. It is a standard commercial cooperation agreement (prepared in line with the standard agreement form drawn up by the Issuer) and its terms are substantially the same as those used in agreements with other customers. The agreement does not specify the financial terms; Issuer’s products are supplied at producer prices, each time based on individual orders. The agreement was concluded for an unspecified period but may be terminated at one month’s notice. The Issuer may terminate the agreement with immediate effect in certain circumstances, e.g. if it becomes aware of the buyer’s insolvency.

Significance criterion:

Total value of the agreement (value of supplies in the last three financial years) exceeds 10% of the Issuer’s sales revenue for the last four quarters.

Within the last 12 months, the Issuer and CAREY AGRI INTERNATIONAL POLAND Sp. z o.o. concluded several other agreements (not related to the commercial cooperation agreement), including the agreement on assignment of claims, described below.

Agreement on assignment of claims between the Issuer and CAREY AGRI INTERNATIONAL POLAND Sp. z o.o.

Agreement date:	September 3rd 2004

Parties:	The Issuer and CAREY AGRI INTERNATIONAL POLAND Sp. z o.o.

Subject matter:	Assignment of Issuer’s claims against customer X to CAREY AGRI INTERNATIONAL POLAND Sp. z o.o.

Key terms:

The agreement concerns assignment of the Issuer’s claims, along with all the rights attached thereto, including default interest.

Financial terms of the agreement and the name of customer X have been withheld from publication.

(iii)    Commercial cooperation agreement with Przedsiebiorstwo Handlu Zagranicznego ELMAR—Marian Glita

Agreement date:	February 19th 1996

Parties:	The Issuer and Przedsiebiorstwo Handlu Zagranicznego ELMAR—Marian Glita

Subject matter:	Terms of commercial cooperation consisting in sale of the Issuer’s spirits products

Key terms:

The agreement is a framework agreement. It is a standard commercial cooperation agreement (prepared in line with the standard agreement form drawn up by the Issuer) and its terms are substantially the same as those used in agreements with other customers. Issuer’s products are supplied at producer prices, each time based on individual orders. The agreement was concluded for an unspecified period but may be terminated at one month’s notice. The Issuer may terminate the agreement with immediate effect in certain circumstances, e.g. if it becomes aware of the buyer’s insolvency.

Significance criterion:

Value of the agreement (value of supplies in the last three financial years) exceeds 10% of the Issuer’s sales revenue for the last four quarters.

9.3.	Significant Insurance Agreements

(i)    Insurance Agreement confirmed by Policy No. 56/021/548/2004

Policy date:	June 29th 2004, annex of June 30th 2004

Insurance period:	July 1st 2004–June 30th 2005

Insurer:	Powszechny Zakład Ubezpieczen SA of Warsaw

Subject matter:	Fire and all-risk property insurance of the Company’s assets

Sums insured:	buildings, structures and other tangible fixed assets PLN 65,537 thousand

	current assets (stock)	PLN 15,000 thousand

	low-value tangible fixed assets	PLN 1,000 thousand

	third-party assets	PLN 50 thousand

	employees’ property	PLN 200 thousand

	cash and excise tax labels	PLN 2,000 thousand

Key terms:

The scope of the insurance comprises basic types of risk—fire, explosion, aircraft tumble, lightning, as well as additional types of risk—hurricane, flood, heavy downpour, snow, hail, breakdown or improper functioning of water and sewage equipment, precipitation, water damage, smoke, collision of a vehicle, subsidence. Moreover, damage resulting from change or induction of destructive electromagnetic force in electric circuits, regardless of whether they led to a fire, lightning stroke into power installations and systems, rescue action—liability limit PLN 500,000.00. Tangible fixed assets are insured at gross book value, other assets are insured in line with the ‘first-risk’ system. The proportion of underinsurance principle has been waived, the ‘first risk’ system does not provide for consumption of the sum insured after the compensation payout. Compensation payment for tangible fixed assets is based on replacement value up to the gross value of a given asset, for working assets—based on acquisition prices or production cost; for third-party assets—based on actual value; for cash losses—based on nominal value. There is no conditional or deductible franchise. Additional clauses: representation, merger, automatic coverage for subsidiaries, extension, location, premium settlement, automatic coverage, damage notification, instalments, conditions and tariffs, fire protection. The provisions of the agreement supersede the general terms and conditions of insurance.

The terms and conditions of insurance are identical with the General Terms and Conditions of Fire and All-Risk Commercial Property Insurance (Resolution No. UZ/513/2003 by the Executive Board of PZU SA of October 7th 2003).

The amount of annual premium has been withheld from publication.

Significance criterion:

Value of the subject matter of the agreement exceeds 10% of the Issuer’s shareholders’ equity.

(ii)    Insurance Agreement confirmed by Policy No. 56/201/14/2004

Policy date:	June 29th 2004

Insurance period:	July 1st 2004–June 30th 2005

Insurer:	Powszechny Zakład Ubezpieczen SA of Warsaw

Subject matter:	CARGO insurance of property in domestic transit

Sum insured:	PLN 46,000 thousand

Key Terms:

Insured property—property in inland domestic transit by use of own or third-party vehicles, regardless of the type of bill of lading, to destinations situated in the territory of Poland up to border crossing, including domestic transit by foreign customers. The scope of insurance—full insurance, in accordance with Variant V of the General Terms and Conditions of Insurance. The insurance cover includes the goods and the excise tax and VAT resulting from loss of goods in transit. The territory—Poland (excluding the excise tax, VAT and other tax obligations resulting from decisions of relevant authorities and laws, which would not have arisen if the goods had not been lost in transit); the liability limit—single unescorted shipment up to the value of PLN 350 thousand per shipment. Deductible—10%. Additional terms: termination, merger, automatic coverage for subsidiaries, extension, location, premium settlement, automatic coverage, damage notification, instalments, conditions and tariffs, compensation payment. The provisions of the agreement supersede the General Terms and Conditions of Insurance.

The terms and conditions of insurance are identical with the General Terms and Conditions of CARGO Insurance of Property in Domestic Transit of February 19th 1997, as amended by virtue of Resolution No. UZ/474/2003 by the Executive Board of PZU SA of October 7th 2003.

The amount of annual premium has been withheld from publication.

Significance criterion:

Value of the subject matter of the agreement exceeds 10% of the Issuer’s shareholders’ equity.

10.	Material Agreements

Agreements material for the Issuer’s business are divided into:

•	agreements with suppliers,

•	agreements with customers,

•	insurance agreements,

•	other.

The agreements presented below are material for the Issuer’s business due to their nature, parties involved, subject matter, value, risk or consequences for the Issuer’s further operations.

10.1.	Material Agreements with Suppliers

Currently, the Company is not a party to any material agreements with suppliers.

10.2.	Material Agreements with Customers

(i)    Distribution agreement with Pernod Ricard, Agros Holding and Agros Trading

Agreement date:	July 16th 2001 (execution date: May 31st 2001, effective as of July 16th 2001) Detailed provisions defined in the supplementary agreement of March 5th 2004.

Parties:	i) the Issuer and ii) Pernod Ricard SA, iii) Agros Holding SA, iv) Agros Trading Sp. z o.o.

Subject matter:	Distribution of Zubrówka and Grasovka in selected European countries.

Key terms:

The agreement was concluded for a definite period and expires on August 28th 2006. The agreement is automatically extended for another five years if it is not terminated by the parties 12 months prior to the expiry of the relevant term. In the event of early termination of the agreement, regardless of its cause, the party whose actions caused the termination will pay the other party a contractual penalty in the amount related to the time remaining until the expiry date. The supplementary agreement provides for co-operation on a sell-or-return basis. As of May 1st 2004, the Issuer’s products are sold to Wyborowa SA, a member of the Pernod Ricard Group (not on a sale-or-return basis).

The Issuer grants exclusive licence to use the trade marks specified in the agreement (including Zubrówka, Bison, and Grasovka) in the territory of most Western, Central and Eastern European countries. The licence does not include rights to manufacture the products.

The agreement’s financial terms, terms of distribution, amount of supplies, and payment dates have been withheld from publication.

(ii)    Commercial cooperation agreement with DAMIANEX SA

Agreement date:	January 3rd 2000

Parties:	The Issuer and DAMIANEX SA

Subject matter:	Terms of commercial cooperation consisting in sale of the Issuer’s spirits products

Key terms:

The agreement is a framework agreement. It is a standard commercial cooperation agreement (prepared in line with the standard agreement form drawn up by the Issuer) and its terms are substantially the same as those used in agreements with other customers. The agreement does not specify the financial terms; Issuer’s products are supplied at producer prices, each time based on individual orders. The agreement was concluded for an unspecified period but may be terminated at one month’s notice. The Issuer may terminate the agreement with immediate effect in certain circumstances, e.g. if it becomes aware of the buyer’s insolvency or if the buyer breaches contractual provisions and such a breach poses a threat to the Issuer’s financial interest.

(iii)    Commercial cooperation agreement with Multi-Ex SA

Agreement date:	July 2nd 2001

Parties:	The Issuer and Multi-Ex Spółka Akcyjna

Subject matter:	Terms of commercial cooperation consisting in sale of the Issuer’s spirits products

Key terms:

The agreement is a framework agreement. It is a standard commercial cooperation agreement (prepared in line with the standard agreement form drawn up by the Issuer) and its terms are substantially the same as those used in agreements with other customers. The agreement does not specify the financial terms; Issuer’s products are supplied at producer prices, each time based on individual orders. The agreement was concluded for an unspecified period but may be terminated at one month’s notice. The Issuer may terminate the agreement with immediate effect in certain circumstances, e.g. if it becomes aware of the buyer’s insolvency or if the buyer breaches contractual provisions and such a breach poses a threat to the Issuer’s financial interest.

(iv)    Commercial cooperation agreement with Mazowieckie Centrum Alkoholi Sp. z o.o.

Agreement date:	January 2nd 2002

Parties:	The Issuer and Mazowieckie Centrum Alkoholi Sp. z o.o.

Subject matter:	Terms of commercial cooperation consisting in sale of the Issuer’s spirits products

Key terms:

The agreement is a framework agreement. It is a standard commercial cooperation agreement (prepared in line with the standard agreement form drawn up by the Issuer) and its terms are substantially the same as those used in agreements with other customers. The agreement does not specify the financial terms; Issuer’s products are supplied at producer prices, each time based on individual orders. The agreement was concluded for an unspecified period but may be terminated at one month’s notice. The Issuer may terminate the agreement with immediate effect in certain circumstances, e.g. if it becomes aware of the buyer’s insolvency or if the buyer breaches contractual provisions and such a breach poses a threat to the Issuer’s financial interest.

(v)    Agreement with Przedsiebiorstwo Przemysłu Spirytusowego POLMOS w Warszawie SA

Agreement date:	May 24th 2000 (effective as of July 24th 2000),

Amended by a number of annexes on producer prices and margins; the most recent annex dated January 25th 2002

Detailed terms provided for in a trilateral agreement of July 24th 2000

Parties:	The Issuer and Przedsiebiorstwo Przemysłu Spirytusowego POLMOS w Warszawie SA;

Parties to the trilateral agreement: (i) the Issuer, (ii) Przedsiebiorstwo Przemyslu Spirytusowego POLMOS w Warszawie SA and (iii) Million Trading Co. Ltd.

Subject matter:	Cooperation on exports of Zubrówka and other products to Japan

Subject matter of the trilateral agreement: terms of cooperation on exports of Zubrowka and other vodkas to Japan

Key terms:

The agreement and the trilateral agreement were concluded for a definite period and expire on July 24th 2006. Each of the agreements is automatically extended for another three years if it is not terminated at least six months prior to the expiry of the term.

Other terms of the agreement as well as payment dates have been withheld from publication.

(vi)    Cooperation agreement with parties represented by MGB Metro Group Buying Polska Sp. z o.o. i Spólka” Spólka Komandytowa

Agreement date:	October 29th 2004, Annex No. 1 of October 29th 2004, Annex No. 2 of October 29th 2004 effective as of January 1st 2005

Parties:	i) the Issuer and the ordering parties: ii) Makro Cash and Carry Polska SA, iii) real Sp. z o.o. i Spółka” Spółka Komandytowa, iv) PRAKTIKER Polska Sp. z o.o.

Subject matter:	Terms of cooperation on sale of the Issuer’s spirits products to: Makro Cash and Carry Polska SA, real Sp. z o.o., Spółka” Spółka Komandytowa and PRAKTIKER Polska Sp. z o.o.

Key terms:

The agreement was concluded for an unspecified period and came into force as of January 1st 2005. The agreement is a framework agreement, in the form typical of agreements with retail chains. The Issuer’s products are supplied based on individual orders, placed separately by each ordering party. The agreement was concluded for an unspecified period but may be terminated at three month’s notice. Each ordering party may terminate the agreement to the extent applicable to that party. Each ordering party may terminate the agreement at 14-day’s notice if the goods are returned three times, or in the event of any other material breach of the agreement. The ordering parties may terminate the agreement with immediate effect if the employees or business partners of the ordering parties are persuaded in breach of the law or good commercial practice to make preference with respect to the Issuers products.

The financial terms of the agreement, in particular the discounts, payments to the ordering parties, and invoice payment dates have been withheld from publication.

(vii)    Agreement on Terms of Commercial Cooperation with Lidl Polska Sklepy Spozywcze Sp. z o.o.

Agreement date:	March 31st 2005, it regulates the rules of cooperation as of February 1st 2005

Parties:	the Issuer and Lidl Polska Sklepy Spozywcze Sp. z o.o.

Subject matter:	terms of commercial cooperation consisting in sale of the Issuer’s spirit products

Key terms:

The agreement is a framework commercial cooperation agreement comprehensively regulating the terms and conditions of supplies of the Issuer’s products. Under the agreement, the Issuer is obliged to deliver its products (at its own cost) to the buyer to meet the buyer’s current demand. The price of the products is determined in the agreement. The buyer is entitled to a discount on all deliveries under the agreement. The discount is determined separately for each product. The discount is calculated on the basis of correcting invoice and may be deducted from the current amounts payable. The Issuer has the right to change the price list upon notifying the buyer in writing four weeks before the change is effected. In such a case, the prices are to be re-negotiated and the buyer has the right to terminate the agreement should the parties fail to reach an accord. The Issuer has the right to negotiate a change in prices if the excise tax is increased in 2005. The agreement is effective until December 31st 2005. However, if by June 30th 2005 the buyer does not receive the Issuer’s representation on lack of will to continue the cooperation, the agreement will be extended until December 31st 2006.

Detailed financial terms of the agreement, in particular the discounts, prices of the products, and invoice payment dates have been withheld from publication.

10.3. Material	Insurance Agreements

(i)    Insurance agreement confirmed by Policy No. 56/261/430/2004

Policy date:	June 29th 2004

Insurance period:	July 1st 2004–June 30th 2005

Insurer:	Powszechny Zakład Ubezpieczen SA of Warsaw

Subject matter:	Burglary/theft, robbery and acts of vandalism insurance

Sums insured:	Cash, excise tax labels and other monetary values

	burglary/theft	PLN 2,000 thousand

	theft on the premises	PLN 2,000 thousand

	theft during transit	PLN 2,000 thousand

	stock	PLN 100 thousand

	equipment	PLN 50 thousand

	third-party assets	PLN 20 thousand

Key terms:

Full insurance coverage, comprising the risk of property damage, including devastation and acts of vandalism as well as audacious theft. The insurance does not cover simple larceny. The insurance based on the ‘first risk’ system; absence of franchise; the consumption principle is waived in the event the damage does not exceed 40% of the sum insured, due compensation is paid including cost of repair of any security devices. Additional clauses: merger, automatic coverage for subsidiaries, extension, location, automatic coverage for consumption of the sum insured, damage notification, instalments, security devices. The provisions of the agreement supersede the General Terms and Conditions of Insurance.

The terms and conditions of insurance are identical with the General Terms and Conditions of Burglary/Theft and Robbery Commercial Property Insurance of November 9th 1999, as amended by virtue of Resolution No. UZ/456/2003 by the Executive Board of PZU SA of October 7th 2003.

The amount of annual premium has been withheld from publication.

(ii)    Insurance agreement confirmed by Policy No. 56/511/16/2004

Policy date:	June 29th 2003

Insurance period:	July 1st 2004–June 30th 2005

Insurer:	Powszechny Zakład Ubezpieczen SA of Warsaw

Subject matter:	Product liability insurance and insurance covering cost of withdrawing a faulty batch of product from the market

Sums insured:

	product liability	PLN 1,000 thousand

	withdrawing a faulty batch	PLN 300 thousand

Key terms:

The agreement provides for liability insurance covering losses incurred by third parties in connection with using spirits products of Polmos Białystok. The territory—the whole world; product liability: liability limit—PLN 1,000 per each and all occurrences; deductible—5%, conditional franchise—USD 100; retroactive clause.

Withdrawing a faulty batch: sublimit PLN 300 thousand. Additional clauses: termination, merger, automatic coverage for subsidiaries, extension, location, premium settlement, damage notification, instalments, conditions and tariffs. The provisions of the agreement supersede the General Terms and Conditions of Insurance.

The terms and conditions of insurance are identical with the General Terms and Conditions of Product Liability Insurance of November 8th 2000, as amended by virtue of Resolution No. UZ/440/2003 by the Executive Board of PZU SA of October 7th 2003.

The amount of annual premium has been withheld from publication.

10.4.	Other Material Agreements

(i)    Agreement with PKP Polskie Linie Kolejowe SA (state railway lines operator), Railway Line Authority of Białystok

Agreement date:	April 13th 2004

Parties:	The Issuer and PKP Polskie Linie Kolejowe SA (state railway lines operator), Railway Line Authority of Białystok

Subject matter:	Lease of land under the siding line, and maintenance and repairs of railway infrastructure elements providing access to the Issuer’s own railway siding

Key terms:

The agreement was concluded for a specified period until March 31st 2007 with a possible extension. PKP may terminate the agreement with immediate effect if the Issuer is in delay with the payment of rent for two months, refuses to pay the increased rent provided for under the agreement, or breaches other contractual provisions. The amount of rent is PLN 1.44 thousand (VAT inclusive) a month; the amount of rent may be indexed once a year, on or before February 28th in a given year, by the annual growth of the consumer price index quoted by the GUS as at January 1st in a given year.

(ii)    Agreement with EKO-PUNKT Organizacja Odzysku SA

Agreement date:	March 11th 2002, amended by a number of annexes

Most recent annex: Annex 7 of July 26th 2004 changed the appendix specifying the amounts of packaging waste to be re-introduced to the market in 2004.

Parties:	The Issuer and EKO-PUNKT Organizacja Odzysku SA

Subject matter:	Assumption of the Issuer’s obligations on recycling of packaging waste

Key terms:

The agreement was concluded for an unspecified period and may be terminated at three months’ notice. In the event of non-performance or undue performance by either party, the other party may, provided that a relevant procedure is complied with, terminate the agreement with immediate effect. The fees paid by the Issuer will grow in line with the increase of the statutorily required volume of recycled waste.

Fees and payment dates have been withheld from publication.

(iii)    Agreement with Przedsiebiorstwo Produkcyjno-Usługowo-Handlowe TRANSCAR Sp. z o.o.

Agreement date:	June 21st 1999, Annex No. 1 of February 15th 2001

Parties:	The Issuer and Przedsiebiorstwo P.U.H. TRANSCAR Sp. z o.o.

Subject matter:	Provision of transport and forwarding services to the Issuer

Key terms:

The agreement was concluded for an unspecified period but may be terminated at three months’ notice. The Issuer may terminate the agreement with immediate effect, e.g. if the carrier’s insurance policy becomes invalid.

The other terms of agreement, and the payment dates have been withheld from publication.

11.	Non-Recurring Transactions with Related Undertakings

As at the date this Prospectus was updated, and during the preceding 12 months, the Issuer had not been a party to any non-recurring transaction with related undertakings.

12.	Licences and Permits for Conducting Business Activities. Permits for the Economic Use of the Environment

12.1.	Permits for Conducting Business Activities

Permit for the production of distilled alcoholic beverages and ethyl alcohol

The Issuer’s business consists in production of distilled alcoholic beverages and production of ethyl alcohol pursuant to Decision No. 56 of the Minister of Agriculture and Rural Development of May 19th 2004, issued in accordance with Art. 155 of the Polish Code of Administrative Procedure, redefining the full scope of the licence previously held by the Issuer, granted to the Issuer by virtue of Decision No. 883 of April 22nd 1992. Decision No. 56 currently constitutes a licence for production, distillation, denaturation, bottling, and dehydration of spirit and production and bottling of spirits.

Permit for wholesale of beverages with alcohol content over 18% in Poland

On December 22nd 2004, pursuant to Art. 9.1 of the Alcoholism Prevention Act of October 26th 1982 (Dz. U. of 2002, No. 147, item 1231, as amended), and Art. 104 of the Polish Code of Administrative Procedure, the Minister of Economy, Labour and Social Policy granted the Issuer a permit for wholesale of beverages with alcohol content over 18% in Poland (Permit No. 246/S/04). The permit determines the limit of sale at 500 thousand litres of 100° spirit equivalent. The permit was granted for a specified period January 1st—December 31st 2005.

Permit for wholesale of beverages with alcohol content between 4.5% and 18%, excluding beer, in Poland

On September 20th 2004, pursuant to Art. 9.2, and Art. 91.1.1 of the Alcoholism Prevention Act of October 26th 1982, and Art. 104 of the Polish Code of Administrative Procedure, the Head of the Province of Białystok (Podlaskie) granted the Company a permit for wholesale of beverages with alcohol content between 4.5% and 18%, excluding beer, in Poland. The permit was granted for a specified period October 1st 2004—September 30th 2006.

Conducting the business activities defined in the permit is subject to a number of conditions, including:

1)	Provision to the authority which granted the permit information on the sales of alcoholic beverages,

2)	Sale of alcoholic beverages specified in the permit only to entities which have a permit for wholesale of such beverages, or a permit for retail sale of alcoholic beverages,

3)	Conducting the wholesale of only those alcoholic beverages which bear excise labels, if such requirement arises under other regulations,

4)	Purchase of alcoholic beverages specified in the permit from producers and entities which hold permits for the wholesale of such beverages,

5)	Holding a legal title to use a stationary warehouse adapted for storage of alcoholic beverages,

6)	Timely payment of all tax liabilities, or liabilities arising under social security and health insurance,

7)	Conducting the licensed business activities only by the permit holder, and only at the places specified therein,

8)	Notifying the authority which granted the permit of any changes of the actual or legal status of the permit holder with respect to the data contained in the permit, within 14 days as of such change,

9)	Abiding by any other applicable laws.

The Issuer’s failure to company with these conditions or any other conditions provided for under the law, in particular with the Freedom of Business Activity Act of July 2nd 2004 (Dz.U. No. 173, item 1807), and the Alcoholism Prevention Act of October 26th 1982 (Dz.U. of 2002, No. 147, item 1231, as amended), will result in withdrawal of the permit.

Permit for Retail Sale of Alcoholic Beverages

This type of activity is specified in the Articles of Association of the Issuer; however, given that the Issuer is not currently involved in retail sale of alcoholic beverages, it has not applied for a relevant permit.

Permit for the Operation of a Bonded Warehouse

On April 26th 2004, pursuant to Art. 207.1 of the Tax Legislation, and Art. 31.1 and Art. 32.1 of the Act on Excise Tax, the Head of the Customs Office of Białystok, by virtue of Decision No. 060300-PA-91101-3/04/KM, granted permit to the Issuer for the operation of a bonded warehouse on the Issuer’s premises. The permit was granted for the period April 26th 2004–April 26th 2007. Under the permit, the Issuer may use the bonded warehouse to produce, process, store, receive, and dispatch ethyl alcohol.

Pursuant to Decision No. 060300-PA-91101-2/04/KM of the Head of the Customs Office of Białystok, dated April 26th 2004, based on Art. 31.1 of the Act on Excise Tax, the Issuer as an undertaking operating the bonded warehouse is exempt from the obligation to place an excise security deposit for the production at the warehouse.

12.2.	Permit for the Economic Use of the Environment

Water Permits

Consumption of water from the Issuer’s own intakes is governed by Water Permit No. OS.II.6210/103/95 of October 5th 1995 issued by the Deputy Director of Environmental Protection Authority of the Provincial Office in Białystok, as amended by Decision No. OSGK-I-6210/4/99/ of April 27th 1999 and valid until September 30th 2005.

By virtue of Decision No. OSGK.I.6210/D/1/2000, the Issuer holds a water permit of August 29th 2000 for the use of a storm water treatment separator, issued by the Head of Environmental Protection and Municipal Management Office in Białystok. The permit is valid until August 31st 2005.

Permit for Production of Waste

The waste management is governed by Decision No. OSGK-II-7625/34/03 of April 10th 2003 and an appendix thereto No. OSGK-II-7625/34/03 of October 21st 2003 issued by the Head of Environmental Protection and Municipal Management Office in Białystok, valid until March 31st 2013. That decision has been amended by virtue of a decision of October 8th 2004 (No. OSGK-II-7660/89/04) issued by the Head of Environmental Protection and Municipal Management Office in Białystok and, in two entries, it changes the allowed quantities of non-hazardous waste, and by virtue of a subsequent decision issued by the same official on February 3rd 2005 (No. OSGK-II-7660/8/05), which changes the allowed quantities of hazardous waste (in one entry) and non-hazardous waste (also in one entry).

Permit for Discharge of Pollutants into the Atmospheric Air

The Issuer holds Decision No. OSGK-I-7641/8/99 of May 28th 1999 permitting discharge into the atmospheric air of pollutants emitted from the gas-fired boiler house (in emergency, also from the oil-fired boiler house). The decision, valid until the end of 2005, has been issued by the Head of Environmental Protection and Municipal Management Office in Białystok.

Charges for the Economic Use of the Environment

The Issuer pays the following charges for the economic use of the environment (PLN ‘000):

Charges for the economic use of the environment (PLN ‘000)

Item	2004	2003	2002	2001
Underground water consumption	16.4	14.9	17.8	20.9
Oil-gas boiler house (exhaust)	1.2	1.2	1.1	1.1
Precipitation waters	6.4	6.3	6.0
Fuels burning in internal combustion engines	1.4	1.5	1.4	1.5
Waste storage				3.9
Total	25.4	23.9	26.3	27.4

Source:	Company.

13.	Trademarks, Patents and Licences

13.1.	Trademarks

Trademarks play an important role in the Issuer’s business, as they are used to distinguish goods (products) on the market. In addition, a trademark is a legal safeguard protecting a product’s market position in terms of its quality and market renown. The legal protection conferred on a product through the registration of the relevant trademark is important, particularly in the event of unfair competition. The Issuer applied to the Polish Patent Office and its international counterparts to register the trademarks it uses.

The legal status of important issues related to the registration and protection of the trademarks which are of key importance for the Company’s business is clear. The trademarks include the following groups of trademarks: Absolwent, Batory, and Zubrówka registered for the Issuer by the Polish Patent Office and foreign patent offices. The trademarks are also the subject matter of agreements with Agros Holding SA, Agros Trading Sp. z o.o., and Pernod Ricard SA resolving the former disputes over the use of these trademarks.

The trademarks held by the Issuer and registered with the Polish Patent Office were filed by the Issuer itself, were assumed following the distribution of trademarks among the enterprises created as a result of the division of Przedsiebiorstwo Przemysłu Spirytusowego POLMOS, or were purchased by the Issuer.

Key trademarks owned by the Issuer (registered or submitted to the Polish Patent Office)

No.	Trademark	Application no.	Reg. no.
1.	Absolwent (3D mark – bottle)	195749	135351
2.	Abslowent (word and graphic mark– label)	147072	106136
3.	Abslowent (word and graphic mark– label)	147071	106135
4.	Abslowent (wordmark)	159865	109569
5.	Abslowent (3D word and graphic mark – bottle and label)	207592	143292
6.	Absolwent (word and graphic mark– label with medals)	223308	132839
7.	Absolwent (word and graphic mark – inscription on a ribbon)	266101	Proceedings pending

No.	Trademark	Application no.	Reg. no.
8.	Absolwent Mixt Lemon (word and graphic mark—label)	282138	Proceedings pending
9.	August (word mark)	126793	95117
10.	B (word and graphic mark—label)	220940	150831
11.	B (word and graphic mark)	112071	83390
12.	B’EST (wordmark)	216131	48721
13.	Bad Boys (wordmark)	126293	88591
14.	Batory (word and graphic mark)	220941	Proceedings pending
15.	Batory (word and graphic mark—label)	112864	89550
16.	Batory (word and graphic mark—label)	112861	89547
17.	Batory (word and graphic mark)	112862	89548
18.	Batory (wordmark)	112863	89549
19.	BIAŁOWIESKA (word and graphic mark—label)	291087	Proceedings pending
20.	Białowieska Wódka Ziołowa (word and graphic mark—label)	87044	64900
21.	Bison (wordmark)	148714	115288
22.	Winiak Pałacowy bottle (3D mark—bottle)	76691	55882
23.	Bottle with a blade of sweetgrass (3D mark)	123693	85811
24.	Cocktail Porzeczkowo-Malinowy (word and graphic mark—label)	86985	64695
25.	Cytrynówka Słodka (word and graphic mark—label)	85350	63634
26.	Cytrynówka Wytrawna (word and graphic mark—label)	85013	63536
27.	Folk Ludowa (word and graphic mark—label)	170581	117962
28.	Gasiorek (3D mark—bottle)	96803	71654
29.	Good Girls (wordmark)	126292	88590
30.	Graduate (word and graphic mark—label)	280459	Proceedings pending
31.	Grasovka (word and graphic mark—label)	76704	56012
32.	Grasovka (word and graphic mark—label)	76705	56130
33.	Grasovka (wordmark)	123383	85803
34.	Grass (wordmark)	123384	89896
35.	Indyjska Imbirowa (word and graphic mark—label)	274414	Proceedings pending
36.	Kameralny (wordmark)	137313	93763
37.	Karmelówka (word and graphic mark—label)	223062	152688
38.	Kompleet Vodka (3D word and graphic mark—bottle with inscription	127957	88485
39.	Kompleet Vodka Gold (3D word and graphic mark—bottle with inscription	127958	88486
40.	Lider (wordmark)	151291	103203
41.	Lider (word and graphic mark—label)	193522	148297
42.	Ludowa (wordmark)	170530	118163
43.	Mazel Tov (wordmark)	110645	83381
44.	Nalewka Pałacowa (word and graphic mark—label)	291085	Proceedings pending
45.	Nekst (wordmark)	199880	138311
46.	NEXT (wordmark)	199881	138312
47.	NEXT (word and graphic mark—label)	205292	141293
48.	Palace (wordmark)	207581	125542
49.	Palace Vodka (3D word and graphic mark—bottle with navy blue inscription	168858	119212
50.	Palace Vodka (3D word and graphic mark—bottle with vertical inscription	195117	126985

No.	Trademark	Application no.	Reg. no.
51.	Palace Vodka (3d word and graphic mark—bottle with inscription	168859	119213
52.	Pałacowa 500 (3D—bottle)	161039	110131
53.	Pałacowa 750 (3D—bottle)	161040	109141
54.	Rosa Puszczy (wordmark)	127606	87952
55.	Siódmy Cud (word and graphic mark—label)	126295	97391
56.	Siódmy Cud (wordmark)	126297	88592
57.	Suwalska (word and graphic mark—label)	126296	97390
58.	Sliwówka Półwytrawna (word and graphic mark—label)	87008	64867
59.	Sliwówka Słodka (word and graphic mark—label)	86970	64681
60.	WESOŁA (wordmark)	204728	142083
61.	Wódka Pałacowa (wordmark)	104574	77228
62.	Wschodnia (wordmark)	110650	83384
63.	Zdrojowa (wordmark)	282443	Proceedings pending
64.	Zarnówka (word and graphic mark—label)	86955	64667
65.	Zubr (wordmark)	238726	Proceedings pending
66.	Zubrówka (wordmark)	110548	86410
67.	Zubrówka - Bison Brand Vodka (word and graphic mark—label)	65691	46050
68.	Zubrówka - Bison Vodka (word and graphic mark—label)	103518	80990
69.	Zubrówka - Bison Vodka (word and graphic mark—label)	103519	80991
70.	Zubrówka - Bison Vodka (word and graphic mark—label)	180156	125911
71.	Zubrówka with a blade of sweetgrass in bottle (3D mark)	83087	62081
72.	Zytniówka Wódka Czysta (word and graphic mark—label)	162457	134856

Shared Trademarks

The enterprises (alcoholic beverages producers) which were created as a result of the division of Przedsiebiorstwo Przemysłu Spirytusowego POLMOS of Warsaw, including Polmos Białystok SA, established Przedsiebiorstwo Usługowe Znaki Wspólne Sp. z o.o. (PU Znaki Wspólne), whose task is the management and protection of the shared trademarks in and outside of Poland, granting the right to use the shared trademarks, and providing fee-based services related to the registration and protection of trademarks in Poland and abroad. Shared trademarks representing variations of the Polmos and Husarz trademarks as well as those representing bottle designs, were not divided among the enterprises spun-off from the former POLMOS of Warsaw since, being a part of other trademarks, they could not function independently.

The rules of using the shared trademarks by particular companies, registered for PU Znaki Wspólne by the Polish Patent Office and by foreign patent offices, are defined by the Rules of Use of Shared Trademarks established on the basis of the Articles of Association of PU Znaki Wspólne. The Rules does not violate the shareholders’ right to use the name POLMOS in company name in any graphic form; the shareholders are obliged not to grant the authorisation to use the name POLMOS to third parties.

Agreement with Agros Holding SA, Agros Trading Sp. z o.o., and Pernod Ricard SA

Trademarks for alcohol products produced by enterprises spun-off from the former POLMOS of Warsaw, registered abroad, were the subject of a dispute instigated in 1991 between the various POLMOS enterprises and Agros Holding SA (Pernod Ricard SA), which had earlier registered those trademarks as Centrala Handlu Zagranicznego Agros. As a result of negotiations concerning foreign registration of POLMOS trademarks, a detailed agreement was concluded between particular undertakings spun-off from the former POLMOS of Warsaw (including the Company) and PU Znaki Wspólne on the one side, and Agros Holding SA, Agros Trading Sp. z o.o. and Pernod Ricard SA, a company incorporated under the French law, on the other side, whereby in

May 2001 Agros Holding, Agros Trading and Pernod Ricard undertook to hand down to particular undertakings spun off from the former POLMOS of Warsaw and PU Znaki Wspólne all the rights under the foreign registrations of trademarks specified in the agreement, including trademarks of the Zubrówka group and the bottle with a blade of sweetgrass trademark, except (for Agros Holding, Agros Trading and Pernod Ricard) trademarks of the Wódka Wyborowa group.

The agreement was complex in nature and governed all the issues related to the foreign registrations of trademarks, including the mutual abandonment of claims, closing of legal disputes, and issues concerning cooperation necessary to perform the agreement. Violation of the provisions is subject to contractual penalties.

In the performance of the agreement, the Issuer entered into a number of trademark transfer agreements, including transfers of trademarks of the Zubrówka group and the three-dimensional trademark of bottle with a blade of sweetgrass, registered by foreign patent offices or their counterparts (transfer onto the Issuer of the right under registration and the right under application).

International Applications and Registrations

Polmos Białystok SA holds the rights under registration or application for registration of the Zubrówka trademark in approximately 140 countries in the world (over 200 registrations and applications), including in the US. The Issuer has submitted a number of applications and made international registrations of its other trademarks, such as Absolwent, Graduate (translation of Absolwent), Bison, bottle with a blade of sweetgrass (three-dimensional trademark), Palace, and Palace Vodka (three-dimensional trademark). These applications and registrations are made in individual countries (national registrations) and under international protection of trademarks (Madrid Agreement, protection under CTM–EU registration—applications forwarded to OHIM Alicante).

The international registrations of these trademarks are at various stages of the process; in most cases the registration of a forwarded trademark had already taken place or it is anticipated that such registration will take place soon. In some cases, the applications have been challenged.

13.2. Licences, Patents, Utility Models, Decorative Patterns and Industrial Designs

The Issuer does not use any licenses except copyrights and licenses to computer software. Part of the software are standard programs of well-known companies, and part is customised software developed specifically at the Company’s request and adjusted for its needs.

The Company does not hold patents for inventions and protective rights for utility models.

The Company applied for registration of the following decorative patterns and industrial models of the bottles: the Zubrówka bottle (version I), the Zubrówka bottle (version II), the Absolwent bis bottle, bottle (version I), bottle (version II), a two-part label, and a bottle for fruit liquers.

14.	R&D Work and Implementations

The Issuer conducts on-going work on launching new products, packaging and labelling, as well as on implementing safeguards to prevent marketing of its product fakes.

In 2001, the Company developed and approved fro production a new design for the Zubrówka bottle, a decorated carton for the Batory vodka; in addition, Polmos Białystok also launched new volumes of the Batory vodka bottles (0.1l, 0.375l and 1.75l).

In 2002, the Company launched three new Zubrówka bottles (0.25l, 0.5l and 0.75l) and a musical cap for the Lider vodka. The Issuer also conducted a series of tests with a specially-cut fragment of a label, which may be peeled off after it is affixed. This solution was applied in the perforated label affixed to Absolwent bis bottles launched in 2003.

In 2003, a new Zubrówka drink set was brought to the market along with seven new bottle designs, including a series of Absolwent bis bottles (0.25l, 0.5l and 0.75l) and Zubrówka 750 in a metal tube. In addition, labels with the Trustseal hologram were introduced on Bottling Line 3.

In 2004, the Company developed and launched a new production technology for the Absolwent Mixt low-alcohol-content drinks, Imbirowa Indyjska vodka, Absolwent Zurawina vodka, Ermitage vodka (0.5l), Spirytus Wesoły 96º (0.5l) and five new bottle designs. The Company also developed Tommy Guns Roaring 20’s 750ml vodka in a matte bottle and in a rifle-shaped bottle, Liberty Blue vodka and Wesoła Herbal Bitter vodka, and launched them in the US.

In 2005 the Zubrówka and Absolwent vodkas were for the first time bottled into 1.5l bottles with a handle, which replaced the 1.75l bottles used in Poland. This year the Company also introduced the “Złote Podium” gift boxes containing three bottles of the Issuer’s products which were awarded the gold medal at the Polagra fair (Absolwent, Palace and Zubrówka vodkas). In 2005, the Company also launched two new products—Nalewka Pałacowa Wisniowa (27º) and Nalewka Pałacowa Miodowa (40º).

Each year, the Issuer allocates approximately PLN 100,000–PLN 350,000 to research and development and to launch of new products.

15.	Key Investments

The Issuer has sought to gradually upgrade its production assets in order to improve the production capacity of its bottling lines and, thus, to facilitate launch of new products, such as low-alcohol-content drinks, improve the efficiency of production and packaging and make these processes less labour intensive, as well as to improve product quality and working conditions.

The Issuer also invests in intangible fixed asses, namely computer licences and programs and rights to trademarks.

Key investments :

2001:

PLN 1,781 thousand in total expenditure to modernise Bottling Line 2, including: assembly of the depalletiser used to unload bottles, together with bottle transporters and a bottle washer;

PLN 1,400 thousand in expenditure to acquire rights to the Grasovka trademark from Polmos Poznan SA;

PLN 249 thousand in expenditure to retread the yard adjacent to the packaging warehouse;

PLN 212 thousand in expenditure to reduce noise emissions from the bottling plant.

2002:

PLN 2,848 thousand in total expenditure to install a new bottling line for small-capacity bottles (0.05l round bottle and 0.1l and 0.2l flat bottles), including: pallet transporter, cutting table, bottle transporter, carousel washer, filling and capping monoblock, labelling machine, label printer, carton machine, carton scales, carton lift, and carton transporter;

PLN 288 thousand in expenditure to further reduce noise emissions from the bottling plant;

PLN 273 thousand in expenditure on a bottle washer for Bottling Line 5.

2003:

PLN 2,560 thousand in total expenditure to modernise Bottling Line 11, including: replacement of the labelling machine and assembly of a cardboard box packaging machine, scales ejecting partially-empty boxes, and printers for marking cartons;

PLN 1,287 thousand in expenditure to replace the filling and capping monoblock for Bottling Line 12 (used in production of Zubrówka);

PLN 288 thousand in expenditure to upgrade the water purification plant, as part of the implementation of the HACCP (Hazard Analysis and Critical Control Points) system.

2004:

PLN 1,648 thousand in total expenditure to purchase and assemble equipment for Bottling Line 7, for production of readymade low-alcohol-content drinks; the upgrade consisted in addition of the filling and capping monoblock as well as the assembly of mixing machine and washing station for the equipment.

Value and Structure of the Issuer’s Capital Expenditure

	2004		Jan-Sep 2004		2003		2002		2001
Item	PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%		PLN ‘000%
Tangible fixed assets	3,574	89.8%	2,780	87.4%	5,030	96.8%	4,623	96.3%	4,183	72.5%
Intangible fixed assets	399	10.2%	399	12.6%	167	3.2%	178	3.7%	1,586	27.5%
Total	3,973	100.0%	3,179	100.0%	5,197	100.0%	4,801	100.0%	5,769	100.0%

Source: Company.

The Issuer has not made any equity investments.

The Issuer’s investing activities were financed with own funds.

16.	Participation in Joint Ventures, Companies, Foundations and Associations

The Issuer is a member of the National Board of Spirits Processing at the Scientific and Technical Association of Food Industry Engineers and Technicians in Warsaw.

17.	Sponsoring and Charity

The Issuer’s business is subject to the restrictions provided for in the Alcoholism Prevention Act (Dz.U. of 2002, No. 147, item 1231, as amended). Therefore, the Issuer can carry out no promotional or marketing activities on a large scale, and its sponsoring and charity activities are limited to cash or non-cash donations that can be used for the purposes specified in the Polish Corporate Income Tax Act by associations, foundations and other institutions active in such fields as social care and charity, healthcare, welfare, professional and social rehabilitation of the disabled, education, physical culture and sports.

Particular donations are usually limited to the amounts of few hundreds to few thousands PLN.

The total amounts spent by the Issuer on sponsoring and charity were as follows:

in 2001—PLN 325 thousand,

in 2002—PLN 183 thousand,

in 2003—PLN 176 thousand,

in 2004—PLN 155 thousand.

18.	Loan, Borrowing, Surety and Guarantee Agreements, Promissory Notes and Other Material Liabilities

As at the date this Prospectus was updated, the Issuer was not a party to any material loan, borrowing, surety or guarantee agreement. The Issuer did not issue or guarantee any promissory notes either.

On December 16th 2004, a reduction of the Issuer’s share capital through the retirement of a part of Series B shares was entered into the Register of Entrepreneurs of the National Court Register. Accordingly, a provision for the Company’s liabilities related to the payment of compensation for the retired Series B shares of PLN 210 250 thousand is to be disclosed in the Issuer’s financial statements as at December 31st 2004. On January 5th 2005, the registration of the Issuer’s share capital reduction through the retirement of a part of Series B shares in the Register of Entrepreneurs of the National Court Register was announced in Monitor Sadowy i Gospodarczy No. 3/2005. The compensation for the retired Series B shares is planned to be paid in July 2005.

The Issuer has no liabilities arising under derivative or other financial instruments or under debt securities issued.

19.	Real Estate

Real estate situated at ul. Elewatorska 14 and 20 in Białystok, entered into the Land and Mortgage Register under entry No. KW 58897 (District Court of Białystok)

The Issuer is a perpetual usufructuary of a real estate with a total area of 7.8665 ha, situated at ul. Elewatorska 14 and 20 in Białystok. The real estate includes two lots: lot No. 15 with an area of 7.7691 ha, and lot No. 35/1 with an area of 0.0974 ha. The perpetual usufruct right to the abovementioned real estate was granted to the Issuer for the period until December 5th 2089.

The Issuer’s acquisition of the perpetual usufruct right to lot No. 15 was confirmed by operation of law by virtue of Decision No. GG.VIII.7228-33/120/91 of November 23rd 1992, issued by the Provincial Office of Białystok, Geodesy, Cartography and Land Management Division, authorised by the Province Governor. The perpetual usufruct right to lot No. 35/1 was acquired by the Issuer in 2001, under an agreement on transfer of the perpetual usufruct right to the lot.

The Issuer is the owner of the buildings and structures of the total area of 24,800 m2, situated on the real estate. The Issuer’s purchase of these buildings and structures was confirmed by operation of law by virtue of Decision No. GG.VIII.7228-33/120/91 of November 23rd 1992, issued by the Provincial Office of Białystok, Geodesy, Cartography and Land Management Division, authorised by the Governor.

The real estate is entered into the Land and Mortgage Register under entry No. KW 58897 maintained by the District Court of Białystok. The State Treasury is entered in Section II as the owner of the lots. Przedsie biorstwo Polmos Białystok Spółka Akcyjna is entered as the perpetual usufructuary of the land and as the owner of the buildings and structures situated therein. There are no entries in Sections III and IV. This property is not encumbered.

As at the date this Prospectus was updated, the Issuer’s real estate, i.e. lots No. 15 and No. 35/1, situated at ul. Elewatorska 14 and 20 in Białystok, are not covered with any land development plan. At present, there exists no specific land development plan for the part of Białystok where the lots are situated. The general land development plan for Białystok, effective until December 31st 2002, provided for the following classification of the area: “industrial and commercial areas which can be modernised, developed or reclassified, subject to limitation concerning introduction of particularly environmentally unfriendly and water or energy-consuming equipment”.

The real estate is significant to the Issuer’s business, since it is the location of the Issuer’s production facilities, including production buildings, warehouses, offices, and the siding line.

20.	Legal Proceedings

20.1.	Bankruptcy, Arrangement, Composition, Enforcement or Liquidation Proceedings Involving the Issuer

As at the date this Prospectus was updated, no bankruptcy, arrangement, composition, enforcement or liquidation proceedings involving the Issuer were pending.

20.2.	Proceedings to Which the Issuer is a Party

Proceedings not Concluded with a Court Ruling

As at the date this Prospectus was updated, the Company was a defendant in four litigations, neither of which was material for the Issuer’s business.

Bankruptcy and Arrangement Proceedings

Under seven bankruptcy and arrangement proceedings, the Issuer has filed claims which had not been enforced previously by way of litigation, in the total amount of approximately PLN 3.9m. Save for one claim, the value of any single claim under litigation does not exceed PLN 500 thousand:

Bankruptcy and arrangement proceedings in which the Issuer has filed a claim which had never been enforced previously by way of litigation, in excess of PLN 500,000

Claim amount	Debtor	Status of the case
PLN 3,263.2 thousand	PPHU Jarand Spółka Jawna of Kedzierzyn Kozle	After the District Court of Opole, V Commercial Division, announced the debtor’s bankruptcy by virtue of its decision of August 11th 2003, on September 2nd 2003, the Issuer filed a claim in the debtor’s bankruptcy proceedings. By January 2005, the bankruptcy administrator had conveyed PLN 100,000 to the Issuer towards repayment of the claim. Bankruptcy proceedings are pending.

In 19 bankruptcy and arrangement proceedings, the Issuer has filed claims which have been enforced previously by way of litigation, in the total amount of approximately PLN 13.6m. Four claims amount to more than PLN 500 thousand.

Bankruptcy and arrangement proceedings in which the Issuer’ has filed a claim which had been enforced previously by way of litigation, in excess of PLN 500 thousand

Date of court decision	Claim amount	Debtor	Status of the case
Apr 13 2000	PLN 660.9 thousand	Fabryka Maszyn Rolniczych Agromet-Mazowsze Sp. z o.o. of Ostrowia Mazowiecka guaranteed by a private individual

By virtue of decision of January 31st 2000, the District Court of Ostrołeka opened arrangement proceedings for Fabryka Maszyn Rolniczych Agromet-Mazowsze Sp. z o.o. The Issuer filed a promissory note claim in the debtor’s arrangement proceedings, however, no arrangement was concluded and the debtor was declared bankrupt by virtue of court decision of October 25th 2000. The Issuer filed its claim in the bankruptcy proceedings. Based on the information obtained on November 30th 2004 from the District Court of Ostrołeka, V Commercial Division, bankruptcy proceedings are still pending and, as at that date, no plan for the division of the bankrupt estate had been prepared.

The Issuer notified the Public Prosecutor’s Office of an offence against business committed by the guarantor of the promissory note (offence under Art. 300.2 et seq. of the Polish Criminal Code. On June 27th 2003, an indictment was filed with the court concerning the criminal case. Proceedings in the criminal case are pending. Currently, the files have been submitted to an expert witness specialised in financial settlements, who is to prepare an expert analysis by the end of March 2005.

Date of court decision	Claim amount	Debtor	Status of the case
Oct 23 2001	PLN 928.5 thousand	WERSAL SA of Łancut, guarantors

The Issuer secured an order for payment of claims issued against the debtor and the guarantors. By virtue of decision of February 19th 2002, the District Court of Rzeszów announced the debtor’s bankruptcy. On March 18th 2002, the Issuer filed a claim in the debtor’s bankruptcy proceedings. Currently, the bankruptcy proceedings are pending and the Issuer has not received any funds in satisfaction of the filed claim.

A partial plan for the division of the bankruptcy estate, prepared by court, partially accounts only for class II a and II b claims (the Issuer’s claim is a VI class claim).

Enforcement proceedings instigated against the guarantors of the above claim proved ineffective because the entire estate of the debtors/guarantors was secured by the District Public Prosecutor’s Office in Rzeszów. An indictment was filed against the debtors to the Regional Court of Rzeszów (offence under Art. 286.1 of the Polish Criminal Code). Currently, criminal proceedings are suspended. On October 14th 2003, the Issuer filed a petition for the court to order the defendants to redress the damages.

Jul 2 2002	PLN 705.7 thousand	RABIS-MARKET ALKOHOLE Sp. z o.o. of Radom	After the Regional Court of Białystok issued an order for payment of the Issuer’s claims, the District Court of Radom declared the debtor bankrupt. On June 25th 2001, the Issuer filed a claim in the debtor’s bankruptcy proceedings. The claim is secured with a registered pledge. Bankruptcy proceedings are pending, nevertheless on August 18th 2003, the bankruptcy administrator transferred PLN 222.9 thousand to the Issuer.

Jun 26 2001	PLN 1,333.2 thousand	ROP-POL Sp. z o.o. of Wrocław Guarantors: private individuals	On October 2nd 2002, the District Court of Wrocław, VIII Commercial Division, declared the debtor bankrupt and concurrently dismissed an arrangement petition. On May 24th 2002, the Issuer filed a claim in the debtor’s bankruptcy proceedings. In December2004, the bankruptcy administrator transferred PLN 246.8 thousand from the bankrupt’s estate to the Issuer. Bankruptcy proceedings are pending. Enforcement proceedings against the guarantors proved ineffective, however the enforcement proceedings are still pending.

Date of court decision	Claim amount	Debtor	Status of the case
Jan 24 2003	PLN 7,866.2 thousand	ALKOHOLE FG SA of Lublin, Gloria SA, Gloria Sp. z o.o., guarantors	After the Issuer secured an order for payment and submitted the case to enforcement proceedings, on August 17th 2003, the District Court of Lublin declared the debtor bankrupt. Concurrently with the bankruptcy proceedings, enforcement proceedings are also pending in Lublin, Katowice and Gliwice against the guarantors. On July 1st 2003, the Issuer submitted information on an offence being committed by the principal debtor and the guarantors (Art. 300 and Art. 301.3 of the Polish Criminal Code), as the Issuer believes that they acted with a view to selling off the assets and frustrating the enforcement of court decisions. The current investigation is supervised by the District Public Prosecutor’s Office of Białystok. Since January 2004, the investigation has been overseen by the Public Prosecutor’s Office of Appeal, Organised Crime Division. According to information available to the Issuer, the debtor has very large liabilities outstanding towards other Polmos companies and banks. The claim of up to PLN 7,000 thousand filed by the Issuer in the bankruptcy proceedings is secured with a registered pledge. Furthermore, in order to secure its claims, on November 30th 2003, the Issuer entered a compulsory mortgage in the Land and Mortgage Register maintained for real estate located in Gliwice, representing the joint property of private individuals – guarantors of the promissory note issued by the debtor. A petition was filed with a court enforcement officer to provide a description and valuation of the real estate and to make an entry on enforcement proceedings in the Land and Mortgage Register. Bankruptcy proceedings are pending.

Proceedings Closed with a Court Decision—Currently Under Enforcement

In several dozens enforcement proceedings (closed with court decisions, currently under enforcement), the Company has filed claims for the total value of approximately PLN 22m. In a prevailing number of the cases, the value of litigation in ranges from PLN 100 thousand to PLN 500 thousand. A dozen or so cases concern principal claims of up to PLN 50 thousand. Several enforcement proceedings relate to enforcement of claims ranging from PLN 500 thousand to PLN 1m. In four cases, the subject of litigation exceeds PLN 1m.

Proceedings closed with a court decision (currently under enforcement)—value of litigation in excess of PLN 500 thousand
Date of court decision	Estimated value of the litigation (including principal claim, and costs of court proceedings and legal representation)	Debtor	Status of the case
Sep 7 2000 Mar 7 2002	PLN 909.8 thousand	ALK-POL Sp. z o.o. of Suwałki Guarantors—private individuals	The enforcement proceedings are conducted by a court enforcement officer in Suwałki. The Issuer’s claim has been secured with a compulsory mortgage established on the debtor’s real estate in Suwałki. Based on a prepared valuation, the real estate is worth approximately PLN 940 thousand. Despite the fact that two auctions have already been organised, the real estate was not sold as there were no buyers. On February 14th 2005, the Issuer requested the court enforcement officer to put the real estate in Suwałki up for another auction. Small amounts are regularly being recovered under the enforcement proceedings. The court enforcement officer has seized the debtor’s claims, including rent payments. The guarantor’s real estate was auctioned off and upon the division of the proceeds from its sale, the Issuer received approximately PLN 6 thousand. The debtor also has liabilities outstanding towards other Polmos companies and the Social Security Authority (ZUS).

Sep 9 1999	PLN 585.2 thousand	HERES Sp. z o.o. of Kebłów Nowy Guarantors—private individuals	The enforcement proceedings are conducted by a court enforcement officer in Wejherowo. The officer has seized the guarantors’ salaries. The debtor’s real estate, on which the Issuer established a mortgage, was sold in an auction. So far, the court has not prepared a plan for division of the proceeds from the sale of the debtors’ real estate (sold for PLN 37.8 thousand).

Date of court decision	Estimated value of the litigation (including principal claim, and costs of court proceedings and legal representation)	Debtor	Status of the case
May 21 2001	PLN 630.3 thousand	PHU Zbigniew Andrzejewski	The enforcement proceedings are conducted by a court enforcement officer in Katowice. The debtor’s flat was auctioned off, however, due to the large number of writs of enforcement held by the court enforcement officer, only a fairly small portion of the proceeds was recovered by the Issuer. Thus, the outcome of the enforcement proceedings is unlikely to be favourable for the Issuer.

May 26 1999	PLN 514.3 thousand	SELCO Sp. z o.o. of Warsaw, guarantor	The enforcement proceedings conducted by a court enforcement officer in Sanok were discontinued after the debtor’s warehouse was sold in an auction. A mortgage was established on the guarantor’s real estate located in Warsaw as additional security for the Issuer’s claims. Enforcement proceedings pending against the guarantor in Warsaw were suspended since a portion of the debt was voluntarily repaid.

Apr 23 2001	PLN 545.6 thousand	ZHTU J. Slowik of Zywiec	The enforcement proceedings are conducted by a court enforcement officer in Zywiec. According to information available to the Issuer, the debtor has sizeable liabilities outstanding towards other creditors and the State Treasury.

Since enforcement of the court decision was initiated at the same time as enforcement of an administrative decision, the District Court of Zywiec, by virtue of decision of September 30th 2002, appointed a tax enforcement officer to continue the enforcement proceedings.

On March 29th 2002, the Issuer entered a mortgage into two Land and Mortgage Registers maintained for the debtor’s real estate. Enforcement proceedings were instigated against the debtors’ real estate.

Date of court decision	Estimated value of the litigation (including principal claim, and costs of court proceedings and legal representation)	Debtor	Status of the case
Oct 17 2001	PLN 984.1 thousand	Hurtownia Alkoholi CHESTER of Nowy Targ	On January 23rd 2002, the Issuer filed an enforcement petition to a court enforcement officer in Nowy Targ. The officer discontinued the proceedings. The Issuer appealed against the officer’s decision to the District Court of Nowy Targ. So far, the case has not been resolved.

Nov 8 2004	PLN 4,291.8 thousand	MADROPOL Barbara Marciniak, Miroslaw Marciniak Spólka jawna of Kraków	The case has been submitted to enforcement proceedings. The enforcement proceedings are conducted by a court enforcement officer in Kraków. The Issuer’s claims are secured with a mortgage established on the debtors’ real estate.

Mar 15 2002	PLN 3,061.7 thousand	Dystrybucja Alkoholi Sp. z o.o. of Zielonka 11 guarantors

In addition to the issuer of the promissory note—Dystrybucja Alkoholi Sp. z o.o.—the court decision lists 11 guarantors as defendants jointly liable for payment of the claim sought by the Issuer.

The case has been submitted to enforcement proceedings. Court enforcement officers have made a partial payment towards the claim. Now the claim is also being enforced against the debtor’s real estate. A petition was filed to enter a compulsory mortgage in the Land and Mortgage Register maintained for real estate located in Tychy owned by one of the debtors, and enforcement has commenced against that real estate.

Nov 29 2004	PLN 527.8 thousand	AGNI-LAND Piechocki Jerzy—Steszew Skrzynki	On January 5th 2004, the case was submitted to enforcement proceedings to a court enforcement officer in Grodzisk Wielkopolski.

Date of court decision	Estimated value of the litigation (including principal claim, and costs of court proceedings and legal representation)	Debtor	Status of the case
Sep 16 1998	PLN 1,458.3 thousand	KOTON Frymark i Królewicz Spólka Cywilna of Gdynia

The enforced claim is secured with a compulsory mortgage established on the debtors’ real estate. The enforcement proceedings have been conducted by a court enforcement officer since May 26th 1999. The valuation of the real estate was challenged by the debtors, and so far the enforcement proceedings have not been completed. It will be possible to put the real estate up for auction only after the closing of proceedings relating to the challenged valuation pending before a court in Gdynia. The Issuer has moved to the President of the District Court of Gdynia and to the President of the Court of Appeal of Gdynia to supervise the case.

In 2002, the Issuer moved to the court to establish a new bankruptcy administrator for the debtors’ real estate. The court imposed an obligation on the administrator to submit financial information on the performed actions. To date, the enforcement files remain at the court as the debtors challenged the decisions issued by the court in the enforcement proceedings and moved for exemption from court costs—in connection with the completion of valuation.

Mar 4 2002	PLN 1,171.7 thousand	PHU—Andrzej Chmielewski	The debtor has sizeable liabilities outstanding towards other Polmos companies and is not conducting any business at present. At first, the case was not submitted to enforcement proceedings because steps taken by a collections agency to collect the claims to the order of the Issuer had no effect and the debtor established a new company based on his former business (debtor’s legal successor—Chmiel Sp. z o.o. of Małkinia).

Date of court decision	Estimated value of the litigation (including principal claim, and costs of court proceedings and legal representation)	Debtor	Status of the case
The Issuer moved to the court to issue a writ of enforcement against the debtor’s legal successor by way of the procedure provided for in Art. 788 of the Polish Code of Civil Procedure. After it was issued in August 2002, enforcement proceedings were instigated against the debtor’s legal successor. On December 1st 2003, the creditor entered a compulsory mortgage on the debtor’s real estate located in Pilchy near Pisz. The court enforcement officer commenced enforcement proceedings against the debtor’s real estate located in Pilchy near Pisz and in Małkinia.

Proceedings under the Labour Law

As at the date this Prospectus was updated, the Issuer was not a party to any proceedings under the labour law.

Disputes over the Company’s Trademarks

Absolut-Absolwent Case (the US)—Settlement

Before the United States District Court, Northern District of Illinois, Eastern Branch, a court dispute was pending. In the dispute, the Issuer was sued by V&S Vin&Spirit Aktiebolag—producer of the Absolut vodka—for infringement upon the Absolut trademark through the production and sale of the Absolwent vodka. In this dispute, the parties concluded a pre-court settlement approved by the court. In the Issuer’s opinion, the terms of the settlement are favourable. The detailed provisions of the settlement are covered by a non-disclosure clause and have been withheld from publication.

Dispute with Underberg AG concerning registration of the bottle with a sweetgrass blade three-dimensional mark in Germany (Reg. No. 2 913 007)

Underberg AG, the main importer of Grasovka, produced by the Issuer, registered the the bottle with a sweetgrass blade trademark in Germany without the consent of the trademark’s owners. Upon the request of Agros Holding SA filed at the time when this company still owned majority of international registration rights to the Zubrówka-family of trademarks, the German Patent Office cancelled the contested registration. Underberg AG appealed against this decision, and the case is pending. After acquiring the registration rights to the Zubrówka-family of trademarks, the Issuer filed its own request to cancel the registration made for the benefit of Underberg AG, but the proceedings are suspended until the Underberg AG—Agros Holding SA dispute is finally settled.

Dispute with Underberg AG concerning registration of the the bottle with a sweetgrass blade trademark (OHIM)

Underberg AG applied for registration of the bottle with a sweetgrass blade trademark to the OHIM (Office for Harmonisation in the Internal Market), Alicante, without the Issuer’s consent. The Issuer appealed against this application on the grounds of the same registration made earlier in France. The Issuer expects that, given the arguments presented, the appeal should be granted in accordance with the European Union’s regulations on community trademarks (CTM). An alternative solution may be an agreement between the Issuer and Underberg AG on transfer of rights under the application to the Issuer and registration of the trademark in question for the benefit of the Issuer. Upon request of Underberg AG, the proceedings have been suspended due to the negotiations being held between the parties on the Grasovka trademark. The suspension period may be prolonged many times for further two months, at the request by either party and with the consent of the other.

Information on the Procedure of Examining Motions to Cancel Registration of the Zubrówka Wordmark Filed in Austria, Germany and Denmark

The Patent Offices of Austria, Denmark and Germany cancelled the Issuer’s registrations of the Zubrówka wordmark, on the basis of relevant motions filed by Simex Gmbh&co KG and Spirits International NV, holders of rights under registration of the Zubrovka, Zubrovka Russian Vodka and Zubrovka Moskovskaya Vodka wordmarks. The Issuer’s appeals were dismissed. In these countries, the Zubrówka trademark is protected under national registrations of word and graphic marks.

Information on the Procedure of Examining the Application for Registration of the Zubrówka Word and Graphic Mark before the OHIM, Alicante

Under an agreement with Pernod Ricard SA, the Issuer took over the registration application for the Zubrówka word and graphic mark submitted to the OHIM, Alicante (CTM registration). The application was appealed against by Simex Gmbh&co KG of Jülich, Germany (citing its registrations of the Zubrovka and Moskovskaya Zubrovka marks in Germany) and Spirits International NV of Willemstad, Curacai, Dutch Antilles (citing its registration of the Zubrovka Russian Vodka mark. In the first proceedings the OHIM accepted the arguments of the appealing parties and rejected the Issuer’s application. In the appeals procedure, Simex withdrew its appeal. However, upon completion of the appeals proceedings, the OHIM issued another decision recognizing the rights of Spirits International NV and rejected the Issuer’s application.

It must be noted that CTM registration at the OHIM, Alicante, provides additional legal protection to a given trademark in all EU Member States, irrespectively of the protection ensured by national registrations. National trademark is protected exclusively in the country of its registration (individual state). The Issuer notes that it seeks to have its trademarks registered with the OHIM so that they receive additional uniform protection throughout the European Union. Failure to obtain CTM registration for the Zubrówka trademark does not cause deprivation of protection in the EU member states. The Issuer holds rights under national registrations of its trademarks in selected member states of the European Union.

Dispute with Fabryka Wódek Polmos Łancut SA of Łancut concerning registration of the Wisent trademark with the Polish Patent Office

Fabryka Wódek Polmos Łancut SA of Łancut, Poland, registered the trademark of Wisent with a grass blade in a bottle with the Polish Patent Office. The Issuer believes that the registration is in breach of the Issuer’s rights under the registrations of the bottle with a sweetgrass blade and Zubrówka—bottle with a sweetgrass blade and Label marks. In the Issuer’s opinion, Polmos Łancut SA is liable for unfair competition by placing grass blades in Wisent vodka bottles and advertising the product on the Internet as Zubrówka.

The Issuer moved to the Polish Patent Office to cancel the registration of Wisent. The Presiding Commission of the Polish Patent Office issued a decision cancelling the registration of the Wisent trademark in the part concerning the bottle with a grass blade, but upheld the part relating to the label. The Issuer appealed against this decision to the Provincial Administrative Court of Warsaw and moved for cancelling the registration of the trademark in full pointing to the violation of procedure. The case is pending. The Issuer also instituted legal proceedings against Fabryka Wódek Polmos Łancut SA concerning violation of the registration rights to the Zubrówka trademark and unfair competition practices. The court suspended the proceedings until the Polish Patent Office reaches its decision. Following the referral of the case by the Issuer to the Supreme Administrative Court the case is still suspended.

Dispute with Fabryka Wódek Polmos Łancut SA of Łancut concerning Zielóny Zubr and Zielony Zubrzyk trademarks

Fabryka Wódek Polmos Łancut SA of Lancut submitted for registration Zielony Zubr and Zielony Zubrzyk trademarks to the Polish Patent Office, which was challenged by the Issuer. The Patent Office disregarded the objection and registered the trademarks. Zielony Zubr was brought to the market (flavour and look similar to Zubrówka), but its production has been discontinued. Polmos Łancut SA is willing to sell the contested trademarks (including the Wisent trademark); therefore, negotiations will be held with a view to settling the dispute amicably.

Possible dispute with Polmos Lublin SA concerning the Zubr vodka

Lubelskie Zakłady Przemysłu Spirytusowego Polmos SA of Lublin launched a white vodka named Zubr. The Issuer filed an objection against the infringement of its trademark rights.

Dispute over the Zytniówka Czysta Wódka trademark

Proceedings concerning cancellation of the Issuer’s Zytniówka Czysta Wódka trademark, registration No. R-134856, are pending before the Polish Patent Office. The motion was filed by:

1. Polmos Zyrardów Sp. z o.o.—owner of the Czysta Wódka trademarks (R-64902, R-64903, R-64904),

2. Slaska Wytwórnia Wódek Gatunkowych Polmos SA of Bielsko-Biała—owner of the Extra Zytnia trademark (R-72366).

In the course of the proceedings the motion of Polmos Zyrardów Sp. z o.o. was withdrawn. The other motion is upheld. The case is pending before the Polish Patent Office.

20.3.	Proceedings before Administration Authorities in Connection with Activities Conducted by the Issuer

As at the date this Prospectus was updated, no proceedings were pending before administration authorities in connection with activities conducted by the Issuer, whose outcome has or may have a material effect on the Issuer’s business.

21.	Compliance with Environmental Protection Regulations

As at the date this Prospectus was updated, the Issuer was in full compliance with all its obligations under the applicable environmental protection regulations. The Issuer attaches due importance to environmental protection and observes the relevant legal norms. The implementation of ISO 14001 Environmental Management Standard is also to serve this purpose.

Pursuant to the provisions of the Polish Waste Act, the Issuer maintains records of waste produced and disposed of. The Company does not exceed the annual limit for produced waste. No waste is stored on the Company’s premises. The Company performs selective collection of packaging and post-production waste, scrap steel and plastics. The collected waste is transferred or sold to external customers.

With regard to disposal and utilisation of hazardous waste, the Issuer cooperates with ABBA—Ekomed Sp. z o.o. and Separator Service Sp. z o.o., which hold relevant permits for performing services under the agreements concluded.

Municipal and sanitary waste from the Company’s premises is collected by Przedsiebiorstwo Usługowo Handlowe MPO Sp. z o.o. MPO holds a permit for collection and transport of municipal waste.

The Issuer discharges post-production sewage to the municipal sewage system under an agreement with Wodociagi Białostockie Sp. z o.o. of Białystok. The post-production sewage discharged by the Issuer to the municipal sewage system meets the parameters specified in the agreement with Wodociagi Białostockie Sp. z o.o.

The sanitary sewage is discharged directly to the municipal sewage system. After treatment in a separator, storm water from the Issuer’s premises is discharged to the Horodnianka River.

The main source of emissions to the atmospheric air is the Company’s boiler plant. Emissions are also caused by use of fuels in combustion engines operated by the Issuer (road vehicles, machines, railway vehicles). The emissions measurements at the Company’s boiler plants are performed twice a year. They revealed no breach of the emission limits.

The Issuer does not pay product fees. To ensure compliance with the obligations concerning packaging waste recycling and product fee payment imposed on businesses under the Product Fee Act, the Issuer entered into an agreement with EKO-PUNKT Organizacja Odzysku SA, which agreed to assume the Issuer’s obligations under the Product Fee Act. For a detailed description of the agreement, see Section 10.4. (ii) of Chapter V of this Prospectus.

The Issuer is not, and has not been, a party to any proceedings concerning violation of environmental protection regulations. Nor have any penalties or charges been imposed on the Issuer in connection with any violation of such regulations.

CHAPTER VI—MANAGEMENT’S DISCUSSION AND ANALYSIS

1.	Management of Financial Resources

The assessment of the financial standing of the Issuer, contained in this section, was based on the financial statements of the Issuer for 2001–2004 and the period January–September 2004, contained in Chapter VIII of this Prospectus.

Item	Definition	2004	I-IX 2004	2003	2002	2001
Liquidity ratios
Current ratio	Current assets/Current liabilities	1.16	3.12	2.76	2.74	2.36
Quick ratio	(Current assets—Stock)/Current liabilities	1.12	2.98	2.65	2.60	2.23
Net working capital (PLN ‘000)	Current assets—Current liabilities	56,173	247,079	206,912	178,156	171,219

Profitability ratios
Operating margin	Operating profit/Sales revenue	7.4%	6.7%	5.6%	6.1%	3.8%
Gross margin	Pre-tax profit/Sales revenue	8.2%	8.3%	6.6%	7.3%	5.0%
Net margin	Net profit/ Sales revenue	5.6%	5.6%	3.8%	4.5%	3.1%
Return on assets	Net profit/Total assets (average in the period)	15.3%	15.3%	9.7%	13.4%	11.1%
Return on equity	Net profit/Shareholders’ equity (average in the period)	38.8%	23.3%	14.9%	22.1%	20.4%

Financing structure ratios
Debt/assets ratio	Liabilities and provisions for liabilities/Total assets	0.83	0.33	0.35	0.35	0.44
Debt/equity ratio	Liabilities and provisions for liabilities/ Shareholders’ equity	4.91	0.50	0.54	0.54	0.78

Note: Return on assets and return on equity are computed for average values while the other ratios—for end-of-period values. Return on assets and return on equity for the period January—September 2004 were rendered comparable with the ratios for full calendar years by dividing the fraction’s denominator by 4/3.

The liquidity ratios for 2001–2003 and the period January–September 2004 were very high, which indicates certain excessive liquidity, resulting from the policy of retaining a majority of net profit. Therefore the Minister of State Treasury resolved to retire a part of the shares and pay to the State Treasury compensation on this account with a view to restoring the appropriate structure of the Company’s capital and assets.

In mid-2005 the compensation of PLN 210,250 thousand is to be paid to the State Treasury in connection with the retirement of the shares resulting from a reduction in the Issuer’s share capital effected pursuant to a resolution on a reduction of the Issuer’s share capital from PLN 169,000 thousand to PLN 119,000 thousand, adopted by the Issuer’s Extraordinary General Shareholders Meeting on August 18th 2004.

The balance sheet as at the end of December 2004 shows the Issuer’s liability towards the State Treasury as a shareholder entitled to a compensation in connection with the retired shares; therefore, the Issuer’s financial liquidity ratios were significantly lower than in the previous years but not below the level considered acceptable in the specialist literature.

Profitability ratios are high, especially when judged against the background of the entire spirits industry.

The values of the financing structure ratios, which had been very low up until September 2004, increased dramatically as a result of posting in the Company’s books of the liability connected with the retirement of the shares. However, due to an exceptionally high level of liquid assets held by Polmos Białystok, which significantly exceed the value of the outstanding liabilities, there is no threat that the Issuer fails to meet its liabilities in a timely manner.

2.	Factors and Unusual Events Material to the Issuer’s Operating Results

2.1.	Lower Excise Tax Rate in 2002

In October 2002, the spirits excise tax rate was reduced by 30%. The reduction brought about a number of changes to the sales results disclosed by the Company and to the actual volume and structure of the products sold.

Firstly, the reduced excise tax rate resulted in a lower revenue on sales of products disclosed in the Issuer’s financial statements, as it includes the excise tax. The financial statements show a drop of sales revenue from PLN 1,028,610 thousand (2002) to PLN 970,138 thousand (2003), i.e. by 5.7%. After the 2002 sales revenue is rendered comparable to the 2003 sales revenue by eliminating the difference in the excise tax rates, the sales revenue is higher by 12.3%

From the perspective of the Issuer’s operating results, the main effect of the lower excise tax was a reduction of the product prices, which resulted in a significant increase in the domestic demand for spirits from legal sources. The increase in the demand was particularly strong in the inexpensive spirits segment. Hence, in view of an increase in the Issuer’s sales revenue (net of the excise tax) in 2003 by 7.3% as compared with 2002 and by 15.7% as compared with 2001, the share of the cheapest product (Ludowa) in the domestic sales grew from 0.6% (2001) to 10.7% (2003) in terms of quantity.

2.2.	Financial Income

Given the high level of free liquid assets available in the recent years, the Issuer achieved significant financial income on disposal or revaluation of securities (treasury bills and bonds), as well as interest income on deposits. The Issuer’s financial income amounted to PLN 17,322 thousand in 2001, PLN 13,184 thousand in 2002, PLN 10,786 thousand in 2003 and PLN 19,111 thousand in 2004.

2.3.	Financial Situation of Some Distributors

Financial condition of some distributors is not good, which translates into problems with the collection of trade accounts receivable. As at the end of 2001, 2002, 2003 and 2004, the provisions for liabilities stood at PLN 38,919 thousand, PLN 44,947 thousand, PLN 60,025 thousand and PLN 50,146 thousand, respectively.

2.4.	Amendment to the Polish Accountancy Act

The coming into force of the amended Polish Accountancy Act and the uniform presentation of the Issuer’s financial statements in this Prospectus resulted in differences between the comparable financial data disclosed in Chapter VIII of this Prospectus and the data contained in the Issuer’s financial statements for 2001.

In terms of the Issuer’s financial results, the key change was the setting up of a provision for jubilee awards of PLN 9,947 thousand in the balance sheet as at the end of 2001, the disclosure of deferred tax assets of PLN 8,755 thousand and of the adjustment to the retained profit brought forward in the amount of PLN 8,925 thousand, relating mainly to the said provision and discounts. For a detailed description of the adjustments made to ensure data comparability see Note 60 to the financial statements, contained in Section 1.4 of Chapter VIII of this Prospectus.

2.5.	Provision for Discounts

Starting from the 2002 closing balance, the Issuer has disclosed provisions for discounts in the financial statements. Therefore, the value of the provisions disclosed in the Company’s balance sheet has roughly doubled in 2002, while the Issuer’s operating profit for 2002 fell by PLN 7,110 thousand, due to other operating expenses being higher by the amount of the created provision. For the sake of comparability, the PLN 5,021 thousand provision for discounts was also disclosed in the financial statements as at December 31st 2001.

2.6.	Reduction of the Share Capital and Retirement of a Portion of the Issuer Shares

On August 18th 2004, the Issuer’s Extraordinary General Shareholders Meeting adopted a resolution on a reduction in the share capital from PLN 169,000 thousand to PLN 119,000 thousand. Pursuant to the resolution the State Treasury is entitled to a compensation of PLN 210,250 thousand in connection with the retired shares.

Therefore, the Company’s balance sheet as at December 31st 2004 shows the Issuer’s liability towards the State Treasury as a shareholder, which should be settled in July 2005. This resulted in a significant increase in short-term liabilities relative to the balance as at September 2004.

At the same time, in connection with the above, the Issuer’s total shareholders’ equity fell by 210,250 thousand, i.e. by the amount equal to the compensation due to the State Treasury. A reduction of the Issuer’s shareholders’ equity relative to the balance before the registration of the share capital reduction was disclosed under the “share capital”—reduction from PLN 169,000 thousand to PLN 119,000 thousand, and under “loss brought forward”—in the amount of PLN 160,250 thousand, equal to the excess of the acquisition price over the par value of the retired treasury shares.

3.	Changes in the Business Activities of the Issuer from the Date of the Most Recent Financial Statements contained in this Prospectus to the Date of this Prospectus Update

As of January 1st 2005, the spirits excise tax increased by 3.4%. The Issuer increased its products’ prices at a similar rate, which may result in a reduced demand for its products as compared with the previous year. However, the effects of the new price list on the sales volume cannot be assessed until after the second quarter; the first quarter of 2005 does not constitute sound basis for comparisons as it was not a typical period. The Q1 sales were slightly higher than in the first quarter of 2004, partly as a result of processing orders placed in December 2004 and good sales volume in March (connected with the oncoming Easter). The lower sales in February resulted probably from a record-breaking turnover at the end of 2004 and at the beginning of 2005. Thus, it is the next quarters that will show how far the change in demand, if any, was affected by the higher prices.

No changes occurred in the direction of the Issuer’s business activities from the date of the most recent financial statements contained in this Prospectus to the date of this Prospectus update other than described above, and no material changes took place in the level of production, sales, stock, orders, costs, and selling prices.

4.	Factors with a Material Bearing on the Issuer’s Development and Development Prospects

4.1.	External Factors

4.1.1.	Macroeconomic Situation and State Fiscal Policy

The fiscal policy of the state depends on the macroeconomic situation, and in particular on the scope of the budget deficit. The key factor for the Issuer’s business is the government’s policy concerning the rates of the excise tax on spirits. A possible increase in the excise tax rate may adversely affect the demand for the Issuer’s products in the event the Issuer decides to raise the prices, or may reduce the profitability of the Issuer’s business if the Issuer does not fully transfer the higher excise tax onto its prices.

4.1.2.	Growing Competition

The spirits industry is characterised by a growing competition on the part of private entities which either started their production in new plants, or are modernising and restructuring privatised, former state-owned enterprises which belonged to the Polmos Union. The price competition is especially strong in the segment of the cheapest vodkas. This forces the Issuer to take measures aimed at enhancing attractiveness and diversification of its products.

4.1.3.	Unfair Competition

A significant part of the supply on the Polish spirits market comes from illegal sources, i.e. from illegal imports or illegal production of alcohol evading excise tax. The share of illegal sources in the total supplies depends on the excise tax rates and it increases in proportion to the growth of these rates. A possible increase in the excise tax may indirectly expose the Issuer to a growing competition on the part of the entities engaged in illegal trade in alcohol.

Unfair competition also takes the form of attempts to market products of other manufacturers which infringe the Issuer’s registered trademarks. The measures which the Issuer is forced to take in order to prevent sale of fake products as its brands entail additional costs.

4.1.4.	Situation in the Segment of Alcohol Distribution

The financial standing of some of the entities active in the segment of the wholesale and retail sale of alcoholic beverages is rather poor. The Polish spirits market does not have the potential to accommodate the excessive number of unprofitable wholesalers and retailers of alcoholic beverages, which results in problems with uncollectible accounts.

Weaker players go bankrupt or are taken over by stronger ones. There is a consolidation and concentration tendency in the segment of alcohol distribution, which, on the one hand, increases the safety of trade, but on the other, affects the Issuer in a negative way by strengthening the negotiating position of its main customers as regards the terms of supplies.

4.1.5.	Change of the Wealth of the Polish Population

It is difficult to say whether the economic revival in Poland is to last or whether the high budget deficit will lead to an increase in taxes, adversely affecting the business environment and the pace of the economic growth. The Issuer’s revenue depends on the amount and the purchasing power of the Poles’ incomes. The Issuer, as the producer of alcoholic beverages mainly from the medium price segment, is particularly sensitive to changes of the wealth of its customers, who may choose the products either from the popular segment or opt for illegal sources.

4.1.6.	Changes in the Pattern of Alcohol Consumption

The increasing wealth of the Polish population and the influence of cultural patterns which come from more developed countries affect the pattern of alcohol consumption in Poland. While the consumption of strong spirits is gradually decreasing, the consumption of wine, beer and low alcohol-content beverages is growing, especially among younger consumers. These trends are likely to continue in the years to come.

4.1.7.	Liberalisation of Trade after Poland’s Accession to the European Union

Poland’s accession to the European Union entailed liberalisation of regulations on the import of alcohol by individuals, abolition of customs duties on imported spirits, and liberalisation of capital flows between the EU member states. Although so far no increase in competition from of foreign entities has been observed, such an increase is likely to occur in the future. Nevertheless, opening of the market provides new export expansion opportunities for the Company.

4.1.8.	Złoty Exchange Rate

The strengthening of the złoty in relation to the euro and the U.S. dollar adversely affects the profitability of exports of the Issuer’s products. Possible future fluctuations of the exchange rates will influence the prices of exported products and profitability of exports.

4.2.	Internal Factors

4.2.1.	Market Position and Brand Recognition

For a number of years, the Company has enjoyed a leading position on the Polish spirits market. Two of the Issuer’s products are the most popular brands in their respective segments. These are Absolwent, white spirits brand, and Zubrówka, a flavoured vodka, leading in terms of both market share and brand recognition.

4.2.2.	Cost Advantage over Competition

Thanks to its market position, the Company may implement its strategy of cost leadership. The strategic low-cost position allows the Company to achieve an edge over existing competitors—thanks to the possibility of selling the products at low prices, and over emerging competitive companies—by creating higher entry barriers. It also strengthens the Company’s position in relations with customers by giving it greater flexibility in negotiations, and in relations with suppliers, as the Company can negotiate lower prices of supplies thanks to the large scale of production.

4.2.3.	Developed Distribution Network. Good Relations with Customers

The Issuer cooperates with several dozen of wholesalers, including the largest market players, which ensures access to their nationwide distribution networks. Maintaining good relations with the customers and ensuring extensive availability of the Issuer’s products are the responsibility of the Company’s merchandisers. By offering each customer an individual approach, the Issuer strengthens customer loyalty.

4.2.4.	High Quality Products

The Products offered by the Issuer are of a high quality. The enhancement of ISO 9001:2000 system and implementation of HACCP system (for ensuring food safety) attest to the Issuer’s care for the quality of its products.

The high quality of the Issuer’s products has been also confirmed by numerous prizes received at domestic and international fairs and expositions and in various contests.

4.2.5.	Very Good Financial Standing

Thanks to its particularly good financial standing, the Issuer is able to finance its investment plans, development of new products and expansion on new markets with its own funds, despite the compensation for the retirement of shares which is to be paid in July 2005, as referred to in Section 1 of this Chapter.

4.2.6.	State-of-the-Art Machine Park

Thanks to the continuous modernisation of its production assets, the Issuer has a state-of-the-art machine park and uses world class technologies. These assets enable the Company to increase its economic effectiveness and improve the quality of its products.

4.2.7.	Export Potential

The Zubrówka trademark has been registered in approximately 140 countries. The brand is well known on the foreign markets, especially in Western Europe and in Japan. The potential of this brand has not been exploited to a sufficient degree yet.

4.2.8.	Human Resources

The Issuer has an experienced and highly qualified management team and a stable, loyal staff. During the periods of seasonal demand growth, the Company employs additional workforce under employment contracts for a specified period, thus preventing overemployment on a permanent basis.

4.3.	Issuer’s Development Prospects

The strong market position, perfect financial standing and a sound material and human resources potential of the Company, all account for its positive development prospects. Despite growing competition, Polmos Białystok is very likely to maintain the leading position on the Polish market. According to the Issuer’s Executive Board, there are no material threats to the Company’s future.

The factor which may somehow adversely affect the volume and profitability of sales is the increase of the excise tax rate from the beginning of 2005, and possible future changes in this tax, resulting, for example, from the need to balance the state budget. Strengthening of the customers’ negotiating position and pricing pressure from competitors may also make it difficult to further improve the Company’s financial results.

It is worth to note, though, that the rates of the excise tax on spirits in Poland are twofold higher than the minimum EU excise tax rates, and the plans to standardise the excise tax in all the EU Member States may lead to the reduction of the excise tax on spirits in Poland, which would probably positively influence the demand size.

According to the Issuer’s Executive Board, the current and planned initiatives related to the development of the sales and marketing system, modernisation of the machine park and introduction of new products create favourable conditions for maintaining positive trends in domestic and export sales in the years to come.

5.	Issuer’s Expectations as to Factors with a Bearing on the Issuer’s Results until December 31st 2005

5.1.	Increase in Excise Tax

A development of particular importance to the Issuer’s business may be a change in excise tax on alcoholic beverages. A possible increase in the excise tax rate at the beginning of 2005 may adversely affect the demand for the Issuer’s products in the event the Issuer decides to raise its prices, or may reduce the profitability of the Issuer’s business if the Issuer does not fully transfer the higher excise tax onto its prices.

5.2.	Payment of Compensation for Retirement of Shares

On December 16th 2004, by virtue of Registry Court’s decision, a reduction of the Issuer’s share capital, from PLN 169,000 thousand to PLN 119,000 thousand, was registered in the Register of Entrepreneurs at the National Court Register. The share capital was reduced following the retirement of 5,000,000 Series B Shares pursuant to the resolution of the Issuer’s Extraordinary General Shareholders Meeting, dated August 18th 2004. Compensation due for the retired shares totals PLN 210,250 thousand. The Issuer’s share capital was reduced in accordance with the provisions of Art. 456 of the Polish Companies Act. Thus, compensation will be paid to the shareholder—the State Treasury—most likely in July 2005. Payment of the compensation should not be detrimental to the Issuer’s overall financial standing, nevertheless, it will cause a drop in the Company’s financial income in H2 2005 as compared with the analogous period of 2004.

6.	Development Strategy and Planned Investments

In its operations POLMOS Białystok SA is guided by the needs of its customers, care for its employees, and shareholders’ expectations.

The Company has assumed the following strategic objectives:

•	to remain at the helm of the domestic market,

•	to expand sales on foreign markets,

•	to strive for high product quality.

POLMOS Białystok SA will meet its strategic objectives by implementing its market, financial and innovation strategies and by developing its potential and products.

6.1.	Market Strategies

By treating each customer individually and seeking to ensure each one’s satisfaction, the Issuer hopes to win greater customer loyalty.

POLMOS Białystok SA maintains good relationships with distributors, wholesalers and retail chains. Given high price sensitivity of spirits, the Company employs a strategy of medium prices, using a comprehensive system of discounts to reward the most loyal distributors purchasing the largest volumes of products.

The Issuer will continue to develop and enhance its system of merchandisers, whose task is to ensure the Company’s products are optimally displayed and marketed at individual sales outlets, to reinforce producer’s market renown and to provide the Company with market feedback.

One of the Issuer’s strategic objectives is to maintain its position at the helm of the Polish market. The strong market position is a source of Issuer’s competitive edge. Expansion is the only way to maintain that position in the era of heightened domestic and international competition.

By monitoring market trends and competitor behaviour on an on-going basis through its marketing staff and merchandisers, the Company will be able to better understand customers’ preferences and competitors’ reactions, which will serve as a basis for the formulation of the Issuer’s market policy.

CHAPTER VII—Company’s Organisation, Management And Supervisory Staff, And Major Shareholders

3.	Management and Supervisory Staff

3.1.	Management Staff

(i)    Jan Małachowski

Jan Małachowski, 60, President of the Company’s Executive Board. Personal identification number (PESEL): 45011802573. He is employed at the Company under an employment agreement, at the post of the President of the Executive Board and Chief Executive Officer. Jan Małachowski’s mandate as the President of the Executive Board expires on the date of the General Shareholders Meeting which approves the 2006 financial statements.

Mr Małachowski’s address has been withheld from publication.

Education:

1962 – 1967	Agricultural University of Olsztyn; graduate diploma—M.Sc. in Agriculture (Dairy), eng.

1976 – 1978	Post-Graduate Studies “Management of Food Industry Enterprises”

Professional Experience:

since 1998	Przedsiebiorstwo Polmos Białystok SA of Białystok, President of the Executive Board

1992 – 1998	Przedsiebiorstwo Przemysłu Spirytusowego Polmos [Polmos Spirits Industry Enterprise] of Białystok, Director

1991 – 1992	Przedsiebiorstwo Przemysłu Spirytusowego Polmos [Polmos Spirits Industry Enterprise] of Białystok, Interim Manager

1991	Zakłady Przemysłu Spirytusowego Polmos [Polmos Spirits Industry Plant ] of Białystok, Director

1982 – 1990	Zakłady Przemysłu Spirytusowego i Drozdzowego Polmos [Polmos Spirits and Yeast Industry Plant] of Białystok, Director

1978	Zakłady Przemysłu Spirytusowego i Drozdzowego Polmos [Polmos Spirits and Yeast Industry Plant] of Białystok, Assistant Technical Director

1975 – 1977	Białostocka Wytwórnia Wódek [Spirits Production Plant] of Białystok, Assistant Technical Director

1967 – 1975	Zakłady Piwowarskie [Brewery Plant] of Olsztyn, Chief Technology Engineer

Qualifications and Licences:

•	Security clearance authorising access to classified information which is professional secret, marked as “secret”.

According to his representation, Jan Małachowski is not engaged in any activities competitive to the Issuer’s business, is not a partner in any competitive partnership under civil law or another type of partnership, or a member of a governing body of any competitive company or other legal entity.

According to his representation, Mr Małachowski has not held any positions in governing bodies of companies which would be declared bankrupt or liquidated during his term of office. Mr Małachowski is not entered in the Register of Insolvent Debtors maintained pursuant to the National Court Register Act.

According to his representation, Mr Małachowski has not been deprived by the bankruptcy court of the right to conduct business activity on his own account or hold the position of a Supervisory Board member, representative or proxy in a commercial company, state-owned enterprise, cooperative, foundation or association; neither has he been validly convicted of any offence specified in the provisions of Chapters XXXIII—XXXVII of the Polish Criminal Code and Arts 585, 587 and 590—591 of the Polish Companies Act.

(ii)    Sergiusz Gwozdziej

Sergiusz Gwozdziej, 54, Member of the Company’s Executive Board. Personal identification number (PESEL): 50091004298. He is employed at the Company under an employment agreement, at the post of Member of the Executive Board and Technical Director. Sergiusz Gwozdziej’s mandate as Member of the Executive Board expires on the date of the General Shareholders Meeting which approves the 2006 financial statements.

Mr Gwozdziej’s address has been withheld from publication.

Education:

1970 – 1974	Higher School of Engineering, Qualified Engineer of Mechanics

Professional Experience:

since 1998	Przedsiebiorstwo Polmos Białystok SA of Białystok, Member of the Executive Board and Technical Director

1991 – 1998	Przedsiebiorstwo Przemysłu Spirytusowego Polmos [Polmos Spirits Industry Enterprise] of Białystok, Assistant Technical Director

1991	Zakłady Przemysłu Spirytusowego Polmos [Polmos Spirits Industry Plant] of Białystok, Assistant Technical Director

1982 – 1990	Zakłady Przemysłu Spirytusowego i Drozdzowego Polmos [Polmos Spirits and Yeast Industry Plant] of Białystok, Assistant Technical Director

1981 – 1982	Zakłady Przemysłu Spirytusowego i Drozdzowego Polmos [Polmos Spirits and Yeast Industry Plant] of Białystok, Assistant Chief Mechanical Engineer

1981	Zakłady Przemysłu Spirytusowego i Drozdzowego Polmos [Polmos Spirits and Yeast Industry Plant] of Białystok, Technical Department Chief Master

1979 – 1981	Zakłady Przemysłu Spirytusowego i Drozdzowego Polmos [Polmos Spirits and Yeast Industry Plant] of Białystok, Truck Repair Workshop Chief Master

1977 – 1979	Białostocka Wytwórnia Wódek [Spirits Production Plant] of Białystok, Maintenance and Repair Work Manager

1974 – 1977	Białostocka Wytwórnia Wódek [Spirits Production Plant] of Białystok, Mechanical Workshop Manager

1974	Białostocka Wytwórnia Wódek [Spirits Production Plant] of Białystok, Apprentice

Qualifications and licences:

•	Security clearance authorising access to classified information which is professional secret, marked as “confidential”.

•	Licence D authorising the holder to occupy supervisory posts relating to the operation of machinery, installations, power networks, and gas networks.

According to his representation, Sergiusz Gwozdziej is not engaged in any activities competitive to the Issuer’s business, is not a partner in any competitive partnership under civil law or another type of partnership, or a member of a governing body of any competitive company or other legal entity.

According to his representation, Mr Gwozdziej has not held any positions in governing bodies of companies which would be declared bankrupt or liquidated during his term of office. Mr Gwozdziej is not entered in the Register of Insolvent Debtors maintained pursuant to the National Court Register Act.

According to his representation, Mr Gwozdziej has not been deprived by the bankruptcy court of the right to conduct business activity on his own account or hold the position of a Supervisory Board member, representative or proxy in a commercial company, state-owned enterprise, cooperative, foundation or association; neither has he been validly convicted of any offence specified in the provisions of Chapters XXXIII—XXXVII of the Polish Criminal Code and Arts 585, 587 and 590–591 of the Polish Companies Act.

(iii)    Henryk Wnorowski

Henryk Wnorowski, 42, Member of the Company’s Executive Board. Personal identification number (PESEL): 63020501218. He is employed at the Company under an employment contract, at the post of Member of the Executive Board—Sales Director. Henryk Wnorowski’s mandate as Member of the Executive Board will expire on the day on which the General Shareholders Meeting is held approving the 2006 financial statements.

Mr Wnorowski’s address has been withheld from publication.

Education:

1981 – 1985	Warsaw University, Białymstok Branch, Faculty of Economics, Master of Economics;

1989 – 1992	Warsaw University, doctorate studies, Ph. D. in Economics;

2003	Białystok University, Faculty of Economics, habilitation, Ph. D. (habilitated) of Economics.

Professional Experience:

since 1998	Przedsiebiorstwo Polmos Białystok SA, Member of the Company’s Executive Board—Sales Director;

since 1997	Higher School of Economics of Białystok, scholar; since March 2004—professor at Higher School of Economics of Białystok;

1992 – 1998	Przedsiebiorstwo Przemysłu Spirytusowego Polmos [Polmos Spirits Industry Enterprise] of Białystok, Assistant Sales Director;

since 1997	Białystok University, Faculty of Economics, Manager at the Departement of Entreprenuership

1985 – 1997	Warsaw University, Białystok Branch, Faculty of Economics, scholar.

Qualifications and licences:

•	Security clearance authorising access to confidential information which is professional secret marked “confidential”.

According to his representation, Henryk Wnorowski is not engaged in any activities competitive to the Issuer’s business, is not a partner in any competitive partnership under civil law or another type of partnership, or a member of a governing body of any competitive company or other legal entity.

According to his representation, Mr Wnorowski has not held any positions in governing bodies of companies which would be declared bankrupt or liquidated during his term of office. Mr Wnorowski is not entered in the Register of Insolvent Debtors maintained pursuant to the National Court Register Act.

According to his representation, Mr Wnorowski has not been deprived by the bankruptcy court of the right to conduct business activity on his own account or hold the position of a Supervisory Board member, representative or proxy in a commercial company, state-owned enterprise, cooperative, foundation or association, neither has he been validly convicted of any offence specified in the provisions of Chapters XXXIII—XXXVII of the Polish Criminal Code and Arts 585, 587 and 590–591 of the Polish Companies Act.

(iv)    Bogusław Wojtach

Bogusław Wojtach, 45, Member of the Company’s Executive Board. Personal identification number (PESEL): 60010118539. He is employed at the Company under an employment contract, at the post of Member of the Executive Board—Chief Financial Officer—Chief Accountant. Bogusław Wojtach’s mandate as Member of the Executive Board will expire on the day on which the General Shareholders Meeting is held approving the 2006 financial statements.

Mr Wojtach’s address has been withheld from publication.

Education:

1980 – 1985	Warsaw University, Białystok Branch, Faculty of Economics, Master of Economics;

2004	Studies for chief financial officers—Corporate Finance Management.

Professional Experience:

since 1998	Przedsiebiorstwo Polmos Białystok SA, Member of the Executive Board, Chief Financial Officer, Chief Accountant;

1992 – 1998	Przedsiebiorstwo Przemysłu Spirytusowego Polmos [Polmos Spirits Industry Enterprise] of Białystok, Assistant Economic Director;

1992	Agencja Handlu Zagranicznego Coljani [Foreign Trade Agency] of Białymstoku, Chief Accountant;

1990 – 1991	Białostockie Zakłady Przemysłu Wełnianego Polpled [Wool Products Company], Assistant Economic Director;

1988 – 1989	Białostockie Zakłady Przemysłu Wełnianego Polpled [Wool Products Company], Head of Accounting

1987 – 1988	Białostockie Zakłady Przemysłu Wełnianego Polpled [Wool Products Company], acting Head of Accounting;

1985 – 1987	Białostockie Zakłady Przemysłu Wełnianego Polpled [Wool Products Company], Independent Accountant.

Qualifications and licences:

•	Security clearance authorising access to confidential information which is professional secret marked “confidential”.

According to his representation, Bogusław Wojtach is not engaged in any activities competitive to the Issuer’s business, is not a partner in any competitive partnership under civil law or another type of partnership, or a member of a governing body of any competitive company or other legal entity.

According to his representation, Mr Wojtach has not held any positions in governing bodies of companies which would be declared bankrupt or liquidated during his term of office. Mr Wojtach is not entered in the Register of Insolvent Debtors maintained pursuant to the National Court Register Act.

According to his representation, Mr Wojtach has not been deprived by the bankruptcy court of the right to conduct business activity on his own account or hold the position of a Supervisory Board member, representative or proxy in a commercial company, state-owned enterprise, cooperative, foundation or association, neither has he been validly convicted of any offence specified in the provisions of Chapters XXXIII–XXXVII of the Polish Criminal Code and Arts 585, 587 and 590 – 591 of the Polish Companies Act.

3.2.	Supervisory Staff

(i)    Elzbieta Czerwinska

Elzbieta Czerwinska, 51, Chairperson of the Company’s Supervisory Board. Personal identification number (PESEL): 53081301623. She is not employed by the Company. Elzbieta Czerwinska’s mandate as Member of the Supervisory Board will expire on the day on which the General Shareholders Meeting is held approving the 2005 financial statements.

Ms Czerwinska’s address has been withheld from publication.

Education:

1972 – 1977	Warsaw Technology University, Master Engineer of Environmental Engineering;

1997 – 1998	Post-Graduate Studies in Administration at the Faculty of Law and Administration at the Warsaw University.

Professional Experience:

since 1996	Ministry of State Treasury, Warsaw, Owner Supervision and Control Department I, Head of the Department;

1994 – 1996	Ministry of Ownership Transformation, Warsaw, Owner Supervision and Control Department I, Head of the Department;

1990 – 1991	69 Grammar School, Warsaw, Teacher;

1980 – 1990	Executive Board of the Przyjazn Housing Estate in Warsaw, Manager at the Maintenance and Repair Department

1977 – 1980	Zakłady Wytwórcze Lamp Elektrycznych im. R. Luksemburg [Electric Tube Manufacturer] of Warsaw, Natural Environment and Water Management Inspector.

Qualifications and licences:

•	Licence to fulfil the duties of an independent site and operation manager in the field of engineering installations as well as sanitary networks and installations.

According to her representation, Elzbieta Czerwinska is not engaged in any activities competitive to the Issuer’s business, is not a partner in any competitive partnership under civil law or another type of partnership, or a member of a governing body of any competitive company or other legal entity.

According to her representation, Ms Czerwinska has not held any positions in governing bodies of companies which would be declared bankrupt or liquidated during his term of office. Ms Czerwinska is not entered in the Register of Insolvent Debtors maintained pursuant to the National Court Register Act.

According to her representation, Ms Czerwinska has not been deprived by the bankruptcy court of the right to conduct business activity on her own account or hold the position of a Supervisory Board member, representative or proxy in a commercial company, state-owned enterprise, cooperative, foundation or association, neither has he been validly convicted of any offence specified in the provisions of Chapters XXXIII–XXXVII of the Polish Criminal Code and Arts 585, 587 and 590–591 of the Polish Companies Act.

(ii)    Andrzej Semeniuk

Andrzej Semeniuk, 42, Deputy Chairman of the Company’s Supervisory Board. Personal identification number (PESEL): 62072911093. He is not employed by the Company. Andrzej Semeniuk’s mandate as Member of the Supervisory Board will expire on the day on which the General Shareholders Meeting is held approving the 2005 financial statements.

Mr Semeniuk’s address has been withheld from publication.

Education:

1984 – 1989	Academy of Agriculture and Technology of Olsztyn, Master of Animal Husbandry.

Professional Experience:

since 1993	sole proprietorship—beekeeping

1989	Zakłady Mleczarskie MITEX [Milk Processing Plant], dairy material instructor—traineeship.

According to his representation, Andrzej Semeniuk is not engaged in any activities competitive to the Issuer’s business, is not a partner in any competitive partnership under civil law or another type of partnership, or a member of a governing body of any competitive company or other legal entity.

According to his representation, Mr Semeniuk has not held any positions in governing bodies of companies which would be declared bankrupt or liquidated during his term of office. Mr Semeniuk is not entered in the Register of Insolvent Debtors maintained pursuant to the National Court Register Act.

According to his representation, Mr Semeniuk has not been deprived by the bankruptcy court of the right to conduct business activity on his own account or hold the position of a Supervisory Board member, representative or proxy in a commercial company, state-owned enterprise, cooperative, foundation or association, neither has he been validly convicted of any offence specified in the provisions of Chapters XXXIII–XXXVII of the Polish Criminal Code and Arts 585, 587 and 590–591 of the Polish Companies Act.

(iii)    Zbigniew Pylinski

Zbigniew Pylinski, 42, Secretary of the Company’s Supervisory Board. Personal identification number (PESEL): 63032603476. He is employed at the Company under an employment contract, at the post of Debt Collection Specialist. Zbigniew Pylinski’s mandate as Member of the Supervisory Board will expire on the day on which the General Shareholders Meeting is held approving the 2005 financial statements.

Mr Pylinski’s address has been withheld from publication.

Education:

1982 – 1987	Warsaw University, Białystok Branch, Master of Economics

Professional Experience:

since 1996	Przedsiebiorstwo Polmos Białystok SA of Białystok, Debt Collection Specialist

1994 – 1996	Tax Supervisory Authority of Białystok, Commissioner

1992 – 1994	Tax Office of Białystok, Chief Inspector

1991 – 1992	Przedsiebiorstwo MEDREX Sp. z o.o. of Łapy, Foreign Cooperation Manager

1987 – 1991	Warsaw University, Białystok Branch, Assistant

According to his representation, Zbigniew Pylinski is not engaged in any activities competitive to the Issuer’s business, is not a partner in any competitive partnership under civil law or another type of partnership, or a member of a governing body of any competitive company or other legal entity.

According to his representation, Mr Pylinski has not held any positions in governing bodies of companies which would be declared bankrupt or liquidated during his term of office. Mr Pylinski is not entered in the Register of Insolvent Debtors maintained pursuant to the National Court Register Act.

According to his representation, Mr Pylinski has not been deprived by the bankruptcy court of the right to conduct business activity on his own account or hold the position of a Supervisory Board member, representative or proxy in a commercial company, state-owned enterprise, cooperative, foundation or association, neither has he been validly convicted of any offence specified in the provisions of Chapters XXXIII–XXXVII of the Polish Criminal Code and Arts 585, 587 and 590–591 of the Polish Companies Act.

(iv)    Monika Syczewska

Monika Syczewska, 46, Member of the Company’s Supervisory Board. Personal identification number (PESEL): 63032603476. She is not employed by the Company. Monika Syczewska’s mandate as Member of the Supervisory Board will expire on the day on which the General Shareholders Meeting is held approving the 2005 financial statements.

Ms Syczewska’s address has been withheld from publication.

Education:

1977 – 1983	Central School of Planning and Statistics of Warsaw, Master of Economics

2000 – 2001	Białystok University, Post-Graduate Studies in Finance and Accounting

Professional Experience:

since 2003	Municipal Office of Białystok, Deputy Head of Department

1997 – 2003	Municipal Office of Białystok, Manager at Owner Supervision Departement

1995 – 1997	Municipal Office of Białystok, Inspector

1990 – 1995	13 Grammar School in Białystok, Teacher

1989 – 1990	Wojewódzka Spółdzielnia Handlowa Inwalidów Podlasie [Disabled Workers’ Cooperative] of Białystok, Foreign Trade Specialist

1984 – 1989	Wojewódzkie Przedsiebiorstwo Handlu Wewnetrznego Elmet [Elmet Internal Trade Enterprise] of Białystok, Accountant

According to her representation, Monika Syczewska is not engaged in any activities competitive to the Issuer’s business, is not a partner in any competitive partnership under civil law or another type of partnership, or a member of a governing body of any competitive company or other legal entity.

According to her representation, Ms Syczewska has not held any positions in governing bodies of companies which would be declared bankrupt or liquidated during his term of office. Ms Syczewska is not entered in the Register of Insolvent Debtors maintained pursuant to the National Court Register Act.

According to her representation, Ms Syczewska has not been deprived by the bankruptcy court of the right to conduct business activity on her own account or hold the position of a Supervisory Board member, representative or proxy in a commercial company, state-owned enterprise, cooperative, foundation or association, neither has he been validly convicted of any offence specified in the provisions of Chapters XXXIII–XXXVII of the Polish Criminal Code and Arts 585, 587 and 590–591 of the Polish Companies Act.

(v)    Sławomir Kaminski

Sławomir Kaminski, 33, Member of the Company’s Supervisory Board. Personal identification number (PESEL): 71112907910. He is not employed by the Company. Sławomir Kaminski’s mandate as Member of the Supervisory Board will expire on the day on which the General Shareholders Meeting is held approving the 2005 financial statements.

Mr Kaminski’s address has been withheld from publication.

Education:

1991 – 1996	Warsaw University, Faculty of Law and Aministration, Master of Law;

1996 – 1997	Warsaw Agricultural University, Post-Graduate Studies in Commodities Exchanges;

1998 – 2002	District Chamber of Legal Advisers of Warsaw, legal adviser training period, Legal Adviser.

Professional Experience:

since 2005	Impexmetal SA of Warsaw, Member of the Supervisory Board

since 2004	Bankowy Dom Maklerski PKO BP SA [Bankowy Brokerage House], Head of the Corporate Issue and Finance Department ;

2001 – 2004	Chief Specialist, Owner Supervision Team, at Totalizator Sportowy Sp. z o.o. [Lottery Company];

1999 – 2004	Bankowy Dom Maklerski PKO BP SA [Bankowy Brokerage House], Legal Advisor—Legal Service Department Manager;

1994 – 1999	Bankowy Dom Maklerski PKO BP SA [Bankowy Brokerage House], Inspector;

2001 – 2002	SŁUZEWIEC—Tory Wyscigów Konnych Sp. z o.o. of Warsaw [Horse Races], Chairman of the Supervisory Board;

2001 – 2002	TOTO—Sport Sp. z o.o. of Warsaw, Member of the Supervisory Board;

od 2003	Przetwórstwo Tworzyw Sztucznych PLAST-BOX SA [PLAST-BOX Plastics Manufacturer] of Słupsk, Member of the Supervisory Board.

Qualifications and licences:

•	Legal Adviser;

•	Court appointed expert in securities, the Regional Court of Warsaw;

•	Bankruptcy Administrator, entered in the list of bankruptcy administrators maintained by the Regional Court of Warsaw

•	Stock Exchange Court Judge at Giełda Papierów Wartosciowych w Warszawie SA;

•	Arbitrator (Deputy Spokesman) at the Court of the Chamber of Brokerage Houses;

•	Member of the Capital Market Legal Committee at the Chamber of Brokerage Houses;

•	Member of the Auditing Committee of the District Chamber of Legal Advisers on Warsaw.

According to his representation, Sławomir Kaminski is not engaged in any activities competitive to the Issuer’s business, is not a partner in any competitive partnership under civil law or another type of partnership, or a member of a governing body of any competitive company or other legal entity.

According to his representation, Mr Kaminski has not held any positions in governing bodies of companies which would be declared bankrupt or liquidated during his term of office. Mr Kaminski is not entered in the Register of Insolvent Debtors maintained pursuant to the National Court Register Act.

According to his representation, Mr Kaminski has not been deprived by the bankruptcy court of the right to conduct business activity on his own account or hold the position of a Supervisory Board member, representative or proxy in a commercial company, state-owned enterprise, cooperative, foundation or association, neither has he been validly convicted of any offence specified in the provisions of Chapters XXXIII–XXXVII of the Polish Criminal Code and Arts 585, 587 and 590–591 of the Polish Companies Act.

4.	Remuneration System for Management and Supervisory Staff

4.1.	Executive Board

4.1.1.	Jan Małachowski—President of the Executive Board—Chief Executive Officer

Remuneration—equal to six-fold average monthly remuneration in the manufacturing sector, excluding awards from profit paid in the last quarter of the previous year, as announced by the Central Statistics Office.

Legal basis—Act on the Remuneration of Persons Managing Certain Legal Entities, dated March 3rd 2000 (Dz. U. No. 26, item 306, as amended), together with the secondary legislation to the Act and the Representation of the Minister of State Treasury on Defining the Remuneration of the President of the Executive Board of the State-Owned Stock Company under the Name Przedsiebiorstwo Polmos Białystok Spółka Akcyjna of Białystok, dated August 28th 2000.

Other employment benefits—including in particular jubilee awards, severance pays and benefits from the Company’s Social Benefits Fund—established pursuant to the collective-bargaining agreement with the employees of Polmos Białystok.

Form of employment—full-time employment contract for an indefinite period.

Notice period—three months.

Severance pay—equal to three months’ remuneration.

4.1.2.	Sergiusz Gwozdziej—Member of the Executive Board—Technical Director

Remuneration—equal to 5.6-fold average monthly remuneration in the manufacturing sector, excluding awards from profit paid in the last quarter of the previous year, as announced by the Central Statistics Office.

Chapter VIII—Financial Statements

1.2.1.	Auditor’s Opinion on the Financial Statements for the Period January 1st – December 31st 2003

Auditor’s Opinion

for the Supervisory Board of

Przedsiebiorstwo POLMOS Białystok Spółka Akcyjna,

registered office at ul. Elewatorska 20, Białystok, Poland

We have audited the attached financial statements of Przedsiebiorstwo POLMOS Białystok SA of Białystok, including:

•	Introduction to the financial statements,

•	Balance sheet as at December 31st 2003, showing a balance-sheet total of:

PLN 397,484,222.37;

•	Profit and loss account for the financial year January 1st – December 31st 2003, showing a net profit of:

PLN 35,686,682.41;

•	Statement of changes in shareholders’ equity for the financial year January 1st–December 31st 2003, showing an increase in the shareholders’ equity of:

PLN 27,556,253.85;

•	Cash-flow statement for the financial year January 1st–December 31 2003, showing a net increase in cash of:

PLN 36,138,263.19;

•	Supplementary information and explanations.

The preparation of these financial statements is the responsibility of the Company’s Executive Board.

Our responsibility was to audit the financial statements and to issue an opinion on their fairness, clarity and accuracy, and on the accuracy of the accounting books used to prepare these financial statements.

We have audited the financial statements in accordance with:

•	Chapter 7 of the Polish Accountancy Act of September 29th 1994 (Dz.U. of 2002 , No. 76, item 694),

•	the professional auditing standards issued by the National Board of Chartered Auditors in Poland,

•	the Polish Companies Act of September 15th 2000 (Dz. U., No. 94, item 1037).

The audit was planned and performed in such a manner as to obtain a reasonable and sufficient basis to issue the opinion on the financial statements.

In particular, the audit included examination, largely on a test basis, of the accounting evidence relevant to the amounts and disclosures in the financial statements. It also included an assessment of the accounting policies applied by the Company and of significant estimates made in the preparation of the financial statements as well as a general assessment of their presentation.

We believe that the audit provided sufficient evidence to issue a reliable opinion.

In our opinion, the audited financial statements, including figures and written explanations:

•	present in a fair and clear manner all information necessary to assess the Company’s assets and financial standing as at December 31st 2003, as well as its financial result for the financial year January 1st–December 31st 2003,

•	were prepared, in all material respects, in accordance with the accounting policies as defined in the abovementioned Polish Accountancy Act, and on the basis of correctly maintained accounting books,

•	are in compliance with the applicable laws and regulations and the provisions of the Polish Companies Act.

The Director’s Report is complete within the meaning of Art. 49.2 of the Polish Accountancy Act; and the information contained therein was derived from and is consistent with the audited financial statements.

Chartered Auditors	Entity qualified to audit
financial statements, Reg. No. 2807
Marian B. Mazur
Reg. No. 2457/113	Tadeusz Jabłonski
President of the Executive Board
Chartered Auditor Reg. No. 1299/86
Zygfryd Sulewski
Reg. No. 5849/5153	Bogusław J. Kuklik
Member of the Executive Board
Chartered Auditor Reg. No. 8533/3721

Białystok, March 29th 2004

1.2.2.	Auditor’s Opinion on the Financial Statements for the Period January 1st—December 31st 2002

Auditor’s Opinion

for the Supervisory Board and the Executive Board of

Przedsiebiorstwo POLMOS Białystok Spółka Akcyjna of Białystok

We have audited the attached financial statements of Przedsiebiorstwo POLMOS Białystok Spółka Akcyjna (hereinafter referred as the Company), registered office at ul. Elewatorska 20, Białystok, Poland, including:

•	Introduction to the financial statements,

•	Balance sheet as at December 31st 2002, showing a balance-sheet total of:

PLN 355,888,770.71;

•	Profit and loss account for the financial year January 1st–December 31st 2002, showing a net profit of:

PLN 42,677,330.68;

•	Statement of changes in shareholders’ equity for the financial year January 1st–December 31st 2002, showing an increase in the shareholders’ equity of:

PLN 35,842,348.43;

•	Cash-flow statement for the financial year January 1st–December 31 2002, showing a net increase in cash of:

PLN 15,856,191.06;

•	Supplementary information and explanations.

The preparation of these financial statements is the responsibility of the Executive Board of Przedsiebiorstwo POLMOS Białystok SA.

Our responsibility was to audit the financial statements and to issue an opinion on their fairness, clarity and accuracy, and on the accuracy of the accounting books used to prepare these financial statements.

We have audited the financial statements in accordance with the following regulations applicable in Poland:

•	Chapter 7 of the Polish Accountancy Act of September 29th 1994 (consolidated text, Dz.U. of 2002, No. 76, item 694),

•	the professional auditing standards issued by the National Board of Chartered Auditors,

•	the Polish Companies Act of September 15th 2000 (Dz. U., No. 94, item 1037).

The audit was planned and performed in such a manner as to obtain a reasonable and sufficient basis to issue the opinion on the financial statements. In particular, the audit included examination, largely on a test basis, of the accounting evidence relevant to the amounts and disclosures in the financial statements. It also included an assessment of the accounting policies applied by the Company and of significant estimates made in the preparation of the financial statements as well as a general assessment of their presentation.

We believe that the audit provided sufficient evidence to issue a reliable opinion.

In our opinion, the audited financial statements, including figures and written explanations:

•	present in a fair and clear manner all information necessary to assess the Company’s assets and financial standing as at December 31st 2002, as well as its financial result for the financial year January 1st–December 31st 2002,

•	were prepared, in all material respects, in accordance with the accounting policies as defined in the abovementioned Polish Accountancy Act, and on the basis of correctly maintained accounting books,

•	are in compliance with the applicable laws and regulations and the provisions of the Company’s Articles of Association.

The Director’s Report is complete within the meaning of Art. 49.2 of the Polish Accountancy Act; and the information contained therein was derived from and is consistent with the audited financial statements.

Dorota Kordus	Instytut Studiów Podatkowych

Chartered Auditor	Modzelewski i Wspólnicy—AUDYT Sp. z o.o.

Entered in the list of chartered auditors under Reg.	ul. Korytnicka 28, Warsaw, Poland
No. 1775/5465
Entity qualified to audit financial statements, entered in the list of qualified entities maintained by the Polish National Chamber of Chartered Auditors under Reg. No. 2558, represented by:

Vice-President of the Executive Board
Danuta Jankowska

Warsaw, March 10th 2003

2.	Financial Statements of Przedsiebiorstwo POLMOS Białystok Spółka Akcyjna for the Period January 1st–December 31st 2004, Prepared as at the Balance-Sheet Date Following the Date of Change of the Company’s Articles of Association in Connection with Change of the Share Capital Value

2.1.	Auditor’s Opinion on the Financial Statements of Przedsiebiorstwo POLMOS Białystok Spółka Akcyjna for the Period January 1st–December 31st 2004

AUDITOR’S OPINION

on the financial statements prepared for the period January 1st–December 31st 2004,

for the Shareholders, Supervisory Board and Executive Board of Przedsiebiorstwo POLMOS Białystok Spółka Akcyjna of Białystok

I have audited the financial statements of Przedsiebiorstwo POLMOS Białystok SA of Białystok, for the period January 1st–December 31st 2004, including:

•	Introduction to the financial statements,

•	Balance sheet as at December 31st 2004, showing a balance-sheet total of PLN 457,202,883.58, that is:

PLN 457,203 thousand

•	Profit and loss account for the period January 1st–December 31st 2004, showing a net profit of PLN 65,466,673.48, that is:

PLN 65,467 thousand

•	Statement of changes in shareholders’ equity for the period January 1st–December 31st 2004, showing a decrease in shareholders’ equity of PLN 182,755,745.89, that is:

PLN 182,756 thousand

•	Cash-flow statement for the period January 1st–December 31st 2004, showing a net decrease in cash of PLN 30,589,471.07, that is:

PLN 30,589 thousand

•	Notes to the financial statements.

The preparation of the financial statements is the responsibility of the Company’s manager.

My responsibility was to audit the financial statements and to issue an opinion on their fairness, accuracy and clarity and on the correctness of the accounting books based on which the financial statements were prepared.

I have audited the financial statements for the period January 1st–December 31st 2004 in accordance with:

•	Chapter 7 of the Polish Accountancy Act of September 29th 1994 (Dz. U. of 2002, No. 76, item 694, as amended), taking into account the provisions of the Regulation of the Polish Council of Ministers, dated August 11th 2004, on the detailed requirements for issue prospectuses and summary issue prospectuses,

•	the professional auditing standards issued by the National Board of Chartered Auditors.

The audit was planned and performed in a manner giving reasonable assurance to issue an opinion on the financial statements.

In particular, the audit included an assessment of the accounting policies and significant estimates applied by the Company, an examination—largely on a test basis—of source documents and accounting records relevant to the amounts and disclosures in the financial statements, as well as an overall assessment of the financial statements. I believe that the audit provided sufficient evidence to issue a reliable opinion.

In my opinion, the audited financial statements, including figures and written explanations:

•	present in a fair, clear and accurate, manner all information necessary to assess the Company’s assets and financial standing as at December 31st 2004, as well as its financial results for the period January 1st–December 31st 2004;

•	were prepared, in all material respects, in accordance with the accounting policies as defined in the abovementioned Polish Accountancy Act, on the basis of correctly maintained accounting books;

•	are in compliance with the applicable laws and regulations and the provisions of the Company’s Articles of Association

Without qualifying our opinion as to the accuracy and fairness of the audited financial statements for the period January 1st–December 31st 2004, I wish to note that the General Shareholders Meeting have not met the requirement specified in Art. 396.1 of the Polish Companies Act, whereby PLN 970 thousand of the net profit for 2003, i.e. up to one-third of the Company’s share capital, should be transferred to the Company’s reserve funds.

The Director’s Report is complete within the meaning of Art. 49.2 of the Polish Accountancy Act; and the information contained therein was derived from and is consistent with the audited financial statements.

Beata Szymanska	Ewa Jakubczyk—Cały

Chartered Auditor Reg. No. 10285/7579	Chartered Auditor Reg. No. 1326/1694 President of the Executive Board

ul. Elblaska 15/17 01-747 Warsaw, Poland	Entity qualified to audit financial statements, Reg. No. 477

Warsaw, February 24th 2005

2.2.	Sources of Information Used to Prepare the Non-Consolidated Financial Statements and the Comparable Financial Data

The financial statements and comparable financial data presented in this Prospectus were prepared on the basis of the following sources:

1.	Reviewed financial statements of Przedsiebiorstwo POLMOS Białystok Spółka Akcyjna of Białystok for the periods January 1st–December 31st 2004, January 1st–December 31st 2003, filed by the Executive Board, prepared in compliance with the Polish Accountancy Act of September 29th 1994 (Dz. U. of 2002, No. 76, item 694, as amended).

2.	Auditors’ Opinions on the financial statements for the financial periods ended December 31st 2004 and December 31st 2003, and the relevant Auditors’ Reports.

3.	Source documents submitted by the Company’s Executive Board, relating to events not covered by the financial statements.

4.	Data from general ledger accounts and analytical records for the disclosed periods.

5.	A restatement note made to obtain comparable financial data, which has been prepared taking into account different accounting policies applied in 2003.

6.	Representation of the Company’s Executive Board.

7.	Information obtained from the Company’s Executive Board and persons authorised by the Executive Board to disclose information.

2.3.	Introduction to the Issuer’s Financial Statements

2.3.1.	General Information

Company Data:

Company name:	Przedsiebiorstwo POLMOS Białystok Spółka Akcyjna

Registered office:	Elewatorska 20, 15-950 Białystok, Poland

Court of registration:	District Court of Białystok, XII Commercial Division of the National Court Register, entry No. KRS 0000040543

REGON (Industry Identification Number):	012057574

Core Business

In accordance with its Articles of Association, the Company’s core business consists in:

•	production of distilled alcoholic beverages (PKD—Polish Business Activity Code—15.91.Z)

•	production of ethyl alcohol (PKD 15.92.Z),

•	production of mineral waters and soft drinks (PKD 15.98.Z),

•	wholesale of alcoholic beverages (PKD 51.34.A),

•	wholesale of non-alcoholic beverages (PKD 51.34.B),

•	retail sale of alcoholic and other beverages (PKD 52.25.Z),

•	retail sale in non-specialised stores with food, beverages or tobacco predominating (PKD 52.11.Z),

•	other retail sale in non-specialised stores (PKD 52.12.Z),

•	other provision of lodgings, n.e.c. (PKD 55.23.Z)

Duration of the Company

POLMOS Białystok SA is a company operating under commercial law, established as a result of commercialisation of a state-owned enterprise pursuant to the Polish Act on Commercialisation and Privatisation of State-Owned Enterprises of August 30th 1996 (Dz. U. of 2002, No. 171, item 1397, as amended). The Company has operated since November 1st 1998 pursuant to the Articles of Association adopted and recorded as a notary deed on September 25th 1998 (Rep. A No. 18.917/98). The Company was established for an unspecified time.

Periods covered by the non-consolidated financial statements

The presented financial statements concern the following period:

•	January 1st 2004–December 31st 2004

The presented comparable data concern the following periods:

•	January 1st 2003–December 31st 2003

Composition of the Executive Board and the Supervisory Board

As at December 31st 2004, the Company’s Executive Board was composed of:

Name	Position
Jan Małachowski	President of the Executive Board
Bogusław Wojtach	Member of the Executive Board
Henryk Wnorowski	Member of the Executive Board
Sergiusz Gwozdziej	Member of the Executive Board

As at December 31st 2004, the Company’s Supervisory Board was composed of:

Name	Position
Elzbieta Czerwinska	Chairman of the Supervisory Board
Andrzej Semeniuk	Deputy Chairman of the Supervisory Board
Zbigniew Pylinski	Secretary of the Supervisory Board
Monika Syczewska	Member of the Supervisory Board
Sławomir Kaminski	Member of the Supervisory Board

POLMOS Białystok SA has no separate branches or units and operates as a single-division entity, thus, the financial statements and the comparable data do not include any combined amounts.

As POLMOS Białystok SA is not a parent undertaking or a major investor, it is not obliged to prepare consolidated financial statements.

The Company has not merged with another incorporated company.

Going Concern

These financial statements were prepared on a going concern basis, as there are no circumstances which could pose a threat to the Company continuing as a going concern in the foreseeable future.

2.3.2.	Comparability of Data

The financial statements and the comparable financial data were presented in a manner ensuring their comparability through the application of uniform accounting policies in all periods presented, consistent with the accounting policies applied by the Company in the preparation of the financial statements for the period January 1st–December 31st 2004.

As a consequence, the comparable financial data for 2003 differ from the data contained in the previously approved and published financial statements for 2003.

Following the amendment to the Polish Accountancy Act, with effect from January 1st 2004, the Company introduced changes in its accounting policy concerning valuation of accounts receivable, liabilities, and cash denominated in foreign currencies. The Company did not restate its comparable data for 2003 in that respect, as the changes were deemed not to have a material effect on the correctness of those data. If the Company had applied the rules of the valuation of accounts receivable, liabilities, and cash denominated in foreign currencies as amended on January 1st 2004 to the comparable data, the 2003 net profit would be higher by ca. PLN 23 thousand.

2.3.3.	Accounting Policies

As at the balance-sheet date, the balance-sheet items were valued using the following valuation methods, in line with the adopted accounting policies:

Intangible Fixed Assets

Intangible fixed assets are valued at the acquisition cost less amortisation write-offs. Intangible fixed assets with the unit value of up to PLN 3,500.00 are amortised on a one-off basis, after they are placed in service. Intangible fixed assets whose acquisition cost exceeds PLN 3,500.00 are amortised as follows:

• licences and computer software	24 months

• copyrights	24 months

• trademarks	60 months

• other intangible fixed assets	60 months

Tangible Fixed Assets

Tangible fixed assets are valued at the acquisition or production cost, or at the post-revaluation amounts, less depreciation or amortisation write-offs and write-offs on permanent impairment of value. If it is not possible to determine the acquisition or production cost (in the case of assets received free-of-charge, donations, disclosure of surpluses, etc.), the initial value is established at the level of the selling prices prevailing on the market, accounting for the assets’ wear and tear, or at fair value determined otherwise.

The depreciation write-offs are determined using the straight-line depreciation method. The adopted depreciation policies and rates reflect the anticipated economic use of the tangible fixed assets.

Tangible fixed assets with the unit value lower than or equal to PLN 3,500.00 are depreciated on a one-off basis upon their placement in service.

The perpetual usufruct of land is also subject to amortisation (because the period of use of the asset is limited). The Company amortises its perpetual usufruct rights over the period of 20 years.

Tangible Fixed Assets under Construction

Tangible fixed assets under construction are valued at their acquisition or production cost less write-offs on permanent impairment of value.

Financial Investments

Financial investments comprise assets acquired with a view to gaining economic benefits as a result of the growth of value of these assets. Non-financial investments are valued at the acquisition cost adjusted to reflect value impairment. The valuation of the particular financial assets depends on their classification, i.e.:

•	financial fixed assets held for trading, for which there is an active market, are valued at market value or fair value determined otherwise

•	loans advanced and accounts receivable are valued at the adjusted acquisition cost,

•	financial fixed assets held to maturity are valued at the adjusted acquisition cost,

•	financial fixed assets available for sale are valued at fair value, with the valuation effects are charged against the revaluation capital reserve (in the case of the long-term investments) or to the profit and loss account (in the case of short-term investments).

Stock

Materials and goods for resale are valued at the acquisition cost. Decreases are valued using the FIFO method.

Goods for resale are carried at the acquisition cost (the selling prices were decreased by the input VAT and the margin attributable to the stock).

Work in progress and finished goods are valued at the actual production cost less the write-offs on permanent impairment of value.

If the stock loses its useful value, is excessive compared with the Company’s needs or us subject to price discounts due to market competition, the Company makes appropriate revaluation write-offs.

Accounts Receivable and Disputed Claims

Accounts receivable are valued at the amounts due, based on the prudence principle. As at the balance-sheet date the accounts receivable were revaluated based on the likelihood of their payment (appropriate revaluation write-offs were made). Revaluation write-offs are created with respect to accounts receivable:

•	from debtors who are in liquidation or in bankruptcy—up to the amount of the accounts receivable not covered by a guarantee or another security, entered on the list of creditors’ claims to be satisfied in the bankruptcy proceedings,

•	from debtors with respect to whom bankruptcy petitions were dismissed (the debtor’s assets are not sufficient to cover the costs of the bankruptcy proceedings)—in the full amount,

•	which are questioned by the debtor and which are overdue, and the assessment of the debtor’s assets and financial standing indicates that the contractual amount is not likely to be paid to the extent not covered by a guarantee or another security,

•	confirmed by a final court decision and subject to enforcement—in the full amount,

•	which are over 180 days past due—in the full amount.

As at the balance-sheet date foreign-currency denominated accounts receivable were valued at the average exchange rate determined for a given currency by the National Bank of Poland.

Cash

Cash denominated in the Polish currency is valued as at the date of the relevant business transaction at the nominal value.

Foreign Exchange Differences

Foreign currency denominated business transactions are disclosed in the accounting books as at the date of their conclusion, using:

•	the buy or sell exchange rate used by the Company’s bank,

•	the average exchange rate determined for a given currency and date by the National Bank of Poland, as appropriate.

As at the balance-sheet date the balance-sheet items denominated and payable in foreign currencies were valued using the average exchange rate determined for a given currency and date by the National Bank of Poland.

Liabilities

Liabilities are valued at the amount due. As at the balance-sheet date foreign-currency denominated liabilities are valued at the average exchange rate determined for a given currency by the National Bank of Poland.

Provisions

Provisions are liabilities whose maturity dates or amounts are not certain. They are created for certain or probable future liabilities and charged against other operating expenses or financial expenses, depending on the circumstances to which the future liabilities relate.

Provisions for Employee Benefits

Provisions for the old age and sick pension benefits were valued using the actuarial methods, and were classified into long-and short-term provisions, depending on the length of period after which they fall due. Benefits payable within the next year were classified as short-term and other provisions were classified as long-term.

Shareholders’ equity and other balance-sheet items

Shareholders ‘equity and other balance-sheet items are valued at their par value.

Deferred Income Tax

In connection with the timing differences between the value of the balance-sheet items as disclosed in the accounting books, and their tax value deductible in the future, the Company creates a provision and recognises deferred tax assets. Deferred tax assets are valued at the amount to be deducted from the income tax in the future in connection with negative timing differences that will lead to a reduction of the tax base, established in line with the prudence principle. The deferred tax provision is created in the amount of the income tax to be paid in the future in connection with positive timing differences, that is differences which will increase the tax base in the future. The values of deferred tax assets and provision are established taking into account the income tax rates effective in the year when the tax obligation arises. Deferred tax assets and provision are disclosed in the balance sheet as separate items. The income tax affecting the financial result for a given reporting period comprises current portion and deferred portion.

Preparation of the Financial Statements and the Comparable Data

The Company’s financial result for a given financial year comprises all the revenues generated and receivable by it and the related expenses, carried on accrual basis in accordance with the matching principle and the prudence principle.

The Company prepares the profit and loss account using the single-step format and the cash-flow statement using the indirect method.

2.3.4.	Average Rates of Exchange of the Złoty into the Euro

In the period covered by the financial statements and in the comparable period the average rates of exchange of the złoty into the euro, determined by the National Bank of Poland, were as follows:

Period	Average exchange rate in the period[1]	Minimum exchange rate in the period	Maximum exchange rate in the period	Exchange rate for the last day of the period
Jan 1–Dec 31 2004	4.5182	4.0518	4.9149	4.0790
Jan 1–Dec 31 2003	4.4474	3.9773	4.7170	4.7170

1)	Average of the exchange rates effective on the last day of each month in a given period

2.3.5.	Rules Governing the Translation of Financial Statements

The key items of the balance sheet, profit and loss account and the cash-flow statement were translated into the euro in accordance with the applicable specified translation rule:

•	balance-sheet items were translated using the exchange rate effective on the last day of the relevant period,

•	the items of the profit and loss account and of the cash-flow statement were translated using the average exchange rates for the relevant periods, calculated as the arithmetic mean of the exchange rates effective on the last day of each month in the given period.

To effect the translation, amounts expressed in the thousand of złoty were divided by the applicable exchange rate specified above.

2.3.6.	Financial Highlights in the Euro

January 1st – December 31st 2004	PLN ‘000	EUR ‘000
Net sales revenue	1,168,862	258,701
Operating profit (loss)	86,073	19,050
Pre-tax profit (loss)	95,624	21,164
Net profit (loss)	65,467	14,490
Total assets	457,203	112,087
Fixed assets	39,320	9,640
Current assets	417,883	102,447
Shareholders’ equity	77,361	18,966
Share capital	119,000	29,174
Total liabilities, including:	361,710	88,676
—short-term liabilities	361,710	88,676
Number of shares outstanding	11,900,000	11,900,000
Book value per share (PLN/EUR)	6,5	1,6
Earnings (loss) per share (PLN/EUR)	5,5	1,2
Net operating cash flow	103,044	22,806
Net investing cash flow	-98,354	-21,768
Net financing cash flow	-35,280	-7,808
Change in cash	-30,589	-6,770
Net sales revenue	973,522	218,897
Operating profit (loss)	54,838	12,330
Pre-tax profit (loss)	64,603	14,526
Net profit (loss)	36,714	8,255
Total assets	399,607	84,717
Fixed assets	75,012	15,902
Current assets	324,595	68,814
Shareholders’ equity	260,117	55,145
Share capital	169,000	35,828
Total liabilities, including:	117,684	24,949
—short-term liabilities	117,684	24,949
Number of shares outstanding	16,900,000	16,900,000
Book value per share (PLN/EUR)	15,4	3,2
Earnings (loss) per share (PLN/EUR)	2,2	0,5
Net operating cash flow	75,542	16,986
Net investing cash flow	-30,795	-6,924
Net financing cash flow	-8,608	-1,936
Change in cash	36,139	8,126

2.3.7.	Differences between Polish and International Accounting Standards

The Company maintains its accounting books in accordance with the accounting policies provided for in the amended Polish Accountancy Act. The financial result and selected items of the balance sheet differ from the values which would be disclosed in financial statements prepared in accordance with the International Financial Reporting Standards (IFRS) The differences between the accounting policies applied by the Company and those provided for in the IFRS are described below.

2.3.8.	Differences in Valuation Relative to the International Accounting Standards

Tangible Fixed Assets

The tangible fixed assets presented in the financial statements and the comparable financial data were valued at the acquisition cost less depreciation. The tangible fixed assets were revalued as at January 1st 1995 in compliance with the Minister of Finance Regulation of January 20th 1995 (Dz. U. No. 7 item 34).

Under IFRS-1, the tracking of all the past events and transactions which affect the historic cost may be abandoned only if the entity decides not to establish the acquisition or production cost (for the needs of the restatement) and discloses the tangible fixed assets at their current fair value or at their post-revaluation amounts.

If the time of the revaluation is remote or the effect of inflation on the value of the tangible fixed assets is not estimated, a significant difference may arise between the value of the tangible fixed assets disclosed in the books and their fair value.

Moreover, pursuant to IAS-21 foreign exchange differences are not accounted for in the initial value if the tangible fixed assets are brought from abroad.

Conclusions: in the case of the first-time adoption of the IFRS-1 for the presentation of the financial statements in accordance with the IAS, there may occur differences due to the establishment of the fair value of the tangible fixed assets as at January 1st 2004, which will affect the revaluation capital reserve and, through depreciation, the net profit/loss, if the acquisition cost is adopted as the fair value of the tangible fixed assets established for the date of IAS adoption.

Intangible Fixed Assets

POLMOS Białystok SA values intangible fixed assets at the acquisition cost adjusted for amortisation and the value impairment write-offs. The amortisation rates for intangible fixed assets amount to 20% annually, on average The valuation of the intangible fixed assets at the fair value may differ from that disclosed in the financial statements.

Value Impairment

The loss of value of the Company’s assets and the revaluation write-offs relating to fixed assets, including financial fixed assets, were estimated in accordance with the prudence principle and without the application of the IAS-36 procedures. The application of these procedures and the determination of the recoverable value might result in a reduction of the revaluation write-offs.

Deferred Income Tax

Revaluation of the particular balance-sheet items to establish their fair value might result in a change of the value of the deferred tax.

Differences in Presentation and in the Scope of Disclosure

Differences resulting from the following regulations:

•	IFRS-1—First-Time Adoption of the IAS—preparation of the notes concerning the impact on the net profit (loss) and the shareholders’ equity of the differences between the valuation of the balance-sheet items in accordance with the IAS and their valuation in accordance with the rules applied earlier,

•	IAS-14—Segment Reporting; the Company presents only the data relating to the segments’ results,

•	Certain International Accounting Standards require wider scope of data disclosure in the financial statements than the Polish Accountancy Act.

2.4. Non-Consolidated Financial Statements

Unless stated otherwise, all figures presented in this Chapter VIII of this Prospectus are disclosed in PLN ‘000.

2.4.1. Balance Sheet

ASSETS	Note	Dec 31 2004	Dec 31 2003
I. Fixed assets		39,320	75,012
1. Intangible fixed assets, including:	1	909	1,009
—goodwill	2
2. Tangible fixed assets	3	32,490	33,323
3. Long-term accounts receivable, including:	4, 9
3.1. From related undertakings
3.2. From other undertakings
4. Long-term investments	5	64	32,886
4.1. Real property
4.2. Intangible fixed assets
4.3. Long-term financial assets		64	32,886
a) in related undertakings
b) in other undertakings		64	32,886
4.4. Other long-term investments
5. Long-term prepayments and accrued income	6	5,857	7,794
5.1. Deferred tax assets		5,857	7,794
5.2. Other prepayments and accrued income
II. Current assets		417,883	324,595
1. Stock	7	14,432	12,650
2. Short-term accounts receivable, including:	8, 9	95,347	81,180
2.1. From related undertakings
2.2. From other undertakings		95,347	81,180
3. Short-term investments	10	307,836	230,481
3.1. Short-term financial assets, including:		307,836	230,481
a) in related undertakings
b) in other undertakings		161,153	53,209
c) cash and cash equivalents		146,683	177,272
3.2. Other short-term investments
4. Short-term prepayments and accrued income	11	268	284
Total assets		457,203	399,607

SHAREHOLDERS’ EQUITY AND LIABILITIES	Note	Dec 31 2004	Dec 31 2003
I. Shareholders’ equity		77,361	260,117
1. Share capital	12	119,000	169,000
2. Called-up share capital not paid (negative value)	13
3. Treasury shares (negative value)	14
4. Reserve funds	15	55,363	55,363
5. Revaluation capital reserve	16		2,286
6. Other capital reserves	17
8. (Accumulated loss)/retained profit brought forward	18	-162,469	-3,246
9. Net profit (loss)		65,467	36,714
10. Distributions from net profit in financial year	19
IV. Liabilities and provisions for liabilities		379,842	139,490
1. Provisions for liabilities	20	17,309	20,940
1.1. Deferred tax provision		2,721	2,748
1.2. Provision for retirement and related benefits, including:		11,145	11,360
a) long-term		9,690	10,000
b) short-term		1,455	1,360
1.3. Other provisions, including:		3,443	6,832
a) long-term		64	64
b) short-term		3,379	6,768
2. Long-term liabilities	21
2.1. To related undertakings
2.2. To other undertakings
3. Short-term liabilities, including:	22	361,710	117,684
3.1. To related undertakings
3.2. To other undertakings		359,530	115,634
3.3. Special accounts		2,180	2,050
4. Accruals and deferred income	23	823	866
4.1. Negative goodwill
4.2. Other accruals and deferred income, including:		823	866
a) long-term		775	816
b) short-term		48	50
Total shareholders’ equity and liabilities		457,203	399,607

Book value (PLN ‘000)		77,361	260,117
Number of shares outstanding (thousand of shares)		11,900	16,900
Book value per share (PLN)		6.5	15.4

2.4.2.	Profit and Loss Account

	Note	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
I. Net sales revenue, including:		1,168,862	973,522
1. Net revenue on sales of products	25	1,166,655	970,138
2. Net revenue on sales of goods for resale and materials	26	2,207	3,384
II. Cost of sales, including:		170,374	141,965
1. Cost of products sold	27	168,506	138,836
2. Cost of goods for resale and materials sold		1,868	3,129
III. Gross profit (loss) on sales (I-II)		998,488	831,557
IV. Selling costs	27	902,999	735,421
V. General and administrative expenses	27	23,309	22,954
VI. Profit (loss) on sales (III-IV-V)		72,180	73,182
VII. Other operating income		28,333	27,260
1. Gain on disposal of non-financial fixed assets		41
2. Subsidies
3. Other operating income	28	28,292	27,260
VIII. Other operating expenses		14,440	45,604
1. Loss on disposal of non-financial fixed assets			329
2. Revaluation of non-financial assets		13,032	43,110
3. Other operating expenses	29	1,408	2,165
IX. Operating profit (loss) (VI+VII-VIII)		86,073	54,838
X. Financial income	30	19,112	10,786
1. Dividends and other profit distributions		1
2. Interest		3,115	6,375
3. Gain on disposal of investments		8,420	2,705
4. Investment revaluation		7,576	1,665
5. Other			41
XI. Financial expenses	31	9,561	1,021
1. Interest		57	2
2. Loss on disposal of investments
3. Investment revaluation			181
4. Other		9,504	838
XII. Pre-tax profit (loss) before extraordinary items (IX+X-XI+/-XII)		95,624	64,603
XIII. Profit (loss) on extraordinary items (XIV.1.-XIV.2.)
1. Extraordinary gains	32
2. Extraordinary losses	33
XIV. Pre-tax profit (loss) (XII+/-XIII)		95,624	64,603
XV. Corporate income tax	34	18,173	21,195
a) current		15,727	19,938
b) deferred		2,446	1,257
XVI. Other mandatory decrease of profit (increase of loss)	35	11,984	6,694
XVII. Net profit (loss) (XIV-XV-XVI)	39	65,467	36,714
Net profit (loss)		65,467	36,714
Weighted average number of ordinary shares (thousand of shares)		16,692	10,192
Earnings (loss) per ordinary share (PLN)	36	3.9	3.6

2.4.3.	Statement of Changes in Shareholders’ Equity

	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
I. Balance of shareholders’ equity at beginning of period	260,117	231,533
a) change in accounting policies
b) correction of fundamental errors	-2,219	-6,768
I.a. Balance of shareholders’ equity at beginning of period, after reconciliation to comparable data	257,898	224,765
1. Balance of share capital at beginning of period	169,000	54,000
1.1. Change in share capital	-50,000	115,000
a) increase, including:		115,000
—share capital increase		115,000
b) decrease	50,000
—treasury shares retired	50,000
1.2. Balance of share capital at end of period	119,000	169,000
2. Balance of called-up share capital not paid at beginning of period
2.1. Change in called-up share capital not paid
a) increase
b) decrease
2.2. Balance of called-up share capital not paid at end of period
3. Treasury shares at beginning of period
3.1. Change in treasury shares
a) increase
b) decrease
3.2. Treasury shares at end of period
4. Balance of reserve funds at beginning of period	55,363	139,985
4.1. Change in reserve funds		-84,622
a) increase, including:		33,900
—distribution of profit (above statutory minimum)		33,900
b) decrease, including:		118,522
—transfer to share capital		115,000
—covered loss		3,522
4.2. Balance of reserve funds at end of period	55,363	55,363
5. Balance of revaluation capital reserve at beginning of period	2,286	1,390
5.1. Change in revaluation capital reserve	-2,286	896
a) increase, including:		896
—balance-sheet valuation of long-term financial assets		896
b) decrease, including:	2,286
—transfer of financial assets to short-term	2,286
5.2. Balance of revaluation capital reserve at end of period		2,286
6. Other capital reserves at beginning of period
6.1. Change in other capital reserves
a) increase
b) decrease
6.2. Other capital reserves at end of period
7. Currency-translation differences on subordinated undertakings
8. Balance of accumulated loss or retained profit brought forward at beginning of period	33,468	36,158
8.1. Balance of retained profit brought forward at beginning of period	35,687	42,926
a) change in accounting policies
b) correction of fundamental errors
8.2. Balance of retained profit brought forward at beginning of period, after reconciliation to comparable data	35,687	42,926
a) increase
b) decrease, including:	35,687	42,926
—allocation of net profit to reserve funds		33,900
—allocation of net profit for dividend	33,020	6,401
—allocation of net profit for performance bonuses to employees	2,260	2,207
—allocation of net profit to the Social Benefits Fund	407	418
8.3. Balance of retained profit brought forward at end of period
8.4. Balance of accumulated loss brought forward at beginning of period
a) change in accounting policies
b) correction of fundamental errors	-2,219	-6,768
8.5. Balance of accumulated loss brought forward at beginning of period, after reconciliation to comparable data	-2,219	-6,768
a) increase, including:	160,250
—surplus of the acquisition cost of retired treasury shares over their par value	160,250
b) decrease, including:		3,522
—loss covered from reserve funds		3,522
8.6. Balance of accumulated loss brought forward at end of period	-162,469	-3,246
8.7. Balance of retained profit or accumulated loss brought forward at end of period	-,162,469	-3,246
9. Net financial result	65,467	36,714
a) net profit	65,467	35,687
b) net loss
c) distribution from profit
d) net gain/loss on restatement made to ensure data comparability		1,027
II. Balance of shareholders’ equity at end of period	77,361	260,117
Proposed distribution of net profit	65,467	35,687
a/ dividend payment		33,020
b/ allocation to reserve funds	61,670
c/ allocation for performance bonuses for employees	3,394	2,260
d/ allocation to the Social Benefits Fund	403	407
III. Shareholders’ equity, after proposed distribution of profit (coverage of loss)	73,564	224,430

2.4.4.	Cash-Flow Statement—Indirect Method

	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
A. Operating cash flow
I. Net profit (loss)	65,467	36,714
II. Total adjustments	37,577	38,828
1. Profit (loss) attributable to minority interests
2. Share in net profit (loss) of subordinated undertakings
valued with equity method
3. Depreciation and amortisation, including:	5,137	5,162
—write-offs on (negative) goodwill of subordinated undertakings
4. Foreign exchange gains (losses)
5. Interest and profit distributions (dividends)	-1
6. Profit (loss) on investment activities	-13,585	-,4,563
7. Change in provisions	1,313	3,709
8. Change in stock	-1,782	2,076
9. Change in accounts receivable	-14,167	21,121
10. Change in short-term liabilities, net of loans and borrowings	33,348	15,005
11. Change in accruals and deferrals	-,278	-,408
12. Other adjustments	27,592	-,3,274
III. Net operating cash flow (I +/- II)-indirect method	103,044	75,542
I. Investing cash inflow	1,552,547	712,751
1. Sale of intangible and tangible fixed assets	107	44
2. Sale of investments in real property and intangible fixed assets
3. From financial assets, including:	1,552,440	712,707,
a) in related undertakings
b) in other undertakings	1,552,440	712,707
—sale of financial assets	1,552,439	712,707
—dividends and profit distributions	1
—repayment of long-term loans advanced
—interest
—other inflow from financial assets
4 . Other investing cash inflow
II. Investing cash outflow	1,650,901	743,546
1. Acquisition of tangible and intangible fixed assets	3,952	5,261
2. Investments in real property and intangible fixed assets
3. On financial assets, including:	1,646,603	738,259
a) in related undertakings
b) in other undertakings	1,646,603	738,259
—acquisition of financial assets	1,646,603	738,259
—long-term loans advanced
4. Dividends and other profit distributions to minority interests
5. Other investing cash outflow	346	26
III. Net investing cash flow (I - II)	-98,354	-30,795
I. Financing cash inflow
1. Net proceeds from issue of shares, other equity instruments and additional contributions to equity
2. Increase in loans and borrowings
3. Issue of debt securities
4. Other financing cash inflow—interest
II. Financing cash outflow	35,279	8,608
1. Purchase of treasury shares
2. Dividends and other distributions to shareholders	33,019	6,402
3. Profit distribution other than distributions to shareholders	2,260	2,206
4. Repayment of loans and borrowings
5. Redemption of debt securities
6. Decrease in other financial liabilities
7. Decrease in financed lease liabilities
8. Interest
9. Other financing cash outflow
III. Net financing cash flow (I - II)	-35,279	-8,608
D. Total net cash flow (A.II +/-B.II +/- C.III)	-30,589	36,139
E. Balance-sheet change in cash, including:	-30,589	36,139
—change in cash resulting from foreign exchange differences
F. Cash at beginning of period	177,272	141,133
G. Cash at end of period (F+/- D), including:	146,683	177,272
—restricted cash	46	74

2.4.5.	Notes to the Financial Statements

NOTE 1

INTANGIBLE FIXED ASSETS	Dec 31 2004	Dec 31 2003
a) development expense
b) goodwill
c) acquired permits, patents, licences, and similar assets, including:	909	1,009
—software		6
d) other intangible fixed assets
e) prepayments for intangible fixed assets
Total intangible fixed assets	909	1,009

CHANGES IN INTANGIBLE FIXED ASSETS (BY TYPE)	development expense	goodwill	acquired permits, patents, licences, and similar assets, including:		other intangible fixed assets	prepayments for intangible fixed assets	Total other intangible fixed assets
				software
Dec 31 2004
a) gross intangible fixed assets at beginning of period			3,020	442	9		3,029
b) increase, including:			399				399
—purchase of software
—purchase of copyrights			49				49
—purchase of trademarks			350				350
c) decrease
—contribution in kind
d) gross intangible fixed assets at end of period			3,419	442	9		3,428
e) accumulated amortisation at beginning of period			2,011	436	9		2,020
f) amortisation for period, including:			499	6			499
—increase			499	6			499
amortisation for current period			499	6			499
—decrease
g) accumulated amortisation at end of period			2,510	442	9		2,519
h) write-off on permanent impairment of value at beginning of period
—increase
—decrease
i) write-off on permanent impairment of value at end of period
j) net intangible fixed assets at end of period			909				909

CHANGES IN INTANGIBLE FIXED ASSETS (BY TYPE)	development expense	goodwill	acquired permits, patents, licences, and similar assets, including:		other intangible fixed assets	prepayments for intangible fixed assets	Total other intangible fixed assets
				software
Dec 31 2003
a) gross intangible fixed assets at beginning of period			2,853	442	9		2,862
b) increase, including:			167				167
—purchase of copyrights			115				115
—purchase of trademarks			52				52
c) decrease
d) gross intangible fixed assets at end of period			3,020	442	9		3,029
e) accumulated amortisation at beginning of period			1,452	424	9		1,461
f) amortisation for period,
including:			559	12			559
—increase			559	12			559
amortisation for current period			559	12			559
—decrease
g) accumulated amortisation at end of period			2,011	436	9		2,020
h) write-off on permanent
impairment of value at beginning of period
—increase
—decrease
i) write-off on permanent
impairment of value at end of
period
j) net intangible fixed assets at end of period			1,009	6			1,009

INTANGIBLE FIXED ASSETS (BY OWNERSHIP)	Dec 31 2004	Dec 31 2003
a) owned	909	1,009
b) used under lease, tenancy or similar contract
Total intangible fixed assets	909	1,009

NOTE 2    GOODWILL OF SUBORDINATED UNDERTAKINGS

The Company does not carry any goodwill of subordinated undertakings in its books.

NOTE 3

TANGIBLE FIXED ASSETS	Dec 31 2004	Dec 31 2003
a) tangible fixed assets, including:	32,086	33,298
—land (including perpetual usufruct)	858	909
—buildings and structures	12,431	12,519
—plant and equipment	17,059	18,091
—vehicles	1,189	1,178
—other tangible fixed assets	549	601
b) tangible fixed assets under construction	77	25
c) prepaid tangible fixed assets under construction	327
Total tangible fixed assets	32,490	33,323

CHANGES IN TANGIBLE FIXED ASSETS (BY TYPE)	land (including perpetual usufruct)	buildings and structures	plant and equipment	vehicles	other tangible fixed assets	Total tangible fixed assets
Dec 31 2004
a) gross tangible fixed assets at beginning of period	1,010	20,057	41,948	3,673	1,474	68,162
b) increase, including:		522	2,365	440	195	3,522
—purchase		522	2,365	440	195	3,522
c) decrease, including:			123	255	2	380
—sale, liquidation			62	255	2	319
—donations			61			61
d) gross tangible fixed assets at end of period	1,010	20,579	44,190	3,858	1,667	71,304
e) accumulated depreciation at beginning of period	101	7,538	23,853	2,495	873	34,860
f) depreciation for period	51	610	3,241	174	245	4,321
—increase, including:	51	610	3,360	370	247	4,638
depreciation for current period	51	610	3,360	370	247	4,638
—decrease, including:			119	196	2	317
—sale, liquidation			58	196	2	256
—donations			61			61
g) accumulated depreciation at end of period	152	8,148	27,094	2,669	1,118	39,181
h) write-offs on permanent impairment of value at beginning of period			4			4
—increase			37			37
—decrease			4			4
i) write-offs on permanent impairment of value at end of period			37			37
j) net tangible fixed assets at end of period	858	12,431	17,059	1,189	549	32,086

CHANGES IN TANGIBLE FIXED ASSETS (BY TYPE)	land (including perpetual usufruct)	buildings and structures	plant and equipment	vehicles	other tangible fixed assets	Total tangible fixed assets
Dec 31 2003
a) gross tangible fixed assets at beginning of period	1,010	19,930	38,797	3,468	1,162	64,367
b) increase, including:		127	4,264	295	319	5,005
—transfer from tangible fixed assets under construction		127	4,264	295	319	5,005
c) decrease, including:			1,113	90	7	1,210
—sale, liquidation			1,113	90	7	1,210
d) gross tangible fixed assets at end of period	1,010	20,057	41,948	3,673	1,474	68,162
e) accumulated depreciation at beginning of period	51	6,937	21,099	2,221	690	30,998
f) depreciation for period, including:	50	601	2,754	274	183	3,862
—increase, including:	50	601	3,398	364	190	4,603
depreciation for period	50	601	3,398	364	190	4,603
—decrease, including:			644	90	7	741
sale, liquidation			644	90	7	741
g) accumulated depreciation at end of period	101	7,538	23,853	2,495	873	34,860
h) write-offs on permanent impairment of value at beginning of period			143			143
—increase			4			4
—decrease			143			143
i) write-offs on permanent impairment of value at end of period			4			4
j) net tangible fixed assets at end of period	909	12,519	18,091	1,178	601	33,298

In 2004, the Company made a revaluation write-off of PLN 37 thousand on permanent impairment in value of tangible fixed assets. The write-off concerned the tangible fixed assets to be liquidated in Q4 2004 and followed from the difference between the value of the assets covered by the write-off and their possible net selling price.

ON-BALANCE-SHEET TANGIBLE FIXED ASSETS (BY OWNERSHIP)	Dec 31 2004	Dec 31 2003
a) owned	32,086	33,298
b) used under lease, tenancy or similar contract
Total on-balance-sheet tangible fixed assets	32,086	33,298

The Company is the perpetual usufructuary of 78,665 m2 of land worth PLN 858 thousand (VAT exclusive).

NOTE 4

CHANGE IN LONG-TERM ACCOUNTS RECEIVABLE (BY TYPE)	Dec 31 2004	Dec 31 2003
a) balance at beginning of period
—gross accounts receivable		128
—revaluation write-off on accounts receivable		128
b) increase
c) decrease, including:
—transfer to short-term accounts receivable		128
—revaluation write-off on accounts receivable		128
d) balance at end of period
—transfer to short-term accounts receivable
—revaluation write-off on accounts receivable

CHANGE IN REVALUATION WRITE-OFFS ON LONG-TERM ACCOUNTS RECEIVABLE	Dec 31 2004	Dec 31 2003
Balance at beginning of period		128
a) increase
b) decrease, including:		128
—transfer to short-term accounts receivable		128
Revaluation write-offs on long-term accounts receivable at end of period

NOTE 5

LONG-TERM FINANCIAL ASSETS	Dec 31 2004	Dec 31 2003
a) in subsidiary undertakings
b) in co-subsidiary undertakings
c) in associated undertakings
d) in major investor
e) in parent undertaking
f) in other undertakings	64	32,886
—shares and other equity interests	64	64
—debt securities
—other securities
—loans advanced
—other long-term financial assets (by type):		32,822
investment fund PKO Credit Suisse Obligacji FIO		32,822
Total long-term fianancial assets	64	32,886

CHANGE IN LONG-TERM FINANCIAL ASSETS (BY TYPE)	Dec 31 2004	Dec 31 2003
a) balance at beginning of period	32,886	31,941
—shares and other equity interests	64	37
—other long-term financial assets	32,822	31,904
b) increase, including:		945
—purchase of shares and other equity interests		27
—balance-sheet valuation		918
c) decrease, including:	32,822
—transfer of other financial assets to short-term financial assets	32,822
d) balance at end of period	64	32,886
—shares and other equity interests	64	64
—other long-term financial assets		32,822

SHARES IN OTHER UNDERTAKINGS
Undertaking (form of incorporation)	Principal place of business	Business profile	Book value of shares	Undertaking’s shareholders’ equity	Share capital
Złoty Medal SA	Poznan	Trade and services		455	755
Concorde Investissement SA	Warsaw	Supervision over subsidiary undertakings	53	38,691	65,000
Przedsiebiorstwo Usługowe	Warsaw	Management of trademarks	11	552	226
ZNAKI WSPÓLNE Sp. z o.o.		and related services

SECURITIES, EQUITY INTERESTS AND OTHER LONG-TERM FINANCIAL ASSETS (BY CURRENCY)	Dec 31 2004	Dec 31 2003
a) in Polish currency	64	32,886
b) in foreign currencies (by currency and restated in PLN)
Total securities, equity interests and other long-term financial assets	64	32,886

SECURITIES, EQUITY INTERESTS AND OTHER LONG-TERM FINANCIAL ASSETS (BY MARKETABILITY)	Dec 31 2004	Dec 31 2003
A. Freely marketable, listed (balance-sheet value)		32,822
a) shares (balance-sheet value):
b) bonds (balance-sheet value):
c) other—by type (balance-sheet value):		32,822
c1 Investment fund PKO Credit Suisse Obligacji FIO		32,822
—revaluation adjustments (balance)		918
—value at beginning of period	32,822	31,904
—value at acquisition cost	30,000	30,000
B. Freely marketable, traded on OTC market (balance-sheet value)
C. Freely marketable, not traded on regulated market (balance-sheet value)
D. With limited marketability (balance-sheet value)	64	64
a) shares (balance-sheet value):	64	64
—revaluation adjustments (balance)		27
—value at beginning of period	64	37
—value at acquisition cost	57	57
b) bonds (balance-sheet value):
c) other—by type (balance-sheet value):
Total value at acquisition cost	30,057	30,057
Total value at beginning of period	32,886	31,941
Total revaluation adjustments (balance)		945
Total balance-sheet value	64	32,886

NOTE 6

CHANGE IN DEFERRED TAX ASSETS	Dec 31 2004	Dec 31 2003
1. Deferred tax assets at beginning of period, including:	7,794	10,027
a) charged to financial result	7,794	10,027
—revaluation write-off on accounts receivable	4,153	4,922
—revaluation write-off on stock	125	64
—provision for retirement and related benefits	2,159	2,934
—provisions for discounts	1,284	1,920
—other	73	187
b) charged to shareholders’ equity
c) charged to (negative) goodwill
2. Increase	74	61
a) charged to financial result for the period in connection with negative timing differences, including:	74	61
—revaluation write-off on stock		61
—other	74
b) charged to financial result for the period in connection with a tax loss
c) charged to shareholders’ equity in connection with negative timing differences
d) charged to shareholders’ equity in connection with a tax loss
e) charged to (negative) goodwill in connection with negative timing differences
3. Decrease, including:	2,011	2,294
a) charged to financial result for the period in connection with negative timing differences, including:	2,011	2,294
—revaluation write-off on accounts receivable	1,240	769
—revaluation write-off on stock	53
—provision for retirement and related benefits	41	775
—provisions for discounts	677	636
—other		114
b) charged to financial result for the period in connection with a tax loss
c) charged to shareholders’ equity in connection with negative timing differences
d) charged to shareholders’ equity in connection with a tax loss
e) charged to (negative) goodwill in connection with negative timing differences
4. Deferred tax assets at end of period, including:	5,857	7,794
a) charged to financial result	5,857	7,794
—revaluation write-off on accounts receivable	2,913	4,153
—revaluation write-off on stock	71	125
—provision for retirement benefits and other	2,118	2,159
—provisions for discounts	608	1,284
—other	147	73
b) charged to shareholders’ equity
c) charged to (negative) goodwill

Negative timing differences	Expiry date	Dec 31 2004	Dec 31 2003
I ASSETS
1. Valuation of stock of products	2005	207	5
2. Revaluation write-off on accounts receivable	until expiry	15,330	21,854
3. Valuation of stock of materials	until expiry	168	650
4. Revaluation write-off on tangible fixed assets	2005	37	4
5. Depreciation of tangible fixed assets	2005	411	321
6. Expenditure related to purchase of short-term investments	2005		5

II SHAREHOLDERS’ EQUITY AND LIABILITIES
1. Liabilities under mandate agreements	2005	16	15
2. Provision for retirement benefits and bonuses	until expiry	11,145	11,360
3. Provision for after-sale discounts	until expiry	3,205	6,768
4. Accrued foreign exchange differences	2005	125	34
5. Provisions for services	until expiry	174
6. Cost of marketing of new product	until expiry	1	1
7. Costs related to liquidation of tangible fixed assets and lease	until expiry	9	7
Total		30,828	41,024

NOTE 7

STOCK	Dec 31 2004	Dec 31 2003
a) materials	12,170	10,093
b) semi-finished products and work in progress	339	698
c) finished products	1,738	1,830
d) goods for resale	69	13
e) pre-paid deliveries	116	16
Total stock	14,432	12,650

Due to value impairment, acting in line with the prudence principle, in 2004 the Company made a PLN 211 thousand revaluation write-off on stock. The write-off was charged to operating expenses and does not represent tax-deductible cost.

NOTE 8

SHORT-TERM ACCOUNTS RECEIVABLE	Dec 31 2004	Dec 31 2003
a) from related undertakings:
b) from other undertakings:	95,347	81,180
—trade debtors (by maturity):	89,151	73,380
—up to 1 year	89,151	73,380
—over 1 year		,
—tax, subsidies, duty, social security, health care and other benefits receivable		4,432
—other	6,193	3,368
—under court proceedings	3	,
Total net short-term accounts receivable	95,347	81,180
c) revaluation write-offs on accounts receivable	50,146	60,025
Total gross short-term accounts receivable	145,493	141,205

CHANGE IN REVALUATION WRITE-OFFS ON SHORT-TERM ACCOUNTS RECEIVABLE	Dec 31 2004	Dec 31 2003
Balance at beginning of period	60,025	44,947
a) increase, including:	20,309	44,097
—creation of revaluation write-offs	20,309	43,970
—transfers between accounts receivable		127
b) decrease, including:	30,188	29,019
—release of revaluation write-offs	23,899	26,019
—use of revaluation adjustment	6,289	3,000
Revaluation write-offs on short-term accounts receivable at end of period	50,146	60,025

GROSS SHORT-TERM ACCOUNTS RECEIVABLE (BY CURRENCY)	Dec 31 2004	Dec 31 2003
a) in Polish currency	144,948	140,904
b) in foreign currencies (by currency and restated in PLN)	545	301
b1. unit / currency … /EUR	3
PLN ’000	11
b2. unit / currency …/ USD	179	82
PLN ’000	534	301
Total gross short-term accounts receivable	145,493	141,205

MATURITY STRUCTURE OF GROSS TRADE DEBTORS—AS FROM THE BALANCE-SHEET DATE	Dec 31 2004	Dec 31 2003
a) up to 1 month	13,743	28,794
b) from 1 month to 3 months	9,957	14,337
c) from 3 months to 6 months
d) from 6 months to 1 year
e) over 1 year
f) past due trade debtors	108,087	90,126
Total gross trade debtors	131,787	133,257
g) revaluation adjustments on trade debtors	42,636	59,877
Total net trade debtors	89,151	73,380

GROSS PAST DUE TRADE DEBTORS—BY PERIOD OF DELAY	Dec 31 2004	Dec 31 2003
a) up to 1 month	63,691	28,177
b) from 1 month to 3 months	2,363	10,578
c) from 3 months to 6 months	341	6,018
d) from 6 months to 1 year	2,628	6,749
e) over 1 year	39,064	38,604
Total gross past due trade debtors	108,087	90,126
f) revaluation adjustments on past due trade debtors	42,636	59,877
Total net past due trade debtors	65,451	30,249

NOTE 9

TOTAL PAST DUE ACCOUNTS RECEIVABLE	Dec 31 2004	Dec 31 2003
Gross past due accounts receivable, including:	108,106	90,274
—gross disputed accounts receivable	19	148
a) gross trade debtors	108,087	90,126
b) other gross accounts receivable
c) gross accounts under court proceedings	19	148
Revaluation write-offs on past due accounts receivable, including:	42,652	60,025
—revaluation write-offs on disputed accounts receivable	16	148
Net past due accounts receivable, including:	65,454	30,249
~Net disputed accounts receivable	3

NOTE 10

SHORT-TERM FINANCIAL ASSETS	Dec 31 2004	Dec 31 2003
a) in subsidiary undertakings
b) in co-subsidiary undertakings
c) in associated undertakings
d) in major investor
e) in parent undertaking
f) in other undertakings	161,153	53,209
—shares and other equity interests
—accounts receivable under dividend and other profit distributions
—debt securities
—other securities (by type)	155,964	53,209
Bonds	44,411	53,209
treasury bills	36,415
DWS fund	41,966
certificates of deposit	33,172
—loans advanced
—other short-term financial assets (by type)	5,189
deposits with maturity over 3 months	5,189
g) cash and cash equivalents, including:	146,683	177,272
—cash in hand and cash at banks	2,906	6,059
—other cash	143,777	171,213
—other cash equivalents
Total short-term financial assets	307,836	230,481

SECURITIES, EQUITY INTERESTS AND OTHER SHORT-TERM FINANCIAL ASSETS (BY CURRENCY)	Dec 31 2004	Dec 31 2003
a) in Polish currency	306,836	229,821
b) in foreign currencies (by currency and restated in PLN)	1,000	660
b1. unit / currency … /USD	334	179
PLN	1,000	659
b2. unit / currency … /EUR
PLN		1
Other currencies in PLN
Total securities, equity interests and other short-term financial assets	307,836	230,481

SECURITIES, EQUITY INTERESTS AND OTHER SHORT-TERM FINANCIAL ASSETS (BY MARKETABILITY)	Dec 31 2004	Dec 31 2003
A. Freely marketable, listed (balance-sheet value)	86,568	25,443
a) shares (balance-sheet value):
b) bonds (balance-sheet value):	8,187	25,443
—fair value
—market value	8,187	25,443
—value at acquisition cost	7,659	25,114
c) other—by type (balance-sheet value):	78,381
c1 treasury bills	36,415
—fair value
—market value	36,415
—value at acquisition cost	34,931
c2) DWS fund	41,966
—fair value
—market value	41,966
—value at acquisition cost	40,000
B. Freely marketable, traded on OTC market (balance-sheet value)
C. Freely marketable, not listed on regulated market (balance-sheet value)	69,396	27,767
a) shares (balance-sheet value):
b) bonds (balance-sheet value):	36,224	27,767
—fair value
—market value	36,224	27,767
—value at acquisition cost	34,000	27,532
c) other—by type (balance-sheet value):	33,172
c1) certificates of deposit	33,172
—fair value
—market value	33,172
—value at acquisition cost	33,076
D. With limited marketability (balance-sheet value)
Total value at acquisition cost	149,666	52,646
Total value at beginning of period	53,209	23,308
Total revaluation adjustments (balance)	6,298	563
Total balance-sheet value	155,964	53,209

CASH AND CASH EQUIVALENTS (BY CURRENCY)	Dec 31 2004	Dec 31 2003
a) in Polish currency	145,683	176,612
b) in foreign currencies (by currency and restated in PLN)	1,000	660
b1. unit / currency USD	334	179
PLN ‘000	1,000	659
b2. unit / currency EUR
PLN ‘000		1
other currencies in PLN ‘000
Total cash and cash equivalents	146,683	177,272

NOTE 11

SHORT-TERM PREPAYMENTS AND ACCRUED INCOME	Dec 31 2004	Dec 31 2003
a) prepayments, including:	268	284
—licences	48	45
—subscriptions	19	18
—training and other	39	51
—insurance	91	86
—insurance agreement with Amplico	20	19
—trademarks—purchased	18	15
—Zubrówka-related projects	2	2
—costs of new products		48
—other	31
b) other prepayments and accrued income
Total short-term prepayments and accrued income	268	284

Rozdział VIII—Sprawozdania finansowe

NOTE 12

SHARE CAPITAL (STRUCTURE)
Series / issue	Type of shares	Type of preference	Type of restrictions	Number of shares	Value of series / issue at par	Manner of payment	Registration date	Dividend right (since)
A 000000001 - A 005400000	ordinary registered shares			5,400	54,000	contribution in kind	Oct 26 1998	Oct 26 1998
B 005400001 - B 016900000	ordinary registered shares			6,500	65,000	transfer from reserve funds	Jul 25 2003	Jun 28 2003
Total number of shares				11,900
Total share capital					119,000

NOTE 13 CALLED UP SHARE CAPITAL NOT PAID

The Company did not carry any called up share capital not paid in its books.

NOTE 14 TREASURY SHARES

The Company did not carry any treasury shares in the books.

NOTE 15

RESERVE FUNDS	Dec 31 2004	Dec 31 2003
a) share premium account
b) statutory reserve funds
c) set up pursuant to the Articles of Association	55,363	55,363
d) additional contributions to equity
e) other (by type)
Total reserve funds	55,363	55,363

NOTE 16

REVALUATION CAPITAL RESERVE	Dec 31 2004	Dec 31 2003
a) revaluation of tangible fixed assets
b) profit/loss on valuation of financial instruments, including:		2,822
—valuation of hedging instruments
c) deferred income tax		-536
d) currency-translation differences on foreign-currency branches
e) other (by type)
Total revaluation capital reserve		2,286

NOTE 17 OTHER CAPITAL RESERVE

The Company did not carry any other capital reserve.

NOTE 18 RETAINED PROFIT (ACCUMULATED LOSS) BROUGHT FORWARD

In 2004, the Company retired shares by way of share capital reduction. The par value of the retired shares was PLN 50,000 thousand, and the compensation due to the holder of the retired shares was PLN 210,250 thousand.

The surplus of the acquisition cost of the shares to be retired over their par value, amounting to PLN 160,250 thousand, was charged to the accumulated loss brought forward.

Moreover, the accumulated loss brought forward disclosed in the financial statements included the corrections of the fundamental errors relating to the previous years, in the amount of PLN 2,219 thousand.

NOTE 19 DEDUCTIONS FROM NET PROFIT IN THE FINANCIAL YEAR

The Company did not carry any deductions from net profit in the financial year.

NOTE 20

CHANGE IN DEFERRED TAX PROVISIONS	Dec 31 2004	Dec 31 2003
1. Deferred tax provisions at beginning of period, including:	2,748	3,701
a) charged to financial result	2,212	3,187
—investment tax relief	1,499	2,489
—depreciation and amortisation (30%)	382	251
—interest on deposits		106
—valuation of short-term assets	324	341
—other	7
b) charged to shareholders’ equity	536	514
—long-term instruments	536	514
c) charged to (negative) goodwill
2. Increase, including:	732	160
a) charged to financial result in connection with positive timing differences, including:	732	138
—depreciation and amortisation (30%)	102	131
—interest on deposits	37
—valuation of short-term assets	593
—other		7
b) charged to shareholders’ equity		22
—long-term instruments		22
c) charged to (negative) goodwill in connection with positive timing differences, including:
3. Decrease, including:	759	1,113
a) charged to financial result in connection with positive timing differences, including:	223	1,113
—investment tax relief	216	990
—interest on deposits		106
—valuation of short-term assets		17
—other	7
b) charged to shareholders’ equity	536
—long-term instruments	536
c) charged to (negative) goodwill in connection with positive timing differences
4. Total deferred tax provisions at end of period	2,721	2,748
a) charged to financial result	2,721	2,212
—investment tax relief	1,283	1,499
—depreciation and amortisation (30%)	484	382
—interest on deposits	37
—valuation of short-term assets	917	324
—other		7
b) charged to shareholders’ equity		536
—long-term instruments		536
c) charged to (negative) goodwill

POSITIVE TIMING DIFFERENCES	Expiry date	Dec 31 2004	Dec 31 2003
I ASSETS
1. Accounting depreciation slower than tax depreciation	until expiry	9,303	9,898
2. Interest due	2005	192
3. Write-off on financial assets	2005	4,824	1,704
4. Write-off on long-term financial assets			2,822
II SHAREHOLDERS’ EQUITY AND LIABILITIES
1. Accrued positive timing differences	2005		40
Total		14,319	14,464

CHANGE IN LONG-TERM PROVISION FOR RETIREMENT AND RELATED BENEFITS (BY CATEGORY)	Dec 31 2004	Dec 31 2003
a) balance at beginning of period	10,000	9,714
—jubilee awards and retirement severance pays	10,000	9,714
b) increase, including:		286
—jubilee awards and retirement severance pays		286
c) use
d) release, including:	310
—jubilee awards and retirement severance pays	310
e) balance at end of period	9,690	10,000
—jubilee awards and retirement severance pays	9,690	10,000

CHANGE IN SHORT-TERM PROVISIONS FOR RETIREMENT AND RELATED BENEFITS (BY CATEGORY)	Dec 31 2004	Dec 31 2003
a) balance at beginning of period	1,360	1,152
—jubilee awards and retirement severance pays	1,360	1,152
b) increase, including:	1,205	1,444
—jubilee awards and retirement severance pays	1,205	1,444
c) use, including:	1,110	1,236
—jubilee awards and retirement severance pays	1,110	1,236
d) release
e) balance at end of period	1,455	1,360
—jubilee awards and retirement severance pays	1,455	1,360

CHANGE IN OTHER LONG-TERM PROVISIONS (BY CATEGORY)	Dec 31 2004	Dec 31 2003
a) balance at beginning of period	64	64
—BGZ Słupsk—claim	64	64
b) increase
c) use
d) release
e) balance at end of period	64	64
—BGZ Słupsk—claim	64	64

CHANGE IN OTHER SHORT-TERM PROVISIONS (BY CATEGORY)	Dec 31 2004	Dec 31 2003
a) balance at beginning of period	6,768	7,604
—provisions for discounts	6,768	7,110
—services—MAKRO		449
—services—REAL		45
b) increase, including:	67,678	40,964
—provisions for discounts	67,504	40,964
—provision for excise tax	174
c) used, including:	71,067	41,800
—provisions for discounts	71,067	41,306
—services—MAKRO		449
—services—REAL		45
d) released
e) balance at end of period	3,379	6,768
—provisions for discounts	3,205	6,768
—provision for excise tax	174

NOTE 21 LONG-TERM LIABILITIES

The Company did not carry any long-term liabilities.

NOTE 22

SHORT-TERM LIABILITIES	Dec 31 2004	Dec 31 2003
a) subsidiary undertakings
b) co-subsidiary undertakings
c) associated undertakings
d) major investor
e) parent undertaking
f) other undertakings	359,530	115,634
—loans and borrowings
—debt securities in issue
—dividends
—other financial liabilities
—trade creditors (by maturity):	17,526	15,748
—up to 1 year	17,526	15,748
—over 1 year
—prepaid deliveries		2
—promissory notes payable
—tax, duty, social security payable	130,367	98,311
—salaries and wages payable	1,221	1,483
—other (by category):	210,416	90
compensation for retired shares due to the State Treasury	210,250
capital expenditure	41	16
Other	125	74
g) special accounts (by category)	2,180	2,050
—Social Benefits Fund	2,176	2,046
—Employee fund	4	4
Total short-term liabilities	361,710	117,684

SHORT-TERM LIABILITIES (BY CURRENCY)	Dec 31 2004	Dec 31 2003
a) in Polish currency	361,707	116,282
b) in foreign currencies (by currency and restated in PLN)	3	1,402
b1. unit / currency / EUR... /...
PLN	1	702
b1. unit / currency / USD... /...		184
PLN	1	697
other currencies in PLN	1	4
Total short-term liabilities	361,710	117,684

NOTE 23

OTHER ACCRUALS AND DEFERRED INCOME	Dec 31 2004	Dec 31 2003
a) accrued expenses, including:
—long-term
—short-term
b) deferred income, including:	823	866
—long-term (by category)	775	816
—perpetual usufruct of land	775	816
—short-term (by category)	48	50
—perpetual usufruct of land	48	50
Total other accruals and deferred income	823	866

NOTE 24 CONTINGENT ACCOUNTS RECEIVABLE AND LIABILITIES

The Company did not carry any contingent accounts receivable or liabilities.

NOTE 25

NET REVENUE ON SALES OF PRODUCTS (BY TYPE AND ACTIVITY)	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
Revenue on sales of finished products	1,166,655	970,138
Total net revenue on sales of products	1,166,655	970,138
—including from related undertakings

NET REVENUE ON SALES OF PRODUCTS (GEOGRAPHICAL STRUCTURE)	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) domestic market	1,151,224	951,993
—finished products	1,151,224	951,993
b) exports	15,431	18,145
—finished products	15,431	18,145
Total net revenue on sales of products	1,166,655	970,138
—including from related undertakings

NOTE 26

NET REVENUE ON SALES OF GOODS FOR RESALE AND MATERIALS (BY TYPE AND ACTIVITY)	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
Retail sales, including:
—from related undertakings
Sales of goods for resale, including:	757	303
—from related undertakings
Sales of materials, including:	1,450	3,081
—from related undertakings
—other
Total net revenue on sales of goods for resale and materials	2,207	3,384
—including from related undertakings

NET REVENUE ON SALES OF GOODS FOR RESALE AND MATERIALS (GEOGRAPHICAL STRUCTURE)	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) Domestic market, including:	2,144	3,309
—from related undertakings
Retail sales, including:
—from related undertakings
Sales of goods for resale, including:	757	303
—from related undertakings
Sales of materials, including:	1,387	3,006
—from related undertakings
b) Exports, including:	63	75
—from related undertakings
Sales of goods for resale, including:
—from related undertakings
Sales of materials, including:	63	75
—from related undertakings
Total net revenue on sales of goods for resale and materials, including:	2,207	3,384
—from related undertakings

NOTE 27

COST BY TYPE	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) depreciation and amortisation	5,047	5,162
b) raw materials and energy used	156,980	125,672
c) contracted services	31,348	27,834
d) taxes and charges	862,978	708,017
e) salaries and wages	23,523	23,011
f) social security and other benefits	6,847	6,821
g) other cost by type, including:	8,531	293
—property insurance	182	172
—sales support expense	8,145
—death benefits and severance pays	33
—business trips	107	91
—membership fees	51	6
—other costs	13	24
Total cost by type	1,095,254	896,810
Change in stock, products, accruals and deferrals	254	1,396
Cost of products for own needs (negative value)	-694	-995
Selling costs (negative value)	-902,999	-735,421
General and administrative expenses (negative value)	-23,309	-22,954
Cost of products sold	168,506	138,836

NOTE 28

OTHER OPERATING INCOME	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) released provisions, including:	3,563	342
—provisions for discounts	3,563	342
b) other, including:	24,729	26,918
—revaluation of current assets	416	87
—donations received	8	1
—contractual penalties received	14	8
—remitter’s remuneration	9	9
—stocktaking surplus		7
—reversed revaluation write-offs on fixed assets	4	143
—other sales revenue	609	578
—compensation for trademarks		65
—amortisation write-offs on perpetual usufruct of land	44	50
—compensation received	7	40
—claims recovered	23,609	25,929
—other income	9	1
Total other operating income and provisions	28,292	27,260

NOTE 29

OTHER OPERATING EXPENSES	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) created provisions, including:	174
—provision for excise tax	174
b) other, including:	1,234	2,165
—donations	155	176
—accounts receivable written-off	319	1
—expenses related to trade unions, supervisory board and other	8	13
—court and legal fees	69	1,039
—cost related to a dispute	134	49
—cost related to other sales	329	516
—compensation for trademarks	31	241
—cost of post-accident repair	7	28
—depreciation of tangible fixed assets	90
—other	92	102
Total other operating expenses	1,408	2,165

NOTE 30

FINANCIAL INCOME UNDER DIVIDEND AND OTHER PROFIT DISTRIBUTIONS	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) from related undertakings
b) from other undertakings	1
Total financial income under dividend and other profit distributions	1

INTEREST INCOME	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) interest on loans advanced, including:
from related undertakings
from other undertakings
b) other interest, including:	3,115	6,375
from related undertakings
from other undertakings	3,115	6,375
Total interest income	3,115	6,375

OTHER FINANCIAL INCOME	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) foreign exchange gains		15
—net foreign currency translation differences		15
—unrealised
b) released provisions
c) other		26
Total other financial income		41

NOTE 31

INTEREST EXPENSE	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) interest on loans and borrowings, including:
to related undertakings
to other undertakings
b) other interest, including:	57	2
to related undertakings
to other undertakings	57	2
Total interest expense	57	2

OTHER FINANCIAL EXPENSES	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
a) foreign exchange losses, including:	264
—net foreign currency translation differences	264
b) created provisions, including:	7	832
—provisions for financial income	7	832
c) other, including:	9,233	6
—provisions for Social Benefits Fund	5	5
—gain/loss on sale of claims	1,734
—write-off for accounts receivable on sale of claims	7,494
—other expenses		1
Total other financial expenses	9,504	838

NOTE 32 EXTRAORDINARY GAINS

The Company did not carry any extraordinary gains.

NOTE 33 EXTRAORDINARY LOSSES

The Company did not carry any extraordinary losses.

NOTE 34

CURRENT INCOME TAX	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
1. Pre-tax profit (loss)	95,624	64,603
2. Consolidation adjustments
3. Differences between pre-tax profit (loss) and tax base (by category)	-12,849	9,244
—increase in tax base	2,163	2,381
—elimination from income	-29,548	-28,649
—non-tax deductible costs	28,213	47,661
—increase in tax expense	-13,564	-11,973
—value of donations—tax deductions and investment relief	-113	-176
4. Tax base	82,775	73,847
5. Corporate income tax at the rate applicable in a given year	15,727	19,938
6. Increase, reliefs, exemptions, allowances, and reductions in/of corporate income tax
7. Current corporate income tax disclosed in the tax return for the period, including:	15,727	19,938
—disclosed in the profit and loss account	15,727	19,938
—relating to items which decreased or increased the shareholders’ equity
—relating to items which decreased or increased (negative) goodwill

DEFERRED INCOME TAX AS DISCLOSED IN THE PROFIT AND LOSS ACCOUNT	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
—decrease (increase) in connection with (reversed) timing differences
—decrease (increase) in connection with tax rate changes		2,032
—decrease (increase) in connection with tax loss not recognised previously, tax relief or negative timing difference brought forward
—decrease (increase) in connection with written-off deferred tax assets or inability to use provision for the deferred income tax
—other components of the deferred income tax (by category)	2,446	-775
in connection with accounts receivable and other expected income	1,937	-1,180
in connection with reclassified long-term assets	536
in connection with liabilities and other expected losses	-27	405
Total deferred income tax	2,446	1,257

NOTE 35

OTHER MANDATORY DECREASE OF PROFIT (INCREASE OF LOSS), INCLUDING:	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
—distribution from profit	11,984	6,694
Total other mandatory decrease of profit (increase of loss)	11,984	6,694

NOTE 36 EARNINGS PER SHARE

Earnings per share were established by dividing the profit in the given period attributable to ordinary shares by the weighted average number of ordinary shares in a given period.

NOTE 37

PROPOSED DISTRIBUTION OF NET PROFIT	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – 31 12 2003
a/ dividend paid		33,020
b/ transfer to reserve funds	61,670
c/ employee bonus from net profit	3,394	2,260
d/ contributions to the Social Benefits Fund	403	407
Total	65,467	35,687

NOTE 38

OPERATING CASH FLOW (indirect method)	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
I. Net profit (loss)	65,467	36,714
II. Total adjustments	37,577	38,828
1. Profit (loss) attributable to minority interests
2. Share in net profit (loss) of subordinated undertakings consolidated with equity method
3. Depreciation and amortisation	5,137	5,162
4. Foreign exchange gains (losses)
5. Interest and profit distributions (dividend)	-1
6. Profit (loss) on investment activities	-13,585	-4,563
7. Change in provisions	1,313	3,709
8. Change in stock	-1,782	2,076
9. Change in accounts receivable	-14,167	21,121
10. Change in short-term liabilities (net of loans and borrowings)	33,348	15,005
11. Change in prepayments and accrued income	-278	-408
12. Other adjustments	27,592	-3,274
III. Net operating cash flow (I+/-II)	103,044	75,542

2.4.6.	Notes to the Cash-Flow Statement

NOTE 39

STRUCTURE OF CASH AND CASH EQUIVALENTS AS DISCLOSED IN CASH-FLOW STATEMENT	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
—cash in hand and at banks	2,906	6,059
—other cash	143,777	171,213
Total	146,683	177,272

MATERIAL ADJUSTMENTS TO OPERATING CASH FLOW DISCLOSED IN OTHER ADJUSTMENTS	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
1. Total adjustments—operating activities	37,577	38,828
—5% of adjustments in operating activities	1,879	1,941
a) other adjustments to operating activities	27,592	-3,274
—adjustments to opening balance	-2,219	-3,246
—asset revaluation adjustments		-28
—accrued interest on time deposits	-189
—transfer of long-term investments to short-term investments	30,000

OTHER MATERIAL INVESTING CASH INFLOW AND OUTFLOW DISCLOSED IN OTHER INFLOW ON FINANCIAL ASSETS AND OTHER INVESTING OUTFLOW	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
1. Total inflow—investing activities	1,552,547	712,751
—5% of inflow in investing activities	77,627	35,638
a) Total other investing inflow
2. Total outflow—investing activities	1,650,901	743,546
5% of ouflow in investing activities	82,545	37,177
a) Other investing outflow	346	26

OTHER MATERIAL FINANCING CASH INFLOW AND OUTFLOW DISCLOSED IN OTHER FINANCING INFLOW AND OTHER FINANCING OUTFLOW	Jan 1 2004 – Dec 31 2004	Jan 1 2003 – Dec 31 2003
1. Total inflow—financing activities
5% of inflow in financing activities
a) Total other financing inflow
2. Total outflow—financing activities	35,279	8,608
5% of outflow in financing activities	1,764	430
a) Total other financing outflow

The value of the other adjustments to inflow and outflow on a given activity is lower than the adopted materiality threshold.

Reconciliation of balance-sheet changes in some items and changes in these items as disclosed in the cash-flow statement:

•	there are no differences between the balance-sheet changes in accounts receivable and the change in accounts receivable as disclosed in the cash-flow statement;

•	the difference between the balance-sheet change in liabilities and the change in liabilities as disclosed in the cash-flow statement concerns the investment-related liabilities amounting to (-) PLN 21 thousand, liabilities under settlements with shareholders (-) PLN 210,250 thousand, and contribution from net profit to the Social Benefits Fund in the amount of (-) PLN 407 thousand;

•	the difference between the balance-sheet change in prepayments and accrued income and the change in prepayments and accrued income as disclosed in the cash-flow statement concerns the deferred tax provisions and assets charged to the profit (loss) brought forward in the amount of (-) PLN 2,188 thousand;

•	the differences between the balance-sheet change in provisions and the change in provisions as disclosed in the cash-flow statement concerns the provision for deferred tax transferred from revaluation capital reserve to the profit and loss account in the amount of PLN 537 thousand, and charging the provisions for employee and related benefits to the profit brought forward in the amount of PLN 4,407 thousand;

•	there are no differences between the balance-sheet change in stock and the change in stock as disclosed in the cash-flow statement.

2.4.7.	Supplementary Notes

NOTE 40 INFORMATION ON FINANCIAL INSTRUMENTS

No.	Description (Jan 1 –Dec 31 2004)	Financial assets available for sale
1	Balance at beginning of period, including:	214,887
	Valuation	1,997
2	Increase	1,786,254
	—purchase	1,746,658
	—reclassification	30,000
	—valuation	9,596
3	Decrease	1,739,798
	—sale	1,734,999
	—valuation	4,799
4	Balance at end of period, including:	261,343
4.1	Short-term financial assets disclosed in the balance sheet	261,343
	a) other short-term financial assets	5,189
	b) other securities	155,965
	c) other cash	100,189

The Company holds only financial assets available for sale.

Description of financial instruments:

The Company’s short-term financial assets as at December 31st 2004 include primary financial instruments which comprise:

•	bonds, whose total fair value stands at PLN 69,482 thousand.

No.	Instrument	Issuer	Number	Acquisition cost	Redemption value	Fair value as at Dec 31 2004	Revaluation / revaluation write-off as at Dec 31 2004	Transaction date	Maturity
1	Bonds	State Treasury OK0805	8,500	7,659	8,500	8,188	529	Nov 7 2003	Aug 21 2005
2	Bonds	Volkswagen Poznan Sp. z o.o.	80	7,943	8,000	7,975	32	Dec 9 2004	Jan 17 2005
3	Bonds	Volkswagen Leasing Polska Sp. z o.o.	86	8,500	8,600	8,522	22	Dec 20 2004	Feb 22 2005
4	Bonds	ESI DISTRIBUTION Sp. z o.o.	266	2,624	2,660	2,633	9	Dec 13 2004	Feb 25 2005
5	Bonds	CENTRAL PROPERTIES SA	600	5,920	6,000	5,940	20	Dec 13 2004	Feb 25 2005
6	A Bonds	Province of Białystok	10,000	1,000	1,078	1,025	25	Sep 8 2004	Sep 8 2005
7	B Bonds	Province of Białystok	30,000	3,000	3,239	3,075	75	Sep 8 2004	Sep 8 2005
8	C Bonds	Province of Białystok	40,000	4,000	4,317	4,056	56	Oct 27 2004	Oct 27 2005
9	D Bonds	Province of Białystok	40,000	4,000	4,314	4,041	41	Nov 13 2004	Nov 13 2005
10	E Bonds	Province of Białystok	40,000	4,000	4,308	4,029	29	Nov 27 2004	Nov 27 2005
11	F Bonds	Province of Białystok	40,000	4,000	4,310	4,029	29	Nov 27 2004	Nov 27 2005
12	Bonds	City of Rzeszów	60,000	6,000	6,446	6,027	27	Dec 9 2004	Dec 9 2005
13	Bonds	IKEA POLSKA SA	4	2,000	2,270	2,334	334	Sep 27 2004	May 12 2006
14	Bonds	IKEA POLSKA SA	12	6,000	6,732	7,608	1 608	Nov 24 2004	Nov 24 2010
	Total bonds			66,646	70,774	69,482	2,836

•	treasury bills, whose total fair value stands at PLN 74,009 thousand

No.	Instrument	Issuer	Number	Acquisition cost	Redemption value	Fair value as at Dec 31 2004	Revaluation/ revaluation write-off as at Dec 31 2004	Transaction date	Maturity
1	sbb bills	State Treasury	1,055	10,000	10,049	10,028	28	Dec 15 2004	Jan 12 2005
2	sbb bills	State Treasury	632,	5,992	6,030	6,012	20	Dec 20 2004	Jan 24 2005
3	sbb bills	State Treasury	1,223	12,000	12,077	12,028	28	Dec 20 2004	Jan 25 2005
4	repo bills	State Treasury	965	9,506	9,567	9,526	20	Dec 20 2004	Jan 25 2005
5	bills	State Treasury	3,000	28,203	30,000	29,422	1,219	Apr 28 2004	Apr 27 2005
6	bills	State Treasury	700	6,728	7,000	6,993	265	May 13 2004	Jan 5 2005
	Total bills			72,429	74,723	74,009	1,580

•	certificates of deposit held by the Company, whose total fair value stands at PLN 70,701 thousand

No.	Instrument	Issuer	Number	Acquisition cost	Redemption value	Fair value as at Dec 31 2004	Revaluation/ revaluation write-off as at Dec 31 2004	Transaction date	Maturity
1	certificates of deposit	AIG Bank POLSKA SA	164	16,198	16,400	16,261	63	Dec 10 2004	Feb 15 2005
2	certificates of deposit	AIG Bank POLSKA SA	15	1,481	1,500	1,487	6	Dec 10 2004	Feb 15 2005
3	certificates of deposit	GMAC BANK POLSKA SA	12	5,923	6,000	5,941	18	Dec 10 2004	Feb 21 2005
4	certificates of deposit	GMAC BANK POLSKA SA	10	4,934	5,000	4,949	15	Dec 15 2004	Feb 25 2005
5	certificates of deposit	GMAC BANK POLSKA SA	18	8,863	9,000	8,890	27	Dec 15 2004	Mar 7 2005
6	certificates of deposit	VW BANK POLSKA SA	27	2,624	2,700	2,635	11	Dec 15 2004	May 23 2005
7	certificates of deposit	VW BANK POLSKA SA	72	6,991	7,200	7,026	35	Dec 13 2004	May 23 2005
8	certificates of deposit	BRE BANK SA	155	15,033	15,500	15,060	27	Dec 21 2004	Jun 10 2005
9	certificates of deposit	BRE BANK SA	87	8,429	8,700	8,452	23	Dec 16 2004	Jun 10 2005
	Total certificates of deposit			70,476	72,000	70,701	225

•	units in DWS Polska FIO Rynku Pienieznego Plus investment fund and time deposits whose total fair value stands at PLN 47,155 thousand

No.	Instrument	Issuer	Number	Acquisition cost	Fair value as at Dec 31 2004	Revaluation / revaluation write-off as at Dec 31 2004	Transaction date	Maturity
1	DWS POLSKA FIO RYNKU PIENIEZNEGO PLUS		280	40,000	41,966	1,966
2	deposit	BGK of Białystok		2,000	2,078	78	May 7 2004	May 6 2005
3	deposit	BGK of Białystok		3,000	3,111	111	May 20 2004	May 6 2005
	Total deposits with maturity of more than three months			5,000	5,189	189

•	interest income on debt instruments

	Unrealised interest as at Dec 31 2004
Instrument	up to three months	over three months	Realised interest
bonds	82	2,753	2,150
bills	96	1,484
certificates of deposit	128	96
DWS Polska		1,966

•	fair value – established on the basis of valuations of the securities portfolio performed by banks,

•	the Company charges the effects of revaluation of financial assets available for sale to financial income and expenses, as appropriate,

•	the Company enters financial instruments into accounting records as at the transaction date,

•	the Company does not hold any financial instruments valued at the adjusted acquisition cost,

•	the Company is not exposed to interest rate risk, as in invests only in safe securities (guaranteed by the State Treasury, banks, or parent undertakings which have the highest rating),

•	the Company does not hold any hedging instruments.

NOTE 41 OFF-BALANCE-SHEET ITEMS, NAMELY CONTINGENT LIABILITIES SUCH AS GUARANTEES AND SURETIES (INCLUDING PROMISSORY NOTES) ISSUED BY THE COMPANY

The Company has no such liabilities.

NOTE 42 LIABILITIES TOWARDS CENTRAL OR LOCAL BUDGETS UNDER OWNERSHIP RIGHTS TO BUILDINGS AND STRUCTURES

The Company has no such liabilities.

NOTE 43 INFORMATION ON REVENUES GENERATED, COSTS INCURRED AND RESULTS ON OPERATIONS DISCONTINUED IN THE FINANCIAL PERIOD OR TO BE DISCONTINUED IN THE FOLLOWING PERIOD

In the period January 1st – December 31st 2004, the Company did not discontinue any operations nor does it plan to do so in the next 12 months.

NOTE 44 PRODUCTION COST OF TANGIBLE FIXED ASSETS UNDER CONSTRUCTION AND TANGIBLE FIXED ASSETS FOR OWN NEEDS

No.	Item	Total expenditure	Including cost of production using own resources
1	Group 1	341	138
2	Group 2	156	72
4	Group 4	2,227	260
5	Group 5	86	45
6	Group 6	128
7	Group 7	440	9
8	Group 8	196
9	Intangible fixed assets	399
	Total	3,973	524

NOTE 45 CAPITAL EXPENDITURE (INCLUDING ON NON-FINANCIAL FIXED ASSETS) INCURRED OR PLANNED FOR THE NEXT 12 MONTHS

Capital expenditure on	Incurred in the current financial year	Planned for the next financial year
1) intangible fixed assets	399	500
2) tangible fixed assets, including:	3,497	9,470
—environmental protection projects	158	175
3) fixed assets under construction	77
—environmental protection projects
Total	3,973	9,970

NOTE 46 RELATED PARTY TRANSACTIONS, INCLUDING ASSIGNMENT OF RIGHTS OR OBLIGATIONS

The Company did not execute any transactions with related undertakings involving assignment of rights and/or obligations.

NOTE 47 DATA ON RELATED

The Company does not have any related undertakings.

NOTE 48 INFORMATION ON JOINT VENTURES NOT SUBJECT TO CONSOLIDATION

In the reporting period, the Company was not party to any joint ventures with other undertakings.

NOTE 49 INFORMATION ON AVERAGE EMPLOYMENT, BY OCCUPATIONAL GROUPS

Jan 1 2004 – Dec 31 2004
Blue collar positions	288
White collar positions	103
Total employees	391

NOTE 50 TOTAL REMUNERATION AND BONUSES (IN CASH AND KIND) PAID OR PAYABLE TO MEMBERS OF EXECUTIVE BOARD AND SUPERVISORY BOARD (SEPARATELY)

Jan 1 2004 – Dec 31 2004
Executive Board	868
Supervisory Board	149
Total remuneration	1,017

NOTE 51 VALUE OF OUTSTANDING PREPAYMENTS, LOANS, GUARANTEES, SURETIES OR OTHER AMOUNTS RECEIVABLE UNDER OTHER AGREEMENTS PROVIDING FOR PERFORMANCE TO THE BENEFIT OF THE COMPANY, GRANTED BY THE COMPANY TO MEMBERS OF ITS MANAGEMENT AND SUPERVISORY STAFF

Loans advanced from the Company’s Social Benefits Fund	Interest rate	Repayment terms	As at Dec 31 2004
Executive Staff
Supervisory Staff	1%	12 months	5

NOTE 52 SIGNIFICANT EVENTS RELATING TO PAST YEARS AND DISCLOSED IN THE FINANCIAL STATEMENTS FOR YHE CURRENT PERIOD

There were no significant events relating to past years which would be disclosed in the financial statements for the current period.

NOTE 53 SIGNIFICANT EVENTS SUBSEQUENT TO THE BALANCE-SHEET DATE NOT DISCLOSED IN THE FINANCIAL STATEMENTS

There were no significant events subsequent to the balance-sheet date which were not recognised in the financial statements.

NOTE 54 RELATIONS BETWEEN THE COMPANY AND ITS LEGAL PREDECESSORS, PROCEDURE FOR AND SCOPE OF ACQUISITION OF ASSETS, SHAREHOLDERS’ EQUITY AND LIABILITIES

The Company was established upon the transformation of Przedsiebiorstwo Przemysłu Spirytusowego POLMOS of Białystok, entered in the Commercial Register maintained by the District Court in Białystok, Commercial Court, VIII Commercial Division of the National Court Register, under entry No. RHB 1791, by virtue of Notary Deed of September 25th 1998 (Rep A No. 18917/98). The commercialisation changed only the legal form of the Company—the assets, shareholders’ equity and liabilities of the legal predecessor were taken over by Przedsiebiorstwo POLMOS Białystok Spółka Akcyjna.

NOTE 55 FINANCIAL STATEMENTS ADJUSTED TO ACCOUNT FOR INFLATION

Since the cumulative inflation rate for the past three years in each of the periods covered by these financial statements and comparable data was not material—it amounted to less than 100%—no additional information is disclosed herein relating to adjusting the financial statements to account for inflation.

NOTE 56 CHANGES IN THE APPLIED ACCOUNTING POLICIES AND MANNER OF PREPARING FINANCIAL STATEMENTS RELATIVE TO THE PREVIOUS FINANCIAL YEAR, REASONS FOR THE CHANGES, TYPES OF CHANGES, AND THEIR IMPACT ON THE COMPANY’S ASSETS AND FINANCIAL STANDING, LIQUIDITY, FINANCIAL PERFORMANCE, AND PROFITABILITY

Changes introduced since January 1st 2004 in the applied accounting policies concern the valuation as at the balance-sheet date of balance-sheet items denominated in foreign currencies. Now they are valued at the mid exchange rates quoted for that day by the National Bank of Poland. The change was necessitated by the amended Polish Accountancy Act of September 29th 1994. The introduced changes did not have a material impact on the Company’s financial results or its assets, liquidity or profitability

NOTE 57 CORRECTION OF FUNDAMENTAL ERRORS, REASONS FOR THE CORRECTIONS, TYPE OF CORRECTIONS, AND THEIR IMPACT ON THE COMPANY’S ASSETS AND FINANCIAL STANDING, LIQUIDITY AND PROFITABILITY

These financial statements disclose an accumulated loss brought forward in the amount of PLN 2,219 thousand, which includes the following items:

•	PLN 4,407 thousand—addition to (increase in) the provision for jubilee awards and retirement severance pays upon the adoption of the actuarial method for the valuation of these items,

•	(-) PLN 837 thousand—creation of deferred tax assets for the abovementioned jubilee awards and retirement severance pays,

•	(-) PLN 1,286 thousand—creation of deferred tax assets for discounts.

•	(-) PLN 65 thousand—release of deferred tax provision for discounts.

The Company changed the method of calculating the provisions for employee benefits pursuant to IAS 19—the provisions for jubilee awards and severance pays were established using the actuarial method. The change of the method results from changed assumptions and not from an error in estimates.

NOTE 58 DESCRIPTION OF UNCERTAINTY, IF ANY, AS TO THE COMPANY CONTINUING AS A GOING CONCERN

These financial statements were prepared on a going concern basis. There are no circumstances which would indicate that there is a threat to the Company continuing as a going concern in the foreseeable future.

NOTE 59 INFORMATION ON MERGERS

In the current reporting period, the Company was not party to any mergers. These financial statements do not contain any information on merged undertakings.

NOTE 60 IF THE COMPANY DID NOT APPLY THE EQUITY METHOD TO VALUE THE SHARES IN SUBORDINATED UNDERTAKINGS DISCLOSED IN THESE FINANCIAL STATEMENTS—DESCRIPTION OF THE EFFECT WHICH THE APPLICATION OF THE EQUITY METHOD WOULD HAVE, AND ITS IMPACT ON THE COMPANY’S FINANCIAL RESULT

The Company does not hold any shares or other equity interests in subordinated undertakings.

NOTE 61 CHANGES IN ACCOUNTING POLICIES, DIFFERENCES BETWEEN THE DATA DISCLOSED IN THESE FINANCIAL STATEMENTS AND THE COMPARABLE DATA AND THE DATA DISCLOSED IN THE FINANCIAL STATEMENTS PREPARED AND PUBLISHED EARLIER

The financial statements and comparable financial data were prepared so as to ensure comparability through the application of uniform accounting policies for all the periods presented, consistent with the accounting policies applied by the Company in the preparation of the financial statements for the period January 1st—December 31st 2004.

As a consequence, the comparable financial data for 2003 differ from the relevant items in the financial statements approved and published earlier for the relevant financial years. The restatements made to ensure data comparability in the financial statements are described below.

Financial Data Based on which the Restatement Note Is Prepared

Balance-Sheet Adjustments

No. of adjustment	Item	2003
1	Disclosure of deferred tax assets	2,123
2	Disclosure of deferred tax provision	-65
3	Creation of provision for employee benefits	4,407
4	Presentation transfer of VAT to be settled in the next period	1,442

Profit and Loss Account Adjustments

No. of adjustment	Item	2003
1a	Disclosure of deferred tax (assets)	923
2a	Disclosure of deferred tax (provisions)	65
3a	Release of provision for employee benefits	39
5	Presentation transfer of balance sheet valuation of financial instruments valued at fair value from interest to investment revaluation	1,141

POLMOS BIALYSTOK S.A.

FINANCIAL FIRST QUARTER 2005

Balance Sheet

(all numerical data in thousand zlotys)

	March 31, 2005	December 31, 2004	March 31, 2004
ASSETS
Fixed assets	41,001	39,320	74,038
Intangible fixed assets	806	909	876
Tangible fixed assets
Tangible assets	32,882	32,490	32,690

Long-term investments
Long-term financial assets
in related entities	64	64	33,126
Long-term deferred settlements
Deferred tax assets	7,249	5,857	7,346

	7,249	5,857	7,346

Current assets	409,830	417,883	320,599

Inventories	19,471	14,432	18,645
Short-term receivables
Receivables from other entities	90,521	95,347	70,310

Short-term investments
Short-term financial assets in other entities	165,552	161,153	135,251
cash and cash equivalents	132,560	146,683	94,811
Other short-term investments	—	—	—

	298,112	307,836	230,062
Short-term prepaid expenses	1,726	268	1,582

TOTAL ASSETS	450,831	457,203	394,637

BALANCE SHEET

(all numerical data in thousand zlotys)

	March 31, 2005	December 31, 2004	March 31, 2004
EQUITY AND LIABILITIES

Equity

Share capital	119,000	119,000	169,000
Capital reserves	55,363	55,363	55,363
Miscellaneous reserves			2,480
Accumulated profit from previous years	(97,002)	(162,469)	33,468
Net profit	15,526	65,467	12,094

	92,887	77,361	272,405
Liabilities and provisions on liabilities	357,944	379,842	122,232
Provisions on liabilities
Deferred income tax provision	2,739	2,721	2,889
Retirement accrual	11,053	11,145	11,219
long-term	9,690	9,690	9,999
short-term	1,363	1,455	1,220
Other accruals	11,714	3,443	7,963
long-term	64	64	64
short-term	11,650	3,379	7,899

	25,506	17,309	22,071

Short-term liabilities
To other entities	327,788	359,530	95,617
Special funds	3,839	2,180	3,690

	331,627	361,710	99,307
Accrued liabilities and deferred income
Other deferred settlements	811	823	854
—long-term	763	775	806
—short-term	48	48	48
	811	823	854

TOTAL EQUITY AND LIABILITIES	450,831	457,203	394,637

Book value	92,887	77,361	272,405
Number of shares	11,900,000	11,900,000	16,900,000
	7.81	6.50	16.12

PROFIT AND LOSS ACCOUNT

(all numerical data in thousand zlotys)

	1 quarter January 1- March 31, 2005	1 quarter January 1- March 31, 2004
Net sales of finished goods, goods for resale and materials, including:
Net revenues from product sales	263,809.0	241,711.0
Net revenues from sale of goods for resale and raw materials	460.0	824.0

	264,269.0	242,535.0

Cost of sales of finished goods, goods for resale and materials, including:
Costs of products sold	(35,120.0)	(35,042.0)
Cost of goods for resale and raw materials sold	(389.0)	(749.0)

	(35,509.0)	(35,791.0)

Gross income/(loss) on sales	228,760.0	206,744.0
Selling costs	(199,719.0)	(183,717.0)
Administrative expenses	(5,659.0)	(5,389.0)

Income/(loss) on sales	23,382.0	17,638.0

Other operating income
Profit on disposal of non-financial fixed assets	16.0	—
Other operating revenues	2,905.0	3,982.0

	2,921.0	3,982.0

Other operating expenses
Loss on the disposal of non-financial fixed assets	—	(6.0)
Revaluation of non-financial fixed assets	(4,429.0)	(5,731.0)
Other operating expenses	(8,270.0)	(1,488.0)

	(12,699.0)	(7,225.0)

Operating income/(loss)	13,604.0	14,395.0

Financial income
Interest, including:	217.0	170.0
Income from investments sold	1,936.0	1,284.0
Investment revaluation	2,779.0	1,952.0
Other	3,803.0	37.0

	8,735.0	3,443.0

Financial expenses
Investment revaluation	—	(36.0)
Other	(1.0)	(5.0)

	(1.0)	(41.0)

Income/(loss) on ordinary activities	22,338.0	17,797.0

Extraordinary results
Extraordinary gains	—	—

Extraordinary losses	—	—

Gross income/(loss)	22,338.0	17,797.0

Income tax	(4,314.0)	(3,473.0)

Other compulsory levies on income (loss increases)	(2,498.0)	(2,230.0)

Net profit (loss)	15,526.0	12,094.0

Net profit	15,526.0	12,094.0
Average weighted number of ordinary shares	11,900,000.0	16,900,000.0
EPS	1.3	0.7

STATEMENT OF CHANGES IN EQUITY

(all numerical data in thousand zlotys)	1 quarter January 1, 2005- March, 31, 2005	Year 2004 January 1- December 31, 2004	1 quarter January 1, 2004- March 31, 2004
Equity at the beginning of the period	77,361	260,117	260,117
adjustment of fundamental errors	—	(2,219)	(2,219)

Equity at the beginning of the period after adjustments	77,361	257,898	257,898

Share capital—opening balance	119,000	169,000	169,000
Changes in share capital
decrease	—	(50,000)	—
redemption of shares		(50,000)	—

Share capital at the end of the year	119,000	119,000	169,000
Reserve capital at the beginning of the period	55,363	55,363	55,363

Reserve capital—closing balance	55,363	55,363	55,363

Revaluation reserve at the beginning of the period	—	2,286	2,286
Changes in revaluation reserve
increase	—	—	194
revaluation reserve—long term investment	—	—	194
decrease	—	(2,286)	—

Revaluation reserve—closing balance	—	—	2,480

Accumulated profit from previous years at the beginning of the period	65,467	35,687	35,687
Accumulated profit at the beginning of the period	65,467	35,687	35,687
decreases due to:	—	35,687	—
—dividend payment		33,020	—
—bonuses paid from profit		2,260
—transfer to social fund		407
Accumulated profit from previous years at the end of the period	65,467	—	35,687
adjustment of fundamental errors	—	(2,219)	(2,219)
Accumulated loss from previous years at the beginning of the period	(162,469)	(2,219)	(2,219)
increase		(160,250)
Accumulated loss from previous years at the end of the period	(162,469)	(162,469)	(2,219)

Accumulated profit (loss) from previous years at the end of the period	(97,002)	(162,469)	33,468

Net result
net profit	15,526	65,467	12,094
Equity at the end of the period	92,887	77,361	272,405

Equity as adjusted for the proposed appropriation of profit	—	73,564	—